File No. 333-93143
    As filed with the Securities and Exchange Commission on January 12, 2000.
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                               AMENDMENT NO. 1 TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                              GB&T BANCSHARES, INC.
               (Exact name of issuer as specified in its charter)

            GEORGIA                               6712                      58-2400756
(State or other jurisdiction of       (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER
incorporation or organization)         CLASSIFICATION CODE NUMBER)    IDENTIFICATION NUMBER)

                         500 JESSE JEWELL PARKWAY, S.E.
                           GAINESVILLE, GEORGIA 30501
                                 (770) 532-1212
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 RICHARD A. HUNT
                              GB&T BANCSHARES, INC.
           500 JESSE JEWELL PARKWAY, S.E., GAINESVILLE, GEORGIA 30501
                                 (770) 532-1212
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

         Gilbert H. Davis                      F. Sheffield Hale                   Samuel L. Oliver
     Sims Moss Kline & Davis LLP           Kilpatrick Stockton LLP           Hulsey, Oliver & Mahar, LLC
     1000 Abernathy Road, N.E.         1100 Peachtree Street, Suite 2800          200 E. Butler Parkway
400 Northpark Town Center, Suite 310      Atlanta, Georgia 30309-4530          Gainesville, Georgia 30503
       Atlanta, Georgia 30328                    (404) 815-6500                      (770) 532-6312
           (770) 481-7200

                                   ----------

APPROXIMATE  DATE OF  COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: The exchange of the Registrant's shares for shares of Common Stock of UB&T Financial Services Corporation will take place upon consummation of the merger of UB&T Financial Services Corporation into the Registrant.

                                   ----------

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ____________________



THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.
________________________________________________________________________________

PROPOSED MERGER OF UB&T FINANCIAL SERVICES CORPORATION AND GB&T BANCSHARES, INC.

Dear Shareholder:

         The Boards of Directors of UB&T Financial Services Corporation and GB&T Bancshares, Inc. have agreed on a merger transaction that will result in the combination of UB&T and GB&T. UB&T shareholders are being asked to approve the merger. GB&T shareholders, while not required to approve the merger under Georgia law, are required under NASDAQ listing rules to approve the issuance of shares of GB&T stock since the proposed issuance may exceed 20% of GB&T's outstanding stock.

         If the merger is approved, UB&T shareholders will receive, for each share of UB&T common stock they own, between 1 and 1.67 shares of GB&T common stock. The number of shares of GB&T common stock UB&T shareholders will receive will equal $30.00 divided by the average of the daily last sale prices of GB&T common stock on the days on which the stock actually traded during the 60 consecutive calendar days ending on the fifth trading day prior to consummation of the merger. If the average of the daily last sale prices is greater than $30.00, then $30.00 will be used in the fraction. If the average of the daily last sale prices is less than $18.00, then $18.00 will be used. GB&T shareholders will continue to hold their existing shares of GB&T common stock. On January 7, 2000, the average of the 60 day period was $20.58, which would have created an exchange ratio of 1.46 shares of GB&T stock for each share of UB&T stock if the merger occurred on that date. Based upon 426,370 shares of UB&T currently outstanding, GB&T expects to issue between 426,370 and 712,038 shares of its common stock in connection with the merger, or approximately 20% to 34% of the GB&T stock that will be outstanding after the merger. GB&T common stock is traded on the NASDAQ National Market System under the symbol "GBTB."

         AFTER CAREFUL CONSIDERATION, THE BOARDS OF DIRECTORS OF GB&T AND UB&T HAVE DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF THEIR RESPECTIVE SHAREHOLDERS. THE UB&T BOARD UNANIMOUSLY RECOMMENDS VOTING FOR APPROVAL OF THE MERGER AGREEMENT AND THE GB&T BOARD UNANIMOUSLY RECOMMENDS VOTING FOR APPROVAL OF THE GB&T STOCK ISSUANCE. YOUR VOTE IS VERY IMPORTANT BECAUSE WE CANNOT COMPLETE THE MERGER UNLESS THE SHAREHOLDERS OF UB&T APPROVE THE MERGER AGREEMENT AND THE GB&T SHAREHOLDERS APPROVE THE ISSUANCE OF GB&T COMMON STOCK PURSUANT TO THE MERGER AGREEMENT.

         We have each scheduled special meetings for our shareholders to vote on their respective issues. Whether or not you plan to attend the shareholder meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date, and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the transaction. If you do not return your card, the effect will be a vote against the proposed transaction. If your shares are held by a broker in "street name," you must instruct your broker to be able to vote. The date, time, and place of the special meeting are as follows:

    For GB&T shareholders: February 14, 2000, at 4:30 p.m.
                           500 Jesse Jewell Parkway, S.E., Gainesville, Georgia

    For UB&T shareholders: February 15, 2000, at 5:00 p.m.
                           129 East Elm Street, Rockmart, Georgia

         The document accompanying this letter contains additional information regarding the merger agreement, the proposed merger, and the two companies. WE ENCOURAGE YOU TO READ THIS ENTIRE DOCUMENT CAREFULLY, INCLUDING A DISCUSSION OF THE "RISK FACTORS" BEGINNING ON PAGE 6. The UB&T and GB&T Boards of Directors strongly support this strategic combination between GB&T and UB&T and appreciate your prompt attention to this very important matter.

-----------------------------               -----------------------------------
F. Abit Massey                              Dan Forsyth
Chairman, Board of Directors                Chairman, Board of Directors
GB&T Bancshares, Inc.                       UB&T Financial Services Corporation

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. SHARES OF THE COMMON STOCK OF GB&T BANCSHARES, INC. ARE EQUITY SECURITIES AND ARE NOT SAVINGS ACCOUNTS OR DEPOSITS. INVESTMENT IN SHARES OF GB&T COMMON STOCK IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS JANUARY 12, 2000, AND IT IS EXPECTED TO BE FIRST MAILED TO SHAREHOLDERS ON OR ABOUT JANUARY 18, 2000.

                              GB&T Bancshares, Inc.
                         500 Jesse Jewell Parkway, S.E.
                           Gainesville, Georgia 30501
              -----------------------------------------------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON FEBRUARY 14, 2000
              -----------------------------------------------------

         A special meeting of shareholders of GB&T Bancshares, Inc. will be held at the offices of Gainesville Bank & Trust on February 14, 2000, at 4:30 p.m., at 500 Jesse Jewell Parkway, S.E., Gainesville, Georgia, for the following purposes:

         (1) to vote on the issuance of between 426,370 and 712,038 shares of common stock, par value $5.00 per share, of GB&T in connection with the Agreement and Plan of Reorganization, pursuant to which UB&T Financial Services Corporation, a Georgia corporation, will merge with and into GB&T Bancshares, Inc., a Georgia corporation, as more particularly described in the enclosed proxy statement; and

         (2) to transact other business as may properly come before the special meeting or any adjournments of the meeting.

        The  GB&T  Board  of   Directors   unanimously   recommends   that  GB&T
shareholders vote for the proposal to approve and adopt the merger agreement and the stock issuance.

         THIS PROXY STATEMENT/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO ALL SHAREHOLDERS UPON WRITTEN OR ORAL REQUEST MADE TO: SAMUEL L. OLIVER, CORPORATE SECRETARY, POST OFFICE BOX 2760, GAINESVILLE, GEORGIA 30503-2760, TELEPHONE NUMBER (770) 532-1212. TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN FEBRUARY 9, 2000.

        Only shareholders of record of GB&T common stock at the close of business on January 11, 2000, will be entitled to vote at the special meeting or any adjournments thereof.

         A form of proxy and a proxy statement are enclosed. The approval of the issuance of GB&T common stock requires the approval of the holders of a majority of the GB&T stock entitled to vote at the special meeting. To assure representation at the special meeting, you are requested to sign, date, and return the proxy promptly in the enclosed, stamped envelope. If you attend the special meeting, you may revoke your proxy at that time simply by requesting the right to vote in person. You may withdraw a previously submitted proxy by notifying Samuel L. Oliver, Corporate Secretary, in writing or by submitting an executed, later-dated proxy prior to the special meeting to GB&T: Post Office Box 2760, Gainesville, Georgia 30503-2760. If you properly sign and return the proxy and do not revoke it, your proxy will be voted at the special meeting in the manner that you specify in the proxy.

                                        By Order of the Board of Directors,


                                        Samuel L. Oliver, Corporate Secretary
January 12, 1999
Gainesville, Georgia

                       UB&T Financial Services Corporation
                               129 East Elm Street
                             Rockmart, Georgia 30153
              -----------------------------------------------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON FEBRUARY 15, 2000
              -----------------------------------------------------

         A special meeting of shareholders of UB&T Financial Services Corporation will be held at the offices of United Bank & Trust Company on February 15, 2000, at 5:00 p.m., at 129 East Elm Street, Rockmart, Georgia, for the following purposes:

         (1) to vote on an Agreement and Plan of Reorganization and related matters, pursuant to which UB&T Financial Services Corporation, a Georgia corporation, will merge with and into GB&T Bancshares, Inc., a Georgia corporation, as more particularly described in the enclosed proxy statement; and

         (2) to transact other business as may properly come before the special meeting or any adjournments of the meeting.

         The  UB&T  Board  of  Directors   unanimously   recommends   that  UB&T
shareholders vote for the proposal to approve and adopt the merger agreement.

         If you approve the merger, UB&T will be merged into GB&T. UB&T shareholders will receive, for each share of UB&T common stock they own, between 1 and 1.67 shares of GB&T common stock. The number of shares of GB&T common stock UB&T shareholders will receive will equal $30.00 divided by the average of the daily last sale prices of GB&T common stock on the days on which the stock actually traded during the 60 consecutive calendar days ending on the fifth trading day prior to consummation of the merger. If the average of the daily last sale prices is greater than $30.00, then $30.00 will be used in the fraction. If the average of the daily last sale prices is less than $18.00, then $18.00 will be used. Only shareholders of record of UB&T common stock at the close of business on January 7, 2000, will be entitled to vote at the special meeting or any adjournments thereof.

         If the merger is completed, UB&T shareholders who dissent will be entitled to be paid the "fair value" of their shares in cash if they follow certain statutory provisions regarding the rights of dissenting shareholders, all as more fully explained under "The Proposed Merger -- Rights of Dissenting Shareholders" (page 30) and in Appendix D to the attached proxy statement.

         THIS PROXY STATEMENT/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO ALL SHAREHOLDERS UPON WRITTEN OR ORAL REQUEST MADE TO: MELISSA Y. DEEMS, CORPORATE SECRETARY, POST OFFICE BOX 689, ROCKMART, GEORGIA 30153-0689, TELEPHONE NUMBER (770) 684-8888. TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN FEBRUARY 10, 2000.

         A form of proxy and a proxy statement are enclosed. The approval of the merger requires the approval of the holders of at least a majority of the UB&T stock entitled to vote at the special meeting. To assure representation at the special meeting, you are requested to sign, date, and return the proxy promptly in the enclosed, stamped envelope. If you attend the special meeting, you may revoke your proxy at that time simply by requesting the right to vote in person. You may withdraw a previously submitted proxy by notifying Melissa Y. Deems, Corporate Secretary, in writing or by submitting an executed, later-dated proxy prior to the special meeting to UB&T: Post Office Box 689, Rockmart, Georgia 30153-0689. If you properly sign and return the proxy and do not revoke it, it will be voted at the special meeting in the manner that you specify in the proxy.

                                        By Order of the Board of Directors,

                                        _______________________________________
                                        Melissa Y. Deems, Corporate Secretary
January 12, 2000
Rockmart, Georgia

                       WHERE YOU CAN FIND MORE INFORMATION

         GB&T and UB&T are subject to the information requirements of the Securities Exchange Act of 1934, which means that GB&T and UB&T are required to file reports, proxy statements, and other information at the Public Reference Section of the Securities and Exchange Commission at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549. You may also obtain copies of the reports, proxy statements, and other information from the Public Reference Section of the SEC, at prescribed rates, by calling 1-800-SEC-0330. The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy, and information statements, registration statements, and other information regarding registrants who file electronically with the SEC through the EDGAR system.

         GB&T filed a registration statement on Form S-4 to register with the SEC the GB&T common stock to be issued to the UB&T shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of GB&T in addition to being a proxy statement of UB&T and GB&T for the special meeting of UB&T shareholders to be held on February 15, 2000, and the special meeting of GB&T shareholders to be held on February 14,
2000, as described herein. As allowed by the SEC's rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. This proxy statement/ prospectus summarizes some of the documents that are exhibits to the registration statement, and you should refer to the exhibits for a more complete description of the matters covered by those documents.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         This document incorporates important business and financial information about GB&T and UB&T that is not included in or delivered with this proxy statement/prospectus. The following documents previously filed by GB&T and UB&T under the Securities Exchange Act of 1934 are incorporated by reference into this proxy statement/prospectus:

         (a) GB&T's annual report on Form 10-KSB for the fiscal year ended December 31, 1998;

         (b) UB&T's annual report on Form 10-KSB and Form 10-KSB/A for the fiscal year ended December 31, 1998;

         (c) GB&T's Definitive Proxy Statement on Form 14A dated April 14, 1999;

         (d) UB&T's Definitive Proxy Statement on Form 14A dated April 29, 1999; and

         (e) All other reports filed by GB&T and UB&T pursuant to sections 13(a) or 15(d) of the Exchange Act since December 31, 1998, prior to the date the merger is completed.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

         Some of the statements made in this proxy statement/prospectus (and in other documents to which we refer) are "forward-looking statements." When used in this document, the words "anticipate," "believe," "estimate," and similar expressions generally identify forward-looking statements. These statements are based on the beliefs, assumptions, and expectations of GB&T's and UB&T's management, and on information currently available to those members of management. They are expressions of historical fact, not guarantees of future performance. Forward-looking statements include information concerning possible or assumed future results of operations of GB&T after the proposed merger.

Forward-looking statements involve risks, uncertainties, and assumptions, and certain factors could cause actual results to differ from results expressed or implied by the forward-looking statements, including:

         1. economic conditions (both generally and in the markets where GB&T and UB&T operate);

         2. competition from other companies that provide financial services similar to those offered by GB&T and UB&T;

         3.    government regulation and legislation;

         4.    changes in interest rates;

         5. unexpected changes in the financial stability and liquidity of GB&T's and UB&T's credit customers; and

         6. unexpected complications related to the Year 2000 issues for GB&T, UB&T, and their suppliers, customers, and governmental agencies.

         We believe these forward-looking statements are reasonable. You should not, however, place undue reliance on these forward-looking statements, because the future results and shareholder values of GB&T following completion of the merger may differ materially from those expressed or implied by these forward-looking statements.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER


Q:       WHAT WILL I RECEIVE IN THE MERGER?

A:       UB&T  SHAREHOLDERS:  For each  share  of UB&T  common  stock,  you will receive between 1 and 1.67 shares of GB&T common stock. The number of shares of GB&T common stock you will receive will equal $30.00 divided by the average of the daily last sale prices of GB&T common stock on the days on which the stock actually traded during the 60 consecutive calendar days ending on the fifth trading day prior to consummation of the merger. If the average of the daily last sale prices is greater than $30.00, then $30.00 will be used in the fraction. If the average of the last sale prices is less than $18.00, then $18.00 will be used. GB&T will not issue fractional shares in the merger. Instead, UB&T shareholders will receive a cash payment, without interest, for the value of any fraction of a share of GB&T common stock that they would otherwise be entitled to receive based upon $30.00 a share of GB&T common stock.

FOR EXAMPLE: If you own 110 shares of UB&T common stock and assume the 60 day average price would be $20.58 (the 60 day average of GB&T common stock on January 7, 2000), then the multiple used to convert the shares of stock is 1.46 ($30 / 20.58). In the merger you would receive 160 shares of GB&T common stock (110 shares of UB&T x 1.46) and a check for $18.00 (.60 x $30.00).

         GB&T   SHAREHOLDERS:   GB&T  shareholders  will  retain  their  current
ownership of shares of GB&T stock.

Q:       WHAT AM I BEING ASKED TO APPROVE?

A:       UB&T SHAREHOLDERS: You are being asked to vote upon the proposed merger of UB&T into GB&T. Approval of the proposal requires the affirmative vote of more than 50% of the outstanding shares of UB&T stock.

         GB&T SHAREHOLDERS: You are being asked to approve the issuance of GB&T common stock to UB&T shareholders pursuant to the merger agreement. Approval of the issuance requires the affirmative vote of more than 50% of the outstanding shares of GB&T common stock. GB&T shareholders must approve the issuance of between 426,370 and 712,038 shares of GB&T common stock pursuant to the merger agreement because the amount of GB&T common shares issued may be in excess of 20% of the outstanding shares of GB&T common stock. The rules of the NASDAQ which lists GB&T's stock require shareholder approval for a stock issuance that exceeds 20% of the company's current outstanding shares.

         THE UB&T AND GB&T BOARDS OF DIRECTORS HAVE UNANIMOUSLY APPROVED AND ADOPTED THE AGREEMENT AND PLAN OF REORGANIZATION. THE UB&T BOARD IS RECOMMENDING THAT ITS SHAREHOLDERS VOTE FOR APPROVAL OF THIS MERGER AGREEMENT AND THE GB&T BOARD IS RECOMMENDING THAT ITS SHAREHOLDERS APPROVE THE ISSUANCE OF GB&T COMMON STOCK PURSUANT TO THE AGREEMENT AND PLAN OF REORGANIZATION.

Q:       WHAT SHOULD I DO NOW?

A:       Just  indicate  on your proxy card how you want to vote,  and sign  and mail it in the enclosed envelope as soon as possible, so that your shares will be represented at the meeting. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the proposal to approve and adopt the Agreement and Plan of Reorganization and to issue the additional GB&T stock. Special shareholder meetings will be held to vote upon the proposal.

         UB&T SHAREHOLDERS: The UB&T special shareholders meeting will take place at 5:00 p.m. on February 15, 2000, at 129 East Elm Street, Rockmart, Georgia.

         GB&T SHAREHOLDERS: The GB&T special shareholders meeting will take place at 4:30 p.m. on February 14, 2000, at 500 Jesse Jewell Parkway, S.E., Gainesville, Georgia.

         You may attend your meeting and vote your shares in person, rather than voting by proxy. In addition, you may withdraw your proxy up to and including the day of your shareholders meeting by notifying the Secretary prior to the meeting, in writing, or by submitting an executed later-dated proxy to:

         GB&T SHAREHOLDERS:

Samuel L. Oliver, Corporate Secretary
GB&T Bancshares, Inc.
Post Office Box 2760
Gainesville, Georgia 30503-2760

         UB&T SHAREHOLDERS:

Melissa Y. Deems, Corporate Secretary
UB&T Financial Services Corporation
Post Office Box 689
Rockmart, Georgia 30153-0689

Q:      WHAT RISKS SHOULD I CONSIDER?

A:      You  should  carefully  consider  the  "Risk Factors"  beginning on page
6. You should also review the factors considered by each company's Board of Directors discussed in "The Proposed Merger - Background of and Reasons for the Merger" beginning on page 21.

Q:      WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A:      We plan to complete the merger during the first quarter of 2000.

Q:      WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A: UB&T SHAREHOLDERS: We expect that the exchange of shares by UB&T shareholders generally will be tax-free to UB&T shareholders for federal income tax purposes. UB&T shareholders will, however, have to pay taxes on cash received for fractional shares. To review the tax consequences to UB&T shareholders in greater detail, see "Material Federal Income Tax Consequences of the Merger and Opinion of Tax Counsel" beginning on page 32.

        GB&T SHAREHOLDERS: There will be no federal income tax consequences for GB&T shareholders.

         YOUR TAX CONSEQUENCES WILL DEPEND ON YOUR PERSONAL SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISER FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

Q:       IF MY  SHARES ARE  HELD  IN  "STREET NAME" BY MY BROKER, WILL MY BROKER
VOTE MY SHARES FOR ME?

A:       Your broker will vote your shares of common stock  only if you  provide instructions on how to vote. Following the directions your broker provides, you should instruct your broker how to vote your shares. If you do not provide instructions to your broker, your shares will not be voted, and this will have the effect of a vote against the merger.

Q:       SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:       UB&T SHAREHOLDERS:  No.  After  the  merger  is completed, we will send written instructions to UB&T shareholders for exchanging your UB&T common stock certificates for GB&T common stock certificates.

         GB&T SHAREHOLDERS: Because GB&T shareholders will not be exchanging their shares of common stock, GB&T shareholders should NOT remit their stock certificates.

                                     SUMMARY

         This summary highlights information from this document, and it may not contain all of the information that is important to you as you consider the proposed merger, the stock issuance, and related matters. For a more complete description of the terms of the proposed merger, you should carefully read the entire document and the documents to which we have referred you. The Agreement and Plan of Reorganization, which is the legal document that governs the proposed merger, is incorporated into this document and attached as Appendix A.

THE COMPANIES

UB&T FINANCIAL SERVICES CORPORATION
129 EAST ELM STREET
ROCKMART, GEORGIA 30153
(770) 684-8888

         UB&T is a one-bank holding company based in Rockmart, Georgia. All of UB&T's activities are conducted through its wholly-owned subsidiary, United Bank & Trust Company, a full-service commercial bank with its main office located in Rockmart, Georgia, and one branch located in Cedartown, Georgia. United Bank & Trust Company provides customary types of banking services such as checking accounts, savings accounts, and time deposits. It also engages in commercial and consumer lending, makes secured and unsecured loans, and provides other financial services. At September 30, 1999, UB&T had total consolidated assets of approximately $45.1 million, total consolidated loans of approximately $34.1 million, total consolidated deposits of approximately $36.0 million, and total consolidated shareholders' equity of approximately $5.0 million. We have attached to this proxy statement/prospectus as Appendix B the UB&T Form 10-KSB for the year ended December 31, 1998, the Form 10-QSB for the nine-month period ended September 30, 1999, and the Form 14A dated April 29, 1999.

GB&T BANCSHARES, INC.
500 JESSE JEWELL PARKWAY, S.E.
GAINESVILLE, GEORGIA 30501
(770) 532-1212.

         GB&T is a one-bank holding company based in Gainesville, Georgia. All of GB&T's activities are conducted through its wholly-owned subsidiary, Gainesville Bank & Trust, a full-service commercial bank with its main office in Gainesville, Georgia. At September 30, 1999, GB&T had total consolidated assets of approximately $237.8 million, total consolidated loans of approximately $180.7 million, total consolidated deposits of approximately $191.7 million, and total consolidated shareholders' equity of approximately $16.4 million. Gainesville Bank & Trust Company provides customary types of banking services such as checking accounts, savings accounts, and time deposits. It also engages in commercial and consumer lending, makes secured and unsecured loans, and provides other financial services. We have attached to this proxy statement/prospectus as Appendix C the GB&T Form 10-KSB for the year ended December 31, 1998, the Form 10-QSB for the nine-month period ended September 30, 1999, and the Form 14A dated April 14, 1999.

THE TERMS OF THE MERGER

         If the merger is approved, UB&T will be merged with and into GB&T, GB&T will be the surviving company, and United Bank & Trust Company will become a subsidiary of GB&T. As a result of the merger, UB&T shareholders will receive, for each share of UB&T common stock they own on the effective date of the merger, between 1 and 1.67 shares of GB&T common stock. The number of shares of GB&T common stock that UB&T shareholders will receive will equal $30.00 divided by the average of the daily last sale prices of GB&T common stock on the days on which the stock actually traded during the 60 consecutive calendar days ending on the fifth trading day prior to consummation of the merger. If the average of the daily last sale prices is greater than $30.00, then $30.00 will be used in the fraction. If it is less than $18.00, then $18.00 will be used. UB&T shareholders will also receive a cash payment for any fractional shares in an amount equal to the fraction multiplied by $30.00.

THE REASONS MANAGEMENT OF BOTH COMPANIES SUPPORT THE MERGER

         The Boards of Directors of UB&T and GB&T support the merger based upon the following reasons. First, the Board of Directors of UB&T believes the merger is in the best interest of UB&T's shareholders because the merger will permit them to exchange their ownership interest in UB&T for an equity interest in GB&T, which has greater financial resources than UB&T. Second, both Boards believe the terms of the merger are fair and equitable. Third, both Boards believe the size of the combined organization, approximately $283 million in consolidated assets as of September 30, 1999, is sufficiently large to take advantage over time of significant economies of scale, but is still small enough to maintain the competitive advantages of community-oriented banks. The Board of Directors of GB&T believes that UB&T provides GB&T with an expansion opportunity into an attractive new market area. For a more detailed discussion, see "Background of and Reasons for the Merger" beginning on page 21.

THE SPECIAL MEETING OF SHAREHOLDERS

         The special meeting of UB&T will be held on February 15, 2000, at 5:00 p.m., at the offices of United Bank & Trust Company, 129 East Elm Street, Rockmart, Georgia, for the purpose of voting on the merger. The special meeting of GB&T shareholders will be held on February 14, 2000, at 4:30 p.m., at the offices of Gainesville Bank & Trust, 500 Jesse Jewell Parkway, S.E., Gainesville, Georgia, for the purpose of approving the issuance of GB&T common stock to UB&T shareholders.

RECORD DATE

         You are entitled to vote at the shareholders meetings if you owned shares of UB&T on January 7, 2000, or GB&T common stock on January 11, 2000.

VOTE REQUIRED

         Approval by holders of a majority of the UB&T common stock outstanding on January 7, 2000, is required to approve the merger. Approval by holders of a majority of GB&T common stock outstanding on January 11, 2000, is required for the issuance of the common stock pursuant to the merger.

FAIRNESS OPINION TO SHAREHOLDERS OF UB&T

         T. Stephen Johnson & Associates, Inc. has rendered an opinion to UB&T that, based upon and subject to the procedures, matters, and limitations described in its opinion and other matters it considered relevant, as of the date of its opinion, the terms of the merger are fair from a financial point of view to the shareholders of UB&T. The opinion of T. Stephen Johnson & Associates is attached as Appendix E to this Proxy Statement/Prospectus. Shareholders of UB&T are encouraged to read the opinion. For a more detailed discussion of the opinion, see "Fairness Opinion" beginning on page 25. T. Stephen Johnson & Associates will be paid approximately $15,000 for its advice and for providing its formal opinion.


CONDITIONS, TERMINATION, AND EFFECTIVE DATE

         The merger will not occur unless certain conditions are met, and GB&T or UB&T can terminate the merger if specified events occur or fail to occur. The merger must be approved by UB&T shareholders, the Board of Governors of the Federal Reserve System, and the Department of Banking and Finance of the State of Georgia. We have received approval from the Federal Reserve and the Department of Banking and Finance.

         The closing of the merger will occur after the merger agreement is approved by UB&T shareholders and the issuance of the stock is approved by the GB&T shareholders and after the articles of merger are filed as required under Georgia law.

RIGHTS OF DISSENTING SHAREHOLDERS

         If the merger is completed, UB&T shareholders who dissent will be entitled to be paid the "fair value" of their shares in cash if they follow certain statutory provisions regarding the rights of dissenting shareholders. GB&T SHAREHOLDERS ARE NOT ENTITLED TO DISSENTER'S RIGHTS. For a more detailed discussion of dissenter's rights, see "Rights of Dissenting Shareholders" beginning on page 30.

FEDERAL INCOME TAX CONSEQUENCES

         UB&T has received an opinion from Hulsey, Oliver & Mahar, LLP stating that, assuming the merger is completed as currently anticipated, neither UB&T nor the shareholders of UB&T who receive GB&T stock in connection with the merger will recognize any gain or loss for federal income tax purposes. Neither GB&T nor UB&T has requested a ruling to that effect from the Internal Revenue Service. Any cash that UB&T shareholders receive as payment for any fractional interests or as payment after exercising their right to dissent will be treated as amounts distributed in redemption of their UB&T common stock, and that amount will be taxable under the Internal Revenue Code as either ordinary income or capital gain or loss, depending upon their particular circumstances. For a more detailed discussion of the merger's tax consequences, see "Material Federal Income Tax Consequences of the Merger and Opinion of Tax Counsel" beginning on page 32.

ACCOUNTING TREATMENT

         The merger is expected to be accounted for as a pooling of interests, meaning that UB&T and GB&T will be treated as if they had always been combined for accounting and financial reporting purposes.

MARKETS FOR CAPITAL STOCK

         GB&T's common stock began trading on January 5, 1999, on the NASDAQ National Securities Market under the symbol "GBTB." The following table sets forth the high and low sale prices per share of GB&T common stock on the NASDAQ National Market for the indicated periods.

         1999                                            HIGH        LOW
         ----                                            ----        ---

         First Quarter                                   $33.00      $23.00
         Second Quarter                                  $26.00      $24.50
         Third Quarter                                   $25.00      $20.00
         Fourth Quarter                                  $21.625     $18.8125

         2000
         ----

         First Quarter                                   $21.50      $19.75
                 (through January 12, 2000)

         Management of GB&T is aware of approximately 32 trades of GB&T common stock during 1998, ranging from a block of 100 shares to a block of 22,750 shares, at prices ranging from $17.59 to $23.00, and approximately 18 trades of GB&T common stock during 1997, ranging from a block of 250 shares to a block of 15,000 shares, at prices ranging from $8.70 to $16.00. As of November 30, 1999, there were 2,117,146 shares of GB&T common stock outstanding and 593 holders of GB&T common stock.

         UB&T's common stock is not traded on an established public trading market and, therefore, no specific market sales can be reported. Management of UB&T is not aware of any sales of UB&T stock from January 1, 2000, to January 12, 2000. Management of UB&T is aware of 25 trades totaling 25,621 shares of UB&T common stock from January 1, 1999, through December 31, 1999, ranging from a block of 10 shares to a block of 6,549 shares, at prices ranging from $13.00 to $16.50 per share. Management of UB&T is aware of 21 trades of UB&T common stock during 1998, ranging from 1 share to a block of 6,100 shares with prices ranging from $14.00 to $17.00 per share, and 51 trades of UB&T common stock during 1997, ranging from a block of 5 shares to a block of 4,100 shares each at a price of $14.00 per share. As of January 12, 2000, there were 426,370 shares of UB&T common stock outstanding and 563 holders of UB&T common stock. The market value of GB&T's common stock as of August 1, 1999, the date of the announcement of the merger, was $24.00 per share. The price of UB&T stock ranged between $13.00 and $16.50 per share during 1999. Based on the price range at the time of the announcement and the effect of the exchange ratio, the resulting equivalent pro forma price per share of UB&T common stock was $30.00. The equivalent per share price of a share of UB&T common stock at each specified date represents the last reported sale price of a share of GB&T common stock on such date multiplied by the base period trading price. We can give you no assurance that the price ranges represent the actual market value for UB&T common stock.

DIVIDENDS

         GB&T declared a cash dividend of $0.06 per share in the first quarter, $0.06 in the second quarter, $0.065 in the third quarter, and $0.065 in the fourth quarter of 1999. GB&T paid aggregate cash dividends of $0.16 per share in 1998 and $0.18 per share in 1997. Although GB&T intends to continue paying cash dividends, the amount and frequency of cash dividends will be determined by GB&T's Board of Directors after consideration of earnings, capital requirements, and the financial condition of GB&T. Cash dividends may not be declared in the future. Additionally, GB&T's ability to pay cash dividends will depend on cash dividends paid to it by its subsidiary banks. The ability of those subsidiaries to pay dividends to GB&T is restricted by certain regulatory requirements.

         UB&T paid a cash dividend of $0.25 per share to its shareholders in 1999, a per share cash dividend of $0.25 in 1998, and a per share cash dividend of $0.20 in 1997. UB&T is prohibited under the merger agreement from paying dividends prior to the closing of the transaction without the prior written consent of GB&T.

         Whether the UB&T and GB&T shareholders approve the merger agreement and regardless of whether the merger is completed, the future dividend policy of GB&T and UB&T will depend upon each company's respective earnings, financial condition, appropriate legal restrictions, and other factors relevant at the time the respective Boards of Directors consider whether to declare dividends.

THERE ARE SOME DIFFERENCES IN SHAREHOLDERS' RIGHTS BETWEEN UB&T AND GB&T

         If the merger occurs, UB&T shareholders, whose rights are governed by UB&T's Articles of Incorporation and Bylaws, will automatically become GB&T shareholders, and their rights as GB&T shareholders will be governed by GB&T's Articles of Incorporation and Bylaws. The rights of UB&T shareholders and GB&T shareholders are different in certain ways. See "Comparison of the Rights of UB&T and GB&T Shareholders" (page 28).

INTERESTS OF DIRECTORS AND OFFICERS OF UB&T IN THE MERGER

         There are no directors or executive officers of UB&T who have interests in the merger as directors or employees that are different from, or in addition to, those of UB&T shareholders, except that if the merger takes place, it is anticipated that one director of UB&T will be elected to serve on GB&T's Board of Directors.

         There are 863,466 shares, or 40.78%, of GB&T common stock held by its directors, executive officers, and their affiliates, all of which are entitled to vote on the merger. There are 112,960 shares, or 26.59%, of UB&T common stock held by its directors, executive officers, and their affiliates, all of which are entitled to vote on this merger. All of the directors and officers of UB&T have agreed to vote their shares in favor of the merger.

RECENT DEVELOPMENTS OF GB&T

         On June 16, 1999, GB&T purchased a 4.99% interest in First National Bank of Johns Creek for $483,730. On September 7, 1999, GB&T Bancshares purchased a 4.99% interest in Alliance National Bank, in Dalton, Georgia, for $433,710.

RECENT DEVELOPMENTS OF UB&T

         During the fourth quarter of calendar year 1999, management began an extensive review of UB&T's loan portfolio. This review was initiated by new management due to increases in past due loans and bankruptcies and to gain an understanding of the loan portfolio and customer relationships. As a result of the review, which is still in process, UB&T charged off approximately $279,000 in loan losses in the fourth quarter of 1999. As a result of the charge-offs and other identified problem loans, UB&T made an additional provision for the loan losses of approximately $436,000 in the fourth quarter of 1999. At December 31, 1999, the ratio of the allowance for loan losses to total loans was 1.87%, and the net charge-off to average loans ratio was 1.18%. Management believes that this allowance for loan losses was adequate to absorb any potential loan losses in the loan portfolio. The significant increases in charge-offs is partly attributable to changes in management philosophy in 1999. During the past twelve months, UB&T has replaced its president and senior lending officer. New loan administration policies and procedures are being developed which include immediate recognition of losses on loans that contain known deficiencies, such as bankruptcies.

                                  RISK FACTORS

         You should carefully consider the risks described below before voting on the merger agreement.

THE FINANCIAL INSTITUTION INDUSTRY IS VERY COMPETITIVE, AND WE MAY NOT BE ABLE TO CONTINUE TO COMPETE SUCCESSFULLY.

         GB&T's profitability will depend on Gainesville Bank & Trust's and United Bank & Trust Company's ability to compete successfully in the highly competitive banking business. Gainesville Bank & Trust and United Bank & Trust Company compete with numerous other lenders and deposit-takers, including other commercial banks, thrift institutions, credit unions, finance companies, check cashing companies, mutual funds, insurance companies, and brokers and investment banking firms. They compete primarily with other financial institutions in the Gainesville, Rockmart, and Cedartown markets, but may also compete with internet banks and financial institutions located throughout the United States.

OUR COMPUTER SYSTEMS, OR THOSE OF OUR SERVICE PROVIDERS, SUPPLIERS, OR CUSTOMERS, MAY NOT OPERATE PROPERLY ON YEAR 2000-SENSITIVE DATES.

         The year 2000 problem, even though January 1, 2000, has passed without significant disruptions, could still disrupt our operations and the operations of financial institutions in general. Banks are particularly sensitive to these disruptions because they are heavily dependent on complex computer systems for most phases of their operations. The year 2000 issue common to most corporations concerns the inability of certain software and databases to recognize the year 2000 and other year 2000-sensitive dates. Although our major systems functioned properly on January 1, 2000, there could still be disruptions in our computer systems or the computer systems of independent third parties upon whom Gainesville Bank & Trust and United Bank & Trust Company rely for software and hardware. Additionally, our customers, service providers, vendors, customers' vendors, correspondent banks, government agencies, and the financial services industry in general may still experience year 2000 problems which could adversely affect them. If, for example, a major borrower is unable to conduct its operations as a result of an undiscovered year 2000 problem, that borrower could be unable to maintain its cash flow and could therefore default on its loan. Loan defaults would lead to loan losses for Gainesville Bank & Trust and United Bank & Trust Company. Consequently, if we, Gainesville Bank & Trust, United Bank & Trust Company, or any of our service providers, correspondents, vendors, or customers experience a disruption of business resulting from a year 2000 problem, then our financial condition, results of operations, and liquidity could be materially adversely affected.

DEPARTURES OF OUR KEY PERSONNEL OR DIRECTORS MAY HARM OUR ABILITY TO OPERATE SUCCESSFULLY.

         If we lose the services of our Board of Directors or executive officers, we may not be able to grow or operate profitably. Our directors' community involvement and local business relationships are therefore important to our success. In addition, our success may depend largely on the continued service of our executive officers. Richard A. Hunt, GB&T's President and Chief Executive Officer, is the key management official in charge of daily business operations. GB&T has not entered into an employment agreement with Mr. Hunt, and, therefore, we cannot be assured of his continued service.

GOVERNMENT REGULATION MAY IMPAIR OUR PROFITABILITY AND RESTRICT OUR GROWTH.

         State and federal banking laws and regulations could limit our ability to achieve profitability and to grow. Bank holding companies and banks are subject to extensive state and federal government supervision and regulation. These and other restrictions limit the manner in which we may conduct our business and obtain financing, including Gainesville Bank & Trust's and United Bank & Trust Company's ability to attract deposits, make loans, and achieve satisfactory interest spreads. Many of these regulations are intended to protect depositors, the public, and the FDIC, rather than shareholders. In addition, the burden imposed by federal and state regulations may place Gainesville Bank & Trust and United Bank & Trust Company at a competitive disadvantage compared to competitors who are less regulated. Applicable laws, regulations, interpretations, and enforcement policies have been subject to significant changes in recent years, may be subject to significant future changes, and may be retroactively applied.

IF GB&T'S DIRECTORS AND OFFICERS EXERCISE THEIR WARRANTS AND STOCK OPTIONS, YOUR PROPORTIONATE INTEREST WILL BE DILUTED AND WE MAY NOT BE ABLE TO RAISE ADDITIONAL CAPITAL ON THE MOST FAVORABLE TERMS.

         GB&T's organizers, officers, and employees may exercise warrants or options to purchase common stock, which would result in the dilution of your proportionate interest in us. The organizers, officers, and employees will have the opportunity to profit from any rise in the market value of the common stock or any increase in GB&T's net worth. There are currently 268,087 options to purchase GB&T's common stock outstanding, and there are an additional 146,663 shares available for grant under GB&T's 1997 Stock Incentive Plan.

         The exercise of the warrants or options also could adversely affect the terms on which we can obtain additional capital. For instance, the holders of the warrants or options could exercise the warrants or options when we could obtain capital by offering additional securities on terms more favorable to us than those provided for by the warrants or options.

                             COMPARATIVE SHARE DATA

         The following table shows selected comparative unaudited per share data for GB&T on a historical basis, for UB&T on a historical basis, for GB&T and UB&T on a pro forma basis assuming the merger had been effective for the periods indicated, and for UB&T on a pro forma equivalent basis. The merger will be accounted for as a "pooling of interests" transaction in accordance with generally accepted accounting principles.

         Equivalent earnings per share amounts for UB&T have been calculated by multiplying the pro forma combined earnings per share by the exchange ratio (for purposes of this calculation, we assumed 1.46 shares of GB&T common stock for each share of UB&T common stock based on an average base period trading price of $22.00 per share of GB&T common stock). The UB&T pro forma equivalent cash dividends per common share represent historical dividends declared by GB&T multiplied by the applicable exchange ratio. The purpose of the pro forma equivalent per-share amounts is for informational purposes only to show the pro forma net earnings that would have been earned for each share of UB&T had the merger been completed for the periods indicated. This data should be read together with the historical financial statements of UB&T and GB&T, including the respective notes thereto included in Appendices B and C attached hereto.


                                                            As of and for the
                                                            Nine Months Ended              As of the Year Ended
                                                           September 30, 1999                  December 31,
                                                           ------------------                  ------------
                                                                                    1998         1997           1996
                                                                                    ----         ----           ----

NET EARNINGS PER COMMON SHARE (BASIC)
    GB&T Historical                                                  $.77             $.80         $.81         $.83
    UB&T Historical                                                   .75              .62          .78          .46
    GB&T and UB&T Pro Forma Combined (a)                              .91              .71          .75          .71
    UB&T Pro Forma Equivalent (b)                                    1.04             1.04         1.10         1.04

NET EARNINGS PER COMMON SHARE (DILUTED)
    GB&T Historical                                                  $.72             $.75         $.81         $.83
    UB&T Historical                                                   .75              .62          .78          .46
    GB&T and UB&T Pro Forma Combined (a)                              .68              .68          .75          .71
    UB&T Pro Forma Equivalent (b)                                     .99              .99         1.10         1.04

CASH DIVIDENDS PER COMMON SHARE
    GB&T Historical                                                  $.185            $.16         $.18         $.15
    UB&T Historical                                                   .25              .25          .20          .15
    GB&T and UB&T Pro Forma Combined (a)(c)                           .185             .16          .18          .15
    UB&T Pro Forma Equivalent (d)                                    $.185             .22          .24          .20

BOOK VALUE PER COMMON SHARE (PERIOD END)
    GB&T Historical                                                 $7.73            $7.29        $6.59        $5.90
    UB&T Historical                                                 11.79            11.54        11.36        10.50
    GB&T and UB&T Pro Forma Combined (a)                             7.68             7.30         6.75         6.08
    UB&T Pro Forma Equivalent (b)                                   11.21            10.66         9.86         8.88

(a)    Computed giving effect to the merger.
(b) Computed based on the UB&T per share exchange ratio of 1.46 shares of GB&T common stock for each share of UB&T common stock designated for purposes of this computation.
(c) Represents historical dividends paid by GB&T, and assumes GB&T will not change its dividend policy as a result of the merger.

(d) Represents historical dividends paid per share by GB&T multiplied by the exchange ratio of 1.46 shares of GB&T common stock for each share of UB&T common stock designated for purposes of this computation.


                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

         The following tables present certain selected historical financial information for GB&T and UB&T. The data should be read in conjunction with the historical financial statements, including the notes thereto, and other financial information concerning GB&T and UB&T incorporated by reference in this proxy statement/prospectus in Appendices B and C. Interim unaudited data for the 9 months ended September 30, 1999 and 1998, of GB&T and UB&T reflect, in the opinion  of  the  respective  management  of  GB&T  and  UB&T,  all  adjustments
(consisting only of normal recurring adjustments) necessary for a fair presentation of that data. Results for the 9 months ended September 30, 1999, are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.


                                           SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                 Nine Months
                                              Ended September 30,                   As of and for the Year Ended December 31,
                                              ------------------         -------------------------------------------------------
                                              1999          1998         1998         1997        1996         1995         1994
                                              ----          ----         ----         ----        ----         ----         ----
--------------------------------------
GB&T BANCSHARES, INC. AND SUBSIDIARY  |
--------------------------------------

INCOME STATEMENT
    Net interest income                    $  6,866        5,665        7,736        6,807        5,729        5,020        4,356
    Provision for loan losses                   315          378          378          348          150          270          218
    Noninterest income                        1,084        1,129        1,496          949          814          717          542
    Noninterest expense                       5,215        4,554        6,428        4,819        3,678        3,182        3,038
    Income taxes                                793          602          753          886          977          828          567
    Net income                             $  1,627        1,260        1,673        1,703        1,738        1,457        1,075

PER COMMON SHARE
    Net income - basic                     $    .77          .60          .80          .81          .83          .70          .51
    Net income - diluted                        .72          .57          .75          .81          .83          .70          .51
    Cash dividends declared                     .185         .10          .16          .18          .15          .12          .10
    Book value                             $   7.73         7.14         7.29         6.59         5.90         5.30         4.61
    Basic average shares outstanding          2,108        2,095        2,096        2,093        2,092        2,092        2,092
    Diluted average shares outstanding        2,259        2,195        2,224        2,098        2,095        2,094        2,092

PERIOD END
    Loans                                  $180,681      129,364      138,223      121,210       93,094       76,116       73,894
    Earning assets                          219,895      177,080      179,414      156,979      119,984      108,025       95,860
    Assets                                  237,797      192,379      196,162      172,998      131,980      116,178      103,758
    Deposits                                191,727      172,279      176,447      155,611      117,007      102,569       91,952
    Stockholders' equity                   $ 16,366       14,966       15,306       13,801       12,348       11,080        9,653
    Common shares outstanding                 2,117        2,095        2,099        1,676          837          837          837

AVERAGE BALANCES
    Loans                                  $159,037      122,563      125,769      108,203       81,967       76,162       63,795
    Earning assets                          197,536      163,723      166,464      138,737      109,996      100,895       86,297
    Assets                                  211,735      176,557      179,848      149,582      119,498      109,451       94,461
    Deposits                                178,824      157,804      160,814      133,129      105,550       97,040       83,758

PERFORMANCE RATIOS
    Return on average assets                   1.02%         .95%         .93%        1.14%        1.45%        1.31%        1.14%
    Return on average stockholders'           13.78%       11.73%       11.55%       12.99%       14.95%       13.96%       11.52%
equity
    Average equity to average assets           7.43%        8.12%        8.05%        8.76%        9.72%        9.41%        9.88%
    Average loans to average deposits         88.93%       77.67%       78.21%       81.28%       77.66%       78.49%       76.17%


                                                 NINE MONTHS
                                              ENDED SEPTEMBER 30,                   AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                              ------------------         -------------------------------------------------------
                                              1999          1998         1998         1997        1996         1995         1994
                                              ----          ----         ----         ----        ----         ----         ----

----------------------------------------------------
UB&T FINANCIAL SERVICES CORPORATION AND SUBSIDIARY  |
----------------------------------------------------

INCOME STATEMENT
    Net interest income                    $ 1,708       1,353       1,840       1,705       1,536       1,312       1,151
    Provision for loan losses                  245          52         292          93          52          36          13
    Noninterest income                         344         321         481         409         322         243         187
    Noninterest expense                      1,323       1,258       1,640       1,528       1,517       1,250         984
    Income taxes                               167         100         108         141          81          81          14
    Net income                                 317         264         281         352         208         188         327

PER COMMON SHARE
    Basic earnings                         $   .75         .59         .62         .78         .46         .42         .73
    Diluted earnings                           .75         .59         .62         .78         .46         .42         .73
    Cash dividends declared                    .25         .25         .25         .20         .15        --          --
    Book value                             $ 11.79       11.78       11.54       11.36       10.50       10.41        9.67
    Basic average shares outstanding           423         451         451         451         451         451         451
    Diluted average shares outstanding         423         451         451         451         451         451         451

AT PERIOD END
    Loans                                  $34,095      26,838      29,915      22,744      17,929      16,334      16,753
    Earning assets                          42,006      39,186      39,956      38,233      34,663      30,979      24,206
    Assets                                  45,118      42,568      43,216      41,474      38,664      34,533      26,808
    Deposits                                35,966      36,159      36,624      35,850      30,980      26,853      21,648
    Stockholders' equity                   $ 5,026       5,316       4,956       5,127       4,736       4,698       4,363
    Common shares outstanding                  426         451         430         451         451         451         451

AVERAGE BALANCES
    Loans                                   31,668      23,730      24,499      20,171      17,516      16,279      15,292
    Earning assets                          39,854      38,663      38,574      36,007      32,814      25,660      22,653
    Assets                                  43,328      42,078      42,317      39,928      36,937      28,704      25,172
    Deposits                                37,653      36,299      36,413      32,319      28,747      22,956      20,253
    Stockholders' equity                     5,291       5,161       5,216       4,803       4,529       4,581       4,299

PERFORMANCE RATIOS
    Return on average assets                   .98%        .84%        .66%        .88%        .56%        .65%       1.30%
    Return on average stockholders'           7.99%       6.82%       5.38%       7.32%       4.59%       4.10%       7.61%
equity
    Average equity to average assets         12.21%      12.27%      12.32%      12.03%      12.26%      15.96%      17.08%
    Average loans to average deposits        84.10%      65.37%      67.28%      70.17%      60.93%      70.91%      75.50%

                        SELECTED PRO FORMA FINANCIAL DATA

         The following unaudited pro forma financial data gives effect to the acquisition of UB&T as of the date or at the beginning of the period indicated, assuming the acquisition is accounted for as a pooling of interests. The pro forma balance sheet information has been prepared as if the acquisition had been completed on September 30, 1999. The pro forma operating data has been prepared as if the acquisition had been completed on January 1, 1996. The unaudited pro forma financial data is presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operation which actually would have occurred if the transaction had been completed at the date and for the periods indicated or which may be obtained in the future.

                                         SELECTED PRO FORMA FINANCIAL DATA
                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                         AS OF AND FOR THE                        FOR THE YEAR ENDED
                                  NINE MONTHS ENDED SEPTEMBER 30,                    DECEMBER 31,
                                  -------------------------------       ----------------------------------------
                                      1999              1998              1998            1997             1996
                                    --------          --------          --------        --------         ------
BALANCE SHEET DATA
   Total assets                     $282,915           $234,947        $239,378         $214,472         $170,644
   Federal funds sold                  4,448             15,592           9,808           12,146            3,735
   Investment securities              41,963             42,368          38,842           38,487           38,631
   Loans, net of allowance
     for loan losses                 212,236            154,071         166,006          142,208          109,638
   Deposits                          227,693            208,438         213,071          191,461          147,987
   Other borrowings                    8,604              3,913           3,599            1,430            3,476
   Federal Home Loan Bank
     Advances                         22,180                 --              --               --               --
   Stockholders' equity              $21,042             19,932          19,912           18,578           16,734

EARNINGS DATA
   Interest income                   $15,897            $13,924         $18,809          $16,560          $13,473
   Interest expense                    7,322              6,906           9,234            8,048            6,208
   Net interest income                 8,575              7,018           9,575            8,512            7,265
   Provision for loan losses             560                430             670              441              202
   Non-interest income                 1,427              1,450           1,977            1,358            1,136
   Non-interest expense                6,538              5,812           8,068            6,347            5,195
   Income taxes                          960                702             860            1,027            1,058
   Net income                          1,944              1,524           1,954            2,055            1,946
   Basic earnings per share              .71                .55             .71              .75              .71
   Diluted earnings per share            .68                .53             .68              .75              .71
   Cash dividends per share              .185               .10             .16              .18              .15


                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

         The following unaudited pro forma consolidated balance sheet as of September 30, 1999, and the unaudited pro forma consolidated statements of income for the 9 months ended September 30, 1999 and 1998, and for each of the 3 years in the period ended December 31, 1998, combine the historical financial statements of GB&T with UB&T after giving effect to the merger using the pooling of interests method of accounting. Pro forma adjustments to the balance sheet are computed as if the transaction occurred at September 30, 1999, while the pro forma adjustments to the statements of earnings are computed as if the transaction occurred on January 1, 1996, the earliest period presented. In addition, the following financial statements do not reflect any anticipated cost savings, which may be realized by GB&T after completion of the merger.

         The pro forma information is not intended to represent what GB&T's and UB&T's combined results of operations actually would have been if the merger had occurred on January 1, 1996. The information has been prepared assuming that the merger will be accounted for under the pooling of interests accounting method and is based on the historical consolidated financial statements of GB&T and UB&T.

         In the merger, GB&T will exchange for each share of UB&T common stock owned by UB&T shareholders, that multiple of a share of GB&T common stock equal to $30.00 divided by the average daily last sale prices for GB&T common stock on the days on which the stock actually traded during the 60 consecutive calendar days ending on the fifth trading day prior to consummation of the merger, but in no event greater than $30.00 or less than $18.00. UB&T had 426,370 shares of common stock outstanding at September 30, 1999, which will be exchanged for approximately 426,370 to 712,038 shares of GB&T common stock.

         In connection with the merger, GB&T and UB&T expect to incur pre-tax merger related charges of approximately $350,000.


                           GB&T BANCSHARES, INC. AND UB&T FINANCIAL SERVICES CORPORATION
                                          PRO FORMA COMBINED BALANCE SHEET

                                                 SEPTEMBER 30, 1999
                                               (DOLLARS IN THOUSANDS)
                                                    (UNAUDITED)

                                                                     UB&T
                                                        GB&T       FINANCIAL     PRO FORMA
                                                    BANCSHARES,     SERVICES    ADJUSTMENTS     PRO FORMA
                                                        INC.      CORPORATION  DEBIT (CREDIT)   COMBINED
                                                    -----------   -----------  --------------  -----------
                      Assets
                      ------
Cash and due from banks                             $  10,274      $  1,138      $      0      $  11,412
Interest-bearing deposits in banks                        302           412             0            714
Federal funds sold                                      2,845         1,603             0          4,448
Securities available-for-sale                          36,067         5,896             0         41,963
Loans                                                 180,681        34,095             0        214,776
Less allowance for loan losses                          2,043           497             0          2,540
                                                    ---------      --------      --------      ---------

     Loans, net                                       178,638        33,598      $      0        212,236
                                                    ---------      --------      --------      ---------

Premises and equipment                                  4,736         1,855             0          6,591
Other assets                                            4,935           616             0          5,551
                                                    ---------      --------      --------      ---------

     Total assets                                   $ 237,797      $ 45,118      $      0      $ 282,915
                                                    =========      ========      ========      =========

Deposits
Noninterest-bearing                                 $  24,264      $  3,820      $      0      $  28,084
Interest-bearing demand                                17,939         8,650             0         26,589
Savings                                                36,218         4,012             0         40,230
Time deposits                                         113,306        19,484             0        132,790
                                                    ---------      --------      --------      ---------

     Total deposits                                   191,727        35,966             0        227,693

Federal Home Loan Bank advances                        19,180         3,000             0         22,180
Other borrowings                                        8,223           381             0          8,604
Other liabilities                                       2,301           745          (350)         3,396
                                                    ---------      --------      --------      ---------

     Total liabilities                                221,431        40,092          (350)       261,873
                                                    ---------      --------      --------      ---------

Common stock                                           10,585         2,256          (856)        13,697
Capital surplus                                           338         2,187         1,263          1,262
Retained earnings                                       5,831         1,051           350          6,532
Accumulated other comprehensive income (loss)            (388)          (61)            0           (449)
Less treasury shares                                                   (407)          407              0
                                                    ---------      --------      --------      ---------

                                                       16,366         5,026           350         21,042
                                                    ---------      --------      --------      ---------

     Total liabilities and stockholders' equity     $ 237,797      $ 45,118      $      0      $ 282,915
                                                    =========      ========      ========      =========

See Notes to Pro Forma Combined Financial Statements


                           GB&T BANCSHARES, INC. AND UB&T FINANCIAL SERVICES CORPORATION
                                       PRO FORMA COMBINED STATEMENT OF INCOME

                                    FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                                               (DOLLARS IN THOUSANDS)
                                                    (UNAUDITED)


                                                                         UB&T
                                                           GB&T        FINANCIAL     PRO FORMA
                                                        BANCSHARES,    SERVICES     ADJUSTMENTS     PRO FORMA
                                                           INC.       CORPORATION  DEBIT (CREDIT)   COMBINED
                                                        ---------     -----------  -------------  ------------
Interest income                                         $   13,162     $  2,735     $        0     $15,897
Interest expense                                             6,296        1,026              0       7,322
                                                        ----------     --------     ----------   ---------
     Net interest income                                     6,866        1,709              0       8,575

Provision for loan losses                                      315          245              0         560
                                                        ----------     --------     ----------   ---------

Net interest income after provision for loan losses          6,551        1,464              0       8,015
                                                        ----------     --------     ----------   ---------

Other income                                                 1,084          343              0       1,427
                                                        ----------     --------     ----------   ---------

Other expenses                                               5,215        1,323              0       6,538
                                                        ----------     --------     ----------   ---------

Income before income taxes                                   2,420          484              0       2,904

Income tax expense                                             793          167              0         960
                                                        ----------     --------     ----------   ---------

Net income                                              $    1,627     $    317     $        0   $   1,944
                                                        ==========     ========     ==========   =========

Basic earnings per share of common stock                $     0.77     $    0.75                 $    0.71
                                                        ==========     =========                 =========

Diluted earnings per share of common stock              $     0.72     $    0.75                 $    0.68
                                                        ==========     =========                 =========

Average shares outstanding (basic)                       2,108,281       423,031                 2,725,906
                                                         =========       =======                 =========

Average shares outstanding (diluted)                     2,259,240       423,031                 2,876,865
                                                         =========       =======                 =========

See Notes to Pro Forma Combined Financial Statements.


                                                       -15-


                           GB&T BANCSHARES, INC. AND UB&T FINANCIAL SERVICES CORPORATION
                                       PRO FORMA COMBINED STATEMENT OF INCOME

                                    FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                                               (DOLLARS IN THOUSANDS)
                                                    (UNAUDITED)

                                                                         UB&T
                                                           GB&T        FINANCIAL     PRO FORMA
                                                        BANCSHARES,    SERVICES     ADJUSTMENTS     PRO FORMA
                                                           INC.       CORPORATION  DEBIT (CREDIT)   COMBINED
                                                        -----------   -----------  --------------  -----------

Interest income                                         $   11,388     $  2,536     $        0    $   13,924
Interest expense                                             5,723        1,183                        6,906
                                                        ----------     --------     ----------    ----------
     Net interest income                                     5,665        1,353              0         7,018

Provision for loan losses                                      378           52              0           430
                                                        ----------     --------     ----------    ----------
Net interest income after provision for loan losses          5,287        1,301              0         6,588
                                                        ----------     --------     ----------    ----------

Other income                                                 1,129          321              0         1,450
                                                        ----------     --------     ----------    ----------

Other expenses                                               4,554        1,258              0         5,812
                                                        ----------     --------     ----------    ----------

Income before income taxes                                   1,862          364              0         2,226

Income tax expense                                             602          100              0           702
                                                        ----------     --------     ----------    ----------

Net income                                              $    1,260     $    264     $        0    $    1,524
                                                        ==========     ========     ==========    ==========

Basic earnings per share of common stock                $     0.60     $   0.59                   $     0.55
                                                        ==========     ========                   ==========

Diluted earnings per share of common stock              $     0.57     $   0.59                   $     0.53
                                                        ==========     =========                  ==========

Average shares outstanding (basic)                       2,095,171      451,105                    2,753,784
                                                        ==========     ========                   ==========

Average shares outstanding (diluted)                     2,194,800      451,105                    2,853,413
                                                        ==========     ========                   ==========




See Notes to Pro Forma Combined Financial Statements.

                         GB&T BANCSHARES, INC. AND UB&T FINANCIAL SERVICES CORPORATION
                                    PRO FORMA COMBINED STATEMENT OF INCOME

                                     FOR THE YEAR ENDED DECEMBER 31, 1998
                                            (DOLLARS IN THOUSANDS)
                                                  (UNAUDITED)

                                                                         UB&T
                                                           GB&T        FINANCIAL     PRO FORMA
                                                        BANCSHARES,    SERVICES     ADJUSTMENTS     PRO FORMA
                                                           INC.       CORPORATION  DEBIT (CREDIT)   COMBINED
                                                        ---------     -----------  -------------  ------------

Interest income                                         $   15,412     $  3,397     $        0     $ 18,809
Interest expense                                             7,677        1,557                       9,234
                                                        ----------     --------     ----------     --------
     Net interest income                                     7,735        1,840              0        9,575

Provision for loan losses                                      378          292              0          670
                                                        ----------     --------     ----------     --------

Net interest income after provision for loan losses          7,357        1,548              0        8,905
                                                        ----------     --------     ----------     --------

Other income                                                 1,496          481              0        1,977
                                                        ----------     --------     ----------     --------

Other expenses                                               6,428        1,640              0        8,068
                                                        ----------     --------     ----------     --------

Income before income taxes                                   2,425          389              0        2,814

Income tax expense                                             752          108              0          860
                                                        ----------     --------     ----------     --------

Net income                                              $    1,673     $    281     $        0     $  1,954
                                                        ==========     ========     ==========     ========

Basic earnings per share of common stock                $     0.80     $   0.62                    $   0.71
                                                        ==========     ========                    ========

Diluted earnings per share of common stock              $     0.75    $    0.62                    $   0.68
                                                        ==========    =========                    ========

Average shares outstanding (basic)                       2,095,661      450,633                   2,753,585
                                                         =========      =======                   =========

Average shares outstanding (diluted)                     2,223,598      450,633                   2,881,522
                                                         =========      =======                   =========



See Notes to Pro Forma Combined Financial Statements.

                           GB&T BANCSHARES, INC. AND UB&T FINANCIAL SERVICES CORPORATION
                                       PRO FORMA COMBINED STATEMENT OF INCOME

                                        FOR THE YEAR ENDED DECEMBER 31, 1997
                                               (DOLLARS IN THOUSANDS)
                                                    (UNAUDITED)


                                                                         UB&T
                                                           GB&T        FINANCIAL     PRO FORMA
                                                        BANCSHARES,    SERVICES     ADJUSTMENTS     PRO FORMA
                                                           INC.       CORPORATION  DEBIT (CREDIT)   COMBINED
                                                        ---------     -----------  -------------  ------------
Interest income                                         $   13,338     $  3,222     $        0     $  16,560
Interest expense                                             6,531        1,517              0         8,048

                                                        ----------     --------     ----------     ---------
    Net interest income                                      6,807        1,705              0         8,512

Provision for loan losses                                      348           93              0           441
                                                        ----------     --------     ----------     ---------

Net interest income after provision for loan losses          6,459        1,612              0         8,071
                                                        ----------     --------     ----------     ---------

Other income                                                   949          409              0         1,358
                                                        ----------     --------     ----------     ---------

Other expenses                                               4,819        1,528              0         6,347
                                                        ----------     --------     ----------     ---------

Income before income taxes                                   2,589          493              0         3,082

Income tax expense                                             886          141              0         1,027
                                                        ----------     --------     ----------     ---------

Net income                                              $    1,703     $    352     $        0     $   2,055
                                                        ==========     ========     ==========     =========

Basic earnings per share of common stock                $     0.81     $   0.78                    $    0.75
                                                        ==========     ========                    =========

Diluted earnings per share of common stock              $     0.81     $   0.78                    $    0.75
                                                        ==========     ========                    =========

Average shares outstanding (basic)                       2,093,489      451,105                    2,752,102
                                                         =========      =======                    =========

Average shares outstanding (diluted)                     2,098,385      451,105                    2,756,998
                                                         =========      =======                    =========


See Notes to Pro Forma Combined Financial Statements.


                           GB&T BANCSHARES, INC. AND UB&T FINANCIAL SERVICES CORPORATION
                                       PRO FORMA COMBINED STATEMENT OF INCOME

                                        FOR THE YEAR ENDED DECEMBER 31, 1996
                                               (DOLLARS IN THOUSANDS)
                                                    (UNAUDITED)

                                                                            UB&T
                                                             GB&T         FINANCIAL      PRO FORMA
                                                         BANCSHARES,      SERVICES      ADJUSTMENTS      PRO FORMA
                                                             INC.        CORPORATION   DEBIT (CREDIT)    COMBINED
                                                        -------------   ------------  ---------------   -----------
Interest income                                          $   10,549      $    2,924    $      0        $   13,473
Interest expense                                              4,820           1,388                         6,208
                                                         ----------      ----------    --------        ----------
     Net interest income                                      5,729           1,536           0             7,265

Provision for loan losses                                       150              52           0               202
                                                         ----------      ----------    --------        ----------

Net interest income after provision for loan losses           5,579           1,484           0             7,063
                                                         ----------      ----------    --------        ----------

Other income                                                    814             322           0             1,136
                                                         ----------      ----------    --------        ----------

Other expenses                                                3,678           1,517           0             5,195
                                                         ----------      ----------    --------        ----------

Income before income taxes                                    2,715             289           0             3,004

Income tax expense                                              977              81           0             1,058
                                                         ----------      ----------    --------        ----------

Net income                                               $    1,738      $      208    $      0        $    1,946
                                                         ==========      ==========    ========        ==========

Basic earnings per share of common stock                 $     0.83      $     0.46                    $     0.71
                                                         ==========      ==========                    ==========

Diluted earnings per share of common stock               $     0.83      $     0.46                    $     0.71
                                                         ==========      ==========                    ==========

Average shares outstanding (basic)                        2,092,450         451,105                     2,751,063
                                                         ==========      ==========                    ==========

Average shares outstanding (diluted)                      2,095,118         451,105                     2,753,731
                                                         ==========      ==========                    ==========



See Notes to Pro Forma Combined Financial Statements.

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

                             PRO FORMA ADJUSTMENTS

                               September 30, 1999
                             (Dollars in Thousands)

a   Common Stock                                                           856
      Capital Surplus                                                      856
              (Adjustment of Common Stock for New Shares Issued)

b   Capital Surplus                                                        407
     Treasury Shares                                                       407
              (Retirement of treasury stock)

c   Retained Earnings                                                      350
      Other Liabilities                                                    350
              (Combined Merger Expenses)

                               THE PROPOSED MERGER

BACKGROUND OF AND REASONS FOR THE MERGER

         From time to time, UB&T received inquiries from other financial institutions about the possibility of being acquired. UB&T was in the process of assessing its strategic alternatives and had been contacted by a number of potential merger partners when, on July 2, 1999, Richard A. Hunt, President and Chief Executive Officer of GB&T, and Greg Hamby, Senior Vice President and Chief Financial Officer of GB&T, contacted Dan Forsyth, Chairman of the Board of UB&T, and the UB&T Executive Committee to explore the possibility of combining UB&T and GB&T. Later in July, Mr. Forsyth extended an invitation to Mr. Hunt to meet with him and members of the UB&T Board of Directors to discuss the proposal in greater detail.

         Mr. Hunt and other members of GB&T's senior management team presented a financial analysis of the proposed transaction to members of GB&T's Board of Directors on July 12, 1999, prior to meeting with Mr. Forsyth and the UB&T Board of Directors on July 22, 1999. At that same meeting, the Board of Directors of GB&T considered the business, operations, and asset quality of UB&T as well as the attractiveness of the UB&T franchise, its management team, and the compatibility of that franchise with the operations of GB&T. After that consideration, GB&T's Board of Directors approved the execution of the Agreement and Plan of Reorganization, subject to satisfactory completion of a due diligence investigation of UB&T. This analysis included the pro forma financial impact of the merger at a range of prices. The Board of Directors authorized Mr. Hunt to proceed with negotiations. Mr. Hunt then met with Mr. Forsyth and members of the UB&T Board of Directors and presented a general overview of the proposed transaction on July 22, 1999.

         On July 23, 1999, Mr. Forsyth informed Mr. Hunt by phone that the Board had agreed unanimously to approve the proposal in concept, but were unwilling to sign the letter of intent until preliminary due diligence had been completed.

         On July 28 and 29, 1999, on-site due diligence was conducted by representatives of GB&T. Subsequently, both companies undertook additional due diligence and discussions with legal counsel and financial advisors.

         Following a report by Mr. Hunt to Mr. Forsyth that the preliminary due diligence appeared satisfactory, at a Board of Directors meeting held on July 30, 1999, the Board of UB&T considered a number of factors in evaluating the merger, including a review of the terms of the merger with UB&T's financial advisor. Without assigning any relative or specific weights to the factors, in approving the merger on July 30, 1999, the Board of Directors of UB&T considered the following material factors:

         (a) the alternatives to the merger, including remaining an independent institution in light of the current economic condition of the market and its competitive disadvantages as compared to the larger financial institutions operating in the market;


         (b) the value of the consideration to be received by UB&T shareholders relative to the book value and earnings per share of UB&T's common stock;

         (c)      certain  information   concerning  the  financial   condition,
                  results of operations, and business prospects of GB&T;

         (d) the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with GB&T;

         (e) the marketability of UB&T's common stock and the potential for greater liquidity of GB&T's common stock;

         (f) the competitive and regulatory environment for financial institutions generally;

         (g) the fact that the merger would enable UB&T shareholders to exchange their shares of UB&T's common stock, in a tax-free transaction, for shares of common stock of a larger company;

         (h)      GB&T's  ability  to  provide  more   comprehensive   financial
                  services through United Bank & Trust Company to the Polk County market;

         (i) the likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay; and

         (j) the potential effect of the future elimination of the pooling of interests method of accounting might have upon the market price of UB&T's common stock.

         The Board of Directors of UB&T believes the merger is in the best interest of its shareholders because the merger will permit the shareholders to exchange their ownership interest in UB&T for an equity interest in GB&T, which has greater financial resources than UB&T. The Board of Directors of UB&T also believes that the terms of the merger, including the basis of exchange, which was determined through arms-length negotiations between GB&T and the Board of Directors of UB&T, are fair and equitable and take into account the relative earning power of GB&T and UB&T, historic and anticipated operations, the economies of scale to be achieved through the merger, the trading prices of the stocks of the respective companies, and other pertinent factors. The exchange ratio of 1.46 shares of GB&T's common stock for each share of UB&T's common stock (assuming the 60 day average last sales price of GB&T stock on the closing date is $20.58) (the average closing price on January 7, 2000)) represents a multiple of 2.54 times UB&T's book value as of September 30, 1999, and 38.46 times trailing 12 months earnings per share.

         The Boards of Directors of UB&T and GB&T believe that the size of the combined organization, approximately $282.9 million in total consolidated assets as of September 30, 1999, is sufficiently large to take advantage over time of significant economies of scale, but is still small enough to maintain the competitive advantages management believes are afforded community-oriented banks over the larger regional and super-regional banks. It has become increasingly apparent to the management of UB&T and GB&T that in the current regulatory and competitive environment, larger organizations with greater economies of scale, including the ability to spread largely fixed regulatory compliance costs over a larger gross income base and the ability to attract management talent able to compete in a more sophisticated financial-services environment, will be more successful than smaller organizations, such as UB&T or GB&T, will be separately. Management of GB&T and UB&T believe that there is a future for community banks in the banking industry, but that community banks will be required to achieve a critical size to maintain above-average economic performance. The Board of Directors of GB&T also viewed UB&T as offering a solid franchise in an attractive market giving GB&T an opportunity to diversify geographically from the Gainesville market area.

         On August 2, 1999, GB&T and UB&T issued a joint press release describing the transaction, and on October 14, 1999, the Agreement and Plan of Reorganization was executed by both parties.

THE AGREEMENT AND PLAN OF REORGANIZATION

         The material features of the Agreement and Plan of Reorganization are summarized below.

         EFFECTIVE DATE. The merger agreement provides that the merger will be effective on the date and at the time the Certificate of Merger reflecting this merger becomes effective with the Secretary of State of the State of Georgia. The merger also is subject to approval by the Board of Governors of the Federal Reserve System and the Department of Banking and Finance of the State of Georgia, which approval has been received. Management of GB&T and UB&T anticipate that the merger will become effective during the first quarter of 2000.

         TERMS OF THE MERGER. UB&T shareholders will receive, for each share of UB&T common stock they own, between 1 and 1.67 shares of GB&T common stock. The number of shares of GB&T common stock UB&T shareholders will receive will equal $30.00 divided by the average of the daily last sale prices of GB&T common stock on the days on which the stock actually traded during the 60 consecutive calendar days ending on the fifth trading day prior to consummation of the merger. If the average of the daily last sale prices is greater than $30.00, then $30.00 will be used. If the average of the daily last sale prices is less than $18.00, then $18.00 will be used. GB&T shareholders will continue to hold their existing shares of GB&T common stock. If, prior to the closing, the outstanding shares of GB&T common stock are increased through a stock dividend, stock split, subdivision, recapitalization, or reclassification of shares, or are combined into a lesser number of shares by reclassification, recapitalization, or reduction of capital, the number of shares of GB&T common stock to be delivered pursuant to the merger in exchange for a share of UB&T common stock will be proportionately adjusted.

         GB&T will not issue a fractional share certificate of GB&T common stock in connection with the merger, and an outstanding fractional share interest will not entitle the owner thereof to vote, to receive dividends, or to any rights of a shareholder of GB&T with respect to that fractional interest. Instead of issuing any fractional shares of GB&T common stock, GB&T will pay in cash an amount (computed to the nearest cent) equal to the fractional interest multiplied by $30.00 per share.

         If the merger is completed, shareholders of UB&T will become shareholders of GB&T, and UB&T will be merged with and into GB&T. Following the merger, the Articles of Incorporation, Bylaws, corporate identity, and existence of GB&T will not be changed, and UB&T will cease to exist as a separate entity and United Bank & Trust Company will become a subsidiary of GB&T.

         TERMINATION AND CONDITIONS OF CLOSING. The Agreement and Plan of Reorganization may be terminated and the merger abandoned at any time either before or after approval of the merger agreement by the shareholders of UB&T and GB&T, but not later than the effective date of the merger:

         o        by mutual consent of the Boards of Directors of UB&T and GB&T;

         o by either party, if the other party has a material adverse change in its financial condition or business;

         o by either party, if the other party materially breaches any of the representations or warranties or any covenant or agreement it made under the Acquisition Agreement which cannot be or has not been cured within 30 days after receipt of notice;

         o by either party, if any consent of any regulatory authority that is required for consummation of the merger is not obtained;

         o        by  either  party,  if  the   merger  is  not   completed  by
                  February 28, 2000;

         o by either party, if the UB&T shareholders do not approve the merger agreement or if the GB&T shareholders do not approve the issuance of GB&T common stock pursuant to the merger agreement; or

         The following are some of the required conditions of closing:

         o the accuracy of the representations and warranties of all parties contained in the Agreement and Plan of Reorganization and related documents as of the date when made and the effective date;

         o the performance of all agreements and conditions required by the Agreement and Plan of Reorganization;

         o the delivery of officers' certificates, resolutions, and legal opinions to UB&T and GB&T;

         o approval of the merger by the UB&T shareholders and approval of the issuance of GB&T common stock by the GB&T shareholders;

         o        receipt  of  all  necessary   authorizations  of  governmental
                  authorities, and the expiration of any regulatory waiting periods;

         o effectiveness of the registration statement of GB&T relating to the shares of GB&T common stock to be issued to UB&T shareholders in the merger, of which this document forms a part;

         o the receipt by UB&T of the opinion of Hulsey, Oliver & Mahar, LLP as to the tax consequences to UB&T shareholders;

         o the receipt by GB&T of an opinion of Mauldin & Jenkins LLC that the merger will be accounted for as a `pooling of interests';

         o the issuance of a certificate of merger by the Secretary of State of Georgia; and

         o the receipt by UB&T of a fairness opinion from UB&T's financial advisor which remains in effect as of the date of closing.

         SURRENDER OF CERTIFICATES. Shortly after the effective date of the merger, each holder of UB&T common stock (as of that date) will be required to deliver his or her shares of UB&T common stock to GB&T's transfer agent, Reliance Trust Company, Atlanta. After delivering those shares, the holder will receive a stock certificate for the number of shares of GB&T common stock that the holder is entitled to receive under the merger agreement, and a cash payment for any fractional interest in GB&T common stock. Until a holder delivers his or her shares of UB&T common stock to Reliance Trust, he or she will not receive payment of any dividends or other distributions on shares of GB&T common stock into which his shares of UB&T common stock have been converted, and will not receive any notices sent by GB&T to its shareholders with respect to, or to vote, those shares. After delivering the shares to Reliance Trust, the holder will then be entitled to receive any dividends or other distributions (without interest) which became payable after the merger but prior to the holder's delivery of the certificates to Reliance Trust.

REQUIRED SHAREHOLDER APPROVAL

         The holders of a majority of the outstanding shares of UB&T common stock entitled to vote at the special meeting must approve the merger agreement and holders of a majority of the outstanding shares of GB&T common stock must approve the issuance of GB&T common stock pursuant to the merger agreement for the merger to be completed. Abstentions from voting and broker non-votes will be included in determining whether a quorum is present and will have the effect of a vote against the merger agreement.

         On January 12, 2000, the outstanding voting securities of UB&T and GB&T consisted of 426,370 shares of UB&T common stock, with registered holders thereof being entitled to one vote per share, and 2,117,146 shares of GB&T common stock, with registered holders thereof being entitled to one vote per share. Certain executive officers and members of UB&T's Board of Directors, who have entered into agreements with GB&T to vote their shares of UB&T common stock in favor of the merger, own or control 112,960 shares, approximately 26.49% of the outstanding shares, of UB&T common stock.

EXPENSES

         GB&T will pay all of its expenses incurred in connection with the authorization, preparation, execution, and performance of the Agreement and Plan of Reorganization, including all fees and expenses of its agents, representatives, counsel, and accountants and the fees and expenses related to filing regulatory applications with state and federal authorities in connection with the transactions contemplated thereby and the cost of reproducing and mailing this proxy statement/prospectus. UB&T will pay all of its expenses incurred in connection with the authorization, preparation, execution, and performance of the Agreement and Plan of Reorganization, including all fees and expenses of agents, representatives, counsel, and accountants for UB&T.

FAIRNESS OPINION

         T. Stephen Johnson & Associates, Inc. is an investment banking and financial services firm located in Atlanta, Georgia. As part of its investment banking business, T. Stephen Johnson & Associates engages in the review of the fairness of bank acquisition transactions from a financial perspective and in the valuation of banks and other businesses and their securities in connection with mergers, acquisitions and other transactions. Neither T. Stephen Johnson & Associates nor any of its affiliates has a material financial interest in UB&T or GB&T. T. Stephen Johnson & Associates was selected to advise UB&T's Board of Directors based upon its familiarity with UB&T, GB&T, and the regional community banking industry and its knowledge of the banking industry as a whole. No instructions were given or limitations imposed by UB&T's Board of Directors upon
T. Stephen Johnson & Associates regarding the scope of its investigation or the procedures it followed in rendering its opinion.

         T. Stephen Johnson & Associates has rendered its opinion to the board of directors of UB&T that the consideration to be received by the holders of UB&T common stock under the Agreement and Plan of Reorganization is fair to such shareholders from a financial point of view. A copy of the fairness opinion, which sets forth certain assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix E to this Proxy Statement and should be read in its entirety. The summary of the fairness opinion set forth herein is qualified in its entirety by reference to the text of the fairness opinion. T. Stephen Johnson & Associates has been paid a fee of $15,000 for rendering this opinion.

         In arriving at its fairness opinion, T. Stephen Johnson & Associates performed merger analyses described below and also reviewed certain publicly available business and financial information relating to UB&T and GB&T. T. Stephen Johnson & Associates also considered certain financial and stock market data of UB&T and GB&T, compared that data with similar data for certain other publicly-held banks and bank holding companies and considered the financial terms of certain other recent comparable community bank acquisition transactions in the southeastern United States, as further discussed below. T. Stephen Johnson & Associates also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant. In connection with its review, T. Stephen Johnson & Associates did not independently verify the foregoing information and relied on such information as being complete and accurate in all material respects. Financial forecasts prepared by UB&T's management and submitted to T. Stephen Johnson & Associates were based on assumptions believed by T. Stephen Johnson & Associates to be reasonable and to reflect currently available information, but T. Stephen Johnson & Associates did not independently verify such information. T. Stephen Johnson & Associates did not make an independent evaluation or appraisal of the assets of UB&T or GB&T.


         In connection with rendering the fairness opinion, T. Stephen Johnson & Associates performed a variety of financial analyses, including those summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by T. Stephen Johnson & Associates in this regard. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized below, T. Stephen Johnson & Associates believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, T. Stephen Johnson & Associates made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond UB&T's or GB&T's control. The analyses performed by T. Stephen Johnson & Associates are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. No company or transaction considered as a comparison in the analyses is identical to UB&T, GB&T or the Merger. Accordingly, an analysis of the results of such comparisons is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of companies and other factors that could affect the public trading value of the companies involved in such comparisons. In addition, the analyses do not purport to be appraisals or reflect the process by which or the prices at which businesses actually may be sold or the prices at which any securities may trade at the present time or at any time in the future.

         MERGER ANALYSIS: The merger consideration to be received by UB&T Shareholders is based on the defined Exchange Ratio for GB&T common shares. The value of the shares to be received is the average of the daily last sale prices during the last 60 days of GB&T common shares. During the 60 days from October 10, 1999, to December 8, 1999, GB&T traded on 8 days with an average closing price of $20.00. Based on this average closing price the transaction value would equal $30.00 per share. This transaction value equals 2.545 times September 30, 1999, book value and 38.297 times last 12 months earnings per share. The purchase price was calculated to equal 28.35% of assets and 35.56% of deposits as of September 30, 1999.

         COMPARABLE TRANSACTIONS ANALYSIS: T. Stephen Johnson & Associates reviewed the merger as of November 8, 1999, for the purpose of determining purchase premiums that could be used in comparing the merger with other announced transactions. T. Stephen Johnson & Associates reviewed the purchase premiums paid in all 12 transactions that were announced since September 30, 1998 involving selling institutions with total assets less than $200 million, headquartered in Georgia. A listing of these transactions is included with the fairness opinion. On average, the comparable transactions reported an announced deal price to book value of 2.5845 times, an announced deal price to earnings of

20.25 times, a purchase as a percent of assets of 31.60%, and a purchase price as a percent of deposits of 35.04%. The merger ranks well within the range of the comparable transactions.

         DIVIDEND ANALYSIS: T. Stephen Johnson & Associates reviewed the historical dividend payouts at UB&T in an effort to equate such payouts to the current dividend payout at GB&T. The UB&T shareholders received $.25 per common share during 1999. Assuming the current GB&T dividend payout of $0.065 per quarter or $0.26 per share, the UB&T shareholders would receive the equivalent of $0.38 per current UB&T share, based on an exchange ratio of 1.50 to 1.

CONDUCT OF BUSINESS OF UB&T PENDING CLOSING

         The Agreement and Plan of Reorganization provides that, pending consummation of the merger, UB&T will, except with the written consent of GB&T:

         o operate its business in the usual, regular, and ordinary course;

         o        preserve intact its business organization and assets;

         o        maintain its rights and franchises; and

         o use its reasonable efforts to cause its representatives and warranties to be correct at all times.

         The Agreement and Plan of Reorganization provides that, pending consummation of the merger, UB&T will not, except with the written consent of GB&T:

         (a) amend its Articles of Incorporation, Bylaws, or other governing instruments;

         (b) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $50,000;

         (c) repurchase, redeem, issue, sell, pledge, encumber, adjust, split, combine, reclassify, or otherwise acquire, exchange, or transfer (other than exchanges in the ordinary course under employee benefit plans or pursuant to the exercise of outstanding stock options), directly or indirectly, any shares, or any securities convertible into any shares, of its capital stock or the capital stock of United Bank & Trust Company, or declare or pay any dividend or make any other distribution in respect of UB&T's capital stock;

         (d) purchase any securities or make any material investment in any entity or otherwise acquire direct or indirect control over any entity other than in connection with (i) foreclosures in the ordinary course of business, or
(ii) acquisitions of control in its fiduciary capacity;

         (e) grant any increase in compensation or benefits to any of its employees whose annual salary exceeds $35,000, except in accordance with past practice or previously approved by its Board of Directors; pay any severance or termination pay or any bonus other than pursuant to written policies or written contracts; enter into or amend any severance agreements with its officers; grant any general increase in compensation to all employees; grant any increase in fees or other increases in compensation or other benefits to its directors; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits;

         (f) enter into or amend any employment contract between it and any person (unless such amendment is required by law) that it does not have the unconditional right to terminate without liability;

         (g) adopt any new employee benefit plan or make any material change in or to any existing employee benefit plans other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan;

         (h) make any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements or GAAP;

         (i) commence any litigation other than in accordance with past practice, settle any litigation involving any liability for money damages in excess of $50,000 or which imposes material restrictions upon its operations;

         (j) except in the ordinary course of business, modify, amend, or terminate any material contract or waive, release, compromise, or assign any material rights or claims; or

         (k)  take any action that would reasonably be expected to:

                  (1) adversely affect its ability or GB&T's ability to obtain any consents required to consummate the merger; or

                  (2) adversely affect in any material respect its ability or GB&T's ability to perform their covenants and agreements regarding the merger.

INTEREST OF MANAGEMENT IN THE TRANSACTION; CONDUCT OF BUSINESS AFTER THE MERGER

         Except as set forth below, no director or officer of UB&T, or any of their associates, has any direct or indirect material interest in the merger, except that those persons may own shares of UB&T common stock which will be converted in the merger into GB&T common stock. The directors of GB&T currently anticipate that after the merger, one director of UB&T will be elected to serve on GB&T's Board of Directors. GB&T and UB&T do not anticipate that the merger will result in any material change in compensation to employees of UB&T.

         There are 863,466 shares of GB&T common stock held by GB&T directors, executive officers, and their affiliates, all of which are entitled to vote on this merger. There are 112,960 shares of UB&T common stock held by its directors, executive officers, and their affiliates, all of which are entitled to vote on this merger.

         GB&T has agreed in the Agreement and Plan of Reorganization to provide employee benefits to UB&T employees that are substantially similar to those GB&T currently provides to its employees and to indemnify each person entitled to indemnification by UB&T or United Bank & Trust Company for liabilities arising from acts or omissions arising prior to the effective date.

COMPARISON OF THE RIGHTS OF UB&T AND GB&T SHAREHOLDERS

         Upon completion of the merger, holders of UB&T common stock (other than dissenting shareholders) will become shareholders of GB&T. The following is a summary of material differences between the rights of holders of GB&T common stock and holders of UB&T common stock. Since GB&T and UB&T are both organized under the laws of Georgia, any differences arise from differing provisions of the corporations' respective articles of incorporation and bylaws.

    PREEMPTIVE RIGHTS.

         GB&T: The GB&T Articles of Incorporation provide that GB&T shareholders are entitled to preemptive rights under Georgia law. Preemptive rights allow a shareholder to acquire proportional amounts of GB&T's unissued or treasury shares upon the decision of the Board of Directors to issue stock. This means that the shareholders have the opportunity to maintain their percentage ownership in GB&T. The preemptive rights are subject to certain limitations. No shareholder of GB&T common stock has any preemptive right with respect to shares of any other class which may be issued or sold by GB&T. There are no preemptive rights to (i) shares issued as a share dividend; (ii) fractional shares; (iii) shares issued to effect a merger or share exchange; (iv) shares issued as compensation to directors, officers, agents, or employees of the corporation, its subsidiaries, or its affiliates upon terms and conditions approved or ratified by the affirmative vote of the holders of a majority of the shares entitled to vote thereon; (v) shares issued to satisfy conversion or option rights created to provide compensation to directors, officers, agents, or employees of the corporation, its subsidiaries, or its affiliates upon terms and conditions approved or ratified by the affirmative vote of the holders of a majority of the shares entitled to vote thereon; (vi) shares authorized in articles of incorporation that are issued within one year from the effective date of incorporation; (vii) shares issued under a plan of reorganization approved in a proceeding under any applicable act of Congress relating to the reorganization of corporations; (viii) shares sold otherwise than for money, deemed by the board of directors in good faith to be advantageous to the corporation's business; (ix) shares released by waiver from the preemptive rights by the affirmative vote or written consent of the holders of two-thirds of the shares of the class to be issued; and (x) shares which have been offered to shareholders to satisfy their preemptive rights, but not purchased by them within the prescribed time and which are thereafter issued or sold to any other person or persons at a price not less than the price at which they were offered to such shareholders. The effect of these provisions is that GB&T must offer its shareholders the right to acquire proportional amounts of its shares, option rights, or securities, upon the decision of the Board of Directors to issue them in exchange for cash consideration.

         UB&T: The UB&T Articles of Incorporation do not provide for preemptive rights.

    ELIMINATION OF LIABILITY.

         UB&T: The UB&T Articles of Incorporation provide that a UB&T director shall not be personally liable to UB&T or its shareholders for monetary damages for breaches of duty of care or other duty as a director, except in certain circumstances.

         GB&T:  The  GB&T   Articles  of   Incorporation   do  not  provide  for
elimination of director liability to GB&T or its shareholders.

ACCOUNTING TREATMENT

         GB&T will account for the merger as a "pooling of interests" transaction in accordance with generally accepted accounting principles. Under this accounting method, the assets and liabilities of UB&T will be carried forward at their recorded amounts and GB&T will restate its operating results to include UB&T's operating results as if the companies had always been combined. The unaudited pro forma financial information contained in this proxy statement/prospectus has been prepared using the pooling of interests accounting method to account for the merger.

RESALES OF GB&T STOCK BY DIRECTORS AND OFFICERS OF UB&T

         Although GB&T has registered the GB&T common stock to be issued in the merger under the Securities Act of 1933, the directors, officers, and shareholders of UB&T who are deemed to be affiliates of UB&T may not resell the GB&T common stock received by them unless those sales are made pursuant to an effective registration statement under the Securities Act, or under Rules 144 and 145 of the Securities Act, or another exemption from registration under the Securities Act. Rules 144 and 145 limit the amount of GB&T common stock or other equity securities of GB&T that those persons may sell during any three month period, and they require that certain current public information with respect to GB&T be available and that the GB&T common stock be sold in a broker's transaction or directly to a market maker in the GB&T common stock.

REGULATORY APPROVALS

         The Board of Governors of the Federal Reserve System has approved the merger. In determining whether to grant that approval, the Federal Reserve considered the effect of the merger on the financial and managerial resources and future prospects of the companies and banks concerned and the convenience and needs of the communities served.

         The Department of Banking and Finance of the State of Georgia also has approved the merger. THE DEPARTMENT OF BANKING AND FINANCE'S REVIEW OF THE APPLICATION DID NOT INCLUDE AN EVALUATION OF THE PROPOSED TRANSACTION FROM THE FINANCIAL PERSPECTIVE OF THE INDIVIDUAL SHAREHOLDERS OF UB&T. FURTHER, NO SHAREHOLDER SHOULD CONSTRUE AN APPROVAL OF THE APPLICATION BY THE DEPARTMENT OF BANKING AND FINANCE TO BE A RECOMMENDATION THAT THE SHAREHOLDERS VOTE TO APPROVE THE PROPOSAL. EACH SHAREHOLDER ENTITLED TO VOTE SHOULD EVALUATE THE PROPOSAL TO DETERMINE THE PERSONAL FINANCIAL IMPACT OF THE COMPLETION OF THE PROPOSED TRANSACTION. SHAREHOLDERS NOT FULLY KNOWLEDGEABLE IN SUCH MATTERS ARE ADVISED TO OBTAIN THE ASSISTANCE OF COMPETENT PROFESSIONALS IN EVALUATING ALL ASPECTS OF THE PROPOSAL INCLUDING ANY DETERMINATION THAT THE COMPLETION OF THE PROPOSED TRANSACTION IS IN THE BEST FINANCIAL INTEREST OF THE SHAREHOLDER.

RIGHTS OF DISSENTING SHAREHOLDERS

         Any shareholder of record of UB&T common stock who objects to the merger and who complies with Section 14-2-1301 ET SEQ. of the Georgia Business Corporation Code will be entitled to demand and receive payment in cash of an amount equal to the fair value of all, but not less than all, of his or her shares of UB&T common stock if the merger is completed. GB&T SHAREHOLDERS ARE NOT ENTITLED TO DISSENTER'S RIGHTS. A shareholder of record must exercise his dissenter's rights as to all of the shares he owns except for shares registered in a shareholders name but beneficially owned by another person. In such a case, he may assert dissenters rights for less than all of the shares registered in his name if he notifies UB&T in writing of the name and address of each person on whose behalf he asserts dissenter's rights. For the purpose of determining the amount to be received in connection with the exercise of statutory dissenter's rights under the Georgia Business Corporation Code, the fair value of a dissenting shareholder's UB&T common stock equals the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger.

         Any UB&T shareholder desiring to receive payment of the fair value of his or her shares of UB&T common stock in accordance with the requirements of the Georgia Business Corporation Code:

         (a) must deliver to UB&T, prior to the time the shareholder vote on the merger agreement is taken, a written notice of his or her intent to demand payment for his or her shares if the merger is completed;

         (b) must  not vote his or her shares in favor of the merger  agreement;
and

         (c) must demand payment and deposit stock certificates representing his or her UB&T common stock in accordance with the terms of a notice which will be sent to the shareholder by UB&T no later than 10 days after the merger is completed.

         A filing of the written notice of intent to dissent with respect to the merger agreement should be sent to: Melissa Y. Deems, Corporate Secretary, UB&T Financial Services Corporation, 129 East Elm Street, Rockmart, Georgia 30153. A VOTE AGAINST THE MERGER AGREEMENT ALONE WILL NOT SATISFY THE REQUIREMENTS FOR THE SEPARATE WRITTEN NOTICE OF INTENT TO DISSENT TO THE MERGER, THE SEPARATE WRITTEN DEMAND FOR PAYMENT OF THE FAIR VALUE OF SHARES OF UB&T COMMON STOCK, AND THE DEPOSIT OF THE STOCK CERTIFICATES, WHICH ARE REFERRED TO IN CONDITIONS (A) AND (C) ABOVE. RATHER, A DISSENTING SHAREHOLDER MUST SEPARATELY COMPLY WITH ALL OF THOSE CONDITIONS.

         Within 10 days of the later of the effective date or receipt of a payment demand by a shareholder who deposits his or her stock certificates in accordance with UB&T's dissenter's notice sent to those shareholders who notified UB&T of their intent to dissent, described in (c) above, UB&T must offer to pay to each dissenting shareholder the amount UB&T estimates to be the fair value of the dissenting shareholder's shares, plus accrued interest. That notice and offer must be accompanied by:

         (a) UB&T's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of making an offer, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

         (b)  an explanation of how the interest was calculated;

         (c) a statement of the dissenting shareholder's right to demand payment
of  a  different  amount  under  Section   14-2-1327  of  the  Georgia  Business
Corporation Code; and

         (d) a copy of the dissenter's rights provisions of the Georgia Business Corporation Code.

         If the dissenting shareholder accepts UB&T's offer by written notice to UB&T within 30 days after UB&T's offer, or is deemed to have accepted the offer by not responding to that offer within that 30-day period, UB&T must make payment for his or her shares within 60 days after the making of the offer or the effective date, whichever is later. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in his or her shares of UB&T common stock.

         If within 30 days after UB&T offers payment for the shares of a dissenting shareholder, the dissenting shareholder does not accept the estimate of fair value of his or her shares and interest due thereon and demands payment of his or her own estimate of the fair value of the shares and interest due thereon, then UB&T, within 60 days after receiving the payment demand of a different amount from a dissenting shareholder, must file an action in the superior court in Polk County, Georgia, requesting that the fair value of those shares be determined. UB&T must make all dissenting shareholders whose demands remain unsettled parties to the proceeding. If UB&T does not commence the proceeding within that 60-day period, it will be required to pay each dissenting shareholder whose demand remains unsettled the amount demanded by the dissenting shareholder.

         UB&T urges its shareholders to read all of the dissenter's rights provisions of the Georgia Business Corporation Code, which are reproduced in full in Appendix D to this proxy statement/prospectus and which are incorporated by reference into this proxy statement/prospectus.

MATERIAL  FEDERAL  INCOME TAX  CONSEQUENCES  OF THE  MERGER  AND  OPINION OF TAX
COUNSEL

         UB&T has received an opinion from Hulsey, Oliver & Mahar, LLP to the effect that, assuming the merger is completed in accordance with the terms of the Agreement and Plan of Reorganization:

         (a) The merger of UB&T into GB&T and the issuance of shares of GB&T common stock, as described herein and in the merger agreement, will constitute a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.

         (b) Holders of UB&T common stock will not recognize any gain or loss upon the exchange of that stock for GB&T common stock as a result of the merger.

         (c) Holders of UB&T common stock will recognize gain or loss pursuant to Section 302 of the Internal Revenue Code upon their receipt of cash instead of fractional shares of GB&T common stock and upon their receipt of cash pursuant to their exercise of dissenter's rights.

         (d) UB&T will not recognize any gain or loss as a result of the merger.

         (e) The aggregate tax basis of the GB&T common stock received by shareholders of UB&T pursuant to the merger will be the same as the tax basis of the shares of UB&T common stock exchanged therefor, decreased by any portion of that tax basis allocated to fractional shares of GB&T common stock that are treated as redeemed by GB&T.

         (f) The holding period of the shares of GB&T common stock received by the shareholders of UB&T will include the holding period of the shares of UB&T common stock exchanged therefor, provided that the UB&T common stock is held as a capital asset on the date of completion of the merger.

         No ruling will be requested from the Internal Revenue Service with respect to any Federal income tax consequences of the merger.

         THE FOREGOING TAX OPINION AND THE  PRECEDING  DISCUSSION  RELATE TO THE
MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO UB&T SHAREHOLDERS. UB&T SHAREHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS AS TO ANY STATE, LOCAL, OR OTHER TAX CONSEQUENCES OF THE MERGER.

              INFORMATION ABOUT UB&T FINANCIAL SERVICES CORPORATION

DESCRIPTION OF BUSINESS

         UB&T is a one-bank holding company which, through its subsidiary, United Bank & Trust Company, provides banking services through its two full-service banking offices in Rockmart, Georgia, and Cedartown, Georgia. UB&T's executive office is located at 129 East Elm Street, Rockmart, Georgia 30153, and its telephone number is (770) 684-8888. Through United Bank & Trust Company, it offers a broad range of customary banking services including commercial, mortgage, and consumer loans; checking, savings, and time deposit accounts; wire transfers; and rental of safety deposit boxes.

         As of September 30, 1999, UB&T had total consolidated assets of approximately $45.1 million, total consolidated deposits of approximately $36.0 million, and total consolidated shareholders' equity of approximately $5.0 million. For more information about UB&T, see Appendix B which includes the 1998

Annual Report filed with the SEC and the latest quarterly report filed with the SEC for the period ended September 30, 1999, and the Definitive Proxy Statement on Form 14A, dated April 29, 1999.

         UB&T was incorporated on May 28, 1998, as a Georgia business corporation. On September 1, 1998, UB&T acquired all of the shares of common stock of United Bank & Trust Company, which was organized as a Georgia banking corporation on October 27, 1988. As of November 30, 1999, United Bank & Trust Company had 27 full-time employees and 4 part-time employees. UB&T has no employees. United Bank & Trust Company is not a party to any collective bargaining agreement, and, in the opinion of management, it believes that it enjoys satisfactory relations with its employees.

         UB&T's corporate office and United Bank & Trust Company's main office are located at 129 East Elm Street near downtown Rockmart, Georgia. The main office is in an office building owned by United Bank & Trust Company and contains approximately 8,000 square feet of finished space. The building has drive-in facilities and an automated teller machine with 24 hour access.

         In July of 1995, United Bank & Trust Company opened a branch office in Cedartown, Georgia, located at 632 N. Main Street. The Cedartown office is also owned by United Bank & Trust Company and contains approximately 4,700 square feet of finished space. It also has drive-in facilities and an automated teller machine with 24 hour access.

RECENT DEVELOPMENTS

         During the fourth quarter of calendar year 1999, management began an extensive review of UB&T's loan portfolio. This review was initiated by new management due to increases in past due loans and bankruptcies and to gain an understanding of the loan portfolio and customer relationships. As a result of the review, which is still in process, UB&T charged off approximately $279,000 in loan losses in the fourth quarter of 1999. As a result of the charge-offs and other identified problem loans, UB&T made an additional provision for loan losses of approximately $436,000 in the fourth quarter of 1999. At December 31, 1999, the ratio of the allowance for loan losses to total loans was 1.87% and the net charge-off to average loans ratio was 1.18%. Management believes that this allowance for loan losses was adequate to absorb any potential loan losses in the loan portfolio. The significant increases in charge-offs is partly attributable to changes in management philosophy in 1999. During the past 12 months, UB&T has replaced its president and senior lending officer. New loan administration policies and procedures are being developed which include immediate recognition of losses on loans which contain known deficiencies, such as bankruptcies.

COMPETITION

         United Bank & Trust Company competes in the Polk County, Georgia market with 3 commercial banks and 1 credit union. In addition, United Bank & Trust Company competes with insurance companies and brokerage firms. United Bank & Trust Company competes directly for deposits in its market area with other commercial banks, thrifts, credit unions, brokerage firms, agencies issuing United States government securities, and all other organizations and institutions engaged in money market transactions. In its lending activities, United Bank & Trust Company competes with other financial institutions as well as consumer finance companies, mortgage companies, insurance companies, and other lenders engaged in the business of extending credit in its market area.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

         The following lists each shareholder of record that directly or indirectly owned, controlled, or held with power to vote 5% or more of the 426,370 outstanding shares of UB&T common stock as of November 30, 1999, and the amount of UB&T common stock held by each executive officer and director of UB&T. Unless otherwise indicated, each person has sole voting and investment powers over the indicated shares. Information relating to beneficial ownership of the UB&T common stock is based upon "beneficial ownership" concepts set forth in rules issued under the Exchange Act. Under those rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of that security, or "investment power," which includes the power to dispose or to direct the disposition of that security. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities.

 NAME AND ADDRESS<F1>                   NUMBER OF SHARES BENEFICIALLY OWNED               PERCENT OF CLASS (%)
 ----------------                       -----------------------------------               --------------------
Estate of Ray Sewell<F2>                               36,275                                      8.50
Jimmy Lester<F3>                                       28,652                                      6.64




Bruce B. Albea<F4>                                     10,350                                      2.54
David Lee Cummings                                      9,130                                      2.14
Dan Forsyth<F5>                                         8,450                                      1.98
William D. Heath                                        6,728                                      1.58
Jay W. LeGrande<F6>                                    15,950                                      3.74
William L. Lundy, Jr. <F7>                              1,200                                      0.52
Elmo Peppers                                            9,500                                      2.23
Frank Shelley <F8>                                     13,100                                      3.07
Dan B. Simon, III <F9>                                  9,700                                      2.27
Melissa Y. Deems                                         200                                       0.09


<F1>  Unless otherwise indicated, the address of the persons named above is care of United Bank & Trust Company, 129 East Elm Street, Rockmart, Georgia 30153.
<F2>  The address for the Estate is Post Office Box 518, Bremen, Georgia 30110.
<F3>  Includes 20,000  shares owned  directly by J. L. Lester & Son, as to which
      Mr. Lester shares the power to direct voting and disposition, and 8,335 shares that are held jointly by Mr. Lester and his wife. Mr. Lester's address is 129 East Elm Street, Rockmart, Georgia 30153.
<F4>  Includes 3,500 shares of common stock owned by Mr. Albea's wife.
<F5>  The indicated shares are held jointly by Mr. Forsyth and his wife.
<F6>  Includes 1,800 shares owned jointly with Mr. LeGrande's wife as custodians for their grandchildren, for which Mr. LeGrande disclaims beneficial ownership.
<F7>  The indicated shares are held jointly by Mr. Lundy and his wife.
<F8>  Includes 550  shares of common stock owned by Mr. Shelley as custodian for his daughter and 50 shares of common stock owned by Mr. Shelley's wife.
<F9>  Includes 2,375 shares owned jointly with Mr. Simon's wife, and 500 shares owned individually by Mr. Simon's wife.


                                      -34-

                     INFORMATION ABOUT GB&T BANCSHARES, INC.

DESCRIPTION OF BUSINESS

         GB&T was incorporated under the laws of the state of Georgia in 1998. All of GB&T's activities are currently conducted through its wholly-owned subsidiary, Gainesville Bank & Trust, which was organized as a Georgia banking corporation in 1987.

         At September 30, 1999, GB&T had total consolidated assets of approximately $237.8 million, total loans of approximately $180.7 million, total deposits of approximately $191.7 million, and shareholders' equity of $16.4 million. For more information about GB&T, see Appendix C which contains the 1998 Annual Report, the September 30, 1999, quarterly report filed with the SEC, and the Definitive Proxy Statement on Form 14A, dated April 14, 1999.

RECENT DEVELOPMENTS

         ACQUISITION OF SHARES OF FIRST NATIONAL BANK OF JOHNS CREEK. On June 16, 1999, GB&T acquired a 4.99% interest in First National Bank of Johns Creek for $483,730.

         ACQUISITION OF SHARES OF ALLIANCE NATIONAL BANK, DALTON, GEORGIA. On September 7, 1999, GB&T acquired a 4.99% interest in Alliance National Bank for $433,710.

DESCRIPTION OF SECURITIES

         The following is a summary of material provisions of GB&T's common stock:

         GENERAL. The authorized capital stock of GB&T consists of 10,000,000 shares of common stock, $5.00 par value per share. As of November 30, 1999, 2,117,146 shares of common stock were issued and outstanding. Additionally, there are presently exercisable options to acquire 69,126 shares of GB&T's common stock issued and outstanding.

         COMMON STOCK. All voting rights are vested in the holders of the common stock. Each holder of common stock is entitled to one vote per share on any issue requiring a vote at any meeting. The shares do not have cumulative voting rights. All shares of GB&T common stock are entitled to share equally in any dividends that GB&T's Board of Directors may declare on GB&T's common stock from sources legally available for distribution. The determination and declaration of dividends is within the discretion of GB&T's Board of Directors. Upon liquidation, holders of GB&T's common stock will be entitled to receive on a pro rata basis, after payment or provision for payment of all debts and liabilities of GB&T, all assets of GB&T available for distribution, in cash or in kind. GB&T's Articles of Incorporation grant preemptive rights to the holders of GB&T common stock.

         The outstanding shares of GB&T common stock are, and the shares of GB&T common stock to be issued by GB&T in connection with the merger will be, duly authorized, validly issued, fully paid and nonassessable.

         TRANSFER AGENT AND REGISTRAR. The Transfer Agent and Registrar for GB&T's common stock is Reliance Trust, Atlanta, 3384 Peachtree Road, Atlanta, Georgia 30309.


                                      -35-

                                 LEGAL OPINIONS

         Hulsey, Oliver & Mahar, LLP counsel to GB&T, will provide opinions as to the (a) legality of the GB&T common stock to be issued in connection with the merger and (b) the income tax consequences of the merger. As of the date of this proxy statement/prospectus, members of Hulsey, Oliver & Mahar own an aggregate of 84,792 shares of GB&T common stock.

                                     EXPERTS

         The audited consolidated financial statements of GB&T and its subsidiaries included or incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement have been audited by Mauldin & Jenkins, LLC, independent certified public accountants, as indicated in their related audit reports, and are included on the authority of that firm as experts in giving those reports.

         The audited consolidated financial statements of UB&T as of and for the year ended December 31, 1998, included in this proxy statement/prospectus and elsewhere in the registration statement have been audited by Mauldin & Jenkins, LLC, independent certified public accountants, as indicated in their related audit reports, and are included on the authority of that firm as experts in giving those reports.

         The audited consolidated financial statements of UB&T as of and for the year ended December 31, 1997, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                                  OTHER MATTERS

         Management of UB&T and GB&T know of no other matters which may be brought before the special shareholders' meeting. If any matter other than the proposed merger or related matters should properly come before the special meeting, however, the persons named in the enclosed proxies will vote proxies in accordance with their judgment on those matters.


                                        By Order of the Boards of Directors,





Samuel L. Oliver                            Melissa Y. Deems
Corporate Secretary                         Corporate Secretary
GB&T Bancshares, Inc.                       UB&T Financial Services Corporation

January 12, 2000                            January 12, 2000
Gainesville, Georgia                        Rockmart, Georgia



                                      -36-

                                   APPENDIX A


                      AGREEMENT AND PLAN OF REORGANIZATION


     THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of October 14, 1999 by and between GB&T Bancshares, Inc. ("GB&T"), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Gainesville, Georgia, and UB&T Financial Services Corporation ("Financial Services"), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Rockmart, Georgia.

                                    Preamble

     The Boards of Directors of GB&T and Financial Services are of the opinion that the transactions described herein are in the best interests of the parties and their respective shareholders. This Agreement provides for the merger of Financial Services with and into GB&T, with GB&T being the surviving corporation of the merger. At the effective time of such merger, the outstanding shares of capital stock of Financial Services will be converted into the right to receive shares of capital stock of GB&T. As a result, shareholders of Financial Services will become shareholders of GB&T, and the wholly-owned subsidiary of Financial Services, United Bank & Trust, will continue to conduct its business and operations as a wholly-owned subsidiary of GB&T. The transactions described in this Agreement are subject to the approvals of the Boards of Directors of both GB&T and Financial Services, the shareholders of GB&T and Financial Services, the Board of Governors of the Federal Reserve System, the Georgia Department of Banking and Finance and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the merger (i) for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and (ii) for accounting purposes shall be accounted for as a "pooling of interests."

     As a condition and inducement to GB&T's willingness to consummate the transactions contemplated by this Agreement, each of the directors of Financial Services will execute and deliver to GB&T an agreement (a "Support Agreement") within ten (10) calendar days of the date of this Agreement, in substantially the form of Exhibit 6 to this Agreement.

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I
                        TRANSACTIONS AND TERMS OF MERGER

     1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Financial Services shall be merged with and into GB&T in accordance with the provisions of Section 14-2-1101, 14-2-1103, and 14-2-1105 of the GBCC and with the effect provided in Section 14-2-1106 of the GBCC (the "Merger"). GB&T shall be the Surviving Corporation resulting from the Merger. The Merger shall be consummated pursuant to the terms of this Agreement, which

                                       1

has been approved and adopted by the respective Boards of Directors of GB&T and Financial Services.

     1.2 Time and Place of Closing. The Closing will take place at 10:00 a.m. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 10:00 a.m.), or at such other time as the Parties, acting through their Designated Officers may mutually agree. The place of Closing shall be at the offices of Hulsey, Oliver & Mahar, LLP, Gainesville, Georgia, or such other place as may be mutually agreed upon by the Parties.

     1.3 Effective Time. The Merger and the other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Georgia (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the Designated Officer of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which occurs the last to occur of (a) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, (b) the date on which the shareholders of Financial Services approve this Agreement to the extent such approval is required by applicable Law; (c) the date on which the Shareholders of GB&T approve this Agreement to the extent such approval is required; or such later date as may be mutually agreed upon in writing by the chief executive officer of each Party.

     1.4 Execution of Support Agreements. Within ten (10) calendar days of the execution of this Agreement and as a condition hereto, each of the directors of Financial Services will execute and deliver to GB&T a Support Agreement, in substantially the form of Exhibit 6 to this Agreement.


                                   ARTICLE II
                                 TERMS OF MERGER

     2.1 Articles of Incorporation. The Articles of Incorporation of GB&T in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation from and after the Effective Time until otherwise amended or repealed.

     2.2 Bylaws. The Bylaws of GB&T in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation from and after the Effective Time until otherwise amended or repealed.

     2.3 Directors and Officers.

         (a) The officers and directors of the Surviving Corporation from and after the Effective Time shall consist of the officers and directors of GB&T immediately preceding the Effective Time, together with a director from the present Financial Services board to be selected by the GB&T Board. Such officers and directors shall serve in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

         (b) The directors of GB&T Bank from and after the Effective Time shall consist of the directors of GB&T Bank immediately preceding the Effective Time.

                                       2

Such directors shall serve in accordance with the Articles of Incorporation and Bylaws of GB&T Bank.

         (c) The directors of United Bank & Trust from and after the Effective Time shall consist of the directors of United Bank & Trust immediately preceding the Effective time. Such directors shall serve in accordance with the Articles of Incorporation and Bylaws of United Bank & Trust.


                                   ARTICLE III
                           MANNER OF CONVERTING SHARES

     3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of GB&T or Financial Services, or the shareholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

         (a) Each share of GB&T Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

         (b) Each share of Financial Services Common Stock (excluding shares held by GB&T or Financial Services or any of their respective Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive that multiple of a share of GB&T common stock (the "Exchange Ratio") by dividing $30.00 by the Base Period Trading Price. "Base Period Trading Price" shall mean the average of the daily last sale prices of the shares of GB&T Common Stock for the days on which such shares are actually traded on NASDAQ during the sixty
(60) consecutive calendar days ending at the close of trading on the fifth trading day immediately preceding the Closing; provided, however, that if the Base Period Trading Price is greater than $30.00, it shall be deemed to be $30.00, and if the Base period Trading Price is less than $18.00, it shall be deemed to be $18.00.

     3.2 Anti-Dilution Provisions. In the event GB&T or Financial Services changes the number of shares of GB&T Common Stock or Financial Services Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date therefor (in the case of a stock split or similar recapitalization) shall be after the date hereof and prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     3.3 Shares Held by GB&T or Financial Services. Each of the shares of Financial Services Common Stock held by any GB&T Company or by any Financial Services Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.


                                       3

    3.4 Conversion of Stock Options; Restricted Stock.

     Deliberately Omitted

     3.5 Dissenting Shareholders. Any holder of shares of Financial Services Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Article 13 of the GBCC shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of the GBCC; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the GBCC and has surrendered to GB&T the certificate or certificates representing shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Financial Services fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, GB&T shall issue and deliver the consideration to which such holder of shares of Financial Services Common Stock is entitled under this Article III (without interest) upon surrender by such holder of the certificate or certificates representing shares of Financial Services Common Stock held by such holder.

     3.6 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Financial Services Common Stock exchanged pursuant to the Merger, or of options to purchase shares of Financial Services Common Stock, who would otherwise have been entitled to receive a fraction of a share of GB&T Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of GB&T Common Stock multiplied by $30.00. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.


                                   ARTICLE IV
                               EXCHANGE OF SHARES

    4.1 Exchange Procedures. Promptly after the Effective Time, GB&T and Financial Services shall cause the exchange agent selected by GB&T (the "Exchange Agent") to mail to the former holders of Financial Services Common Stock appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Financial Services Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of Financial Services Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or shares as to which dissenters' rights have been perfected as provided in Section 3.5 of this Agreement) issued and outstanding at the Effective Time, shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 and 3.6 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. Neither GB&T nor the Exchange Agent shall be obligated to deliver the consideration to which any former holder of Financial Services Common Stock is entitled as a result of the Merger until such holder surrenders his or her certificate or certificates representing the shares of Financial Services Common Stock for exchange, as provided in this Section 4.1 or appropriate affidavits and indemnity agreements


                                      4

in the event such share certificates have been lost, mutilated, or destroyed. The certificate or certificates of Financial Services Common Stock so surrendered shall be duly endorsed as GB&T may require. Any other provision of this Agreement notwithstanding, neither GB&T nor the Exchange Agent shall be liable to a holder of Financial Services Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

     4.2 Rights of Former Financial Services Shareholders. The stock transfer books of Financial Services shall be closed as to holders of Financial Services Common Stock immediately prior to the Effective Time and no transfer of Financial Services Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of
Section 4.1 of this Agreement, each certificate theretofore representing shares of Financial Services Common Stock (other than shares to be canceled pursuant to Section 3.3 or shares as to which dissenters' rights have been perfected as provided in Section 3.5 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 and 3.6 of this Agreement in exchange therefor. To the extent permitted by Law, former holders of record of Financial Services Common Stock shall be entitled to vote after the Effective Time at any meeting of GB&T shareholders the number of whole shares of GB&T Common Stock into which their respective shares of Financial Services Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Financial Services Common Stock for certificates representing GB&T Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by GB&T on the GB&T Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of GB&T Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Financial Services Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such Financial Services Common Stock certificate, both GB&T Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.


                                    ARTICLE V
              REPRESENTATIONS AND WARRANTIES OF Financial Services

     Financial Services hereby represents and warrants to GB&T as follows:

     5.1 Organization, Standing, and Power. Financial Services is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia and is duly registered as a bank holding company under the BHC Act. Financial Services has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Financial Services is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its

                                      5

business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Financial Services.

     5.2 Authority; No Breach By Agreement.

          (a) Financial Services has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Financial Services, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of Financial Services Common Stock, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by Financial Services. Subject to such requisite shareholder approval, this Agreement represents a legal, valid and binding obligation of Financial Services, enforceable against Financial Services in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by Financial Services, nor, except as described in Section 5.2 of the Financial Services Disclosure Memorandum, the consummation by Financial Services of the transactions contemplated hereby, nor compliance by Financial Services with any of the provisions hereof will (i) conflict with or result in a breach of any provision of Financial Services's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Financial Services Company under, any Contract or Permit of any Financial Services Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Financial Services, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1 (b) of this Agreement, violate any Law or Order applicable to any Financial Services Company or any of their respective Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASDAQ, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Financial Services, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by Financial Services of the Merger and the other transactions contemplated in this Agreement.

     5.3 Common Stock.

          (a) The authorized common stock of Financial Services consists of 10,000,000 shares of Financial Services Common Stock, of which 426,370 shares

                                       6

are issued and outstanding as of the date of this Agreement and not more than 426,370 shares will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of capital stock of Financial Services are duly and validly issued and outstanding and are fully paid and nonassessable under the GBCC. None of the outstanding shares of capital stock of Financial Services have been issued in violation of any preemptive rights of the current or past shareholders of Financial Services.

          (b) Except as set forth in Section 5.3 of this Agreement, or as disclosed in Section 5.3 of the Financial Services Disclosure Memorandum, there are no shares of capital stock or other equity securities of Financial Services outstanding and no outstanding Rights relating to the capital stock of Financial Services.

     5.4 Financial  Services  Subsidiaries.  Financial Services has disclosed in
Section 5.4 of the Financial Services Disclosure Memorandum all of the Financial Services Subsidiaries as of the date of this Agreement. Except as disclosed in
Section 5.4 of the Financial Services Disclosure Memorandum, Financial Services or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each Financial Services Subsidiary. No equity securities of any Financial Services Subsidiary are or may become required to be issued (other than to another Financial Services Company) by reason of any Rights, and there are no Contracts by which any Financial Services Subsidiary is bound to issue (other than to another Financial Services Company) additional shares of its capital stock or Rights, or by which any Financial Services Company is or may be bound to transfer any shares of the capital stock of any Financial Services Subsidiary (other than to another Financial Services Company). There are no Contracts relating to the rights of any Financial Services Company to vote or to dispose of any shares of the capital stock of any Financial Services Subsidiary. All of the shares of capital stock of each Financial Services Subsidiary held by a Financial Services Company are fully paid and nonassessable under the applicable Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by a Financial Services Company free and clear of any Lien. Each Financial Services Subsidiary is either a bank, a savings association or a corporation and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is organized and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each Financial Services Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Financial Services. Each Financial Services Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or the Savings Association Insurance Fund, as appropriate.

         5.5 Financial  Statements.  Financial  Services has included in Section
5.5 of the Financial Services Disclosure Memorandum copies of all Financial Services Financial Statements for periods ended prior to the date hereof and will deliver to GB&T copies of all Financial Services Financial Statements prepared subsequent to the date hereof. The Financial Services Financial

                                      7

Statements (as of the dates thereof and for the periods covered thereby) (a) are, or if dated after the date of this Agreement will be, in accordance with the books and records of the Financial Services Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and
(b) present or will present, as the case may be, fairly the consolidated financial position of the Financial Services Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the Financial Services Companies for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material in amount or effect).

     5.6 Absence of Undisclosed Liabilities. No Financial Services Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Financial Services except Liabilities which are accrued or reserved against in the consolidated balance sheets of Financial Services as of June 30, 1999, included in the Financial Services
Financial Statements or reflected in the notes thereto. No Financial Services Company has incurred or paid any Liability since June 30, 1999, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Financial Services.

     5.7 Absence of Certain Changes or Events. Since June 30, 1999, except as disclosed in Section 5.7 of the Financial Services Disclosure Memorandum, (a) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Financial Services, and (b) the Financial Services Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Financial Services provided in Article VII of this Agreement.

     5.8 Tax Matters.

          (a) All Tax returns required to be filed by or on behalf of any of the Financial Services Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Financial Services and all returns filed are complete and accurate to the Knowledge of Financial Services. All Taxes shown on filed returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Financial Services, except as reserved against in the Financial Services Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.8(a) of the Financial Services Disclosure Memorandum. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

          (b) Except as disclosed in Section 5.8(b) of the Financial Services Disclosure Memorandum, none of the Financial Services Companies has executed an

                                      8

extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to any Financial Services Company, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Financial Services.

          (c) Adequate provision for any Taxes due or to become due for any of the Financial Services Companies for the period or periods through and including the date of the respective Financial Services Financial Statements has been made and is reflected on such Financial Services Financial Statements.

          (d) Deferred Taxes of the Financial Services Companies have been provided for in accordance with GAAP.

          (e) Each of the Financial Services Companies is in compliance with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Financial Services.

     5.9 Allowance for Possible Loan Losses. The allowance for possible loan or credit losses (the "Allowance") shown on the consolidated balance sheets of Financial Services included in the most recent Financial Services Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of Financial Services included in the Financial Services Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the Financial Services Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the Financial Services Companies as of the dates thereof except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on Financial Services.

         5.10 Assets. Except as disclosed in Section 5.10 of the Financial Services Disclosure Memorandum or as disclosed or reserved against in the Financial Services Financial Statements, the Financial Services Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets indicated as owned by the respective Company as of the date of the respective Financial Services Statement. All material tangible properties used in the businesses of the Financial Services Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Financial Services's past practices. All Assets which are material to the business of the Financial Services Companies and held under leases or subleases by any of the Financial Services Companies are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion

                                      9

of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The policies of fire, theft, liability and other insurance maintained with respect to the Assets or businesses of the Financial Services Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the Financial Services Companies is a named insured are reasonably sufficient. The Assets of the Financial Services Companies include all assets required to operate the business of the Financial Services Companies as presently conducted.

     5.11 Environmental Matters. Except as disclosed in Section 5.11 of the Financial Services Disclosure Memorandum:

          (a) To the Knowledge of Financial Services, each Financial Services Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for noncompliance which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Financial Services.

          (b) There is no Litigation pending or to the Knowledge of Financial Services threatened before any court, governmental agency or authority or other forum in which any Financial Services Company or any of its Loan Properties or Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance with any Environmental Law or (ii) relating to the Release into the Environment of any Hazardous Material, whether or not occurring at, on, under or involving a site owned, leased or operated by any Financial Services Company or any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened the resolution of which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Financial Services, and to the Knowledge of Financial Services, there is no reasonable basis for any such Litigation.

          (c) To the Knowledge of Financial Services, there have been no releases of Hazardous Material in, on, under or affecting any Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Financial Services.

     5.12 Compliance with Laws. Financial Services is duly registered as a bank holding company under the BHC Act and under Georgia law. Each Financial Services Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Financial Services, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Financial Services. Except as disclosed in Section 5.12 of the Financial Services Disclosure Memorandum, no Financial Services Company:

          (a) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Financial Services; and

                                       10


          (b) as received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Financial Services Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Financial Services, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Financial Services, or (iii) requiring any Financial Services Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     5.13 Labor Relations. No Financial Services Company is the subject of any Litigation asserting that it or any other Financial Services Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other Financial Services Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any Financial Services Company, pending or, to its Knowledge, threatened, nor, to its Knowledge, is there any activity involving any Financial Services Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     5.14 Employee Benefit Plans.

          (a) Financial Services has disclosed in Section 5.14 of the Financial Services Disclosure Memorandum and delivered or made available to GB&T prior to the execution of this Agreement copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Financial Services Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Financial Services Benefit Plans"). Any of the Financial Services Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Financial Services ERISA Plan." Each Financial Services ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "Financial Services Pension Plan." No Financial Services Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

          (b) All Financial Services Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually  or in the  aggregate,  a  Material  Adverse  Effect  on  Financial

                                      11

Services. Each Financial Services ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Financial Services is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of Financial Services, no Financial Services Company nor any other party has engaged in a transaction with respect to any Financial Services Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Financial Services Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Financial Services.

          (c) Neither Financial Services nor any ERISA Affiliate of Financial Services maintains an "employee pension benefit plan," within the meaning of
Section 3(2) of ERISA that is or was subject to Title IV of ERISA.

          (d) Neither Financial Services nor any ERISA Affiliate of Financial Services has any past, present or future obligation or liability to contribute to any multi-employer plan, as defined in Section 3(37) of ERISA.

         (e) Except as disclosed in Section 5.14(e) of the Financial Services Disclosure Memorandum, (i) no Financial Services Company has any obligations for retiree health and life benefits under any of the Financial Services Benefit Plans, except as required by Section 601 of ERISA and Section 4980B of the Code;
(ii) there are no restrictions on the rights of any Financial Services Company to amend or terminate any such Plan; and (iii) any amendment or termination of any such Plan will not cause any Financial Services Company to incur any Liability that is reasonably likely to have a Material Adverse Effect on Financial Services.

          (f) Except as disclosed in Section 5.14(f) of the Financial Services Disclosure Memorandum, neither the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any Financial Services Company from any Financial Services Company under any Financial Services Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Financial Services Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

          (g) The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Financial Services Company and their respective beneficiaries have been fully reflected on the Financial Services Financial Statements to the extent required by and in accordance with GAAP.

          (h) Financial Services and each ERISA Affiliate of Financial Services has complied with the continuation of coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608 in a manner that will not cause any Financial Services Company to incur any Liability that is reasonably likely to have a Material Adverse Effect on Financial Services.

          (i) Except as disclosed in Section 5.14(i) of the Financial Services Disclosure Memorandum, neither Financial Services nor any ERISA Affiliate of

                                       12

Financial Services is obligated, contingently or otherwise, under any agreement to pay any amount which would be treated as a "parachute payment," as defined in
Section  280G(b) of the Internal  Revenue  Code  (determined  without  regard to
Section 280G(b)(2)(A)(ii) of the Internal Revenue Code).

          (j) Other than routine claims for benefits, to the Knowledge of Financial Services, there are no actions, audits, investigations, suits or claims pending against any Financial Services Benefit Plan, any trust or other funding agency created thereunder, or against any fiduciary of any Financial Services Benefit Plan or against the assets of any Financial Services Benefit Plan.

     5.15 Material Contracts. Except as disclosed in Section 5.15 of the Financial Services Disclosure Memorandum or otherwise reflected in the Financial Services Financial Statements, none of the Financial Services Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (a) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $25,000, excluding "at will" employment arrangements, (b) any Contract relating to the borrowing of money by any Financial Services Company or the guarantee by any Financial Services Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, Federal Home Loan Bank advances, fully-secured repurchase agreements, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), (c) any Contracts between or among Financial Services Companies, and (d) any other Contract (excluding this Agreement) or amendment thereto that is required to be filed as an exhibit to a Form 10-KSB or Form 10-QSB filed by Financial Services with the SEC as of the date of this Agreement if Financial Services were required to file a Form 10-KSB or 10-QSB with the SEC (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the "Financial Services Contracts"). None of the Financial Services Companies is in Default under any Financial Services Contract, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Financial Services. All of the indebtedness of any Financial Services Company for money borrowed is prepayable at any time by such Financial Services Company without penalty or premium.

     5.16 Legal Proceedings. Except as disclosed in Section 5.16 of the Financial Services Disclosure Memorandum, there is no Litigation instituted or pending, or, the Knowledge of Financial Services, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Financial Services Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Financial Services, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Financial Services Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Financial Services.

     5.17 Reports. Since June 30, 1999, each Financial Services Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (a) the

                                       13


Regulatory Authorities, and (b) any applicable federal and state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Financial Services). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document to Financial Services's Knowledge did not, in any material respect, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     5.18 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any Financial Services Company or any Affiliate thereof to GB&T pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Financial Services Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by GB&T with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Financial Services Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Financial Services's shareholders in connection with the Financial Services Shareholders' Meeting, and any other documents to be filed by a Financial Services Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Financial Services, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Financial Services Shareholders' Meeting, be false or misleading with respect to any Material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Financial Services Shareholders' Meeting. All documents that any Financial Services Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

     5.19 Accounting, Tax and Regulatory Matters. No Financial Services Company or, to the knowledge of any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (a) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section. To the Knowledge of Financial Services, there exists no fact, circumstance, or reason why the requisite Consents

                                       14


referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Section 9.1(b).

     5.20 Charter Provisions. Each Financial Services Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any Financial Services Company or restrict or impair the ability of GB&T to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Financial Services Company that may be acquired or controlled by it.

     5.21 State Anti-Takeover Laws. Each Financial Services Company has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable "moratorium," "control share," "fair price," "business combination," or other anti-takeover laws and regulations of the State of Georgia including those laws contained within Sections 14-2-1110 et seq. and 14-2-1131 et seq. of the GBCC.

     5.22 Millennium Compliance. Financial Services represents and warrants that each Financial Services Company has tested and assessed its software, hardware, and other computer equipment to ensure that there will not be a Year 2000 Problem. Financial Services further represents and warrants that each Financial Services Company has prepared and implemented a written plan of action to ensure that the software, hardware, and other computer equipment owned, licensed, or used by each Financial Services Company will not be the subject of a failure in any such software, hardware, or other computer equipment as a result of a Year 2000 Problem. Financial Services further represents and warrants that each Financial Services Company has contacted and received assurances from all key suppliers of goods and services to each Financial Services Company, including but not limited to suppliers of computer software, computer hardware, and other computer equipment, that each of the software, hardware, and other computer equipment owned, licensed, or used by such suppliers will not be the subject of failures in any such software, hardware, or other computer equipment as a result of a Year 2000 Problem.


                                   ARTICLE VI

                     REPRESENTATIONS AND WARRANTIES OF GB&T

     GB&T hereby represents and warrants to Financial Services as follows:

     6.1 Organization, Standing, and Power. GB&T is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and is duly registered as a bank holding company under the BHC Act. GB&T has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. GB&T is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

     6.2 Authority; No Breach By Agreement.

                                       15


          (a) Subject to the actions required for listing by NASDAQ of the shares to be issued to Financial Services shareholders, GB&T has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of GB&T. This Agreement represents a legal, valid and binding obligation of GB&T, enforceable against GB&T in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b) Except as described in Section 6.2 of the GB&T Disclosure Memorandum, neither the execution and delivery of this Agreement by GB&T, nor the consummation by GB&T of the transactions contemplated hereby, nor compliance by GB&T with any of the provisions hereof will (i) conflict with or result in a breach of any provision of GB&T's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any GB&T Company under, any Contract or Permit of any GB&T Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any GB&T Company or any of their respective Assets.

          (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASDAQ, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by GB&T of the Merger and the other transactions contemplated in this Agreement.

     6.3 Capital Stock.

          (a) The authorized capital stock of GB&T consists of 10,000,000 shares of GB&T Common Stock, of which 2,113,176 shares were issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of GB&T Common Stock are, and all of the shares of GB&T Common Stock to be issued in exchange for shares of Financial Services Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the GBCC. None of the outstanding shares of GB&T Common Stock have been, and none of the shares of GB&T Common Stock to be issued in exchange for shares of Financial Services Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of GB&T.

          (b) [Reserved]

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

     (c) Except as set forth in Sections 6.3(a) and 6.3(b) of this Agreement, or as disclosed in Section 6.3(c) of the GB&T Disclosure Memorandum, there are no other shares of capital stock or other equity securities of GB&T outstanding and no outstanding Rights relating to the capital stock of GB&T.

     6.4 GB&T Subsidiaries. GB&T has disclosed in Section 6.4 of the GB&T Disclosure Memorandum all of the GB&T Subsidiaries as of the date of this Agreement. Except as disclosed in Section 6.4 of the GB&T Disclosure Memorandum, GB&T or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each GB&T Subsidiary. No equity securities of any GB&T Subsidiary are or may become required to be issued (other than to another GB&T Company) by reason of any Rights, and there are no Contracts by which any GB&T Subsidiary is bound to issue (other than to another GB&T Company) additional shares of its capital stock or Rights, or by which any GB&T Company is or may be bound to transfer any shares of the capital stock of any GB&T Subsidiary (other than to another GB&T Company). There are no Contracts relating to the rights of any GB&T Company to vote or to dispose of any shares of the capital stock of any GB&T Subsidiary. All of the shares of capital stock of each GB&T Subsidiary held by a GB&T Company are fully paid and nonassessable under the applicable Law of the jurisdiction in which such Subsidiary is incorporated or organized. Each GB&T Subsidiary is either a bank, a savings association, a corporation or a limited liability company and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is organized and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each GB&T Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T. Each GB&T Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or the Savings Association Insurance Fund, as appropriate.

     6.5 Financial Statements. GB&T has included in Section 6.5 of the GB&T Disclosure Memorandum copies of all GB&T Financial Statements for periods ended prior to the date hereof and will deliver to Financial Services copies of all GB&T Financial Statements prepared subsequent to the date hereof. The GB&T Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are, or if dated after the date of this Agreement will be, in accordance with the books and records of the GB&T Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (b) present or will present, as the case may be, fairly the consolidated financial position of the GB&T Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the GB&T Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material in amount or effect).

                                       17


     6.6 Absence of Undisclosed Liabilities. No GB&T Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, except Liabilities which are accrued or reserved against in the consolidated balance sheets of GB&T as of December 31, 1998, included in the GB&T Financial Statements or reflected in the notes thereto. No GB&T Company has incurred or paid any Liability since December 31,1998, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

     6.7 Absence of Certain Changes or Events. Since December 31, 1998, except as disclosed in Section 6.7 of the GB&T Disclosure Memorandum, (a) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, and (b) the GB&T Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of GB&T provided in Article VII of this Agreement.

     6.8 Tax Matters.

          (a) All Tax returns required to be filed by or on behalf of any of the GB&T Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on GB&T, and all returns filed are complete and accurate to the Knowledge of GB&T. All Taxes shown on filed returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on GB&T, except as reserved against in the GB&T Financial Statements delivered prior to the date of this Agreement or as disclosed in
Section 6.8(a) of the GB&T Disclosure Memorandum. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

          (b) Except as disclosed in Section 6.8(b) of the GB&T Disclosure Memorandum, none of the GB&T Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to any GB&T Company, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

          (c) Adequate provision for any Taxes due or to become due for any of the GB&T Companies for the period or periods through and including the date of the respective GB&T Financial Statements has been made and is reflected on such GB&T Financial Statements.

          (d) Deferred Taxes of the GB&T Companies have been provided for in accordance with GAAP.

          (e) Each of the GB&T Companies is in compliance with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable

                                       18


information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

     6.9 Allowance for Possible Loan Losses. The Allowance shown on the consolidated balance sheets of GB&T included in the most recent GB&T Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of GB&T included in the GB&T Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the GB&T Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the GB&T Companies as of the dates thereof except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on GB&T.

     6.10 Assets. Except as disclosed in Section 6.10 of the GB&T Disclosure Memorandum or as disclosed or reserved against in the GB&T Financial Statements, the GB&T Companies have good and marketable title free and clear of all Liens, to all of their respective Assets indicated as owned by the respective GB&T Company as of the date of the respective GB&T statement. All material tangible properties used in the businesses of the GB&T Companies are in good condition, reasonable wear and tear excepted and are usable in the ordinary course of business consistent with GB&T's past practices. All Assets which are material to the business of the GB&T Companies and held under leases or subleases by any of the GB&T Companies are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The policies of fire, theft, liability any other insurance maintained with respect to the Assets or businesses of the Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the Companies is a named insured are reasonably sufficient. The Assets of the Companies include all assets required to operate the business of the Companies as presently conducted.

     6.11 Environmental Matters. Except as disclosed in Section 6.10 of the GB&T Disclosure Memorandum:

          (a) To the Knowledge of GB&T, each GB&T Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for noncompliance which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

          (b) There is no Litigation pending or to the Knowledge of GB&T threatened before any court, governmental agency or authority or other forum in which any GB&T Company or any of its Loan Properties or Participation Facilities

                                       19

as been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance with any Environmental Law or (ii) relating to the Release into the Environment of any Hazardous Material, whether or not occurring at, on, under or involving a site owned, leased or operated by any GB&T Company or any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened the resolution of which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T or to the Knowledge of GB&T, there is no reasonable basis for any such Litigation.

          (c) To the Knowledge of GB&T, there have been no releases of Hazardous Material in, on, under or affecting any Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.


     6.12 Compliance with Laws. GB&T is duly registered as a bank holding company under the BHC Act and under Georgia law. Each GB&T Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T. Except as disclosed in Section
6.11 of the GB&T Disclosure Memorandum, no GB&T Company:

          (a) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T; and

          (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any GB&T Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, or
(iii) requiring any GB&T Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     6.13 Labor Relations. No GB&T Company is the subject of any Litigation asserting that it or any other GB&T Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other GB&T Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any GB&T Company, pending or, to its Knowledge, threatened, nor, to its Knowledge, is there any activity involving any GB&T Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

                                       20


     6.14 Employee Benefit Plans.

          (a) GB&T has disclosed in Section 6.14 of the GB&T Disclosure Memorandum and delivered or made available to Financial Services prior to the execution of this Agreement copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any GB&T Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "GB&T Benefit Plan"). Any of the GB&T Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "GB&T ERISA Plan." Each GB&T ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue
Code) is referred to herein as a GB&T Pension Plan." No GB&T Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

          (b) All GB&T Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Financial Services. Each GB&T ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and GB&T is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of GB&T, no GB&T Company nor any other party has engaged in a transaction with respect to any GB&T Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any GB&T Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

          (c) Neither GB&T nor any ERISA Affiliate of GB&T maintains an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA.

          (d) Neither nor any ERISA Affiliate of GB&T has any past, present or future obligation or liability to contribute to any multi-employer plan, as defined in Section 3(37) of ERISA.

          (e) Except as disclosed in Section 6.14(e) of the GB&T Disclosure Memorandum, (i) no GB&T Company has any obligations for retiree health and live benefits under any of the GB&T Benefit Plans, except as required by Section 601 of ERISA and Section 4980B of the Code; (ii) there are no restrictions on the rights of any GB&T Company to amend or terminate any such Plan; and (iii) any amendment or termination of any such Plan will not cause any GB&T Company to incur any Liability that is reasonably likely to have a Material Adverse Effect on GB&T.

          (f) Except as disclosed in Section 6.14(f) of the GB&T Disclosure Memorandum, neither the execution and delivery of this Agreement or the

                                       21

consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any GB&T Company from any GB&T Company under any GB&T Benefit Plan or otherwise,
(ii)  increase any benefits  otherwise  payable  under any GB&T Benefit Plan, or
(iii) result in any acceleration of the time of payment or vesting of any such benefit.

          (g) The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any GB&T Company and their respective beneficiaries have been fully reflected on the GB&T Financial Statements to the extent required by and in accordance with GAAP.

          (h) GB&T and each ERISA Affiliate of GB&T has complied with the continuation of coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608 in a manner that will not cause any GB&T Company to incur any Liability that is reasonably likely to have a Material Adverse Effect on GB&T.

          (i) Except as disclosed in Section 6.14(i) of the GB&T Disclosure Memorandum, neither GB&T nor any ERISA Affiliate of GB&T is obligated, contingently or otherwise, under any agreement to pay any amount which would be treated as a "parachute payment," as defined in Section 280G(b) of the Internal Revenue Code (determined without regard to Section 280G(b) (2) (A) (ii) of the Internal Revenue Code).

     (j) Other than routine claims for benefits, to the Knowledge of GB&T, there are no actions, audits, investigations, suits or claims pending against any GB&T Benefit Plan, any trust or other funding agency created thereunder, or against any fiduciary of any GB&T Benefit Plan or against the assets of any GB&T Benefit Plan.

     6.15 Material Contracts. Except as disclosed in Section 6.13 of the GB&T Disclosure Memorandum or otherwise reflected in the GB&T Financial Statements, none of the GB&T Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (a) any Contract relating to the borrowing of money by any GB&T Company or the guarantee by any GB&T Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, Federal Home Loan Bank advances, fully-secured repurchase agreements, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (b) any other Contract (excluding this Agreement) or amendment thereto that is required to be filed as an exhibit to a Form 10-K or Form 10-Q filed by GB&T with the SEC as of the date of this Agreement that has not been filed as an exhibit to any GB&T Form 10-K or 10-Q filed with the SEC (the "GB&T Contracts"). None of the GB&T Companies is in Default under any GB&T Contract, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

     6.16 Legal Proceedings. Except as disclosed in Section 6.14 of the GB&T Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of GB&T, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of

                                       22

an unfavorable outcome) against any GB&T Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any GB&T Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

     6.17 Reports. Since December 31, 1998, each GB&T Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (a) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and Proxy Statements, (b) other Regulatory Authorities, and (c) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respect with all applicable Laws. As of its respective date, each such report and document to GB&T's Knowledge did not, in any material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     6.18 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any GB&T Company or any Affiliate thereof to Financial Services pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any GB&T Company or any Affiliate thereof for inclusion in the Registration
Statement to be filed by GB&T with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. None of the documents to be filed by any GB&T Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any GB&T Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

     6.19 Accounting, Tax and Regulatory Matters. No GB&T Company or any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (a) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the Knowledge of GB&T, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner

                                       23

without the imposition of any condition or restriction of the type described in the second sentence of such Section 9.1(b).

     6.20 Charter Provisions. Each GB&T Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any GB&T Company or restrict or impair the ability of GB&T to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any GB&T Company that may be acquired or controlled by it.

     6.21 Millennium Compliance. GB&T represents and warrants that each GB&T Company has tested and assessed its software, hardware, and other computer equipment to ensure that there will not be a Year 2000 Problem. GB&T further represents and warrants that each GB&T Company has prepared and implemented a written plan of action designed to ensure that the software, hardware, and other computer equipment owned, licensed, or used by each GB&T Company will not be the subject of a failure in any such software, hardware, or other computer equipment as a result of a Year 2000 problem. GB&T further represents and warrants that each GB&T Company has contacted and received assurances from all key suppliers of goods and services, including but not limited to suppliers of computer software, computer hardware, and other computer equipment, that each of the software, hardware, and other computer equipment owned, licensed, or used by such supplier will not be the subject of failures in any such software, hardware, or other computer equipments as a result of a Year 2000 Problem.


                                   ARTICLE VII

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

     7.1 Affirmative Covenants of Financial Services. Unless the prior written consent of GB&T shall have been obtained, and except as otherwise contemplated herein or disclosed in the Financial Services Disclosure Memorandum, Financial Services shall, and shall cause each of its Subsidiaries, from the date of this Agreement until the Effective Time or termination of this Agreement: (a) to operate its business in the usual, regular and ordinary course; (b) to preserve intact its business organization and Assets and maintain its rights and franchises; (c) to use its reasonable efforts to cause its representations and warranties to be correct at all times; and (d) to take no action which would reasonably be expected to (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) or 9.1(c) of this Agreement or (ii) adversely affect in any Material respect the ability of either Party to perform its covenants and agreements under this Agreement.

     7.2 Negative Covenants of Financial Services. Except as disclosed in the Financial Services Disclosure Memorandum, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Financial Services covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer of GB&T, which consent shall not be unreasonably withheld:

                                       24

          (a) amend the Articles of Incorporation, Bylaws or other governing instruments of any Financial Services Company, or

          (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Financial Services Company to another Financial Services Company) in excess of an aggregate of $50,000 (for the Financial Services Companies on a consolidated basis) except in the ordinary course of the business of the Financial Services Companies consistent with past practices (which shall include, for any of its Subsidiaries, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any Financial Services Company of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, Federal Home Loan Bank advances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Financial Services Disclosure Memorandum); or

          (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Financial Services Company, or declare or pay any dividend or make any other distribution in respect of Financial Services's capital stock; or

          (d) except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or as disclosed in Section 7.2(d) of the Financial Services Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of or enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of or otherwise permit to become outstanding, any additional shares of Financial Services Common Stock or any other capital stock of any Financial Services Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

          (e) except as disclosed in Section 7.2(e) of the Financial Services Disclosure Memorandum, adjust, split, combine or reclassify any capital stock of any Financial Services Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Financial Services Common Stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any Financial Services Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Financial Services Company) or (ii) any Asset having a book value in excess of $25,000 other than in the ordinary course of business for reasonable and adequate consideration; or

     (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities or securities of like maturity or grade or general obligations of states and municipalities, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly-owned Financial Services Subsidiary; or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control in its fiduciary capacity; or

                                       25


          (g) grant any increase in compensation or benefits to any employees whose annual salary exceeds $35,000 of any Financial Services Company (including such discretionary increases as may be contemplated by existing employment agreements), except in accordance with past practice or previously approved by the Board of Directors of Financial Services, in each case as disclosed in
Section 7.2(g) of the Financial Services Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 7.2(g) of the Financial Services Disclosure Memorandum; enter into or amend any severance agreements with officers of any Financial Services Company; grant any general increase in compensation to all employees; grant any increase in fees or other increases in compensation or other benefits to directors of any Financial Services Company; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

          (h) enter into or amend any employment Contract between any Financial Services Company and any Person (unless such amendment is required by Law) that the Financial Services Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

          (i) adopt any new employee benefit plan of any Financial Services Company or make any material change in or to any existing employee benefit plans of any Financial Services Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

          (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

          (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any Financial
Services Company for money damages in excess of $50,000 or which imposes material restrictions upon the operations of any Financial Services Company;

          (l) except in the ordinary course of business, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims; or

          (m) [Reserved]

     7.3 Affirmative Covenants of GB&T. Unless the prior written consent of Financial Services shall have been obtained, and except as otherwise contemplated herein or as disclosed in the GB&T Disclosure Memorandum, GB&T shall, and shall cause each of its Subsidiaries to, from the date of this Agreement until the Effective Time or termination of this Agreement: (a) operate its business in the usual, regular and ordinary course; (b) preserve intact its business organization and Assets and maintain its rights and franchises; (c) use its reasonable efforts to cause its representations and warranties to be correct at all times; and (d) take no action which would reasonably be expected to (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or

                                       26


restriction of the type referred to in the last sentence of Section 9.1(b) or 9.1(c) of this Agreement or (ii) adversely affect in any Material respect the ability of either Party to perform its covenants and agreements under this Agreement.

     7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (b) is reasonably likely to cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     7.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed.


                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

     8.1 Registration Statement; Proxy Statement; Shareholder Approval.

          (a) As soon as reasonably practicable after execution of this Agreement, GB&T shall file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of GB&T Common Stock upon consummation of the Merger. Financial Services shall furnish all information concerning it and the holders of its capital stock as GB&T may reasonably request in connection with such action.

          (b) Financial Services shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as Financial Services deems appropriate.

          (c) GB&T shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as GB&T deems appropriate.


          (d) In connection with both the Financial Services and GB&T Shareholders' Meetings, (i) GB&T shall prepare and file with the SEC on their joint behalf a Proxy Statement (which shall be included in the Registration Statement) and mail it to both Financial Services's and GB&T's shareholders,
(ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Boards of Directors of Financial Services and GB&T shall recommend (subject to compliance with the fiduciary duties of the members of the Boards of Directors as advised by counsel) to their shareholders the approval of this Agreement and (iv) the Boards of Directors and officers of both Financial

                                       27


Services   and  GB&T  shall  use  their   reasonable   efforts  to  obtain  such
shareholders' approval (subject to compliance with their fiduciary duties as advised by counsel).

     8.2 Exchange Listing. GB&T shall list, as of the Effective Time, on the NASDAQ the shares of GB&T Common Stock to be issued to the holders of Financial Services Common Stock pursuant to the Merger.

     8.3 Applications. GB&T shall promptly prepare and file, and Financial Services shall cooperate in the preparation and, where appropriate, filing of, applications with the Board of Governors of the Federal Reserve System and the Georgia Department of Banking and Finance seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.

     8.4 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, GB&T shall execute and file the Certificate of Merger with the Secretary of State of the State of Georgia in connection with the Closing.

     8.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, as promptly as practicable so as to permit consummation of the Merger at the earliest possible date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other Party hereto to that end (it being understood that any amendments to the Registration Statement filed by GB&T in connection with the GB&T Common Stock to be issued in the Merger shall not violate this covenant), including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     8.6 Investigation and Confidentiality.

          (a) Prior to the Effective Time, each Party will keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

          (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof and all work papers containing information received from the other Party.


                                       28


          (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

     8.7 Press Releases. Prior to the Effective Time, GB&T and Financial Services shall agree with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this
Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     8.8 Acquisition Proposals. Except with respect to this Agreement and the transactions contemplated hereby, neither Financial Services nor any Affiliate thereof nor any investment banker, attorney, accountant or other representative (collectively, "Representatives") retained by Financial Services shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of Financial Services's Board of Directors as advised by counsel, neither Financial Services nor any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but Financial Services may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. Financial Services shall promptly notify GB&T orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. Unless the prior written consent of GB&T is obtained, Financial Services shall (a) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (b) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing.

     8.9 Accounting and Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger to qualify, and to take no action which would cause the Merger not to qualify, for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes. Each of the Parties further undertakes and agrees to use its reasonable best efforts to cause the Merger to be eligible, and to take no action which would cause the Merger not to be accounted for as a "pooling of interests."

     8.10 Agreement of Affiliates.  Financial  Services has disclosed in Section
8.10 of the Financial Services Disclosure Memorandum all Persons whom it reasonably believes is an "affiliate" of Financial Services for purposes of Rule 145 under the 1933 Act. Financial Services shall use its reasonable efforts to cause each such Person to deliver to GB&T and Financial Services, not later than thirty (30) days after the date of this Agreement, a written agreement, substantially in the form of Exhibit 1, providing that such Person will not sell, pledge, transfer or otherwise dispose of the shares of Financial Services Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer or otherwise dispose of the

                                       29


shares of GB&T Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder. GB&T shall be entitled to place restrictive legends upon certificates for shares of GB&T Common Stock issued to Affiliates of Financial Services pursuant to this Agreement to enforce the provisions of this Section 8.10. GB&T shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of GB&T Common Stock by such Affiliates.

     8.11 Employee Benefits and Contracts.

          (a) Following the Effective Time, GB&T shall provide generally to officers and employees of the Financial Services Companies who continue employment with GB&T or its Subsidiaries following the Effective Time employee benefits under employee benefit plans, on terms and conditions which when taken as a whole are substantially similar to those currently provided by the GB&T Companies to their similarly situated officers and employees. For purposes of participation under such employee benefit plans, the service of the employees of the Financial Services Companies prior to the Effective Time shall be treated as service with a GB&T Company participating in such employee benefit plans, provided that, with respect to any employee benefit plan where the benefits are funded through insurance, the granting of such benefits shall be subject to the consent of the appropriate insurer and may be conditioned upon an employee's participation in a Financial Services Benefit Plan of the same type immediately prior to the Effective Time.

          (b) GB&T and its Subsidiaries also shall honor in accordance with their terms all employment, severance, consulting and other compensation Contracts disclosed in Section 8.11 of the Financial Services Disclosure Memorandum to GB&T between any Financial Services Company and any current or former director, officer, or employee thereof and all provisions for vested benefits accrued through the Effective Time under the Financial Services Benefit Plans.

     8.12 [Reserved]


                                   ARTICLE IX
                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

          (a) Shareholder Approval. The shareholders of each of Financial Services and GB&T shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law, NASDAQ or by the provisions of any governing instruments.

          (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the



                                       30
transactions contemplated hereby shall be conditioned or restricted in a manner (including, without limitation, requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

          (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

          (d) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of GB&T Common Stock issuable pursuant to the Merger shall have been received.

          (e) Exchange Listing. The shares of GB&T Common Stock issuable pursuant to the Merger shall have been approved for listing on the NASDAQ.

          (f) Tax Matters. GB&T and Financial Services shall have received a written opinion of counsel from Hulsey, Oliver & Mahar, LLP, in form reasonably satisfactory to them (the "Tax Opinion"), to the effect that for federal income tax purposes (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of Financial Services Common Stock for GB&T Common Stock will not give rise to gain or loss to the shareholders of Financial Services with respect to such exchange (except to the extent of any cash received), and (iii) neither GB&T nor Financial Services will recognize gain or loss as a consequence of the Merger (except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code). In rendering such Tax Opinion, counsel shall be entitled to rely upon representations of officers of GB&T and Financial Services reasonably satisfactory in form and substance to such counsel.

          (g) Affiliate Agreements. The Parties shall have received from each affiliate of Financial Services the affiliates letter referred to in Section
8.10 hereof.

          (h) Pooling Letter. The Parties shall have received a letter from Mauldin & Jenkins, LLC, dated as of the Effective Time, to the effect that the Merger will qualify for pooling-of-interests accounting treatment under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement.

                                       31

     9.2 Conditions to Obligations of GB&T. The obligations of GB&T to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by GB&T pursuant to Section 11.6(a) of this Agreement:

          (a) Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of Financial Services set forth or referred to in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective
Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Financial Services set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of Financial Services set forth in
Section 5.19, Section 5.20 and Section 5.21 of this Agreement shall be true and correct in all Material respects. There shall not exist inaccuracies in the representations and warranties of Financial Services set forth in this Agreement (excluding the representations and warranties set forth in Sections 5.3, 5.19,
5.20 and 5.21) such that the aggregate effect of such inaccuracies would have, or is reasonably likely to have, a Material Adverse Effect on Financial
Services; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "Material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Financial Services to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

          (c) Certificates. Financial Services shall have delivered to GB&T (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Financial Services's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as GB&T and its counsel shall request.

          (d) Opinion of Counsel. Financial Services shall have delivered to GB&T an opinion of Sims, Moss, Kline, and Davis, LLP, counsel to Financial Services, dated as of the Effective Time, in form reasonably satisfactory to GB&T, as to the matters set forth in Exhibit 2 hereto.

          (e) Claims/Indemnification Letters. Each of the directors and officers of Financial Services shall have executed and delivered to GB&T letters in substantially the form of Exhibit 3 hereto.

          (f) Litigation. No preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of the Merger shall have been issued and shall remain in effect, nor any action therefor initiated which, in the good faith judgment of the Board of Directors of GB&T,

                                       32

it is not in the best interests of the shareholders of GB&T to contest; and there shall not have been instituted or be pending any action or proceeding by any United States federal or state government or governmental agency or instrumentality (i) challenging or seeking to restrain or prohibit the consummation of the Merger or seeking material damages in connection with the Merger; or (ii) seeking to prohibit GB&T's or the Surviving Corporation's ownership or operation of all or a material portion of GB&T's or Financial Services' business or assets, or compel GB&T or the Surviving Corporation to dispose of or hold separate all or a material portion of GB&T's or Financial Services' business or assets as a result of the Merger, which, in any case, in the reasonable judgment of GB&T based upon a legal opinion from legal counsel, could result in the relief sought being obtained.

          (g) Support Agreements. Within ten (10) calendar days of the execution of this Agreement, each of the directors of Financial Services shall have executed and delivered to GB&T a Support Agreement substantially in the form of
Exhibit 6 to this Agreement.

     9.3 Conditions to Obligations of Financial Services. The obligations of Financial Services to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Financial Services pursuant to Section 11.6(b) of this Agreement:

          (a) Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of GB&T set forth or referred to in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of GB&T set forth in Section 6.17 and Section 6.18 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties set forth in this Agreement (excluding the representations and warranties set forth in Sections 6.17 and 6.18) such that the aggregate effect of such inaccuracies would have, or is reasonably likely to have a Material Adverse Effect on GB&T; provided that, for purposes of this sentence only, those representations and warranties which are qualified by reference to "Material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of GB&T to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c) Certificates. GB&T shall have delivered to Financial Services (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by GB&T's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Financial Services and its counsel shall request.


                                       33


          (d) Opinion of Counsel. GB&T shall have delivered to Financial Services an opinion of Hulsey, Oliver & Mahar, LLP, counsel to GB&T, dated as of the Effective Time, in form reasonably acceptable to Financial Services, as to matters set forth in Exhibit 4 hereto.

          (e) Financial Services Fairness Opinion. Financial Services shall have received from T. Stephen Johnson & Associates, Inc. a letter, dated not more than five (5) business days prior to the date of the Proxy Statement, to the effect that, in the opinion of such firm, the consideration to be paid to Financial Services shareholders in connection with the Merger is fair, from a financial point of view, to the shareholders of Financial Services.

          (f) Litigation. No preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of the Merger shall have been issued and shall remain in effect, nor any action therefor initiated which, in the good faith judgment of the Board of Directors of Financial Services, it is not in the best interests of the shareholders of Financial Services to contest; and there shall not have been instituted or be pending any action or proceeding by any United States federal or state government or governmental agency or instrumentality (i) challenging or seeking to restrain or prohibit the consummation of the Merger or seeking material damages in connection with the Merger; or (ii) seeking to prohibit GB&T's or the Surviving Corporation's ownership or operation of all or a material portion of GB&T's or Financial Services's business or assets, or compel GB&T or the Surviving Corporation to dispose of or hold separate all or a material portion of GB&T's or Financial Services's business or assets as a result of the Merger, which, in any case, in the reasonable judgment of Financial Services based upon a legal opinion from legal counsel, could result in the relief sought being obtained.


                                    ARTICLE X
                                   TERMINATION

     10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Financial Services, or GB&T this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) By mutual consent of the Board of Directors of Financial Services and the Board of Directors of GB&T; or

          (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Financial Services and Section 9.3(a) in the case of GB&T or in Material breach of any covenant or agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability to refuse to consummate the Merger under the standard set forth in Section 9.2(a) of this Agreement in the case of GB&T and Section 9.3(a) of this Agreement in the case of Financial Services; or

          (c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty

                                       34

contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Financial Services and Section 9.3(a) in the case of GB&T or in the Material breach of any covenant or other agreement contained in this Agreement) in the event of a Material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

          (d) By the Board of Directors of either Party in the event (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
Section 9.2(a) of this Agreement in the case of Financial Services and Section 9.3(a) in the case of GB&T or in the material breach of any covenant or agreement contained in this Agreement) (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) if the shareholders of Financial Services fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the GBCC at the Shareholders' Meeting where the transactions were presented to such shareholders for approval and voted upon; or

          (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated on or before February 28, 2000, but only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

          (f) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Financial Services and Section 9.3(a) in the case of GB&T or in the material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger (other than as contemplated by Section 10.1(d) of this Agreement) cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement; or

          (g) By the Board of Directors of either Party on or before two (2) business days following the business day of receipt of the Disclosure Memorandum of the other Party (which receipt shall not be later than October 7,1999 in the event that such Party, after a review of the Disclosure Memorandum provided by the other Party, determines not to proceed with the Merger.

     10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that the provisions of this Section
10.2 and Article 11 and Section 8.6(b) of this Agreement shall survive any such termination and abandonment.

     10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except for this Section 10.3 and Articles 2, 3, 4 and 11 and Sections 8.10, 8.11 and 8.12 of this Agreement.

                                       35



                                   ARTICLE XI
                                  MISCELLANEOUS

     11.1 Definitions. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

     "1933 Act" shall mean the Securities Act of 1933, as amended.

     "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Acquisition Proposal" shall mean any tender offer or exchange offer or any proposal for a merger (other than the Merger), acquisition of all of the stock or Assets of, or other business combination involving Financial Services or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of Financial Services or any of its Subsidiaries.

     "Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in such capacity.

     "Agreement" shall mean this Agreement and Plan of Reorganization, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

     "Allowance" shall have the meaning provided in Section 5.9 of this Agreement.

     "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

     "BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

     "Closing" shall mean the closing of the transactions contemplated hereby, as described in Section 1.2 of this Agreement.

     "Closing Date" shall mean the date on which the Closing occurs.

     "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

         "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.


                                       36


     "Default" shall mean (a) any breach or violation of or default under any Contract, Order or Permit, (b) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (c) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

     "Designated Officer" shall be the officer of GB&T and Financial Services who is designated by their respective Boards of Directors to make such decisions as are specified herein.

     "Effective Time" shall mean the date and time at which the Merger becomes effective as defined in Section 1.3 of this Agreement.

     "Environment" shall have the meaning specified in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S) 9601(8).

     "Environmental Laws" shall mean all Laws pertaining to pollution or protection of the environment and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with primary jurisdiction over pollution or protection of the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S) 9601 et. seq., the Resource, Conservation and Recovery Act, 42 U.S.C. (S) 6901 et. seq., the Toxic Substance Control Act, 15 U.S.C. (S) 2601, et. seq., and all implementing regulations and state counterparts of such acts.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" shall refer to a relationship between entities such that the entities would, now or at any time in the past, constitute a "single employer" within the meaning of Section 414 of the Internal Revenue Code.

     "ERISA Plan" shall have the meaning provided in Section 5.14 of this Agreement.

     "Exchange Ratio" shall have the meaning provided in Section 3.1 of this Agreement.

     "Exhibits" 1 through 6, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

     "Financial  Services  Benefit  Plans"  shall have the  meaning set forth in
Section 5.14 of this Agreement.

     "Financial Services Common Stock" shall mean the $5.00 value common stock of Financial Services.

     "Financial Services Companies" shall mean, collectively, Financial Services and all Financial Services Subsidiaries.

                                       37

     "Financial Services Disclosure Memorandum" shall mean the written information entitled "Financial Services Disclosure Memorandum" delivered on or prior to October 7, 1999 to GB&T describing in reasonable detail the matters contained therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

    "Financial Services Financial Statements" shall mean (a) the consolidated balance sheets (including related notes and schedules, if any) of Financial Services as of December 31, 1998, and December 31, 1997 and 1996, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 1998, 1997 and 1996, included in the Financial Services Disclosure Memorandum, and (b) the consolidated balance sheets (including related notes and schedules, if any) of Financial Services and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 1998.

     "Financial  Services  Options"  shall have the meaning set forth in Section
3.4 of this Agreement, if any such options exist.

     "Financial Services Stock Plans" shall mean the existing stock option and other stock-based compensation plans of Financial Services disclosed in Section
5.14 of the Financial Services Disclosure Memorandum.

     "Financial Services Subsidiaries" shall mean the subsidiaries of Financial Services.

     "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

     "GBCC" shall mean the Georgia Business Corporation Code.

     "GB&T Bank" shall mean Gainesville Bank & Trust, a Georgia state-chartered bank and a GB&T Subsidiary.

     "GB&T Common Stock" shall mean the $5.00 par value common stock of GB&T.

     "GB&T Companies" shall mean, collectively, GB&T and all GB&T Subsidiaries.

     "GB&T Disclosure Memorandum" shall mean the written information entitled "GB&T Disclosure Memorandum" delivered on or prior to October 7, 1999 to Financial Services describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

     "GB&T Financial Statements" shall mean (a) the consolidated balance sheets (including related notes and schedules, if any) of GB&T as of December 31, 1998, 1997 and 1996, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1998, 1997 and 1996, and (b) the consolidated balance sheets (including related notes and schedules, if any) of GB&T and related statements of income, changes in shareholders' equity, and cash

                                       38


flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 1998.

     "GB&T Stock Plans" shall mean the existing stock option and other stock-based compensation plans of GB&T.

     "GB&T Subsidiaries" shall mean the Subsidiaries of GB&T at the Effective Time.

     "Georgia Certificate of Merger" shall mean the Certificate of Merger to be executed by GB&T and filed with the Secretary of State of the State of Georgia relating to the Merger as contemplated by Section 1.1 of this Agreement.

     "Hazardous Material" shall mean any substance which is a "hazardous substance" or "toxic substance" as defined in the Comprehensive Environment Response, Compensation, and Liability Act, 42 U.S.C. (S)9601 et seq., or any other substance or material defined, designated, classified or regulated as hazardous or toxic under any Environmental Law, specifically including asbestos requiring abatement, removal or encapsulation pursuant to the requirements of Environmental Laws of polychlorinated biphenyls, and petroleum and petroleum products).

     "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "Knowledge" as used with respect to a Person shall mean the knowledge after due inquiry of the Chairman, President, Chief Financial Officer, Chief
Accounting Officer, Chief Credit Officer, or any Senior or Executive Vice President of such Person.

     "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any of the Regulatory Authorities.

     "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

     "Lien" shall mean any conditional sale agreement, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever on, or with respect to, any property or property interest, other than (i) Liens for current property Taxes not yet due and payable; (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and (iii) other Liens incurred in the ordinary course of the banking business.

     "Litigation" shall mean any action,  arbitration,  cause of action,  claim,
complaint,   criminal   prosecution,   demand  letter,   governmental  or  other

                                       39


examination  or  investigation,   hearing,  inquiry,   administrative  or  other
proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including, without limitation, Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities other than the violations of law section from such reports.

     "Loan Property" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

     "Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

     "Material Adverse Effect" on a Party shall mean an event, change or occurrence which has a material adverse impact on (a) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (b) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse impact" shall not be deemed to include the impact of (w) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities,
(x) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (y) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, or (z) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

     "Merger" shall mean the merger of Financial Services with and into GB&T referred to in Section 1.1 of this Agreement.

     "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

     "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management (including any property or facility held in a joint venture) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

     "Party" shall mean either GB&T or Financial Services, and "Parties" shall mean both GB&T and Financial Services.

     "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, Liabilities, or business.


                                       40


     "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

     "Proxy Statement" shall mean the proxy statement used by Financial Services to solicit the approval of its shareholders of the transactions contemplated by this Agreement which shall be included in the prospectus of GB&T relating to shares of GB&T Common Stock to be issued to the shareholders of Financial Services.

     "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, filed with the SEC by GB&T under the 1933 Act with respect to the shares of GB&T Common Stock to be issued to the shareholders of Financial Services in connection with the transactions contemplated by this Agreement and which shall include the Proxy Statement.

     "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board), the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD and the SEC.

     "Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

     "SEC" shall mean the United States Securities and Exchange Commission.

     "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

     "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

     "Shareholders' Meeting" shall mean the meeting of the shareholders of Financial Services to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

     "Subsidiaries" shall mean all those corporations, banks, associations or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

                                       41

     "Support Agreements" shall mean the various Support Agreements, each in substantially the form of Exhibit 6 to this Agreement.

     "Surviving Corporation" shall mean GB&T as the surviving corporation resulting from the Merger.

     "Tax" or "Taxes" shall mean any federal, state, county, local or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, assessments, charges, fares or impositions, including interest, penalties and additions imposed thereon or with respect thereto.

     "United Bank & Trust" shall mean United Bank & Trust Company, a Georgia state-chartered bank and a Financial Services Subsidiary.

     "Year 2000 Problem" shall mean any problem affecting the ability of any Party or its Subsidiaries to continue operation as an ongoing business or to provide the usual and customary services of any Party or its Subsidiaries, relating to the failure of software, hardware or other computer equipment to:
(a) store all date-related information and process all data interfaces involving dates in a manner that unambiguously identifies the century, for all date values before, during or after the Year 2000; (b) calculate, sort, report and otherwise operate correctly and in a consistent manner for all date information processed by any software, hardware or other computer equipment, whether before, during or after the Year 2000; (c) calculate, sort, report and otherwise operate correctly, in a consistent manner and without interruption regardless whether the date on which the software, hardware or other computer equipment is operated or executed is before, during or after the Year 2000; (d) report and display all dates with a four-digit date so that the century is unambiguously identified; and (e) handle all leap years, including but not limited to the Year 2000 leap year, correctly.

Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

     11.2 Expenses.

          (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel, except that each of the Parties shall bear and pay (i) one-half of the filing fees payable in connection with the Registration Statement and the applications filed with other Regulatory Authorities, and (ii) one-half of the costs incurred in connection with the printing or copying of the Proxy Statements.

          (b) Notwithstanding the provisions of Section 11.2(a) of this Agreement, if for any reason this Agreement is terminated pursuant to Sections 10.1(b) or 10.1(c) of this Agreement, the breaching Party agrees to pay the non-breaching Party an amount equal to the reasonable and documented fees and expenses incurred by such non-breaching Party in connection with the examination and investigation of the breaching Party, the preparation and negotiation of this Agreement and related agreements, regulatory filings and other documents

                                       42


related to the transactions contemplated hereunder, including, without limitation, fees and expenses of investment banking consultants, accountants, attorneys and other agents. Final settlement with respect to payment of such fees and expenses shall be made within thirty (30) days after the termination of this Agreement. This Section 11.2(b) shall be the non-breaching Party's sole and exclusive remedy for actionable breach by the breaching Party under this Agreement.

     11.3 Brokers and Finders. Each of the Parties represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby, other than as identified in Section 11.3 of each party's Disclosure Memorandum. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by GB&T or Financial Services, each of GB&T and Financial Services, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

     11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in
Section 8.10 of this Agreement.

     11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after any such approval by the holders of Financial Services Common Stock, there shall be made no amendment that pursuant to the GBCC requires further approval by such shareholders without the further approval of such shareholders.

     11.6 Waivers.

          (a) Prior to or at the Effective Time, GB&T, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Financial Services, to waive or extend the time for the compliance or fulfillment by Financial Services of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of GB&T under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing and signed by a duly authorized officer of GB&T.

          (b) Prior to or at the Effective Time, Financial Services, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by GB&T, to waive or extend the time for the compliance or fulfillment by GB&T of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of

                                       43


Financial Services under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing and signed by a duly authorized officer of Financial Services.

          (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     11.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

     11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

                           GB&T:  GB&T Bancshares, Inc.
                                  P. O. Box 2760
                                  500 Jesse Jewell Parkway
                                  Gainesville, GA 30501
                                  Telecopy No: 770-532-3663

                                  Attn: Richard A. Hunt
                                  President


                Copy to Counsel:  Hulsey, Oliver & Mahar, LLP
                                  200 E. E. Butler Parkway
                                  P. O. Box 1457
                                  Gainesville, GA 30503
                                  Telecopy No: 770-531-9230

                                  Attention: Samuel L. Oliver, Esq.


             Financial Services:  UB&T Financial Services Corporation
                                  129 E. Elm Street
                                  P. O. Box 485
                                  Rockmart, GA 30153

                                  Attention: Dan Forsyth
                                  Chairman of the Board


                                       44

                Copy to Counsel:  Sims Moss Kline & Davis, LLP
                                  Suite 310
                                  400 Northpark Town Center
                                  1000 Abernathy Road
                                  Atlanta, GA 30328
                                  Telecopier No: 770-481-7210

                                  Attention: Gilbert H. Davis, Esq.

     11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws, except to the extent that the federal laws of the United States may apply to the Merger.

     11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.11 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     11.12 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                                       45


     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.


                                       GB&T BANCSHARES, INC.



                                       By:  /s/ Richard A. Hunt
                                          ------------------------------------
                                          Richard A. Hunt
                                          President & CEO



                                   Attest:  /s/ Samuel L. Oliver
                                          ------------------------------------
                                             Secretary


                                       UB&T FINANCIAL SERVICES CORPORATION



                                       By: /s/ Dan Forsyth
                                          ------------------------------------
                                          Dan Forsyth
                                          Chairman of the Board



                                   Attest: /s/ Dan B. Simon, III
                                          ------------------------------------
                                                Secretary


                                       46


                                   APPENDIX B

     UB&T Financial Services Corporation Form 10-KSB for the year ended December 31, 1998, Form 10-KSB/A for the year ended December 31, 1998, and Form 10-QSB for the nine months ended September 30, 1999.



                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                  FORM 10-KSB

Mark One

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

                  For the fiscal year ended December 31, 1998

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

              For the transition period from ________ to ________

                       Commission file number: 000-24899

                      UB&T FINANCIAL SERVICES CORPORATION
       (Exact name of small business issuer as specified in its charter)

          Georgia                                              58-2378257
(State or other jurisdiction of                              (IRS Employer
 incorporation or organization)                               Identification)

         129 East Elm Street, Rockmart, Georgia         30153
         (Address of principal executive offices)     (Zip Code)

                     Issuer's telephone number: 770-684-8888

Securities registered under Section 12(b) of the Exchange Act: None

Securities registered under Section 12(g) of the Exchange Act: Common Stock, $5.00 par value per share

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been
subject to such filing requirements for the past 90 days. Yes X   No
                                                             ----   ----

Check if there is no disclosure of delinquent filers pursuant to Item 405 of Regulation S-B contained in this form, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. [ ]

State issuer's revenues for its most recent fiscal year: $3,878,000

The aggregate market value of the common equity held by non-affiliates computed by reference to the price at which the common equity was sold, or the average bid and ask price of such common equity, as of a specified date within the past 60 days: $4,370,448 at March 15, 1999 based on private trades at $16.00 per share, although there is no established trading market.

There were 426,370 shares of Registrant's common stock outstanding at March 15, 1999.

Documents Incorporated By Reference: Portions of Registrant's 1998 Annual Report to Shareholders are incorporated by reference into Part II of this Report and portion's of Registrant's definitive Proxy Statement for its 1999 Annual Meeting of Shareholders are incorporated by reference into Part III of this Report.

Transitional Small Business Disclosure Format (check one): Yes      No  X
                                                              ----    ----

                                TABLE OF CONTENTS

                                                                           PAGE

                                     PART I

ITEM 1:     Description of Business                                         3

ITEM 2:     Description of Properties                                       9

ITEM 3:     Legal Proceedings                                               9

ITEM 4:     Submission of Matters to a Vote of Security Holders             9

                                     PART II

ITEM 5:     Market for Common Equity and Related Stockholder Matters        9

ITEM 6:     Management's Discussion and Analysis or Plan of Operation      10

ITEM 7:     Financial Statements                                           24

ITEM 8:     Changes in and Disagreements with Accountants on Accounting    24
            and Financial Disclosure

                                    PART III

ITEM 9: Directors, Executive Officers, Promoters and Control Persons: 25 Compliance with Section 16(a) of the Exchange Act

ITEM 10:    Executive Compensation                                         26

ITEM 11:    Security Ownership of Certain Beneficial Owners and Management 26

ITEM 12:    Certain Relationships and Related Transactions                 26

ITEM 13:    Exhibits and Reports on Form 8-K                               26

SIGNATURES

                                       2

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This Report contains statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements appear in a number of places in this Report and include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things, trends affecting the Company's financial condition or results of operations and the Company's business and growth strategies. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. These factors include the following:
(a) competitive pressure in the banking industry and the Bank's market area; (b) changes in the interest rate environment; (c) the fact that general economic conditions may be less favorable in the Bank's market area than we expect; and
(d) changes in our regulatory environment. The accompanying information contained in this Report, including, without limitation, the information set forth under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in the Company's Securities Act filings, identifies important additional factors that could adversely affect actual results and performance. Prospective investors are urged to carefully consider such factors.

All forward-looking statements attributable to the Company are expressly qualified in their entirety by the foregoing cautionary statements.

                                    PART I

Item 1. Description of Business.

(a)     Business Development

UB&T Financial Services Corporation (the "Company"), a Georgia corporation, was organized on May 28, 1998 for the purpose of acquiring all of the issued and outstanding common stock of United Bank & Trust (the "Bank") and becoming the bank holding company for the Bank. Pursuant to an Agreement and Plan of Reorganization approved by the Bank's shareholders in May 1998, each outstanding share of common stock of the Bank was converted into and exchanged for one share of the $5.00 par value common stock of the Company ("Company Common Stock"), the shareholders of the Bank became shareholders of the Company, and the Bank became a wholly owned subsidiary of the Company effective September 1, 1998. The Company is registered and regulated as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended.

The Bank is a financial institution which was organized under the laws of the State of Georgia on October 27, 1988 and completed its initial offering of 451,105 shares of its common stock at a price of $10.00 per share on December 20, 1989. On January 16, 1990, the Bank received Bank Insurance Fund insurance of its accounts from the Federal Deposit Insurance Corporation ("FDIC") and its permit to begin business as a commercial bank under the laws of the State of Georgia from the Georgia Department of Banking and Finance (the "Department"). On July 10, 1995, the Bank opened a full-service branch in Cedartown, Polk County, Georgia.

The headquarters of the Company and the Bank are located at 129 East Elm Street in Rockmart, Polk County, Georgia.

(b)      Business of Issuer

The Company does not currently have any subsidiaries other than the Bank or conduct independent business operations. The Bank's operations are primarily retail and commercial oriented and are targeted at individuals and small to medium-sized businesses located within its market area. The Bank considers its primary market area to be Polk County, the area within a five-mile radius of Taylorsville located half in Polk County and half in Bartow County, and nearby areas of Floyd, Paulding, Haralson and Carroll Counties. While the Bank provides most traditional commercial and consumer banking services, its principal activities are the taking of demand and time deposits and the making of secured and unsecured consumer and business loans, including, but not limited to: (i) working capital loans; (ii) long-term fixed asset purchase or expansion loans;
(iii) consumer for automobiles, appliances and household equipment; (iv)

                                       3

residential real estate loans and home improvement loans; (v) residential construction loans; (vi) industrial and agricultural equipment loans; (vii) educational loans; and (viii) county and city development authority loans. The Bank also acts as an issuing agent for U.S. Savings Bonds, travelers checks, money orders and cashiers checks. The Bank does not presently provide trust services.

Competition

Consistent with its community banking approach, the Bank's loan and deposit customers are located primarily in Polk County and surrounding areas. The Bank competes directly for deposits in its market area with other commercial banks, thrifts, credit unions, brokerage firms, agencies issuing United States government securities and all other organizations and institutions engaged in money market transactions. In its lending activities, the Bank competes with other financial institutions as well as consumer finance companies, mortgage companies, insurance companies and other lenders engaged in the business of extending credit in its market area. Interest rates, both on loans and deposits, and prices of services are highly competitive among financial institutions generally. Office location, types and quality of services and products, office hours, customer service, community reputation and continuity of personnel are also important competitive factors.

The Company and Bank may compete with numerous other companies and financial institutions engaged in similar lines of business, such as other bank holding companies, leasing companies and insurance companies. Many of these other financial institutions and companies will have far greater resources than either the Bank or the Company.

On September 29, 1994, the "Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994" (the "Interstate Banking Act") was enacted. In general, the Interstate Banking Act, among other matters, permits bank holding companies, upon receipt of appropriate regulatory approvals, (i) to merge their multi-state bank subsidiaries into a single bank by June 1, 1997, unless the state legislatures act to "opt-out" of this provision; and (ii) to acquire banks in any state one year after the effective date of the Interstate Banking Act. It also permits banks, upon receipt of appropriate regulatory approvals, to establish de novo branches across state lines, so long as the individual states into which the potential entrant proposes to branch specifically pass legislation to "opt-in" and allow out of state banks to branch in that state on a de novo basis.

The Bank, as a state chartered bank, is permitted to branch to the extent that banks are permitted to branch under Georgia law. In 1996, the Georgia legislature passed a bill designed to eliminate Georgia's current branching restrictions by allowing banks in Georgia, with prior approval of the Department (and the appropriate Federal regulatory authority), to establish up to three new branches to be located in any county in the state. Effective July 1, 1998, Georgia banks may establish an unlimited number of branches in any county in the state, upon receipt of appropriate regulatory approvals.

The United States Congress and the Georgia General Assembly have periodically considered and adopted legislation that has resulted in, and could further result in, deregulation of both banks and other financial institutions. Such legislature could further eliminate geographic restrictions on banks and bank holding companies and current prohibitions against banks engaging in certain nonbanking activities. Such legislative changes could place the Bank in more direct competition with other financial institutions, including mutual funds, securities brokerage firms, insurance companies, and investment banking firms. The effect of any such legislation on the business of the Bank cannot be accurately predicted. The Bank cannot predict what other legislation might be enacted or what other regulations might be adopted and, if enacted or adopted, the effect thereof.

As a result of the enactment of such statutes, the competitive environment in which financial institutions must conduct their business, and the potential for competition among financial institutions of all types has increased significantly. Management of the Company and the Bank believes that there is a need and demand in its market area for locally owned and operated financial institutions such as the Bank. However, there is no assurance that the Bank can remain an effective competitor in such a deregulated financial services environment.

                                       4

Employees

As of December 31, 1998, the Bank had 26 full-time and 3 part-time employees. The Company has no employees. Neither the Company nor the Bank is a party to any collective bargaining agreement, and, in the opinion of management, the Bank enjoys satisfactory relations with its employees.

Supervision and Regulation

Regulation of the Bank. The operations of the Bank are subject to state and federal statutes applicable to state chartered banks whose deposits are insured by the FDIC and the regulations of the Department and the FDIC. Such statutes and regulations relate to, among other things, required reserves, investments, loans, mergers and consolidations, issuances of securities, payment of dividends, establishment of branches and other aspects of the Bank's operations.

Under the provisions of the Federal Reserve Act, the Bank is subject to certain restrictions on any extensions of credit to the Company or, with certain exceptions, other affiliates, and on the taking of such stock or securities as collateral on loans to any borrower. In addition, the Bank is prohibited from engaging in certain tie-in arrangements in connection with any extension of credit or the providing of any property or service.

The Bank, as a state chartered bank, is permitted to branch only to the extent that banks are permitted to branch under Georgia law. In January 1996, the Georgia legislature passed a bill designed to eliminate Georgia's current intra-county branching restrictions. The legislation provided that effective after July 1, 1996, banks in Georgia, with prior approval of the Department (and the appropriate federal regulatory authority), may establish additional branches in up to three new counties in the state per year. On July 1, 1998, full statewide branching went into effect as Georgia banks may establish new branches in any county in the state with prior approval of the appropriate regulatory authorities.

The FDIC adopted final risk-based capital guidelines for all FDIC insured state chartered banks that are not members of the Federal Reserve System effective December 31, 1990. As of December 31, 1992, all banks are required to maintain a minimum ratio of total capital to risk weighted assets of 8 percent (of which at least 4 percent must consist of Tier 1 capital). Tier 1 capital of state chartered banks (as defined in regulations) generally consists of (i) common stockholders equity; (ii) noncumulative perpetual preferred stock and related surplus; and (iii) minority interests in the equity accounts of consolidated subsidiaries.

In addition, the FDIC adopted a minimum ratio of Tier 1 capital to total assets of banks. This capital measure is generally referred to as the leverage capital ratio. The FDIC has established a minimum leverage capital ratio of 3 percent if the FDIC determines that the institution is not anticipating or experiencing significant growth and has well-diversified risk, including no undue interest rate exposure, excellent asset quality, high liquidity, good earnings and, in general, is considered a strong banking organization, rated Composite 1 under the Uniform Financial Institutions Rating System. Other financial institutions are expected to maintain leverage capital at least 100 to 200 basis points above the minimum level. Banking regulators continue to indicate their desire to raise capital requirements applicable to banking organizations, including a proposal to add an interest rate risk component to risk-based capital requirements.

The Federal Deposit Insurance Corporation Improvement Act of 1991, enacted in December 1991 ("FDICIA"), specifies, among other things, the following five capital standard categories for depository institutions: (i) well capitalized,
(ii) adequately capitalized, (iii) undercapitalized, (iv) significantly undercapitalized and (v) critically undercapitalized. FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions depending on the category in which an institution is classified. Each of the federal banking agencies has issued final uniform regulations that became effective December 19, 1992, which, among other things, define the capital levels described above. Under the final regulations, a bank is considered "well capitalized" if it (i) has a total risk-based capital ratio of 10% or greater, (ii) has a Tier 1 risk-based capital ratio of 6% or greater,
(iii) has a leverage ratio of 5% or greater, and (iv) is not subject to any order or written directive to meet and maintain a specific capital level for any capital measure. An "adequately capitalized" bank is defined as one that has (i) a total risk-based capital ratio for 8% or greater, (ii) a Tier 1 risk-based capital ratio of 4% or greater and (iii) a leverage ratio of 4% or greater. An "undercapitalized" bank is defined as one that has (i) a total risk-based capital ratio of less than 8%, (ii) a Tier I risk-based capital ratio of less than 4% or (iii) a leverage ratio of less than 3%. A "significantly undercapitalized" bank is defined as one that has a total risk-based capital ratio of less than 6%, a Tier 1 risk-based capital ratio of less than 3% or a leverage ratio of less than 3% and a bank is "critically undercapitalized" if the bank has a leverage ratio equal to

                                       5

or less than 2%. The applicable federal regulatory agency for a bank that is "well capitalized" may reclassify it as "adequately capitalized" or "undercapitalized" and subject the institution to the supervisory actions applicable to the next lower capital category, if it determines that the Bank is in an unsafe or unsound condition or deems the bank to be engaged in an unsafe or unsound practice and not to have corrected the deficiency. As of December 31, 1998, the Bank met the definition of a "well capitalized" institution.

"Undercapitalized" depository institutions, among other things, are subject to growth limitations, are prohibited, with certain exceptions, from making capital distributions, are limited in their ability to obtain funding from a Federal Reserve Bank and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan and provide appropriate assurances of performance. If a depository institution fails to submit an acceptable plan, including if the holding company refuses or is unable to make the guarantee described in the previous sentence, it is treated as if it is "significantly undercapitalized". Failure to submit or implement an acceptable capital plan also is grounds for the appointment of a conservator or a receiver. "Significantly undercapitalized" depository institutions may be subject to a number of additional requirements and restrictions such as orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. "Critically undercapitalized" institutions, among other things, are prohibited from making any payments of principal and interest on subordinated debt, and are subject to the appointment of a receiver or conservator.

Under FDICIA, the FDIC is permitted to provide financial assistance to an insured bank before appointment of a conservator or receiver only if (i) such assistance would be the least costly method of meeting the FDIC's insurance obligations, (ii) grounds for appointment of a conservator or a receiver exist or are likely to exist, (iii) it is unlikely that the bank can meet all capital standards without assistance and (iv) the bank's management has been competent, has complied with applicable laws, regulations, rules and supervisory directives and has not engaged in any insider dealing, speculative practice or other abusive activity.

The Bank is subject to FDIC deposit insurance assessments for the Bank Insurance Fund ("BIF"). The FDIC has implemented a risk-based assessment system whereby banks are assessed on a sliding scale depending on their placement in nine separate supervisory categories. Recent legislation provides that BIF insured institutions, such as the Bank, will share the Financial Corporation ("FICO") bond service obligation. Previously, only Savings Association Insurance Fund ("SAIF") insured institutions were obligated to contribute to the FICO bond service. The BIF deposit insurance premium will be less than $.02 per $100 of BIF insured deposits for the highest-rated institutions.

On April 19, 1995, the federal bank regulatory agencies adopted uniform revisions to the regulations promulgated pursuant to the Community Reinvestment Act (the "CRA"), which are intended to set standards for financial institutions. The revised regulation contains three evaluation tests: (a) a lending test which will compare the institution's market share of loans in low and moderate income areas to its market share of loans in its entire service area and the percentage of a bank's outstanding loans to low and moderate income areas or individuals,
(b) a services test which will evaluate the provision of services that promote the availability of credit to low and moderate income areas, and (c) an investment test, which will evaluate an institution's record of investments in organizations designed to foster community developments, small and minority owned businesses and affordable housing lending, including state and local government housing or revenue bonds. The regulation is designed to reduce the paperwork requirements of the current regulations and provide regulatory agencies, institutions, and community groups with a more objective and predictable manner with which to evaluate the CRA performance of financial institutions. The rule became effective on January 1, 1996 when evaluation under streamlined procedures began for institutions with total assets of less than $250 million that are owned by a holding company with total assets of less than $1 billion.

Congress and various federal agencies (including, in addition to the bank regulatory agencies, the Department of Housing and Urban Development, the Federal Trade Commission and the Department of Justice (collectively, the "Federal Agencies") responsible for implementing the nation's fair lending laws have been increasingly concerned that the prospective home buyers and other borrowers are experiencing discrimination in their efforts to obtain loans. The Justice Department filed suit against financial institutions which it determined had discriminated, seeking fines and

                                       6

restitution for borrowers who allegedly suffered from discriminatory practices. Most, if not all, of these suites have been settled (some for substantial sums) without a full adjudication on the merits.

On March 8, 1994, the Federal Agencies, in an effort to clarify what constitutes discrimination in lending and to specify the factors the agencies will consider in determining if lending discrimination exists, announced a joint policy statement detailing specific discriminatory practices prohibited under the Equal Credit Opportunity Act and the Fair Housing Act. In the policy statement, three methods of establishing discrimination in lending were identified: (a) overt evidence of discrimination, when a lender blatantly discriminates on a prohibited basis, or (b) where there is no showing that the treatment was motivated by intent to discriminate against a person, and (c) evidence of disparate impact, when a lender applies a practice uniformly to all applicants, but the practice has a discriminatory effect on a protected class, even where such practices are neutral on their face and are applied equally, unless the practice can be justified on the basis of business necessity.

Regulation of the Company. The Company is a bank holding company within the meaning of the Federal Bank Holding Company Act (the "Act") and the Georgia bank holding company law (the "Georgia Act"). As a bank holding company, the Company is required to file with the Federal Reserve Board (the "Board") an annual report and such additional information as the Board may require pursuant to the Act. The Board may also make examinations of the Company and each of its subsidiaries. Bank holding companies are required by the Act to obtain approval from the Board prior to acquiring, directly or indirectly, ownership or control of more than 5% of the voting shares of a bank. The Act also prohibits bank holding companies, with certain exceptions, from acquiring more than 5% of the voting shares of any company that is not a bank and from engaging in any nonbanking business (other than a business closely related to banking as determined by the Board) or from managing or controlling banks and other subsidiaries authorized by the Act or furnishing services to, or performing services for, its subsidiaries without the prior approval of the Board. The Board is empowered to differentiate between activities that are initiated de novo by a bank holding company or a subsidiary and activities commenced by acquisition of a going concern. The Company has no present intention to engage in nonbanking activities. As a bank holding company, the Company is subject to capital adequacy guidelines as established by the Board. The Board established risk based capital guidelines for bank holding companies effective March 15, 1989. Beginning on December 31, 1992, the minimum required ratio for total capital to risk weighted assets became 8 percent (of which at least 4 percent must consist of Tier 1 capital). Tier 1 capital (as defined in regulations of the Board) consists of common and qualifying preferred stock and minority interests in equity accounts of consolidated subsidiaries, less goodwill and other intangible assets required to be deducted under the Board's guidelines. The Board's guidelines apply on a consolidated basis to bank holding companies with total consolidated assets of $150 million or more. For bank holding companies with less than $150 million in total consolidated assets (such as the Company), the guidelines will be applied on a bank only basis, unless the bank holding company is engaged in nonbanking activity involving significant leverage or has significant amount of debt outstanding that is held by the general public. The Board has stated that risk based capital guidelines establish minimum standards and that bank holding companies generally are expected to operate well above the minimum standards. The Company is also a bank holding company within the meaning of the Georgia Act, which provides that, without the prior approval of the Department, it is unlawful (i) for any bank holding company to acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank, (ii) for any bank holding company or subsidiary thereof, other than a bank, to acquire all or substantially all of the assets of a bank, or (iii) for any bank holding company to merge or consolidate with any other bank holding company. It also is unlawful for any company to acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank in Georgia unless such bank has been in existence and continuously operating or incorporated as a bank for a period of five years or more prior to the date of application to the Department for approval of such acquisition. Bank holding companies themselves are prohibited from acquiring another bank until the initial bank in the bank holding company has been incorporated for a period of twenty-four months. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"), subject to certain restrictions, allows adequately capitalized and managed bank holding companies to acquire existing banks across state lines, regardless of state statutes that would prohibit acquisitions by out-of-state institutions. Further, effective June 1, 1997, a bank holding company may consolidate interstate bank subsidiaries into branches and a bank may merge with an unaffiliated bank across state lines to the extent that the applicable states have not "opted out" of interstate branching prior to such effective date. Some states may elect to permit interstate mergers prior to June 1, 1997. The Interstate Banking Act generally prohibits an interstate acquisition (other than the initial entry into a state by a bank holding company) that would result in either the control of more than (i) 10% of the total amount of insured deposits in the United States, or (ii) 30% of the total insured deposits in the home state of the target bank, unless such 30% limitation is waived by the home state on a basis which does not discriminate against out-of-state institutions. As

                                       7

a result of this legislation, the Company may become a candidate for acquisition by, or may itself seek to acquire, banking organizations located in other states. The Riegle Community Development and Regulatory Improvement Act of 1994 (the "Improvement Act") provides for the creation of a community development financial institutions' fund to promote economic revitalization in community development. Banks and thrift institutions are allowed to participate in such community development banks. The Improvement Act also contains (i) provisions designed to enhance small business capital formation and to enhance disclosure with regard to high cost mortgages for the protection of consumers, and (ii) more than 50 regulatory relief provisions that apply to banks and thrift institutions, including the coordination of examinations by various federal agencies, coordination of frequency and types of reports financial institutions are required to file and reduction of examinations for well capitalized institutions.

Bank holding companies may be compelled by bank regulatory authorities to invest additional capital in the event a subsidiary bank experiences either significant loan losses or rapid growth of loans or deposits. In addition, the Company may be required to provide additional capital to any additional banks it acquires as a condition to obtaining the approvals and consents of regulatory authorities in connection with such acquisitions.

The Company and the Bank are subject to the Federal Reserve Act, Section 23A, which limits a bank's "covered transactions" (generally, any extension of credit) with any single affiliate to no more than 10% of a bank's capital and surplus. Covered transactions with all affiliates combined are limited to no more than 20% of a bank's capital and surplus. All covered and exempt transactions between a bank and its affiliates must be on terms and conditions consistent with safe and sound banking practices, and a bank and its subsidiaries are prohibited from purchasing low quality assets from the bank's affiliates. Finally, Section 23A requires that all of a bank's extensions of credit to an affiliate be appropriately secured by collateral. The Company and the Bank are also subject to Section 23B of the Federal Reserve Act, which further limits transactions among affiliates. Sections 22(g) and 22(h) of the Federal Reserve Act and implementing regulations also prohibit extensions of credit by a state non-member bank (such as the Bank) to its directors, officers and controlling shareholders on terms which are more favorable than those afforded other borrowers, and impose limits on the amounts of loans to individual affiliates and all affiliates as a group.

The United States Congress and the Georgia General Assembly periodically consider and adopt legislation that results in, and could further result in, deregulation, among other matters, of banks and other financial institutions. Such legislation could modify or eliminate geographic restrictions on banks and bank holding companies and current prohibitions with other financial institutions, including mutual funds, securities brokerage firms, insurance companies, banks from other states and investment banking firms. The effect of any such legislation on the business of the Company or the Bank cannot be accurately predicted. The Company cannot predict what legislation might be enacted or what other implementing regulations might be adopted, and if enacted or adopted, the effect thereof.

Monetary Policy

The earnings of the Bank are affected by domestic and foreign economic conditions, particularly by the monetary and fiscal policies of the United States Government and its agencies.

The Federal Reserve has had, and will continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to mitigate recessionary and inflationary pressures by regulating the national money supply.

The techniques used by the Federal Reserve include setting the reserve requirements of member banks and establishing the discount rate on member banks' borrowings. The Federal Reserve also conducts open market transactions in United States Government securities.

Periodically, bills are pending before the United States Congress which contain wide-ranging proposals for altering the structures, regulations and competitive relationships of the nation's financial institutions. Among such bills are proposals to prohibit banks and bank holding companies from conducting certain types of activities, to subject banks to increased disclosure and reporting requirements, to eliminate on a regional or other basis the present restriction on interstate expansion by banks or bank holding companies, to alter the statutory separation of commercial and investment banking and to alter the powers of thrift institutions and other competitors of banks. It cannot be predicted whether or in what form any of these proposals will be adopted or the extent to which the business of the Company may be affected thereby.

                                       8

Item 2.  Properties.

The Company's corporate office and the Bank's main office is located at 129 East Elm Street near downtown Rockmart, Georgia. The site is adjacent to Rockmart's central business district. The main office is accessible directly from East Elm Street and Slate Street. In July 1995, the Bank opened a branch office in Cedartown, Georgia located at 632 N. Main Street.

The main office is an office building owned by the Bank and contains approximately 8,000 square feet of finished space used for Bank offices, operations, storage, teller windows and the Bank lobby. The Bank building also has drive-in facilities and an automated teller machine with 24-hour access. The total cost of constructing the building, including site improvements, was approximately $1.0 million. Furnishings, including vault, teller facilities, safe deposit boxes, drive-up windows, one automated teller machine and other necessary furniture, fixtures and equipment, cost approximately $785,000.

The Cedartown office is an office building owned by the Bank and contains approximately 4,700 square feet of finished space used for Bank offices, storage, computer back-up site, teller windows, and the Bank lobby. The Bank building also has drive-in facilities and an automated teller machine with 24-hour access. The total cost of constructing the building, including site improvements, was approximately $750,000. Furnishings, including vault, teller facilities, safe deposit boxes, drive-up windows, one automated teller machine, and other necessary furniture, fixtures, and equipment, cost approximately $268,000.

Item 3.  Legal Proceedings.

The Company and the Bank are not parties to, nor is any of their property the subject of, any material pending legal proceedings, other than ordinary routine litigation incidental to their business, and no such proceedings are known to be contemplated by governmental authorities. There are no material legal proceedings to which any director, officer, affiliate or more than 5% shareholder is a party adverse to or that has a material interest adverse to the Company or the Bank.

Item 4.  Submission of Matters to a Vote of Security Holders.

No matter was submitted to a vote of shareholders of the Company during the fourth quarter ended December 31, 1998.

                                    PART II

Item 5. Market for Registrant's Common Equity and Related Stockholder Matters.

The stock of the Company (and of the Bank prior to September 1, 1998) has not been traded publicly and no specific market sales prices can be quoted. The Company and the Bank have maintained partial records of share prices based upon actual transactions disclosed. However, these records are incomplete since they do not reflect prices for all transactions in the common stock of the Company or the Bank. To the extent such information has been disclosed to the Company or the Bank, the share prices of the common stock of the Company and the Bank are as follows:

     Year/Quarter             High Selling Price         Low Selling Price
     ------------             ------------------         -----------------
         1997
     First Quarter                  $14.00                   $ 14.00
     Second Quarter                 $14.00                   $ 14.00
     Third Quarter                  $14.00                   $ 14.00
     Fourth Quarter                 $14.00                   $ 14.00

         1998
     First Quarter                  $15.00                   $ 14.00
     Second Quarter                 $16.00                   $ 14.00
     Third Quarter                  $17.00                   $ 16.00
     Fourth Quarter                 $17.00                   $ 16.00

                                       9

During the period covered by this report and to date, sales not reported to management may have occurred at share prices not reflected in this table.

As of March 1, 1999, the Company had 569 shareholders of record.

Under the Georgia Business Corporation Code, the Company may from time to time make distributions, including the payment of dividends, to its shareholders in money, indebtedness or other property (except its own shares) unless, after giving effect to such distribution, the Company would not be able to pay its debts as they become due in the usual course of business or the Company's total assets would be less than the sum of its total liabilities, plus the amount that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy any preferential rights of shareholders upon dissolution. The Company may also distribute its shares pro rata and without consideration to its shareholders or to the shareholders of one or more classes or series, which constitutes a share dividend.

However, the only current source of funds with which the Company can pay dividends is from amounts received as dividends from the Bank. The Board of Directors of the Bank is limited in its ability to pay cash dividends on the outstanding capital stock of the Bank without regulatory approval. The Georgia Financial Institutions Code provides that dividends may be declared and paid only from a bank's cumulative retained earnings which have not been appropriated as permanent capital. Approval from the Department is required prior to the payment of dividends by a bank under certain circumstances. Generally, a bank may declare and pay dividends without the prior approval of the Department so long as (i) a bank's ratio of equity capital to adjusted total assets equals or exceeds 6%, (ii) the aggregate amount of dividends declared or anticipated to be declared by a bank in the calendar year does not exceed 50% of such bank's net profits after taxes but before dividends for the prior calendar year, and (iii) the total classified assets at the most recently completed and delivered examination of the bank do not exceed 80% of the equity capital reflected at such examination. The Bank will be governed by the aforementioned restrictions with regard to the payment of dividends to the Company which, in turn, may serve as a limitation on any future dividend payments by the Company to its shareholders.

On February 18, 1997, the Company declared a cash dividend of $0.20 per share payable to shareholders of record as of February 18, 1997. On January 20, 1998, the Company declared a cash dividend of $0.25 per share payable to shareholders of record as of January 20, 1998. On February 16, 1999, the Company declared a cash dividend of $0.25 per share payable to shareholders of record as of February 16, 1999. In addition, the information set forth in Note 11 of the Notes to Consolidated Financial Statements included in the Company's 1998 Annual Report to Shareholders' for the year ended December 31, 1998 (the "Annual Report") is incorporated by reference herein in partial answer to Item 5 of this Form 10-KSB.

Item 6. Management's Discussion and Analysis or Plan of Operation.

                     Management's Discussion and Analysis
               of Financial Condition and Results of Operations

The following discussion should be read in conjunction with the Consolidated Financial Statements of the Company (including the notes thereto) contained elsewhere in this Report. The following discussion compares results of operations for the years ended December 31, 1998 and 1997.

The following is a discussion of the financial condition of the Company and subsidiary at December 31, 1998 and 1997 and the results of operations for the years ended December 31, 1998 and 1997. The purpose of this discussion is to focus on information about the Company's financial condition and results of operations which are not otherwise apparent from the audited consolidated financial statements. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis.

Overview

The Company has had steady growth in earning assets and deposits since inception. Net income had steadily increased until 1998. The decrease in net income from 1997 to 1998 was a direct result of an increase in the provision for loan loss. The table below summarizes the growth in average earning assets, deposits and net income for the previous five years:

                                       10

                                1998       1997     1996     1995      1994
                                ----       ----     ----     ----      ----
                                          (dollars in thousands)
     Average Earning assets     $38,574    36,007   32,814   25,660    22,653
     Deposits                    36,624    35,850   30,980   26,853    21,648
     Net income                     281       351      208      188       327

Following is a summary of the Company's balance sheets for the periods indicated

                                             December 31    Increase/(Decrease)
                                           1998      1997   Amount    Percent
                                          -------   ------  ------    -------
                                                   (dollars in thousands)

    Cash and due from banks               $ 1,166      895     271     30.28%
    Interest-bearing deposits in banks
        federal funds sold                  2,444    1,907     537     28.17
    Securities                              7,597   13,582  (5,985)   (44.06)
    Loans, net                             29,555   22,432   7,123     31.75
    Premises and equipment                  1,953    2,051     (98)   ( 4.78)
    Other assets                              501      607    (106)   (17.47)
                                          -------   ------  -------   -------
                                          $43,216   41,474   1,742      4.20%
                                          -------   ------  -------   -------

    Deposits                               36,624   35,850     774      2.15
    Other borrowings                        1,181       --   1,181    100.00
    Other liabilities                         455      498  (   43)     8.63
    Shareholders' equity                    4,956    5,126    (170)     3.31
                                          -------   ------  -------   ------
                                          $43,216   41,474   1,742      4.20
                                          -------   ------  -------   ------

FINANCIAL CONDITION AT DECEMBER 31, 1998 AND 1997

As indicated in the above table, the Company's assets increased 4.2% during 1998. The growth was due primarily to the increase in loan demand which was funded by the decrease in investment securities. Investment securities decreased as a result of the declining rates in the bond market. The decrease was comprised of $12,873,000 in calls, maturities and sales net of $6,861,000 in purchases. The loan to deposit ratio of the Company increased from 63.44% in 1997 to 81.68% in 1998. Other borrowings increased due to the additional loan demand and the Company had advances on its line of credit totaling $356,000 to purchase 21,549 shares of treasury stock. The minimal increase in deposits from 1997 to 1998 in comparison to the other years noted is a result of lower interest rates offered by the Bank.

There were $113,000 in dividends declared during 1998, therefore net earnings of $168,000 were retained by the Company.

The Company has a significant concentration in loans secured by real estate located in the Company's primary market area of Polk County. The Company's real estate mortgage and construction portfolio consists of loans collateralized by one to four family residential properties, multi-family residential properties and nonresidential properties. The Company generally requires that the loan values not exceed 75% to 85% of the collateral values for these types of real estate lending.

                                       11

The primary risk associated with the Company's real estate portfolio is that a downturn in the economy could negatively impact the values of the real estate which is held as collateral for these loans. Also, an economic downturn could also increase unemployment rates in the Company's market area. These risks could affect the borrower's ability to repay the loans as well as the Company's ability to recover its investment if repayment is dependent upon the liquidation of the collateral. The Company reduces these risks not only by adherence to loan to value guidelines, but also by evaluating the creditworthiness of the borrower and monitoring the borrower's financial position. Currently, real estate values and employment trends in the Company's market area are stable with no indications of a significant downturn in the general economy. In addition, the Company monitors the loan portfolio make up and limits concentrations in any one type of loan based on exposure and economic conditions.

Liquidity and Capital Resources

The purpose of liquidity management is to ensure that there are sufficient cash flows to satisfy demands for credit, deposit withdrawals and other needs of the Company. Traditional sources of liquidity include asset maturities and growth in core deposits. A company may achieve its desired liquidity objectives from the management of assets and liabilities, and through funds provided by operations. Funds invested in short-term marketable instruments and the continuous maturing of other earning assets are sources of liquidity from the asset perspective. The liability base provides sources of liquidity through deposit growth and the access to various other borrowing arrangements.

Scheduled loan payments are a relatively stable source of funds, but loan payoffs and deposit flows fluctuate significantly, being influenced by interest rates and general economic conditions and competition. The Company attempts to price its deposits to meet its asset/liability objective consistent with local market conditions.

The liquidity and capital resources of the Company are monitored on a periodic basis by State and Federal regulatory authorities. As determined under guidelines established by those regulatory authorities and internal policy, the Company's liquidity is considered adequate.

At December 31, 1998, the Company had loan commitments and letters of credit outstanding of $2,299,000 and $35,000, respectively. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. If needed, the Bank has the ability on a short-term basis, to borrow and purchase Federal funds from other financial institutions. At December 31, 1998, the Bank has arrangements with commercial banks for additional short-term advances of approximately $7,500,000.

At December 31, 1998, the subsidiary Bank's capital ratios were considered adequate based on regulatory minimum capital requirements. The Company's equity increased due to the retention of net earnings of $168,000. For regulatory purposes, the net unrealized gains on securities available for sale of $28,000, net of taxes are not considered in the computation of the capital ratios.

The primary source of funds available to the Company is the payment of dividends by its subsidiary Bank and the line of credit of $500,000 from The Bankers Bank. Banking regulations limit the amount of the dividends that may be paid without prior approval of the Bank's regulatory agency. Approximately $152,000 are available to be paid as dividends by the Bank at December 31, 1998.

The minimum capital requirements to be considered well-capitalized under prompt corrective action regulatory guidelines and the actual capital ratios for the subsidiary bank as of December 31, 1998 are as follows:

                                                          Regulatory
                                             Actual       Requirement
                                             ------       -----------
          Leverage capital ratio             12.22%          5.00%
          Risk-based capital ratios:
                   Core capital              17.21%          6.00%
                   Total capital             18.39%         10.00%

                                       12

The Company is not aware of any known trends, events or uncertainties that will have or that are reasonably likely to have a material effect on its liquidity, capital resources or operations. The Company is also not aware of any current recommendations by the regulatory authorities which, if they were implemented, would have such an effect.

Effects of Inflation

The impact of inflation on banks differs from its impact on non-financial institutions. Banks, as financial intermediaries, have assets which are primarily monetary in nature and which tend to fluctuate in concert with inflation. A bank can reduce the impact of inflation if it can manage its rate sensitivity gap. This gap represents the difference between rate sensitive assets and rate sensitive liabilities. The Company attempts to structure the assets and liabilities and manage the rate sensitivity gap, thereby seeking to minimize the potential effects of inflation. For information on the management of the Company's interest rate sensitive assets and liabilities, see the "Asset/Liability Management" section.

Results of Operations for the Years Ended December 31, 1998 and 1997

Following is a summary of the Company's operations for the periods indicated.


                                Years ended December 31, Increase/(Decrease)
                                  1998         1997        Amount    Percent
                                -------        -----       ------    -------
                                         (dollars in thousands)

     Interest income and fees   $ 3,397        3,222        175        5.43%

     Interest expense             1,557        1,517         40        2.64

     Net interest income          1,840        1,705        135        7.92

     Provision for loan losses      292           93        199      213.98

     Other income                   481          409         72       17.60

     Other expense                1,640        1,528        112        7.33

     Pretax income                  389          493       (104)     (21.10)

     Income taxes                   108          141       ( 33)     (23.40)
                                -------        -----       -----     -------
     Net income                 $   281          352       ( 71)     (20.17)
                                -------        -----       -----     -------

INTEREST INCOME

The Company's results of operations are determined by its ability to effectively manage interest income and expense, to minimize loan and investment losses, to generate non-interest income and to control operating expenses. Since interest rates are determined by market forces and economic conditions beyond the control of management, the Company's ability to generate net interest income is dependent upon its ability to obtain an adequate net interest spread between the rate paid on interest-bearing liabilities and the rate earned on interest-earning assets.

The increase in interest income and net interest income is a result of the increase in average loans of $4,328,000 from December 31, 1997 to December 31, 1998. Average loans increased 21.46% in 1998 compared to an increase of 15.16% in 1997.

The yield on interest earning assets was 8.81% in 1998 compared to 8.95% in 1997. Yields on loans decreased to 10.41% in 1998 compared to 10.86% in 1997. This decrease was consistent with decreases in the yields of securities, federal funds sold and deposits in banks. Average interest-earning assets increased overall by $2,567,000 or 7.13%.

                                       13

Average interest-bearing liabilities increased by $1,619,000 or 5.12%, while the overall cost of funds decreased from 4.80% in 1997 to 4.68% in 1998.

Provision for Loan Losses

The provision for loan losses increased by $199,000 during 1998 or 213.98%. The allowance for loan loss amounted to $359,429 or 1.20% of total loans outstanding at December 31, 1998 as compared to $312,519 or 1.37% of total loans outstanding at December 31, 1997. The increase in the allowances for loan losses was due to the 32% growth in net loans for the year 1998. Although the allowance increased as a total, it represented a smaller percentage of total loans. This percentage decline was due to the charge off of 29 loans resulting in net loan losses of $245,340 for the year 1998 as compared to $20,277 for 1997. Nonaccrual loans totaled $124,000 at December 31, 1998. Based upon management's evaluation of the loan portfolio, management believes the allowance for loan losses is adequate to absorb possible losses on existing loans that may become uncollectible. This evaluation considers past loan loss experience, past due and classified loans, underlying collateral values and current economic conditions which may affect the borrower's ability to pay.

Other Income

Other income increased from $408,871 in 1997 to $481,072 in 1998. The increase in other income is due to the gain on the sale of investment securities available for sale which totalled $74,788. Other income consists principally of service charges on deposit accounts which increased in 1998 from $389,210 to $392,473.

Other Expenses

The increase in other expenses was due primarily to the growth in the Company which resulted in increased other expenses of $112,000 in 1998 or 7.34%. Salaries and employee benefits and other operating expenses are the primary components of other expense. Salaries and employee benefits increased to $868,000 in 1998 from $824,000 in 1997. This increase is attributable to the increases in the average wages paid to employees and other related benefits. Other operating expenses increased to $508,000 in 1998 from $425,000 in 1997 and is due to an increase of $15,000 in service charges paid to correspondent banks and $22,000 of Year 2000 related expenses.

Income Taxes

Income taxes, as a percentage of pre-tax income, remained stable in 1998 and 1997 at approximately 28%.

Asset/Liability Management

It is the Company's objective to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, borrowing and capital policies. Certain officers are charged with the responsibility for monitoring policies and procedures that are designed to ensure an acceptable composition of the asset/liability mix. It is the overall philosophy of management to support asset growth primarily through growth of core deposits of all categories made by local individuals, partnerships and corporations.

The Company's asset/liability mix is monitored on a regular basis with a report reflecting the interest rate sensitive assets and interest rate sensitive liabilities being prepared and presented to the Board of Directors of the Bank on a quarterly basis. The objective of this policy is to monitor interest rate sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on earnings. An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If the Company's assets

                                       14


and liabilities were equally flexible and move concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

A simple interest rate "gap" analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, the Company also evaluates how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as 'interest rate caps and floors") which limit changes in interest rates. Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease during periods of rising interest rates.

Changes in interest rates also affect the Company's liquidity position. The Company currently prices deposits in response to market rates and it is management's intention to continue this policy. If deposits are not priced in response to market rates, a loss of deposits could occur which would negatively affect the Company's liquidity position.

The Company's cumulative gap ratio was 50% as of December 31, 1998 which is considered by management to be highly liability sensitive. This is primarily a result of lower interest rates and the consumer time deposits remaining in short term maturities (6 to 12 months). Management did include the Now accounts and savings accounts in the gap calculation; even though, these are considered to be our core deposits that are less interest rate sensitive.

Selected Financial Information and Statistical Data

The tables and schedules on the following pages set forth certain significant financial information and statistical data with respect to: the distribution of assets, liabilities and shareholders' equity of the Company, the interest rates and interest differentials experienced by the Company; the investment portfolio of the Company; the loan portfolio of the Company, including types of loans, maturities and sensitivitities of loans to changes in interest rates and information on nonperforming loans; summary of the loan loss experience and allowance for loan losses of the company; types of deposits of the Company and the return on equity and assets for the Company.

                                       15

The following table sets forth the amount of the Company's interest income and interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets.

I:   Distribution of Assets, Liabilities and Shareholders' Equity
     Interest Rates and Interest Differentials


                             Year Ended December 31, 1998                Year ended December 31, 1997
                               Average      Income/    Yield/     Average      Income/     Yield/
                               balance      expense     rate      balance      expense      rate
                             -----------   ---------   ------   ----------    ---------    ------
ASSETS:
Interest-earning assets:
 Loans, net                  $24,498,823   2,550,972   10.41%   20,171,106    2,190,029    10.86%
 Investments                  11,525,227     711,589    6.17%   15,055,238      982,411     6.53%
 Federal funds                   955,168      52,945    5.54%      357,359       20,062     5.61%
 Deposits w/other banks        1,594,741      81,416    5.11%      423,375       29,436     6.95%
                             -----------   ---------            ----------    ---------
          Total interest-
          earning assets      38,573,959   3,396,922    8.81%   36,007,018    3,221,938     8.95%

Noninterest-earning
  assets-other assets          3,743,044                         3,920,926
                             -----------                       -----------
          Total assets       $42,317,003                       $39,928,004
                             -----------                       -----------

LIABILITIES AND
SHAREHOLDERS'
EQUITY:
Interest-bearing liabilities:
 Interest-bearing demand
          deposits           $ 7,480,253     217,801    2.91%    5,746,712      164,317     2.86%
 Savings deposits              5,093,360     162,541    3.19%    5,212,792      185,905     3.57%
 Time deposits                20,594,628   1,171,577    5.69%   18,403,922    1,031,042     5.60%
 Federal funds purchased
   & other borrowed
   funds                          81,833       4,913    6.00%    2,234,932      135,429     6.06%
                             -----------   ---------   ------  -----------    ---------    ------
     Total interest-
     bearing liabilities     $33,250,074   1,556,832    4.68%   31,598,358    1,516,692     4.80%
                             -----------   ---------           -----------    ---------

NONINTEREST BEARING
LIABILITIES AND
SHAREHOLDERS' EQUITY:

 Noninterest-bearing demand
         deposits              3,244,708                         2,955,350
 Other liabilities               606,700                           570,812
 Shareholders' equity          5,215,521                         4,803,484
                             -----------                       -----------
                             $42,317,003                       $39,928,004
                             -----------                       -----------
Interest rate differential                              4.13%                               4.15%

Net interest income                        1,840,090                          1,705,246

Net interest margin                                     4.77%                               4.74%

Average interest-earning
 assets to average total assets                        91.15%                              90.18%

Average loans to average deposits                      67.28%                              62.41%

The following table presents the changes in the Bank's net interest income as a result of changes in volume and rate of its earning assets and interest-bearing liabilities from 1998 to 1997.

                                       1998  vs  1997
                                       --------------
                                                                Net
                                   Volume(1)      Rate(1)       Change
                                   ---------      -------       ------
                                       (dollars in thousands)
Interest income:
  Loans, net                       $ 454          (93)           361
  Investment securities             (220)         (51)          (271)
  Federal funds sold                  33           --             33
  Interest-bearing deposits
     in other banks                   62          (10)            52
                                   -----          ----          -----
         Total interest income       329         (154)           175
                                   -----          ----          -----
Interest expense:
  Interest-bearing demand             50            3             53
  Savings deposits                  (  4)        ( 19)          ( 23)
  Time deposits                      124           16            140
  Federal funds purchased
      and other borrowed funds      (129)          (1)          (130)
                                   -----         -----          -----
           Total interest expense     41           (1)            40

           Net interest income     $ 288         (153)           135
                                   -----         -----          -----


11.  Investment Portfolio

The amortized cost and estimated fair values of investment securities available-for-sale are summarized as follows:

                                              December 31, 1998

                                              Gross       Gross       Estimated
                              Amortized       unrealized  unrealized  fair
                              cost            gains       losses      value
                              ------------    ----------  ----------  ---------
U. S. Treasury and U. S.
  government agencies         $  3,644,490    17,070      (    10)    3,661,550
Mortgage-backed securities       2,835,807    20,560      (15,227)    2,841,140
State and municipal                695,000    20,518          -         715,518
Federal Home Loan Bank stock       379,500       -            -         379,500
                              ------------    ------      --------    ---------
                              $  7,554,797    58,148      (15,237)    7,597,708
                              ------------    ------      --------    ---------

                                                December 31, 1997

U. S. Treasury and U. S.
 government agencies           $ 7,492,422     41,290  ( 7,934)     7,525,778
Mortgage-backed securities       3,785,845      7,700  (73,003)     3,720,542
State and municipal              1,907,505     54,100  ( 5,761)     1,955,844
Federal Home Loan Bank stock       379,500        -        -          379,500
                               -----------    -------  --------    ----------
                               $13,565,272    103,090  (86,698)    13,581,664
                               -----------    -------  --------    ----------

The Bank has no investment securities held-to-maturity at December 31, 1998 and 1997.

The following table sets forth maturities of investment securities other than Federal Home Loan Bank stock and the weighted average yields of such securities as of December 31, 1998.

                                          Maturing
                                          --------
                                     After one       After five
                     Within          but within      but within   After
                     one year        five years      10 years     10 years
                     Amount Yield  Amount   Yield  Amount  Yield  Amount Yield
                             (1)             (1)            (1)           (1)

                                         (dollars in thousands)

State and municipal    --     --   $ 522    4.29%    193   4.70%     --    --
U. S. Treasury         --     --      --      --     --      --      --    --
U. S. Government
   Agencies                        3,156    5.86%    506   6.03%
Mortgage-backed
   securities         $26   5.47%    402    6.25%    487   5.54%  1,926  5.81%
                      ---   -----  -----    -----  -----   -----  -----  -----
                      $26   5.47%  4,080    5.70%  1,186   6.21%  1,926  5.81%
                      ---   -----  -----    -----  -----   -----  -----  -----

(1) The maturities of mortgage-backed securities have been estimated based upon contractual principal payments on the underlying mortgage loans. Actual maturities may vary.

III. Loan Portfolio

The following is a summary of loans by type at December 31, 1998 and 1997. The disclosure of loans by type and by the required maturity classifications (1) one year or less, (2) after one year through five years and (3) after five years is not available and would involve undue burden and expense to the Company.

                                                    1998             1997
                                                    ----             ----

Commercial, financial, and agricultural       $ 12,174,000        9,327,200
Real estate - construction                       2,437,000        1,035,643
Real estate - mortgage                           9,111,000        7,211,810
Consumer                                         6,208,105        5,182,407
                                              ------------     ------------
                                              $ 29,930,105     $ 22,757,060
                                              ------------     ------------

The following table shows the amount of loans outstanding as of December 31, 1998 that, based on remaining scheduled repayments of principal, are due in the periods indicated.

                                               Fixed     Variable
                                                rate       rate      Total
                                              --------   -------    -------
      One year or less                        $ 11,591   $ 2,158    $13,749
      After one year through five years         15,885      --       15,885
      After five years                             296      --          296
                                              --------   -------    -------
                                              $ 27,772     2,158     29,930

IV.  Summary of Loan Loss Experience

The following table summarizes the changes in the allowance for loan losses arising from loans charged off and recoveries on loans previously charged off by loan category, and additions to the allowance which have been charged to operations.

                                                        Years ended December 31,
                                                                   1998        1997
                                                                   ----        ----
                                                                (dollars in thousands)
   Average loans, net of unearned income                        $ 24,499       20,171

   Allowance for loan losses at beginning of year                    313          240

   Loans charged off:
           Commercial, financial and agricultural                    151           6
           Real estate                                                60          --
           Consumer installment                                       46          26
                                                                ------------   ----------
              Total loans charged off                                257          32

   Recoveries on loans previously charged off:
           Commercial, financial, and agricultural                     5          2
           Real estate                                                --          2
           Consumer installment                                        7          8
                                                                ------------   ----------
              Total recoveries on loans previously charged off        12          12
                                                                ------------   ----------
                      Net loans charged off                          245          20

   Additions to allowance for loan losses charged to income          292          93
                                                                ------------   ----------
   Allowance for loan losses at end of year                     $    360         313
                                                                ------------   ----------

   Ratio of net loans charged off to average loans outstanding,
            net of unearned income                                  1.00%          10%
                                                                ------------   ----------
   Allowance for loan losses to average loans, net of unearned
            income at end of year                                   1.47%        1.55%
                                                                ------------   ----------

The following table shows that amounts of the Bank's nonaccrual, past due and restructured loans as of December 31, 1998 and 1997.

                                                             December 31,
                                                             1998      1997
                                                             ----      ----
                                                          (dollars in thousands)

   Nonaccrual loans                                           124        46
   Accruing past due 90 days or more                          291       230
   Restructured loans                                          --        --
                                                             ----       ---

                                                             $415       276
                                                             ----       ---

The table below provides information concerning nonperforming loans, nonperforming assets, and certain asset quality ratios for each of the last two years.

                                                              December 31,
                                                           1998        1997
                                                           ----        ----
                                                         (dollars in thousands)

   Total loans, net of unearned income                      29,915      22,744
                                                         -----------  ----------
   Nonperforming loans (nonaccrual loans)                  $   124          46
   Real estate acquired through foreclosure
            and other repossessed assets                        --          --
                                                         -----------  ----------
       Nonperforming assets                                    124          46
                                                         -----------  ----------
   Allowance for loan losses                                   360         313
                                                         -----------  ----------
   Asset quality ratios:
       Nonperforming loans to total loans, net of
              unearned income                                  .41%        .20%
                                                         -----------  ----------

       Nonperforming assets to total loans,
              net of unearned income                           .41%        .20%
                                                         -----------  ----------

       Allowance for loan losses to loans,
              net of unearned income at year-end              1.20%       1.38%
                                                         -----------  ----------

       Allowance for loan losses to nonperforming loans        2.90x       6.80x
                                                         -----------  ----------

At December 31, 1998, loans with a total balance of $318,246 were considered potential problem loans compared to $208,115 at December 31, 1997. Potential problem loans are those loans for which management has doubts as to the ability of borrowers to comply with the present loan repayment terms. Such loans have been classified as substandard, doubtful or loss in the Bank's internal loan classification system. Management believes that the Bank's risk of ultimate loss on these loans has been reduced by the underlying collateral which is securing the loans and other circumstances relating to such loans. Nonaccruals totaled $124,000 and 46,000 at December 31, 1998 and 1997, respectively.

The Bank has allocated the allowance for loan losses according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the categories of loans set forth in the table below. The allocation is based on management's evaluation of the loan portfolio under current economic conditions, past loan loss experience, adequacy and nature of collateral, and such factors which, in the judgment of management, deserve recognition in estimating loan losses. Regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and real estate acquired through foreclosure and other repossessed assets. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because the allocation is based on estimates and subjective judgment, it is not necessarily indicative of the specific amounts or loan categories in which charge-offs may occur. The amount of such components of the allowance for loan losses and the ratio of each loan category to total loans outstanding are presented below.

                                               December 31,
                                               ------------
                                   1998                        1997
                                   ----                        ----
                                           % of                         % of
                                   % of    loan                  % of   loan
                       Allowance   total   type (1) Allowance   total   type (1)
                       ---------   -----   -------- ---------  ------  --------
Commercial, financial
 and agricultural      $ 107,828    30.0%   40.7%     104,069   33.3%   41.0%
Real Estate              125,800    35.0%   38.6%     145,946   46.7%   36.2%
Consumer installment
 and single payment
 individual              125,800    35.0%   20.7%      62,504   20.0%   22.8%
                       ---------   ------  ------   ---------  ------  ------
         Total         $ 359,428   100.0%  100.0%   $ 312,519  100.0%  100.0%
                       ---------   ------  ------   ---------  ------  ------

(1) Amount in each category expressed as a percentage of total loans outstanding.

V.        Deposits

The following table summarizes average daily balances of deposits and rates paid on such deposits for the periods indicated:

                                            Year ended December 31,
                                            -----------------------
                                            1998                 1997
                                            ----                 ----
                                     Amount      Rate     Amount    Rate
                                     ------      ----     ------    ----
                                            (dollars in thousands)

Noninterest-bearing demand deposits  $ 3,245       --%    $ 2,955      --%
Interest-bearing demand deposits       7,480     2.91%      5,747    2.86
Savings                                5,093     3.19%      5,212    3.57
Time                                  20,595     5.69%     18,404    5.60


Maturities of time deposits of $ 100,000 and over as of December 31, 1998 (in thousands) were as follows:

                    Under 3 months                   $1,499
                    3 to  6 months                      215
                    6 to 12 months                      938
                    Over 12 months                      800
                                                     ------
                                                     $3,452
                                                     ------

VI.  Return on Equity and Assets

The ratio of net income to average shareholders' equity and to average total assets, and certain other ratios, were as follows for the indicated periods:

                                                Year ended December 31,
                                                   1998      1997
                                                   -----     -----
    Net income to average shareholders' equity      5.38%     7.32%
    Net income to average total assets               .66%      .88%
    Average shareholders' equity to
            average total assets                   12.32%    12.03%
    Dividend payout ratio                          40.32%    25.64%


Year 2000 Readiness Disclosure

Like many financial institutions, the Company and its subsidiary rely upon computers for the daily conduct of their business and for data processing generally. There is concern among industry experts that commencing on January 1, 2000, computers will be unable to "read" the new year and that there may be widespread computer malfunctions. Management of the Company has assessed the electronic systems, programs, applications, and other electronic components used in the operations of the Company and believes that the hardware and software used by the Company and the Bank have been programmed to be able to accurately recognize the year 2000, and that significant additional costs will not be incurred in connection with the year 2000 issue, although there can be no assurances in this regard.

The Federal Financial Institutions Examination Council (FFIEC), an oversight authority for financial institutions, has issued several interagency statements on Year 2000 project awareness. These statements require financial institutions to, among other things, examine the Year 2000 implications of their reliance on vendors, determine the potential impact of the Year 2000 issue on their customers, suppliers and borrowers, and to survey its exposure, measure its risk and prepare a plan to address the Year 2000 issue. In addition, federal banking regulators have issued safety and soundness guidelines to be followed by financial institutions to assure resolution of any Year 2000 problems. The federal banking agencies have asserted that Year 2000 testing and certification is a key safety and soundness issue in conjunction with regulatory examinations, and the failure to appropriately address the Year 2000 issue could result in supervisory action, including the reduction of the institution's supervisory ratings, the denial of applications for mergers or acquisitions, or the imposition of civil monetary penalties.

The Company is utilizing a three-phase plan for achieving Year 2000 readiness. The Assessment Phase was intended to determine which computers, operating systems and applications require remediation and prioritizing those remediation efforts by identifying mission critical systems. The Assessment Phase has been completed except for the on-going assessment of new systems. The Remediation and Testing Phase addressed the correction or replacement of any non-compliant hardware and software related to the mission critical systems and testing of those systems. Since most of the Bank's information technology systems are off-the-shelf software, remediation efforts have focused on obtaining Year 2000 compliant application upgrades. The Bank's core banking system, which runs loans, deposits and the general ledger, has been upgraded to the Year 2000 compliant version and has been forward date tested and to ensure proper functioning. The Year 2000 releases for all of the Bank's other internal mission critical systems have also been received and forward date tested. The next step of this phase, testing mission critical service providers, is anticipated to be substantially completed by March 31, 1999. During the final phase, the Implementation Phase, remediated and validated code will be tested in interfaces with customers, business partners, government institutions, and others. It is anticipated that the Implementation Phase will be substantially completed by June 30, 1999.

The Company may be impacted by the Year 2000 compliance issues of governmental agencies, businesses and other entities who provide data to, or receive data from, the Company, and by entities, such as borrowers, vendors, customers, and business partners, whose financial condition or operational capability is significant to the Company. Therefore, the Company's Year 2000 project also includes assessing the Year 2000 readiness of certain customers, borrowers, vendors, business partners, counterparties, and governmental entities. In addition to assessing the readiness of these external parties, the Company is developing contingency plans which will include plans to recover operations and alternatives to mitigate the effects of counterparties whose own failure to properly address Year 2000 issues may adversely impact the Company's ability to perform certain functions. These contingency plans are currently being developed and are expected to be substantially completed by June 30, 1999.

If Year 2000 issues are not adequately addressed by the Company and significant third parties, the Company's business, results of operations and financial position could be materially adversely affected. Failure of certain vendors to be Year 2000 compliant could result in disruption of important services upon which the Company depends, including, but not limited to, such services as telecommunications, electrical power and data processing. Failure of the Company's loan customers to properly prepare for the Year 2000 could also result in increases in problem loans and credit losses in future years. It is not, however, possible to quantify the potential impact of any such losses at this time. Notwithstanding the Company's efforts, there can be no assurance that the Company or significant third party vendors or other significant third parties will adequately address their Year 2000 issues. The Company is continuing to assess the Year 2000 readiness of third parties but does not know at this time whether the failure of third parties to be Year 2000 compliant will have a material effect on the Company's results of operations, liquidity and financial condition.

The Company currently estimates that its total cost for the Year 2000 project will approximate $55,000. As of December 31, 1998, the Company has incurred $40,000 in charges related to its Year 2000 remediation effort and expects to incur $15,000 in 1999. Charges include the cost of external consulting and the cost of accelerated replacement of hardware, but do not include the cost of internal staff redeployed to the Year 2000 project. The Company does not believe that the redeployment of internal staff will have a material impact on its financial condition or results of operations.

The foregoing paragraphs contain a number of forward-looking statements. These statements reflect Management's best current estimates, which were based on numerous assumptions about future events, including the continued availability of certain resources, representations received from third party service providers and other factors. There can be no guarantee that these estimates, including Year 2000 costs, will be achieved, and actual results could differ materially from those estimates. A number of important factors could cause Management's estimates and the impact of the Year 2000 issue to differ materially from what is described in the forward-looking statements contained in the above paragraphs. Those factors include, but are not limited to, the availability and cost of programmers and other systems personnel, inaccurate or incomplete execution of the phases, results of Year 2000 testing, adequate resolution of Year 2000 issues by the Company's customers, vendors, competitors, and counterparties, and similar uncertainties.

The forward-looking statements made in the foregoing Year 2000 discussion speak only as of the date on which such statements are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

Recent Accounting Pronouncements

In June 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for all entities for reporting comprehensive income and its components in financial statements. This statement requires that all items which are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is equal to net income plus the change in "other comprehensive income," as defined by SFAS No. 130. The only component of other comprehensive income currently applicable to the Company is the net unrealized gain or loss on available-for-sale investments. SFAS No. 130 requires that an entity: (a) classify items of other comprehensive income by their nature in a financial statement, and (b) report the accumulated balance of other comprehensive income separately from common stock and retained earnings in the equity section of the balance sheet. This statement is effective for financial statements issued for fiscal years beginning after December 15, 1997 and was adopted by the Company as of January 1, 1998. See "Item 7. Financial Statements and Supplementary Data--Note 1 to the Consolidated Financial Statements--Comprehensive Income."

In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for publicly held entities to follow in reporting information about operating segments in annual financial statements and requires that those entities also report selected information about operating segments in interim financial statements. This statement also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement is effective for financial statements issued for periods beginning after December 15, 1997 and was adopted by the Company as of December 31, 1998.

SFAS No. 132, "Statement on Employers' Disclosures about Pensions and Other Post-Retirement Benefits" was issued by the FASB in February 1998. This statement is effective for financial statements issued for fiscal years beginning after December 15, 1997. The Company does not have a pension plan or provide for other post-retirement benefits for employees, and thus this statement does not have a material impact on the Company's consolidated financial statements.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The statement is effective for fiscal quarters of fiscal years beginning after June 15, 1999. The Company expects to adopt this statement on January 1, 2000. The Company has not yet determined the impact of its adoption on the Company's consolidated financial statements.

In October 1998, FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." SFAS No. 134 amends SFAS No. 65, "Accounting for Certain Mortgage Banking Activities," which establishes accounting and reporting standards for certain activities of mortgage banking enterprises and other enterprises that conduct operations that are substantially similar. SFAS No. 134 requires that after the securitization of mortgage loans held for sale, the resulting mortgage-backed securities and other retained interests should be classified in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," based on the company's ability and intent to sell or hold those investments. SFAS No. 134 is effective for the first fiscal quarter beginning after December 15, 1998. The Company does not expect the adoption of this statement to have a material impact on the Company's consolidated financial statements.

Item 7.  Financial Statements.

The financial statements required by this Item are included in the portions of the Company's 1998 Annual Report to Shareholders filed as Exhibit 13 to this Report and incorporated herein by reference.

Item 8. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

On September 1, 1998, the Company completed the reorganization pursuant to which it became the parent holding company of the Bank. The Bank currently is the sole operating subsidiary of the Company. The Bank had previously retained KPMG Peat Marwick LLP, Atlanta, Georgia ("KPMG"), as its certifying accountants with respect to its financial statements for the period from its organization and through December 31, 1997.

After approval by the Company's Board of Directors, on September 24, 1998, the Company retained Mauldin & Jenkins, LLC, Atlanta, Georgia ("M&J"), and dismissed KPMG as the certifying accountant for the Company's and the Bank's financial statements. The reports of KPMG on the financial statements of the Company as of and for the years ended December 31, 1997 and 1996 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audits for the two years ended December 31, 1997, and the subsequent interim period through September 24, 1998, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference thereto in their report on the financial statements for such period. The Company has requested that KPMG furnish it with a letter addressed to the Commission stating whether or not it agrees with the above statements. A copy of such letter, dated October 1, 1998, was filed as Exhibit 16 to the Company's Current Report on Form 8-K filed on October 6, 1998.

The Company had not previously retained or consulted M&J with respect to the application of accounting principles to any transaction, the type of audit opinion that might be rendered on the Company's financial statements, or as to any matter that was either the subject of a disagreement on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, or a reportable event (as described in paragraph (a)(1)(iv) of Item 304 of Regulation S-B).

                                   PART III

Item 9. Directors, Executive Officers, Promoters and Control Persons; Compliance with Section 16(a) of the Exchange Act.

Directors

The information set forth under the heading "Proposal One -- Election of Directors - General" and " - Compliance with Section 16(a)" in the Company's definitive Proxy Statement for its 1999 Annual Meeting of Shareholders (the "Proxy Statement") is incorporated by reference herein in answer to Item 9 of this Form 10-KSB.

Principal Officers

The principal officers of the Company and the Bank are elected annually by the respective Boards of Directors. The names, ages as of December 31, 1998 and positions of the Bank's principal officers, defined as those persons who have major policy-making functions with respect to the Bank, who are not also directors are set forth below.


Name                           Age      Positions and Business Experience
Melissa Y. Deems               31       Mrs. Deems joined the Bank as its Vice President and Chief
                                        Financial Officer in April 1994 and became the Senior Vice
                                        President, Chief Financial Officer and Secretary of the Company
                                        upon its organization.  She  was previously with First
                                        Community Bank & Trust of Cartersville, Georgia from May
                                        1992 through April 1994 as their Chief Financial Officer and
                                        Controller.  From July 1989 through April 1992, she was with
                                        KPMG LLP as a Senior Auditor.

H. Sue Harris                  63       Mrs. Harris has been with the Company since 1989 as their Vice
                                        President and Consumer Lending Officer.  She began her banking career in 1965 with The Taylorsville Bank, now The Calhoun First
                                        National Bank, where she served as Vice President and a Director until January 1989.

Richard L. Long, Sr.           39       Mr. Long joined the Company as its Senior Vice President and
                                        City Manager of the Cedartown Office in June 1998. Prior to
                                        joining the Company, he was employed with SunTrust Bank of
                                        Northwest Georgia where he served in various capacities for twenty years.  He was their Cedartown, Georgia Branch
                                        Manager/Business Development officer & Vice President when he resigned in May 1998.

Sharon R. Presley              37       Mrs. Presley has held various positions with the Company since her initial employment in December 1989, prior to being named an officer in 1995.  She is currently the Vice President & Chief
                                        Operations Officer.  Mrs. Presley began her banking career in 1981 with Monroe County Bank in Forsyth, Georgia where she held the position of Banking Officer and Head Bookkeeper.


Dewey R. Weaver                56       Mr. Weaver joined the Bank as its Vice President and Senior
                                        Lending Officer in December 1991. Prior to joining the
                                        Company, he  was employed in various capacities with First
                                        National Bank of Polk County from 1972 through 1991 and was a Vice President and Branch Manager when he left to join the
                                        Bank.  Mr. Weaver left the Bank in January 1999.

None of the executive officers of the Bank or Company were selected pursuant to any arrangement or understanding, other than with the directors and executive officers of the Bank, acting within their capacities as such. There are no family relationships between the directors and executive officers of the Company or the Bank and none of the directors or executive officers of the Company or the Bank serve as directors of any company which has a class of securities registered under, or which is subject to the periodic reporting requirements of the Securities Exchange Act of 1934 or any investment company registered under the Investment Company Act of 1940.

Item 10. Executive Compensation.

The information set forth under the heading "Proposal One -- Election of Directors - Executive Compensation and Benefits" in the Company's definitive Proxy Statement for its 1999 Annual Meeting of Shareholders (the "Proxy Statement") is incorporated by reference herein in answer to Item 10 of this Form 10-KSB.

Item 11. Security Ownership of Certain Beneficial Owners and Management.

The information set forth under the headings "Proposal One -- Election of Directors - Ownership of Common Stock by Certain Beneficial Owners and Management" in the Company's Proxy Statement is incorporated by reference herein in answer to Item 11 of this Form 10-KSB.

Item 12. Certain Relationships and Related Transactions.

The information set forth under the headings "Proposal One -- Election of Directors - Compensation of Directors and Attendance at Meetings," " - Certain Transactions" and " - Compliance with Section 16(a)" in the Company's Proxy Statement is incorporated by reference herein in answer to Item 12 of this Form 10-KSB.

ITEM 13. EXHIBITS AND REPORTS ON FORM 8-K.

(a)  Exhibits

          Exhibit Numbers

           2 Agreement and Plan of Reorganization and Merger, dated as of March 16, 1998, by and among the Bank, Interim and the Company.*

           3.1  Articles of Incorporation of the Company.*

           3.2  Bylaws of the Company.*

          13    1998 Annual Report to Shareholders

          21    Subsidiaries of the Company.*

          27.1  Financial data schedule.

* Incorporated by reference to the correspondingly numbered exhibit to Registrant's Current Report on Form 8-K dated September 1, 1998 and filed September 21, 1998.

(b)  Reports on Form 8-K

     On October 6, 1998, Registrant filed a Current Report on Form 8-K pursuant to Item 4 with respect to the dismissal of KPMG LLP, Atlanta, Georgia, and the retention of Mauldin & Jenkins, LLC, Atlanta, Georgia, as its certifying accountants.

                                  SIGNATURES

In accordance with Section 13 or 15(d) of the Exchange Act, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        UB&T FINANCIAL SERVICES CORPORATION

Date: March 25, 1999                    By: /s/ Sumter R. Nelson
                                            -------------------------------
                                            Sumter R. Nelson, President

In accordance with the Exchange Act, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on the dates indicated:


Signature                       Title                                      Date
---------                       -----                                      ----
/s/ Sumter R. Nelson
-------------------------     President and Director                       March 25, 1999
Sumter R. Nelson              (Principal Executive Officer

/s/ Melissa Y. Deems
-------------------------     Senior Vice President and Chief Financial    March 25, 1999
Melissa Y. Deems              Officer (Principal Financial and
                              Accounting Officer

/s/ Bruce B. Albea
-------------------------     Director                                     March 25, 1999
Bruce B. Albea

/s/ Lee Cummings
-------------------------     Director                                     March 25, 1999
Lee Cummings

/s/ Dan Forsyth
-------------------------     Director                                     March 25, 1999
Dan Forsyth

/s/ William D. Heath, Jr.
-------------------------     Director                                     March 25, 1999
William D. Heath, Jr.

/s/ J. W. LeGrande
-------------------------     Director                                     March 25, 1999
J. W. LeGrande

/s/ James L. Lester
-------------------------     Director                                     March 25, 1999
James L. Lester

/s/ William L. Lundy, Jr.
-------------------------     Director                                     March 25, 1999
William L. Lundy, Jr.

/s/ Elmo Peppers
-------------------------     Director                                     March 25, 1999
Elmo Peppers

/s/ William Frank Shelley
-------------------------     Director                                     March 25, 1999
William Frank Shelley

/s/ Daniel B. Simon, III
-------------------------     Director                                     March 25, 1999
Daniel B. Simon, III


Exhibits 13 and 27.1

                     UB & T FINANCIAL SERVICES CORPORATION
                                AND SUBSIDIARY

                         CONSOLIDATED FINANCIAL REPORT

                               DECEMBER 31, 1998

                     UB & T FINANCIAL SERVICES CORPORATION
                                 AND SUBSIDIARY

                         CONSOLIDATED FINANCIAL REPORT
                               DECEMBER 31, 1998


--------------------------------------------------------------------------------


                               TABLE OF CONTENTS
                               -----------------

                                                        Page
                                                       -------

INDEPENDENT AUDITOR'S REPORT........................         1

FINANCIAL STATEMENTS

  Consolidated balance sheets.......................         2
  Consolidated statements of income.................         3
  Consolidated statements of comprehensive income...         4
  Consolidated statements of shareholders' equity...         5
  Consolidated statements of cash flows.............   6 and 7
  Notes to consolidated financial statements........      8-28

                          INDEPENDENT AUDITOR'S REPORT
--------------------------------------------------------------------------------


To the Board of Directors
UB & T Financial Services Corporation and Subsidiary
Rockmart, Georgia


          We have audited the accompanying consolidated balance sheet of UB & T Financial Services Corporation and Subsidiary as of December 31, 1998, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of United Bank and Trust Company for the year ended December 31, 1997 were audited by other auditors whose report, dated February 20, 1998, expressed an unqualified opinion on those statements.


          We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of UB & T Financial Services Corporation and Subsidiary as of December 31, 1998, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                         /s/ MAULDIN & JENKINS, LLC



Atlanta, Georgia
February 10, 1999

                     UB & T FINANCIAL SERVICES CORPORATION
                                AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                          DECEMBER 31, 1998 AND 1997

--------------------------------------------------------------------------------

                   Assets                                              1998                         1997
                   ------                                       ------------------            -----------------

Cash and due from banks                                          $      1,165,932              $       895,370
Interest-bearing deposits in banks                                      2,327,741                      286,505
Federal funds sold                                                        115,518                    1,621,174
Securities available-for-sale                                           7,597,708                   13,581,664

Loans                                                                  29,915,035                   22,743,923
Less allowance for loan losses                                            359,429                      312,519
                                                                ------------------            -----------------
          Loans, net                                                   29,555,606                   22,431,404

Premises and equipment                                                  1,952,996                    2,051,439
Other assets                                                              500,996                      606,907
                                                                ------------------            -----------------

          Total assets                                           $     43,216,497              $    41,474,463
                                                                ==================            =================

         Liabilities and Shareholders' Equity
         ------------------------------------

Deposits
    Noninterest-bearing demand                                   $      3,491,057              $     2,968,293
    Interest-bearing demand                                             7,673,165                    8,313,266
    Savings                                                             4,905,736                    5,357,270
    Time, $100,000 and over                                             3,452,463                    3,326,836
    Other time                                                         17,102,070                   15,884,254
                                                                ------------------            -----------------
          Total deposits                                               36,624,491                   35,849,919

Federal funds purchased                                                   825,000                            -
Note payable                                                              356,000                            -
Other liabilities                                                         454,639                      497,884
                                                                ------------------            -----------------
          Total liabilities                                            38,260,130                   36,347,803
                                                                ------------------            -----------------

        Commitments and Contingent Liabilities
        --------------------------------------

Shareholders' equity
    Common stock, par value $5; 10,000,000 shares
        authorized; 451,105 issued                                      2,255,525                    2,255,525
    Capital surplus                                                     2,187,292                    2,187,292
    Retained earnings                                                     841,007                      673,099
    Accumulated other comprehensive income                                 28,102                       10,744
                                                                ------------------            -----------------
                                                                        5,311,926                    5,126,660
    Less cost of 21,549 shares of treasury stock                         (355,559)                           -
                                                                ------------------            -----------------
          Total shareholders' equity                                    4,956,367                    5,126,660
                                                                ------------------            -----------------
          Total liabilities and shareholders' equity                   43,216,497                   41,474,463
                                                                ==================            =================

See Notes to Consolidated Financial Statements.

                     UB & T FINANCIAL SERVICES CORPORATION
                                AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                    YEARS ENDED DECEMBER 31, 1998 AND 1997
-------------------------------------------------------------------------------

                                                       1998            1997
                                                    ----------      ----------
Interest income
    Loans                                           $2,550,972      $2,190,029
    Taxable securities                                 629,684         881,476
    Nontaxable securities                               81,905         100,935
    Federal funds sold                                  52,945          20,062
    Deposits in other banks                             81,416          29,436
                                                    ----------      ----------
          Total interest income                      3,396,922       3,221,938
                                                    ----------      ----------

Interest expense
    Deposits                                         1,551,919       1,381,263
    Borrowings                                           4,913         135,429
                                                    ----------      ----------
          Total interest expense                     1,556,832       1,516,692
                                                    ----------      ----------

          Net interest income                        1,840,090       1,705,246
Provision for loan losses                              292,250          93,050
                                                    ----------      ----------
          Net interest income after provision
            for loan losses                          1,547,840       1,612,196
                                                    ----------      ----------

Other income
    Service charges on deposit accounts                392,473         389,210
    Gain on sale of securities available-for-sale       74,788           6,554
    Other operating income                              13,811          13,107
                                                    ----------      ----------
          Total other income                           481,072         408,871
                                                    ----------      ----------

Other expenses
    Salaries and employee benefits                     867,597         823,985
    Occupancy expenses                                  87,430          91,298
    Equipment expenses                                 177,073         187,559
    Other operating expenses                           508,157         425,140
                                                    ----------      ----------
          Total other expenses                       1,640,257       1,527,982
                                                    ----------      ----------

          Income before income taxes                   388,655         493,085

Income tax expense                                     107,971         141,540
                                                    ----------      ----------

          Net income                                $  280,684      $  351,545
                                                    ==========      ==========

Basic earnings per common share                     $     0.62      $     0.78
                                                    ==========      ==========

See Notes to Consolidated Financial Statements.

                     UB & T FINANCIAL SERVICES CORPORATION
                                AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                    YEARS ENDED DECEMBER 31, 1998 AND 1997


--------------------------------------------------------------------------------------------
                                                                       1998           1997
                                                                    ----------    ----------

Net income                                                          $ 280,684      $ 351,545
                                                                    ---------      ---------
Other comprehensive income:

    Unrealized gains on securities available-for-sale:

        Unrealized holding gains arising during period,
            net of taxes of $34,370 and $69,001, respectively          66,718        133,943

         Reclassification adjustment for gains realized
            in net income, net of  taxes of
            $25,428 and $2,228, respectively                          (49,360)        (4,326)
                                                                    ---------      ---------
Other comprehensive income                                             17,358        129,617
                                                                    ---------      ---------
Comprehensive income                                                $ 298,042      $ 481,162
                                                                    =========      =========

See Notes to Consolidated Financial Statements.

                     UB & T FINANCIAL SERVICES CORPORATION
                                AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                    YEARS ENDED DECEMBER 31, 1998 AND 1997



                                                Common Stock
                                          ----------------------     Capital
                                            Shares     Par Value     Surplus
                                          --------    ----------   ----------
Balance, December 31, 1996                 451,105    $2,255,525   $2,187,292
  Net income                                    -             -            -
  Cash dividends declared,
    $.20 per share                              -             -            -
  Other comprehensive income                    -             -            -
                                          --------    ----------   ----------
Balance, December 31, 1997                 451,105     2,255,525    2,187,292
  Net income                                    -             -            -
  Cash dividends declared, $.25 per share       -             -            -
  Purchase of treasury stock                    -             -            -
  Other comprehensive income                    -             -            -
                                          --------    ----------   ----------
Balance, December 31, 1998                 451,105    $2,255,525   $2,187,292
                                          ========    ==========   ==========

See Notes to Consolidated Financial Statements.



                  Accumulated
                     Other           Treasury Stock          Total
   Retained      Comprehensive    ------------------      Shareholders'
   Earnings         Income         Shares     Amount        Equity
--------------   -------------    -------     ------     ------------
$     411,775    $    (118,873)        -   $      -      $  4,735,719
      351,545               -          -          -           351,545

      (90,221)              -          -          -           (90,221)
           -           129,617         -          -           129,617
--------------   --------------   -------  ---------     ------------
      673,099           10,744         -          -         5,126,660
      280,684               -          -          -           280,684
     (112,776)              -          -          -          (112,776)
           -                -      21,549   (355,559)        (355,559)
           -            17,358         -          -            17,358
--------------   --------------   -------  ---------     ------------
$     841,007    $      28,102     21,549  $(355,559)    $  4,956,367
==============   ==============   =======  =========     ============



                     UB & T FINANCIAL SERVICES CORPORATION
                                AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    YEARS ENDED DECEMBER 31, 1998 AND 1997

-------------------------------------------------------------------------------------------------
                                                                            1998           1997
                                                                         ---------       ---------
OPERATING ACTIVITIES
    Net income                                                          $  280,684       $ 351,545
    Adjustments to reconcile net income to net cash
        provided by operating activities:
        Depreciation                                                      148,993          158,686
        Provision for loan losses                                         292,250           93,050
        Gain on sale of securities available-for-sale                     (74,788)          (6,554)
        Deferred income taxes                                             (12,417)          (6,909)
        Loss on disposal of premises and equipment                         14,923                -
        (Increase) decrease in interest receivable                        100,592          (20,763)
        Increase in interest payable                                       59,885           70,353
        Other operating activities                                        (94,336)          79,194
                                                                      -----------       ----------

              Net cash provided by operating activities                   715,786          718,602
                                                                      -----------       ----------
INVESTING ACTIVITIES
    Purchases of securities available-for-sale                         (6,862,475)      (7,141,307)
    Proceeds from sale of securities available-for-sale                 2,791,436        5,705,770
    Proceeds from maturities of securities available-for-sale          10,156,083        2,968,916
    Net (increase) decrease in interest-bearing deposits in banks      (2,041,236)         596,537
    Net (increase) decrease in Federal funds sold                       1,505,656         (686,174)
    Net increase in loans                                              (7,416,452)      (4,777,283)
    Purchase of premises and equipment                                    (65,473)         (49,930)
                                                                      -----------       ----------
              Net cash used in investing activities                    (1,932,461)      (3,383,471)
                                                                      -----------       ----------
FINANCING ACTIVITIES
    Proceeds from note payable                                            390,000                -
    Repayment of note payable                                             (34,000)               -
    Net increase in Federal funds purchased                               825,000                -
    Net increase in deposits                                              774,572        4,870,314
    Repayment of FHLB advances                                                  -       (2,600,000)
    Purchase of treasury stock                                           (355,559)               -
    Dividends paid                                                       (112,776)         (90,221)
                                                                      -----------       ----------

              Net cash provided by financing activities                 1,487,237        2,180,093
                                                                      -----------       ----------
Net increase (decrease) in cash and due from banks                        270,562         (484,776)

Cash and due from banks at beginning of year                              895,370        1,380,146
                                                                      -----------       ----------
Cash and due from banks at end of year                                $ 1,165,932       $  895,370
                                                                      ===========       ==========

                     UB & T FINANCIAL SERVICES CORPORATION
                                AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    YEARS ENDED DECEMBER 31, 1998 AND 1997
-------------------------------------------------------------------------------

                                                        1998          1997
                                                        ----          ----
SUPPLEMENTAL DISCLOSURES
    Cash paid for:
        Interest                                       $1,496,947    $1,446,339

        Income taxes                                   $  206,326    $   52,141

NONCASH TRANSACTION
    Unrealized gains on securities available-for-sale  $  (26,300)   $ (196,390)

    Financing of sales of other real estate            $       -     $   57,469

See Notes to Consolidated Financial Statements.

                     UB & T FINANCIAL SERVICES CORPORATION
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------




NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Nature of Business

            UB & T Financial Services Corporation (the "Company") is a bank holding company whose business is conducted by its wholly-owned subsidiary, United Bank & Trust Company (the "Bank"). The Bank is a commercial bank located in Rockmart, Polk County, Georgia. The Bank provides a full range of banking services in its primary market area of Polk County and surrounding counties.

          Basis of Presentation

            The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and accounts are eliminated in consolidation.

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          Cash and Due from Banks

            Cash on hand, cash items in process of collection, and amounts due from banks are included in cash and due from banks.

            The Company maintains amounts due from banks which, at times, may exceed Federally insured limits. The Company has not experienced any losses in such accounts.

          Securities

            Securities are classified based on management's intention on the date of purchase. Securities which management has the intent and ability to hold to maturity would be classified as held-to-maturity and reported at amortized cost. All other debt securities are classified as available-for-sale and carried at fair value with net unrealized gains and losses included in shareholders' equity, net of tax. Equity securities without a readily determinable fair value are carried at cost.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


-------------------------------------------------------------------------------



NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Securities (Continued)

            Interest and dividends on securities, including amortization of premiums and accretion of discounts, are included in interest income. Realized gains and losses from the sale of securities are determined using the specific identification method.

          Loans

            Loans are carried at their principal amounts outstanding less deferred loan fees and the allowance for loan losses. Interest income on loans is credited to income based on the principal amount outstanding.

            Loan origination fees and certain direct loan origination costs are deferred and recognized over the life of the loan using a method which approximates the level yield method.

            The allowance for loan losses is maintained at a level that management believes to be adequate to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth, composition of the loan portfolio, and other risks inherent in the portfolio. This evaluation is inherently subjective as it requires material estimates that are susceptible to significant change including the amounts and timing of future cash flows expected to be received on impaired loans. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to record additions to the allowance based on their judgment about information available to them at the time of their examinations.

            The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. Interest income is subsequently recognized only to the extent cash payments are received.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


-------------------------------------------------------------------------------



NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Loans (Continued)

            A loan is considered to be impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the terms of the loan agreement. Individually identified impaired loans are measured based on the present value of payments expected to be received, using the contractual loan rate as the discount rate. Alternatively, measurement may be based on observable market prices or, for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.


          Premises and Equipment

            Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally over the estimated useful lives of the assets using the straight-line method.

          Other Real Estate Owned

            Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of the recorded amount of the loan or fair value of the properties less estimated selling costs. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Subsequent gains or losses on sale and any subsequent adjustment to the value are recorded in other operating income or expenses.

          Profit-Sharing Plan

            Profit-sharing plan costs are based on a percentage of individual employee's salary, not to exceed the amount that can be deducted for Federal income tax purposes.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


-------------------------------------------------------------------------------


NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Income Taxes

            Income tax expense consists of current and deferred taxes. Current income tax provisions approximate taxes to be paid or refunded for the applicable year. Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

            Recognition of deferred tax balance sheet amounts is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards, and tax credits will be realized. A valuation allowance is recorded for those deferred tax items for which it is more likely than not that realization will not occur in the near term.

            The Company and the Bank file a consolidated income tax return. Each entity provides for income taxes based on its contribution to income taxes (benefits) of the consolidated group.

          Earnings Per Common Share

            Basic earnings per common share are computed by dividing net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per share would be computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. There were no potential common shares outstanding at December 31, 1998 or 1997. The weighted average number of shares outstanding for the years ended December 31, 1998 and 1997 was 450,633 and 451,105, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


-------------------------------------------------------------------------------



NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Comprehensive Income

            In 1998, the Company adopted Statement of Financial Standards No. 130 ("SFAS No. 130"), "Reporting Comprehensive Income". This statement establishes standards for reporting and display of comprehensive income and its components in the financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed in equal prominence with the other financial statements. The Company has elected to report comprehensive income in a separate financial statement titled "Consolidated Statements of Comprehensive Income". SFAS No. 130 describes comprehensive income as the total of all components of comprehensive income including net income. This statement uses other comprehensive income to refer to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but excluded from net income. Currently, the Company's other comprehensive income consists of items previously reported directly in equity under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". As required by SFAS No. 130, the financial statements for the prior year have been reclassified to reflect application of the provisions of this statement. The adoption of this statement did not affect the Company's financial position, results of operations or cash flows.

          Recent Developments

            In June 1998, Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities". This statement is required to be adopted for fiscal years beginning after June 15, 1999. However, the statement permits early adoption as of the beginning of any fiscal quarter after its issuance. The Company expects to adopt this statement effective January 1, 2000. SFAS No. 133 requires the Company to recognize all derivatives as either assets or liabilities in the balance sheet at fair value. For derivatives that are not designated as hedges, the gain or loss must be recognized in earnings in the period of change. For derivatives that are designated as hedges, changes in the fair value of the hedged assets, liabilities, or firm commitments must be recognized in earnings or recognized in other comprehensive income until the hedged item is recognized in earnings, depending on the nature of the hedge. The ineffective portion of a derivative's change in fair value must be recognized in earnings immediately.

            Management has not yet determined what effect the adoption of SFAS No. 133 will have on the Company's earnings or financial position.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


-------------------------------------------------------------------------------



NOTE 2.   SECURITIES

          The amortized cost and fair value of securities are summarized as follows:

                                                                                  Gross             Gross
                                                              Amortized         Unrealized        Unrealized           Fair
                                                                 Cost              Gains            Losses             Value
                                                            -------------      ------------      ------------       ----------
            Securities Available-for-Sale
               December 31, 1998:
                 U. S. Government and agency
                    securities                                $3,644,490          $17,070         $    (10)          $3,661,550
                 Mortgage-backed securities                    2,835,807           20,560          (15,227)           2,841,140
                 State and municipal                             695,000           20,518                -              715,518
                    securities
                 Equity securities                               379,500                -                -              379,500
                                                             -----------          -------         --------          -----------
                                                             $ 7,554,797          $58,148         $(15,237)         $ 7,597,708
                                                             ===========          =======         ========          ===========

             December 31, 1997:
                 U. S. Government and agency
                    securities                               $ 7,492,422         $ 41,290         $ (7,934)         $ 7,525,778
                 State and municipal                           1,907,505           54,100           (5,761)           1,955,844
                    securities
                 Mortgage-backed securities                    3,785,845            7,700          (73,003)           3,720,542
                 Equity securities                               379,500                -                -              379,500
                                                             -----------         --------         --------          -----------
                                                             $13,565,272         $103,090         $(86,698)         $13,581,664
                                                             ===========         ========         ========          ===========


            The amortized cost and fair value of securities as of December 31, 1998 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or prepaid with or without penalty. Therefore, these securities and equity securities are not included in the maturity categories in the following summary.

                                                                                      Securities  Available-for-Sale
                                                                                -------------------------------------------
                                                                                      Amortized                  Fair
                                                                                        Cost                   Value
                                                                                -------------------     -------------------
                 Due from one to five years                                          $3,654,490              $3,677,708
                 Due from five to ten years                                             685,000                 699,360
                 Mortgage-backed securities                                           2,835,807               2,841,140
                 Equity securities                                                      379,500                 379,500
                                                                                     ----------              ----------
                                                                                     $7,554,797              $7,597,708
                                                                                     ==========              ==========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


-------------------------------------------------------------------------------


NOTE 2.   SECURITIES (Continued)

          Securities with a carrying value of $506,344 and $-0- at December 31, 1998 and 1997, respectively, were pledged to secure public deposits and for other purposes.

          Gains and losses on sale of securities available-for-sale consist of the following:

                                                                            December 31,
                                                              --------------------------------------------
                                                                    1998                     1997
                                                              -------------------      -------------------
                     Gross gains                                   $ 89,091                  $16,012

                     Gross losses                                   (14,303)                  (9,458)
                                                                   --------                 --------

                     Net realized gains                            $ 74,788                 $  6,554
                                                                   ========                 ========


NOTE 3.   LOANS AND ALLOWANCE FOR LOAN LOSSES

          The composition of loans is summarized as follows:

                                                                                        December 31,
                                                                        --------------------------------------------
                                                                                1998                     1997
                                                                        -------------------      -------------------
                   Commercial, financial, and agricultural                  $12,174,000              $ 9,327,200
                   Real estate - construction                                 2,437,000                1,035,643
                   Real estate - mortgage                                     9,111,000                7,211,810
                   Consumer                                                   6,208,105                5,182,407
                                                                            -----------              -----------
                                                                             29,930,105               22,757,060
                   Deferred loan fees                                           (15,070)                 (13,137)
                   Allowance for loan losses                                   (359,429)                (312,519)
                                                                            -----------              -----------
                   Loans, net                                               $29,555,606              $22,431,404
                                                                            ===========              ===========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


-------------------------------------------------------------------------------


NOTE 3.   LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

          Changes in the allowance for loan losses for the years ended December 31 are as follows:

                                                                                      1998                   1997
                                                                                  -------------         -------------
                   Balance, beginning of year                                      $ 312,519               $239,747
                       Provision for loan losses                                     292,250                 93,050
                       Loans charged off                                            (257,410)               (31,905)
                       Recoveries of loans previously charged off                     12,070                 11,627
                                                                                   ---------               --------
                   Balance, end of year                                            $ 359,429               $312,519
                                                                                   =========               ========

          The total recorded investment in impaired loans was $124,594 and $45,304, respectively, at December 31, 1998 and 1997. None of these loans had a specific allowance for loan losses at December 31, 1998 and 1997, determined in accordance with generally accepted accounting principles. The average recorded investment in impaired loans for 1998 and 1997 was $93,000 and $53,000, respectively. Interest income recognized by the Company on impaired loans was not significant.

          The Company has granted loans to certain related parties including directors, executive officers, and their related entities. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan involved. Changes in related party loans for the year ended December 31, 1998 are as follows:

                   Balance, beginning of year                                                 $ 1,312,626
                     Advances                                                                   1,073,932
                     Repayments                                                                (1,019,134)
                                                                                              -----------
                   Balance, end of year                                                       $ 1,367,424
                                                                                              ===========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


-------------------------------------------------------------------------------



NOTE 4.   PREMISES AND EQUIPMENT

          Premises and equipment are summarized as follows:

                                                                                                  December 31,
                                                                                      -----------------------------------
                                                                                            1998                 1997
                                                                                      --------------        -------------
                            Land                                                          $  448,506           $  448,506
                            Buildings                                                      1,352,085            1,352,085
                            Furniture and equipment                                        1,004,129            1,071,059
                                                                                          ----------           ----------
                                                                                           2,804,720            2,871,650
                            Accumulated depreciation                                        (851,724)            (820,211)
                                                                                          ----------            ----------
                                                                                          $1,952,996            $2,051,439
                                                                                          ==========            ==========


NOTE 5.   DEPOSITS

          At December 31, 1998, the scheduled maturities of time deposits are as follows:

                    1999                                                                  $15,687,387
                    2000                                                                    3,246,943
                    2001                                                                    1,099,920
                    2002                                                                      284,244
                    2003                                                                      236,039
                                                                                          -----------
                                                                                          $20,554,533
                                                                                          ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------


NOTE 6.   NOTE PAYABLE

          Note payable consists of the following line of credit:

                                                                                          December 31,
                                                                            --------------------------------------
                                                                                  1998                 1997
                                                                            -----------------    -----------------
          Note payable to bank with interest due quarterly at
            prime less .50%, or 7.75% at December 31, 1998,
            collateralized by 451,105 shares of common stock of
            the Bank.  Principal is due in ten annual installments
            beginning January 1, 2001.                                          $356,000             $      -
                                                                                ========             ========

          Principal maturities as of December 31, 1998 are summarized as follows:

          2001                                                                         $ 35,600
          2002                                                                           35,600
          2003                                                                           35,600
          Thereafter                                                                    249,200
                                                                                       --------
                                                                                       $356,000
                                                                                       ========

NOTE 7.   INCOME TAXES

          Income tax expense consists of the following:

                                                                                          December 31,
                                                                              ---------------------------------------
                                                                                   1998                     1997
                                                                              ---------------          --------------
                   Current                                                        $111,446                $148,449
                   Deferred                                                        (12,417)                 (6,909)
                   Change in valuation allowance                                     8,942                       -
                                                                                  --------                --------
                     Income tax expense                                           $107,971                $141,540
                                                                                  ========                ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------



NOTE 7.   INCOME TAXES (Continued)

          The Company's income tax expense differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                                                                      December 31,
                                                       -------------------------------------------------------------------------
                                                                      1998                                       1997
                                                       ----------------------------------      ---------------------------------
                                                           Amount             Percent              Amount             Percent
                                                       --------------      --------------      ---------------      -----------
                    Income taxes at statutory rate        $132,143               34 %              $167,649            34 %
                      Tax-exempt interest                  (28,020)              (7)                (29,134)           (6)
                      Other items, net                       3,848                1                   3,025             1
                                                          --------              ---                --------           ---
                    Income tax expense                    $107,971               28 %              $141,540            29 %
                                                          ========              ===                ========           ===

          The components of deferred income taxes are as follows:

                                                                                         December 31,
                                                                           ---------------------------------------
                                                                                1998                   1997
                                                                           ---------------        ----------------
                    Deferred tax assets:
                      Loan loss reserves                                      $100,624                $102,719
                      Organizational costs                                      10,161                       -
                      State tax credit carryforwards                            24,873                  16,715
                      Less valuation allowance                                 (15,915)                 (6,973)
                                                                              --------                --------
                                                                               119,743                 112,461
                                                                              --------                --------
                    Deferred tax liabilities:
                      Securities available-for-sale                             14,590                   5,648
                      Depreciation                                              55,819                  52,012
                                                                              --------                --------
                                                                                70,409                  57,660
                                                                              --------                --------

                    Net deferred tax assets                                   $ 49,334                $ 54,801
                                                                              ========                ========


NOTE 8.   STOCK OPTIONS

          In 1990, the Board of Directors approved a stock option plan reserving 7,500 shares of common stock for the granting of options to key employees. Option prices reflect the fair market value of the Company's common stock on the dates the options are granted. The options may be exercised over a period of ten years. The stock option plan will terminate on April 2, 2000. No stock options have been granted under the 1990 stock option plan and all 7,500 shares of common stock reserved for grants under the plan remain available for grants.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------



NOTE 9.   401(K) PROFIT SHARING PLAN

          The Company has a contributory 401(k) profit sharing plan covering all employees, subject to certain minimum age and service requirements. Contributions to the plan charged to expense for the years ended December 31, 1998 and 1997 amounted to $10,121 and $1,750, respectively.


NOTE 10.  COMMITMENTS AND CONTINGENT LIABILITIES

          In the normal course of business, the Company has entered into off-balance sheet financial instruments which are not reflected in the financial statements. These financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are included in the financial statements when funds are disbursed or the instruments become payable. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

          The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. A summary of the Company's commitments is as follows:

                                                                                           December 31,
                                                                               --------------------------------------
                                                                                    1998                    1997
                                                                               ---------------         --------------
                   Commitments to extend credit                                  $2,299,000              $2,317,000
                   Standby letters of credit                                         35,000                  30,500
                                                                                 ----------              ----------
                                                                                 $2,334,000              $2,347,500
                                                                                 ==========              ==========

          Commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer.
          Collateral held varies but may include real estate and improvements, crops, marketable securities, accounts receivable, inventory, equipment, and personal property.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------



NOTE 10.  COMMITMENTS AND CONTINGENT LIABILITIES (Continued)

          Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary.

          In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.

          Year 2000

          The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Systems that do not properly recognize the year "2000" could generate erroneous data or cause systems to fail. The Company is heavily dependent on computer processing and telecommunication systems in the daily conduct of business activities. In addition, the Company must rely on intermediaries, vendors and customers to appropriately modify their systems in order that all may continue normal operations and operate without significant disruptions. The Company has conducted a review of its computer systems to identify the systems that could be affected by the Year 2000 issue. The Company presently believes that, with modifications to its computer systems and conversions to new systems, the Year 2000 issue will not pose significant operational problems for the Company or have a material adverse effect on future operating results. However, absolute assurance cannot be given that;
          (1) the modifications and conversions will remedy all deficiencies,
          (2) failure of any of the Company's systems will not have a material impact on operations, or (3) failure of any other companies' systems with whom the Company conducts business will not have a material impact on operations.


NOTE 11.  CONCENTRATIONS OF CREDIT

          The Company originates primarily commercial, residential, and consumer loans to customers in Polk County and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in the Company's primary market area.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------


NOTE 11.  CONCENTRATIONS OF CREDIT (Continued)

          Sixty-three percent of the Company's loan portfolio is concentrated in loans secured by real estate of which a substantial portion is secured by real estate in the Company's primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company's primary market area.
          The other significant concentrations of credit by type of loan are set forth in Note 3.

          The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $1,100,000.


NOTE 12.  REGULATORY MATTERS

          The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 1998, approximately $152,000 of retained earnings were available for dividend declaration without regulatory approval.

          The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

          Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 1998, the Company and the Bank meet all capital adequacy requirements to which they are subject.

          As of December 31, 1998, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------



NOTE 12.  REGULATORY MATTERS (Continued)

          The Company and the Bank's actual capital amounts and ratios are presented in the following table.

                                                                                                               To Be Well
                                                                                   For Capital              Capitalized Under
                                                                                    Adequacy                Prompt Corrective
                                                       Actual                       Purposes                Action Provisions
                                            --------------------------    ---------------------------   -------------------------
                                               Amount       Ratio            Amount       Ratio           Amount        Ratio
                                             ----------   ---------        -----------   --------       ----------    ---------
                                                                            (Dollars in Thousands)
                                            ------------------------------------------------------------------------------------
          As of December 31, 1998:
            Total Capital
              (to Risk Weighted Assets)
              Consolidated                     $5,287       17.32%            $2,442       8 %            $3,053         10 %
              Bank                             $5,604       18.39%            $2,438       8 %            $3,048         10 %
            Tier I Capital
              (to Risk Weighted Assets)
              Consolidated                     $4,928       16.15%            $1,221       4 %            $1,831          6 %
              Bank                             $5,245       17.21%            $1,219       4 %            $1,829          6 %
            Tier I Capital
              (to Average Assets)
              Consolidated                     $4,928       11.47%            $1,719       4 %            $2,148          5 %
              Bank                             $5,245       12.22%            $1,717       4 %            $2,146          5 %


          As of December 31, 1997:
            Total Capital
              (to Risk Weighted Assets)
              Bank                             $5,429       20.36%            $2,133       8 %            $2,666         10 %
            Tier I Capital
              (to Risk Weighted Assets)
              Bank                             $5,116       19.19%            $1,064       4 %            $1,560          6 %
            Tier I Capital
              (to Average Assets)
              Bank                             $5,116       12.17%            $1,682       4 %            $2,103          5 %

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------


NOTE 13.  SUPPLEMENTAL FINANCIAL DATA

          Components of other operating expense in excess of 1% of gross income for the respective years are as follows:

                                                                                 Years ended December 31,
                                                                             --------------------------------
                                                                                 1998               1997
                                                                             -------------      -------------
                    Expenses
                      Legal and professional fees                               $43,974            $45,152
                      Stationery and supplies                                    49,862             43,267
                      Director fees                                              47,800             42,700


NOTE 14.  FAIR VALUE OF FINANCIAL INSTRUMENTS

          The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow models. Those models are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to management as of December 31, 1998 and 1997. Such amounts have not been revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

          Cash and Due From Banks, Interest-bearing Deposits in Banks, and Federal Funds Sold:

            The carrying amounts of cash and due from banks, interest-bearing deposits in banks, and Federal funds sold approximate their fair value.

            Fair values for securities are based on available quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair values.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


-------------------------------------------------------------------------------

NOTE 14.  FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

          Loans:

            For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow models, using current market interest rates offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow models or based on the fair value of the underlying collateral.

          Deposits:

            The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using discounted cash flow models, using current market interest rates offered on certificates with similar remaining maturities.

          Federal Funds Purchased and Note Payable

            The carrying amounts of the Company's Federal funds purchased and note payable approximate their fair value.

          Accrued Interest:

            The carrying amounts of accrued interest approximate their fair values.

          Off-Balance Sheet Instruments:

            Fair values of the Company's off-balance sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit and standby letters of credit do not represent a significant value to the Company until such commitments are funded. The Company has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------


NOTE 14.  FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

          The estimated fair values of the Company's financial instruments are as follows:

                                                      December 31, 1998                   December  31, 1997
                                               --------------------------------   ----------------------------------
                                                 Carrying           Fair             Carrying            Fair
                                                  Amount            Value             Amount             Value
                                               --------------    ------------     ---------------    --------------
                                                                     (In Thousands)
          Financial assets:
            Cash and due from
              banks, interest-bearing
              deposits in banks, and
              Federal funds sold                   $ 3,609         $ 3,609             $ 2,803           $ 2,803
            Securities available-for-sale            7,598           7,598              13,582            13,582
            Loans                                   29,556          29,710              22,431            22,207
            Accrued interest receivable                334             334                 435               435

          Financial liabilities:
            Deposits                                36,624           37,100             35,850            35,918
            Federal funds purchased                    825              825                  -                 -
            Note payable                               356              356                  -                 -
            Accrued interest payable                   421              421                361               361


NOTE 15.  BUSINESS COMBINATION

          On September 1, 1998, the Company acquired all of the outstanding common stock of the Bank in exchange for 451,105 shares of $5 par value common stock. The acquisition has been accounted for as a pooling of interests, and, accordingly, all prior financial statements have been restated to reflect the combination. Income of the subsidiary prior to acquisition on September 1, 1998 was $234,503, which is included in the consolidated statement of income.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------



NOTE 16.  PARENT COMPANY FINANCIAL INFORMATION

          The following information presents the condensed balance sheet, statement of income, and cash flows of UB & T Financial Services Corporation as of December 31, 1998 and for the period from inception through December 31, 1998.


                           CONDENSED BALANCE SHEETS

                               Assets
                                  Cash                                                           $   24,376
                                  Investment in subsidiary                                        5,274,237
                                  Other assets                                                       14,320
                                                                                                 ----------

                                         Total assets                                            $5,312,933
                                                                                                 ==========

                               Note payable                                                         356,000
                               Other liabilities                                                        566
                               Shareholders' equity                                              $4,956,367
                                                                                                 ----------

                                         Total liabilities and shareholders' equity              $5,312,933
                                                                                                 ==========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------



NOTE 16.  PARENT COMPANY FINANCIAL INFORMATION (Continued)


                        CONDENSED STATEMENTS OF INCOME

                       Income
                         Dividends from subsidiary                                         $ 62,996
                                                                                           --------

                       Expense
                         Interest on note payable                                             2,107
                         Other expense                                                       36,270
                                                                                           --------
                                Total expense                                                38,377
                                                                                           --------


                                Income before income tax and
                                  equity in undistributed income of subsidiary               24,619

                       Income tax benefit                                                    13,070
                                                                                           --------

                                Income before equity in undistributed
                                  income of subsidiary                                       37,689

                       Equity in undistributed income of subsidiary                           8,492
                                                                                           --------

                                Net income                                                 $ 46,181
                                                                                           ========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------



NOTE 16.  PARENT COMPANY FINANCIAL INFORMATION (Continued)


                      CONDENSED STATEMENTS OF CASH FLOWS

          Operating Activities
            Net income                                                                     $  46,181
            Adjustments to reconcile net income to net cash
              provided by operating activities:
              Undistributed income of subsidiary                                              (8,492)
              Other operating activities                                                     (13,754)
                                                                                           ---------

                Net cash provided by operating activities                                     23,935
                                                                                           ---------

          Financing Activities
            Purchase of treasury stock                                                      (355,559)
            Proceeds from note payable                                                       390,000
            Repayment of note payable                                                        (34,000)
                                                                                           ---------

                Net cash provided by financing activities                                        441
                                                                                           ---------

          Net increase in cash                                                                24,376

          Cash at beginning of period                                                              -
                                                                                           ---------

          Cash at end of year                                                              $  24,376
                                                                                           =========

                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                 FORM 10-KSB/A

Mark One

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

                  For the fiscal year ended December 31, 1998

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

              For the transition period from ________ to ________

                       Commission file number: 000-24899

                      UB&T FINANCIAL SERVICES CORPORATION
       (Exact name of small business issuer as specified in its charter)

          Georgia                                              58-2378257
(State or other jurisdiction of                              (IRS Employer
 incorporation or organization)                               Identification)

         129 East Elm Street, Rockmart, Georgia         30153
         (Address of principal executive offices)     (Zip Code)

                     Issuer's telephone number: 770-684-8888

Securities registered under Section 12(b) of the Exchange Act: None

Securities registered under Section 12(g) of the Exchange Act: Common Stock, $5.00 par value per share

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days. Yes X No
                                                             ----   ----

Check if there is no disclosure of delinquent filers pursuant to Item 405 of Regulation S-B contained in this form, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. [ ]

State issuer's revenues for its most recent fiscal year: $3,878,000

The aggregate market value of the common equity held by non-affiliates computed by reference to the price at which the common equity was sold, or the average bid and ask price of such common equity, as of a specified date within the past 60 days: $4,370,448 at March 15, 1999 based on private trades at $16.00 per share, although there is no established trading market.

There were 426,370 shares of Registrant's common stock outstanding at March 15, 1999.

Documents Incorporated By Reference: Portions of Registrant's 1998 Annual Report to Shareholders are incorporated by reference into Part II of this Report and portion's of Registrant's definitive Proxy Statement for its 1999 Annual Meeting of Shareholders are incorporated by reference into Part III of this Report.

Transitional Small Business Disclosure Format (check one): Yes      No  X
                                                              ----    ----

                                  SIGNATURES

In accordance with Section 13 or 15(d) of the Exchange Act, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        UB&T FINANCIAL SERVICES CORPORATION

Date: March 25, 1999                    By: /s/ Sumter R. Nelson
                                            -------------------------------
                                            Sumter R. Nelson, President

In accordance with the Exchange Act, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on the dates indicated:



Signature                       Title                                      Date
---------                       -----                                      ----

/s/ Sumter R. Nelson
-------------------------     President and Director                       March 25, 1999
Sumter R. Nelson              (Principal Executive Officer

/s/ Melissa Y. Deems
-------------------------     Senior Vice President and Chief Financial    March 25, 1999
Melissa Y. Deems              Officer (Principal Financial and
                              Accounting Officer

/s/ Bruce B. Albea
-------------------------     Director                                     March 25, 1999
Bruce B. Albea

/s/ Lee Cummings
-------------------------     Director                                     March 25, 1999
Lee Cummings

/s/ Dan Forsyth
-------------------------     Director                                     March 25, 1999
Dan Forsyth

/s/ William D. Heath, Jr.
-------------------------     Director                                     March 25, 1999
William D. Heath, Jr.

/s/ J. W. LeGrande
-------------------------     Director                                     March 25, 1999
J. W. LeGrande

/s/ James L. Lester
-------------------------     Director                                     March 25, 1999
James L. Lester

/s/ William L. Lundy, Jr.
-------------------------     Director                                     March 25, 1999
William L. Lundy, Jr.

/s/ Elmo Peppers
-------------------------     Director                                     March 25, 1999
Elmo Peppers

/s/ William Frank Shelley
-------------------------     Director                                     March 25, 1999
William Frank Shelley

/s/ Daniel B. Simon, III
-------------------------     Director                                     March 25, 1999
Daniel B. Simon, III

                         INDEPENDENT AUDITORS' REPORT


The Board of Directors and Shareholders
United Bank and Trust Company:


We have audited the accompanying balance sheet of United Bank and Trust Company (the Company) as of December 31, 1997, and the related statements of income, comprehensive income, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the over all financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United Bank and Trust Company as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



                                                                        KPMG LLP


Atlanta, Georgia
February 20, 1998

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  FORM 10-QSB

Mark One
  [X] QUARTERLY REPORT UNDER SECTION 13 OR 15 (D) OF THE SECURITIES EXCHANGE ACT OF 1934

         For the quarterly period ended           September 30, 1999
                                       -------------------------------------

  [ ]    TRANSITION REPORT UNDER SECTION 13 OR 15 (d) OF THE EXCHANGE ACT

         For the transition period from                  to
                                        ----------------    --------------

COMMISSION FILE NUMBER:    000-24899


                       UB & T FINANCIAL SERVICES CORP.
       -----------------------------------------------------------------
       (Exact name of small business issuer as specified in its charter)


            GEORGIA                                                 58-2378257
-------------------------------                                  ---------------
(State or other jurisdiction of                                   (IRS Employer
 incorporation or organization)                                  Identification)


                               129 E. ELM STREET
                            ROCKMART, GEORGIA 30153
                   ----------------------------------------
                   (Address of principal executive offices)


                                (770) 684-8888
                          ---------------------------
                          (Issuer's telephone number)


                                      N/A
             ----------------------------------------------------
             (Former name, former address and former fiscal year,
                      if changed since last report date)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15 (d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been
subject to such filing requirements for the past 90 days. Yes   X    No
                                                              -----     -----

                     APPLICABLE ONLY TO CORPORATE ISSUERS

State the number of shares outstanding of each of the issuer's classes of common equity, as of November 10, 1999: 426,370 shares; $5 par value

Transitional Small Business Disclosure Format (Check One)   Yes        No   X
                                                                -----     -----

                         UB & T FINANCIAL SERVICES CORP.

                                      INDEX

PART I:  FINANCIAL INFORMATION                                              Page

         ITEM 1:

         Consolidated Balance Sheet - September 30, 1999                      3

         Consolidated Statements of Income and Comprehensive Income -
         Three and nine months ended September 30, 1999 and 1998              4

         Consolidated Statements of Cash Flows - Nine months
         ended September 30, 1999 and 1998                                    5

         Notes to Consolidated Financial Statements                           6

         ITEM 2:

         Management's Discussion and Analysis of
         Financial Condition and Results of Operations                        7


PART II: OTHER INFORMATION

         ITEM 6:

         Exhibits and Reports on Form 8-K                                    13

         Signatures                                                          14

                         PART 1: FINANCIAL INFORMATION
              UB&T FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEET
                              September 30, 1999
                                  (Unaudited)


                        ASSETS
                                                              1999
                                                           -----------
Cash and due from banks                                    $ 1,137,482
Federal funds sold                                           1,603,241
Interest bearing deposits with other banks                     412,042
Investment securities available for sale                     5,895,982

Loans                                                       34,095,077
  Less: Allowance for loan losses                             (497,089)
                                                           -----------
        Loans, net                                          33,597,988

Premises and equipment, net                                  1,854,848
Other assets                                                   616,354
                                                           -----------
        Total assets                                       $45,117,938
                                                           ===========

         LIABILITIES and SHAREHOLDERS' EQUITY

Deposits:
  Demand deposits                                            3,819,976
  Interest-bearing deposits                                  8,649,680
  Savings                                                    4,012,418
  Time, $100,000 and  over                                   3,156,040
  Other time                                                16,328,060
                                                           -----------
        Total deposits                                      35,966,174

Federal Home Loan  Bank advances                             3,000,000
Note payable                                                   381,000
Other liabilities                                              744,756
                                                           -----------
        Total liabilities                                   40,091,930
                                                           -----------
Shareholders' equity:
  Common stock, $5 par value, authorized
    10,000,000 shares; 451,105 shares issued                 2,255,525
  Surplus                                                    2,187,292
  Retained earnings                                          1,050,909
  Accumulated other comprehensive losses                       (61,184)
                                                           -----------
                                                             5,432,542
Less cost of 24,735 shares of treasury stock                  (406,534)
                                                           -----------
Total shareholders' equity                                   5,026,008
                                                           -----------
  Total liabilities and shareholders' equity               $45,117,938
                                                           ===========

   The accompanying notes are an integral part of these financial statements.

              UB&T FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
          CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
        For the Three and Nine Months Ended September 30, 1999 and 1998
                                  (Unaudited)

                                                              Three months ended           Nine months ended
                                                                 September 30,                September 30,
                                                              1999           1998           1999         1998
                                                            --------        -------       ---------    ---------
Interest income:
  Loans, including fees                                     $818,649        663,013       2,337,767    1,852,882
  Investment securities                                       88,856        171,701         285,684      585,383
  Deposits with other banks                                   10,638         26,503          46,578       59,569
  Federal funds sold                                          22,830         15,790          65,191       38,072
                                                            --------        -------       ---------    ---------
        Total interest income                                940,973        877,007       2,735,220    2,535,906
                                                            --------        -------       ---------    ---------
Interest expense:
  Deposits                                                   306,426        397,785         974,216    1,180,678
  Borrowings                                                  37,149          1,086          52,321        2,352
                                                            --------        -------       ---------    ---------
        Total interest expense                               343,575        398,871       1,026,537    1,183,030
                                                            --------        -------       ---------    ---------
          Net interest income                                597,398        478,136       1,708,683    1,352,876

Provision for loan losses                                     55,800         30,500         244,733       52,250
                                                            --------        -------       ---------    ---------
        Net interest income after provision
         for loan losses                                     541,598        447,636       1,463,950    1,300,626
                                                            --------        -------       ---------    ---------
Other income:
  Service charges on deposit accounts                         89,896         92,932         280,147      245,518
  Other operating income                                      16,569         41,407          63,508       76,157
                                                            --------        -------       ---------    ---------
        Total other income                                   106,465        134,339         343,655      321,675
                                                            --------        -------       ---------    ---------
Other expenses:
  Salaries and employee benefits                             252,147        231,128         703,176      659,730
  Net occupancy and equipment expense                         74,536         66,327         219,869      205,231
  Other operating expense                                    120,034        147,403         399,952      393,125
                                                            --------        -------       ---------    ---------
        Total other expense                                  446,717        444,858       1,322,997    1,258,086
                                                            --------        -------       ---------    ---------
Income before income taxes                                   201,346        137,117         484,608      364,215

Applicable taxes                                              74,115         41,195         167,312       99,973
                                                            --------        -------       ---------    ---------
                Net income                                  $127,231         95,922         317,296      264,242
                                                            ========        =======       =========    =========
Other comprehensive income:
  Unrealized (losses) gains on securities available-
   for-sale arising during period, net of tax                (17,933)        34,228         (89,287)      56,238
  Less:  Reclassification adjustment for gains
   included in net income, net of tax                              0         18,043               0       18,261
                                                            --------        -------       ---------    ---------
Total other comprehensive income                             (17,933)        16,185         (89,287)      37,977

        Comprehensive income                                $109,298        112,107         228,009      302,219
                                                            ========        =======       =========    =========
Basic and diluted earnings per common share                 $   0.30           0.21            0.75         0.59
                                                            ========        =======       =========    =========
Weighted average outstanding shares                          426,370        451,105         423,031      451,105
                                                            ========        =======       =========    =========
Cash dividends per common share                             $   0.00           0.00            0.25         0.25
                                                            ========        =======       =========    =========

  The accompanying notes are an integral part of these financial statements.

              UB&T FINANCIAL SERVICES CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             For the Nine Months Ended September 30, 1999 and 1998
                                  (Unaudited)

                                                                              1999               1998
                                                                          -----------         ----------
OPERATING ACTIVITIES
Net income                                                                $   317,296            264,242

Adjustments to reconcile net income to net cash
  provided by operating activities:
     Depreciation, amortization and accretion                                 128,327            111,690
     Provision for loan losses                                                244,733             52,250
     Gain on sale of investment securities available for sale                       -            (27,668)
     (Increase) decrease  in other assets                                     (69,362)            64,627
     Increase in accrued expenses and
       other liabilities                                                      290,116              9,675
                                                                          -----------         ----------
     Net cash provided by operating activities                                911,110            474,816
                                                                          -----------         ----------
INVESTING ACTIVITIES
     Purchases of investment securities-available for sale                          -         (5,864,031)
     Purchases of investment securities-held to maturity                      (20,000)
     Proceeds from sale of securities available-for-sale                            -          2,062,858
     Proceeds from calls/maturities of investment securities-
        available for sale                                                    749,498          6,494,774
     Net increase in interest bearing deposits with
       other banks                                                           (296,524)        (1,579,421)
     Net decrease in Federal funds sold                                       724,500          1,588,759
     Payments on mortgage-backed securities                                   838,235            508,004
     Net increase in loans                                                 (4,287,115)        (4,101,353)
     Purchases of premises and equipment                                      (31,472)           (59,516)
                                                                          -----------         ----------
       Net cash used in investing activities                               (3,052,376)          (949,926)
                                                                          -----------         ----------
FINANCING ACTIVITIES
     Proceeds from Federal Home Loan Bank advance                           3,000,000                  -
     Proceeds from note payable                                                25,000             30,000
     Net (decrease) increase in deposits                                     (658,318)           308,954
     Net (decrease) increase  in Federal funds purchased                     (825,000)           555,000
     Purchase of treasury stock                                               (50,975)                 -
     Dividends paid                                                          (107,389)          (112,776)
                                                                          -----------         ----------
     Net cash provided by  financing activities                             1,383,318            781,178
                                                                          -----------         ----------
Net increase (decrease) in cash and cash equivalents                         (757,948)           306,068

Cash and cash equivalents at beginning of period                            1,165,932            895,370
                                                                          -----------         ----------
Cash and cash equivalents at end of period                                $   407,984          1,201,438
                                                                          ===========         ==========

  The accompanying notes are an integral part of these financial statements.

                UB & T FINANCIAL SERVICES CORP. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

NOTE 1. BASIS OF PRESENTATION

The consolidated financial information included herein is unaudited; however, such information reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of results for the interim periods.

The results of operations for the three and nine month periods ended September 30, 1999 are not necessarily indicative of the results to be expected for the full year.


NOTE 2. CURRENT ACCOUNTING DEVELOPMENTS

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The effective date of this statement has been deferred by SFAS No. 137 until fiscal years beginning after June 15, 2000. However, the statement permits early adoption as of the beginning of any fiscal quarter after its issuance. The Company expects to adopt this statement effective January 1, 2001. SFAS No. 133 requires the Company to recognize all derivatives as either assets or liabilities in the balance sheet at fair value. For derivatives that are not designated as hedges, the gain or loss must be recognized in earnings in the period of change. For derivatives that are designated as hedges, changes in the fair value of the hedged assets, liabilities, or firm commitments must be recognized in earnings or recognized in other comprehensive income until the hedged item is recognized in earnings, depending on the nature of the hedge. The ineffective portion of a derivative's change in fair value must be recognized in earnings, depending on the nature of the hedge. The ineffective portion of a derivative's change in fair value must be recognized in earnings immediately. Management has not yet determined what effect the adoption of SFAS No. 133 will have on the Company's earnings or financial position.

There are no other recent accounting pronouncements that have had, or are expected to have a material effect on the Company's financial statements.


NOTE 3: BUSINESS COMBINATION

On October 14, 1999, UB&T Financial Services Corporation signed an Agreement and Plan of Reorganization with GB&T Bancshares, Inc. This agreement provides for the merger of Financial Services with and into GB&T, with GB&T being the surviving corporation of the merger.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is management's discussion and analysis of certain significant factors which have affected the financial position and operating results of the Company and its bank subsidiary, United Bank & Trust ("Bank") during the periods included in the accompanying consolidated financial statements.

FORWARD-LOOKING STATEMENT

This quarterly report contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and our expectations. These forward-looking statements are generally identified by use of the words "believe," "intend," "anticipate," "estimate," "project," or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations include, but are not limited to, changes in interest rates, general economic conditions, legislation and regulation, monetary and fiscal policies of the U. S. government, including policies of the U. S. Treasury and the Federal Reserve Board, the quality or composition of our loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area and accounting principles and guidelines. You should consider these risks and uncertainties in evaluating forward-looking statements, and should not place undue reliance on such statements. We will not publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL CONDITION

The Company's total assets increased $1,901,000 or 4.4%, for the nine months ended September 30, 1999. Total loans increased by $4,402,000 or 13.7% for the nine months ended September 30, 1999. Loans have been funded by Federal Home Loan Bank advances and the funds provided by the calls, maturities and payments of investment securities. The loan to deposit ratio as of September 30, 1999 was 94.8% as compared to 74.2% at September 30, 1998. The increase in the loan to deposit ratio is due to the continuing increase in loan demand combined with the decrease in higher paying deposits. As noted above, the increase in loans has been funded by Federal Home Loan Bank advances. Total deposits decreased by $658,000 or 1.8% for the nine months ended September 30, 1999.

LIQUIDITY

As of September 30, 1999, the liquidity ratio was 20.3% compared to 26.7% at September 30, 1999. These ratios are within the Bank's target ratio range of 20% to 30%. Liquidity is measured by the ratio of net cash, Federal funds sold and securities to net deposits and short-term liabilities. The decrease in the liquidity ratio is related to the decrease in liquid assets due to the increase in loan demand, as discussed above, and the increase in pledged deposits since December 31, 1998. The Bank has lines of credit available to meet any unforseen liquidity needs. Also, the Bank has a relationship with the Federal Home Loan Bank of Atlanta which provides a line of credit up to $4,000,000 on an as needed basis. As of September 30, 1999, the bank had outstanding Federal Home Loan Bank advances totaling $3,000,000.

CAPITAL

The minimum capital requirements for banks and bank holding companies require a leverage capital to total assets ratio of at least 4%, core capital to risk-weighted assets ratio of at least 4% and total capital to risk-weighted assets of at least 8%.

At September 30, 1999, the capital ratios of the Company and the Bank were adequate based on regulatory minimum capital requirements. The actual capital ratios for the Company and the Bank are as follows:

                                             UB&T                 United
                                           Financial              Bank &
                                         Services, Inc.           Trust
                                         --------------           ------
     Leverage capital ratio                  11.9%                 11.1%
     Risk-based capital ratios:
          Core capital                       16.5%                 15.5%
          Total capital                      17.8%                 16.7%

RESULTS OF OPERATIONS

Net interest income increased $119,000 or 24.9% for the three months ended September 30, 1999 compared to the same period in 1998. The net increase consist of an increase in interest income of $64,000 or 7.3% plus a decrease in interest expense of $55,000 or 13.9% for the three month period. The increase in interest income is due primarily to the growth in total interest-earning assets of $1,492,000 from June 30, 1999 to September 30, 1999 compared to a decrease of $96,000 in interest-earning assets for the same time period in 1998.

Net interest income increased $356,000 or 26.3% for the nine months ended September 30, 1999 compared to the same period in 1998. The net increase consists of an increase in interest income of $199,000 or 7.9% plus a decrease in interest expense of $156,000 or 13.2% for the nine month period. The increase in interest income for the nine month period ended September 30, 1999 is due primarily to the growth in total interest-earning assets of $2,050,000 compared to an increase of $956,000 for the same period during 1998. For the nine month periods ended September 30, 1999 and 1998, the net interest margins were 5.68% and 4.67%, respectively. This increase in the net interest margin is a direct result of the increase in interest earning assets as noted in the above paragraph.

The Bank's provision for loan losses increased by $25,000 or 82.9% during the three months ended September 30, 1999 as compared to the same period in 1998. The Bank's provision for loan losses increased by $192,000 or 368.4% during the nine months ended September 30, 1999 as compared to the same period in 1998. The allowance for loan losses at September 30, 1999 was $497,000 or 1.46% of total loans compared to 1.2% at September 30, 1998.

The increase in the provision for loan losses for the three and nine month periods ended September 30, 1999 as compared to 1998 is primarily due to an increase of $84,000 in net charge-offs in 1999 as compared to 1998 The majority of the net charge-offs for the nine month period ended September 30, 1999 was made up of loans to two borrowers totaling $91,000. The remaining amount consisted of a number of smaller consumer loans which all were identified during 1999. The allowance for loan losses is evaluated monthly and adjusted to reflect the risk in the portfolio. Based on management's evaluation, the allowance is adequate to absorb any potential loan losses at September 30, 1999.

The following table summarizes the allowance for loan losses for the nine month periods ended September 30, 1999 and 1998,

                                                           1999           1998
                                                          -------        ------
                                                          (Dollars in thousands)

     Average loans outstanding                            $31,668        23,764
                                                          -------        ------
     Balance, beginning of period                         $   359           312
                                                          -------        ------
          Less Charge-offs
               Commercial loans                               (37)          (13)
               Consumer loans                                (107)          (20)
          Plus Recoveries
               Commercial loans                                30             4
               Consumer loans                                   7             6
                                                          -------        ------
               Net charge-offs                               (107)          (23)

          Plus Provision for loan losses                      245            52
                                                          -------        ------
     Balance, end of period                               $   497           341
                                                          -------        ------
     Charge-offs as a percent of average loans                .45%          .14%
                                                          -------        ------

As noted in the table below, the decrease in nonaccrual loans is a result of the nonaccrual loans totaling $155,000 that were charged off in December 1998. Considering the collateral position of the eight remaining nonaccrual loans, the Bank does not anticipate incurring any significant losses. As of September 30, 1999, the majority of nonaccurals were to two borrowers totaling $28,000.

The increase in loans past due 90 days increased $151,000 or 1.07% for the nine month period ended September 30, 1999 as compared to the same period in 1998. The past due loans as of September 30, 1999 consisted of 58 consumer loans with an average balance of $5,000 compared to 20 loans with an average balance of $7,000 for the same period in 1998. Based on management's evaluation and continued efforts in collections, the allowance is adequate to cover any potential losses. As noted above, management adjust the allowance monthly to reflect the risk in the loan portfolio.

The following table is a summary of nonaccrual and past due loans.

                                               September 30, 1999
                                   ------------------------------------------
                                                  Past due 90
                                   Nonaccrual     days still     Restructured
                                     Loans         Accruing         Loans
                                   ----------     -----------    ------------
                                            (Dollars in thousands)
     Real estate loans                $ 11           $ 42            -0-
     Commercial loans                  -0-             40            -0-
     Consumer loans                     36            181            -0-
                                      ----           ----            ---
              Total                   $ 47           $263            -0-
                                      ----           ----            ---
                                               September 30, 1998
                                   ------------------------------------------
                                                  Past due 90
                                   Nonaccrual     days still     Restructured
                                     Loans         Accruing         Loans
                                   ----------     -----------    ------------
                                            (Dollars in thousands)
     Real estate loans                $ 23           $  7            -0-
     Commercial loans                   49             95            -0-
     Consumer loans                    134             40            -0-
                                      ----           ----            ---
           Total                      $206           $142            -0-
                                      ----           ----            ---

The Company's policy is to discontinue the accrual of interest income when, in the opinion of management, collection of such interest becomes doubtful. This status is determined when; (1) there is significant deterioration in the financial condition of the borrower and full repayment of principal and interest is not expected; and (2) the principal or interest is more than ninety days past due, unless the loan is both well-secured and in the process of collection. Accrual of interest on such loans is resumed when, in management's judgement, the collection of interest and principal become probable.

Loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been included in the table above do not represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity or capital resources. These classified loans do not represent material credits which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

Other income for the three months ended September 30, 1999 decreased by $28,000 or 20.8% compared to the same period in 1998. This decrease was due to the gain on sale of securities totaling $28,000 as of September 30, 1998. Other income for the nine months ended September 30, 1999 increased by $22,000 or 6.8% compared to the same period in 1998. The increase in other income is primarily due to the increase in service charges on deposit accounts which is directly related to the increase in demand deposits during the nine month period.

Other expenses increased approximately $2,000 or 0.42% for the three month period ended September 30, 1999 compared to the same period in 1998. Other expenses increased by approximately $65,000 or 5.2% for the nine months ended September 30, 1999 compared to the same period in 1998. The increase is partly due to an increase in salaries and other employee benefits.

Income tax expense increased by $33,000 for the three months ended September 30, 1999 compared to the three months ended September 30, 1998. Income tax expense increased by $67,000 for the nine months ended September 30, 1999 compared to the nine months ended September 30, 1998. The effective tax rate for the nine month period in 1999 was 34% compared to 27% for the same period in 1998.

Net income increased for the three months ended September 30, 1999 by $31,000 compared to the same period in 1998. Net income increased for the nine months ended September 30, 1999 by $53,000 compared to the same period in 1998. The increase in net income for the three and nine month periods ended September 30, 1999 is attributable to the increase in net interest income.

The Company is not aware of any other known trends, events or uncertainties, other than the effect of events as described above, that will have or that are reasonable likely to have a material effect on its liquidity, capital resources or operations. The Company is also not aware of any current recommendations by the regulatory authorities which, if they were implemented, would have such an effect.


YEAR 2000 READINESS DISCLOSURE

Like many financial institutions, the Company and its subsidiary rely upon computers for the daily conduct of their business and for data processing generally. There is concern among industry experts that commencing on January 1, 2000, computers will be unable to "read" the new year and that there may be widespread computer malfunctions. Management of the Company has assessed the electronic systems, programs, applications, and other electronic components used in the operations of the Company and believes that the hardware and software used by the Company and the Bank have been programmed to be able to accurately recognize the year 2000, and that significant additional costs will not be incurred in connection with the year 2000 issue, although there can be no assurances in this regard.

The Federal Financial Institutions Examination Council (FFIEC), an oversight authority for financial institutions, has issued several interagency statements on Year 2000 project awareness. These statements require financial institutions to, among other things, examine the Year 2000 implications of their reliance on vendors, determine the potential impact of the Year 2000 issue on their customers, suppliers and borrowers, and to survey its exposure, measure its risk and prepare a plan to address the Year 2000 issue. In addition, federal banking regulators have issued safety and soundness guidelines to be followed by financial institutions to assure resolution of any Year 2000 problems. The federal banking agencies have asserted that Year 2000 testing and certification is a key safety and soundness issue in conjunction with regulatory examinations, and the failure to appropriately address the Year 2000 issue could result in supervisory action, including the reduction of the institution's supervisory ratings, the denial of applications for mergers or acquisitions, or the imposition of civil monetary penalties.

The Company is utilizing a three-phase plan for achieving Year 2000 readiness. The Assessment Phase was intended to determine which computers, operating systems and applications require remediation and prioritizing those remediation efforts by identifying mission critical systems. The Assessment Phase has been completed except for the on-going assessment of new systems. The Remediation and Testing Phase addressed the correction or replacement of any non-compliant hardware and software related to the mission critical systems and testing of those systems. Since most of the Bank's information technology systems are off-the-shelf software, remediation efforts have focused on obtaining Year 2000 compliant application upgrades. The Bank's core banking system, which runs loans, deposits and the general ledger, has been upgraded to the Year 2000 compliant version and has been forward date tested and to ensure proper functioning. The Year 2000 releases for all of the Bank's other internal mission critical systems have also been received and forward date tested. The next step of this phase, testing mission critical service providers, was substantially completed as of March 31, 1999. During the final phase, the Implementation Phase, remediated and validated codes were tested in interfaces with customers, business partners, government institutions, and others. The Implementation Phase was substantially completed as of June 30, 1999.

The Company may be impacted by the Year 2000 compliance issues of governmental agencies, businesses and other entities who provide data to, or receive data from, the Company, and by entities, such as borrowers, vendors, customers, and business partners, whose financial condition or operational capability is significant to the Company. Therefore, the Company's Year 2000 project also includes assessing the Year 2000 readiness of certain customers, borrowers, vendors, business partners, counter parties, and governmental entities. In addition to assessing the readiness of these external parties, the Company is developing contingency plans which will include plans to recover operations and alternatives to mitigate the effects of counter parties whose own failure to properly address Year 2000 issues may adversely impact the Company's ability to perform certain functions. These contingency plans were completed as of June 30, 1999.

If Year 2000 issues are not adequately addressed by the Company and significant third parties, the Company's business, results of operations and financial position could be materially adversely affected. Failure of certain vendors to be Year 2000 compliant could result in disruption of important services upon which the Company depends, including, but not limited to, such services as telecommunications, electrical power and data processing. Failure of the Company's loan customers to properly prepare for the Year 2000 could also result in increases in problem loans and credit losses in future years. It is not, however, possible to quantify the potential impact of any such losses at this time. Notwithstanding the Company's efforts, there can be no assurance that the Company or significant third party vendors or other significant third parties will adequately address their Year 2000 issues. The Company is continuing to assess the Year 2000 readiness of third parties but does not know at this time whether the failure of third parties to be Year 2000 compliant will have a material effect on the Company's results of operations, liquidity and financial condition.

The Company originally estimated that its total cost for the Year 2000 project would approximate $55,000. As of September 30, 1999, the Company has incurred $16,000 in charges related to its Year 2000 remediation effort. Charges include the cost of external consulting and the cost of accelerated replacement of hardware, but do not include the cost of internal staff redeployed to the Year 2000 project. The Company does not believe that the redeployment of internal staff will have a material impact on its financial condition or results of operations.

The foregoing paragraphs contain a number of forward-looking statements. These statements reflect Management's best current estimates, which were based on numerous assumptions about future events, including the continued availability of certain resources, representations received from third party service providers and other factors. There can be no guarantee that these estimates, including Year 2000 costs, will be achieved, and actual results could differ materially from those estimates. A number of important factors could cause Management's estimates and the impact of the Year 2000 issue to differ materially from what is described in the forward-looking statements contained in the above paragraphs. Those factors include, but are not limited to, the availability and cost of programmers and other systems personnel, inaccurate or incomplete execution of the phases, results of Year 2000 testing, adequate resolution of Year 2000 issues by the Company's customers, vendors, competitors, and counter parties, and similar uncertainties.

The forward-looking statements made in the foregoing Year 2000 discussion speak only as of the date on which such statements are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.


PART II: OTHER INFORMATION


ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K.

         (a)  Exhibits.

              27. Financial Data Schedule

         (b)  Reports on Form 8-K.

              None.

                                  SIGNATURES

In accordance with the requirements of the Exchange Act, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


UB & T FINANCIAL SERVICES CORP.


DATE: November 8, 1999                 BY: /s/ J. Steven Walraven
      ----------------                     --------------------------
                                               J. Steven Walraven
                                               President & CEO


DATE: November 8, 1999                 BY: /s/ Melissa Y. Deems
      ----------------                     --------------------------
                                               Melissa Y. Deems
                                               Vice President and CFO

SCHEDULE 14A INFORMATION
     Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
                                  Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                      UB&T FINANCIAL SERVICES CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

          ------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

          ------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

          ------------------------------------------------------------------

     (5) Total fee paid:
          ------------------------------------------------------------------



[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)   Amount previously paid:
             ------------------------------------------------------------------

       (2)   Form, Schedule or Registration Statement No.:
             ------------------------------------------------------------------

       (3)   Filing Party:
             ------------------------------------------------------------------

       (4)   Date Filed:
             ------------------------------------------------------------------

                                April 28, 1999


TO THE SHAREHOLDERS OF
UB&T FINANCIAL SERVICES CORPORATION:


     You are cordially invited to attend the 1999 Annual Meeting of Shareholders of UB&T Financial Services Corporation (the "Company"), which will be held at the offices of United Bank & Trust Company located at 129 East Elm Street, Rockmart, Georgia, on Thursday, May 20, 1999 at 5:00 p.m. (as postponed or adjourned, the "Annual Meeting").

     At the Annual Meeting, you will be asked to consider and vote upon the election of eleven directors to serve until the 2000 annual meeting of shareholders or until their successors are elected and qualified, and to ratify the appointment of Mauldin & Jenkins, LLC as our auditors for 1999.

     We hope you can attend the Annual Meeting and vote your shares in person. In any case, please complete the enclosed proxy and return it to us. Your completion of the proxy will ensure that your preferences will be expressed on the matters that are being considered. If you are able to attend the Annual Meeting, you may revoke your proxy and vote your shares in person. If you have any questions about the Proxy Statement, please let us hear from you.


                                        Sincerely,

                                        /s/ Dan Forsyth

                                        Dan Forsyth
                                        Chairman

                     UB&T Financial Servic es Corporation
                              129 East Elm Street
                           Rockmart, Georgia  30153

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON THURSDAY, MAY 20, 1999

TO THE SHAREHOLDERS OF
UB&T FINANCIAL SERVICES CORPORATION:

    NOTICE IS HEREBY GIVEN that the 1999 annual meeting of shareholders of UB&T Financial Services Corporation (the "Company") will be held at the offices of United Bank & Trust Company located at 129 East Elm Street, Rockmart, Georgia, on Thursday, May 20, 1999 at 5:00 p.m. (as postponed or adjourned, the "Annual Meeting"), for the following purposes:

    1. Elect Directors. To elect eleven directors to serve until the 2000 annual meeting of shareholders or until their successors are elected and qualified.

    2. Ratify Appointment. To ratify the appointment of Mauldin & Jenkins, LLC as independent public accountants of the Company for the year ending December 31, 1999.

    3. Other Business. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

    Only shareholders of record at the close of business on April 9, 1999 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. All shareholders, whether or not they expect to attend the Annual Meeting in person, are requested to complete, date, sign and return the enclosed form of proxy in the accompanying envelope. The proxy may be revoked by the person executing the proxy by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date, or by electing to vote in person at the Annual Meeting.

                             BY ORDER OF THE BOARD OF DIRECTORS


                             /s/ Melissa Y. Deems
                             Melissa Y. Deems
                             Secretary


April 28, 1999


PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT TO THE COMPANY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

                                PROXY STATEMENT
                                      FOR
                       ANNUAL MEETING OF SHAREHOLDERS OF
                      UB&T FINANCIAL SERVICES CORPORATION
                     TO BE HELD ON THURSDAY, MAY 20, 1999

                                 INTRODUCTION
General

    This Proxy Statement is being furnished to the shareholders of UB&T Financial Services Corporation, a Georgia corporation (the "Company") and the holding company for United Bank & Trust Company (the ABank@), in connection with the solicitation by the Company of proxies for use at the 1999 Annual Meeting of Shareholders of the Company to be held on Thursday, May 20, 1999, and at any postponements or adjournments thereof (the "Annual Meeting"). The Annual Meeting is being held to consider and vote upon (i) the election of eleven directors to serve until the 1999 annual meeting of shareholders or until their respective successors are elected and qualified, (ii) ratification of the appointment of Mauldin & Jenkins, LLC as the Company's independent public accountant for 1999, and (iii) such other business as may properly come before the Annual Meeting or any adjournments thereof. The Board of Directors of the Company knows of no other business that will be presented for consideration at the Annual Meeting other than the matters described in this Proxy Statement.

    This Proxy Statement is dated April 28, 1999 and is first being mailed to the shareholders of the Company on or about April 30, 1999. A copy of the Company's 1998 Annual Report to Shareholders accompanies this Proxy Statement. Shareholders of the Company may also receive, at no charge except the Company's cost of copying exhibits, a copy of the Company's Annual Report on Form 10-KSB as filed with the Securities and Exchange Commission ("SEC") by the Company for the year ended December 31, 1998, by making a written request addressed to Melissa Y. Deems at the Company's principal executive offices.

    The principal executive offices of the Company and the Bank are located at 129 East Elm Street, Rockmart, Georgia 30153. The Company's mailing address is Post Office Box 689, Rockmart, Georgia 30153, and its telephone number is (770) 684-8888.

Record Date, Solicitation and Revocability of Proxies

    The Board of Directors of the Company has fixed the close of business on April 9, 1999 as the record date (the "Record Date") for the determination of the Company's shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only shareholders of the Company at the close of business on the Record Date will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 451,105 shares of the $5.00 par value common stock of the Company ("Common Stock") issued and 426,370 shares outstanding and held by approximately 570 shareholders of record. Holders of Common Stock are entitled to one vote on each matter considered and voted upon at the Annual Meeting for each share of Common Stock held of record at the close of business on the Record Date. Shares of Common Stock represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated in such proxy. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF COMMON STOCK WILL BE VOTED "FOR" ELECTION OF THE ELEVEN NOMINEES FOR DIRECTORS NAMED IN THE PROXY, "FOR" RATIFICATION OF THE APPOINTMENT OF MAULDIN & JENKINS, LLC AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING.

    A shareholder who gives a proxy may revoke it at any time prior to its exercise at the Annual Meeting by (i) giving written notice of revocation to the Secretary of the Company, (ii) properly submitting to the Company a duly-executed proxy bearing a later date, or (iii) appearing in person at the Annual Meeting and voting in person. All written notices of revocation or other communications with respect to proxies should be addressed as follows: UB&T Financial Services Corporation, Post Office Box 689, Rockmart, Georgia 30153,
Attention: Melissa Y. Deems, Secretary.

Quorum and Required Vote

    The holders of a majority of the total shares of Common Stock issued and outstanding at the close of business on the Record Date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Directors are elected by plurality vote of the shares of Common Stock present in person or represented by proxy and voted at the Annual Meeting, and the affirmative vote of a majority of the total shares of Common Stock present in person or represented by proxy and voted at the Annual Meeting is required for the ratification of the appointment of Mauldin & Jenkins, LLC as the Company's independent public accountants and any other matters as may properly come before the Annual Meeting or any adjournment thereof.

    Abstentions are counted toward the calculation of a quorum but are not treated as either a vote for or against a proposal. Any unvoted position in a brokerage account will be considered as not voted and will not be counted toward fulfillment of quorum requirements.

Proxy Solicitation

    The cost of solicitation of proxies will be paid by the Company. In addition to solicitation by mail, proxies may be solicited by the directors, officers and employees of the Company or the Bank, without additional compensation (other than reimbursement of out-of-pocket expenses), by personal interview, telephone, telegram or otherwise. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries who hold the voting securities of record for the forwarding of solicitation materials to the beneficial owners thereof. The Company will reimburse such brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

Adjournment

    In the event that a quorum is not represented in person or by proxy at the Annual Meeting, a majority of shares represented at that time may adjourn the Annual Meeting to allow the solicitation of additional proxies or other measures to obtain a quorum.


                                 PROPOSAL ONE
                             ELECTION OF DIRECTORS
General

    The Annual Meeting is being held in part to elect eleven directors of the Company to serve until the Company's 2000 Annual Meeting of Shareholders or until their respective successors are elected and qualified. The Company's bylaws allow for between five and 25 directors, with the exact number set by resolution of the Board of Directors or shareholders. However, the Board of Directors may not increase the number of directors by more than two in any year. The number of directors is currently fixed at eleven and there will be no remaining vacancies to be filled by the vote of the Board of Directors after the Annual

Meeting unless the Board of Directors determines to increase the number of members of the Board or there occurs a resignation or removal prior to the 2000 Annual Meeting of Shareholders.

    The nominees listed below have been nominated by the Board of Directors to stand for election at the Annual Meeting. The following table sets forth as to each nominee his name, age at March 4, 1999, principal occupation or employment over at least the last five years and other business experience. Each of the nominees other than Mr. Nelson, Mr. Heath and Mr. Lundy served as a Bank director since completion of the Bank's organization in 1988 and all nominees have been Company directors since the Company's organization in March 1998. Mr. Nelson joined the Bank as its President in June 1991 and was also elected as a director of the Bank at that time. Mr. Heath became a director of the Bank during April 1997. Mr. Lundy became a director of the Bank during July 1998.

Nominees



Name, Age at March 4, 1999          Principal Occupation and Business Experience

Bruce B. Albea                      Mr. Albea graduated from Rockmart High School in 1965,
Age 51                              received a B.S. degree in industrial management from
                                    Clemson University, and is presently President of Bruce
                                    Albea Contracting Inc. a company engaged in grading and
                                    highway construction.  Mr. Albea is a member of the First
                                    United Methodist Church, the Polk County Chamber of
                                    Commerce and the Georgia Highway Contractors Association,
                                    and serves on the Rockmart Development Authority.


Lee Cummings                        Mr. Cummings graduated from Rockmart High School and the
Age 63                              University of Georgia.  He was the owner and general
                                    manager of Cummings Department Store in Rockmart until
                                    its sale in 1987, and  has since been active in
                                    residential construction and the management of family
                                    investments.  Mr. Cummings is currently  serving on the
                                    Boards of the Rockmart-Aragon Hospital in Rockmart and
                                    the Polk General Hospital in Cedartown.

Dan Forsyth                         Mr. Forsyth graduated from Rockmart High School and
Age 64                              Jacksonville State University.  Mr. Forsyth was a
                                    classroom teacher in Bartow and Polk Counties from 1958
                                    to 1969.  Since that time, he has been active in
                                    insurance and real estate sales and development.  Mr.
                                    Forsyth is President of Dan Forsyth Agency, Inc.  He is
                                    active in many professional and civic organizations in
                                    the Polk County area.


William D. (Bill) Heath, Jr.        Mr. Heath graduated from Bremen High School in 1978 and
Age 39                              Southern Technical Institute in 1983.  Since August 1984,
                                    he has owned and operated B&S Farms, a cattle and poultry
                                    farm, and he has owned and operated Design Specialists,
                                    an engineering firm, since November 1988. Mr. Heath
                                    currently serves as Vice  Chairman of West GA. Regional
                                    Airport Authority and is a deacon at Abilene Baptist
                                    Church.

Name, Age at March 4, 1999          Principal Occupation and Business Experience

J. W. LeGrande                      Mr. LeGrande graduated from Rockmart High School and has
Age 63                              conducted business in Rockmart since that time.  He is
                                    President of Piedmont Furniture in Rockmart and also
                                    serves as Chairman of the Rockmart Development Authority.
                                    Mr. LeGrande has also been appointed by Governor Zell
                                    Miller to the Board of Directors of the Coosa Valley
                                    Technical Institute, and he is a Deacon of the Fairview
                                    Baptist Church.


James L. Lester                     Mr. Lester graduated from Rockmart High School and is
Age 53                              a 1968 graduate of the University of Georgia where he
                                    received a B.A. degree. Mr. Lester is the President of
                                    JLL Enterprises and is Vice President of Sales for
                                    EBY-Brown, Rockmart. He served on the Boards of the
                                    Georgia Food Industry Association and the Polk County
                                    Chamber of Commerce, and was a member of the board of
                                    trustees of Shorter College, was a member of the board
                                    of visitors of Darlington School and was a member of the
                                    board of directors of Manage Comp Insurance Co.  He is
                                    currently a deacon at First Baptist Church and is
                                    involved in various other civic activities.

William L. Lundy, Jr.               Mr. Lundy graduated from Cedartown High School in 1977
Age 40                              and received a B.S. degree from Jacksonville State
                                    University in 1981.  Mr. Lundy went on to attend the
                                    Cumberland School of Law of Sanford University in
                                    Birmingham, Alabama.  Since 1985, Mr. Lundy  has
                                    practiced law in Cedartown with the firm of Parker &
                                    Lundy.  Mr. Lundy's professional involvements include
                                    past presidency of the Tallapoosa Judicial Bar
                                    Association and Chairman of the State Bar of Georgia's
                                    General Practice and Trial Section.  He is a member of
                                    the GTLA and the ATLA and is licensed to practice law in
                                    both Alabama and Georgia.  Mr. Lundy serves as Deacon of
                                    the Cedartown Church of Christ.


Sumter R. Nelson                    Mr. Nelson began his banking career as a loan officer
Age 50                              with Jacksonville State Bank, Jacksonville, Alabama, in
                                    1974.  He then joined AmSouth Bank N.A., Dothan,
                                    Alabama, in 1977, and served there as a loan officer and
                                    branch manager.  In 1984, Mr. Nelson joined Southtrust
                                    Bank of Randolph County and was a Vice President and
                                    Senior Loan Officer there until  leaving in June 1991 to
                                    become the Bank's President and a director.  He also serves on the Board and is a Past Chairman of the Polk County
                                    Council for Children and  Families,  and has previously
                                    served  as   President  of  the Rockmart Kiwanis Club and
                                    as the Chairman of the Polk  County  Chamber of  Commerce.
                                    Mr. Nelson is also a fireman with Station 2 of the Polk
                                    County Volunteer Fire Department and presently serves as
                                    Captain.

Name, Age at March 4, 1999          Principal Occupation and Business Experience

Elmo Peppers                        Mr. Peppers has been involved in numerous businesses and
Age 80                              development-related ventures, including commercial
                                    property and shopping center development in the Rockmart
                                    area.  Among other civic activities, Mr. Peppers is an
                                    active Kiwanian.

William Frank Shelley               Mr. Shelley graduated from Rockmart High School and is a
Age 47                              1974 graduate of West Georgia College where he received a
                                    BBA degree.  Mr. Shelley is presently First Vice
                                    President of Investments with Interstate/Johnson Lane.
                                    Mr. Shelley was a senior investment broker with A.G.
                                    Edwards & Sons from 1983 to 1993.  He is an active member
                                    of the Board of Directors of the Murphy-Harpst-Vashti
                                    Foundation and a member of the board of trustees of Floyd
                                    College.


Daniel B. Simon, III                Mr. Simon graduated from Rockmart High School.  He also
Age 38                              graduated from Mercer University in 1982 and is a 1985
                                    graduate of the  University of Georgia School of Law.
                                    From 1985 to 1987,  Mr. Simon was engaged in insurance
                                    defense litigation for a large Atlanta law firm. Since August of 1987, Mr. Simon has practiced law as a sole practitioner in Rockmart.  His  professional and civic involvements
                                    include the Georgia, Tallapoosa, and Polk Bar Associations, the Rockmart Rotary Club and the  Rockmart-Aragon United Fund.

Compensation of Directors and Attendance at Meetings

     Each director received $300 per month for attendance at Bank board meetings in 1998. No separate fees were paid for attending Company board meetings. In addition, each member of the Bank's other committees (described below) received $50 per meeting attended in 1998.

     The Board of Directors held 12 Bank board meetings and one Company board meeting during 1998. Every director of the Company during 1998 who is a nominee for reelection attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board of Directors on which he serves, except Lester who attended 70%.

Committees of the Board of Directors

     The Board of Directors of the Bank maintains standing Executive, Audit, Loan, EDP Steering, Building and Investment Committees. The Bank's Chairman of the Board is an ex officio member of each Board committee. The respective full Board of Directors determines those persons to be nominated to stand for election to the Board and establishes compensation arrangements.

     The Bank's Executive Committee may exercise the full power of the full Board of Directors with certain exceptions. The Executive Committee is composed of Messrs. Albea, Forsyth, LeGrande and Shelley, and met five times during 1998.

     The Audit Committee, which also functions as the Company's Audit Committee, oversees activities of the Internal Auditor; reviews all internal audits and management's responses; reviews FDIC and State regulatory examination reports; reviews annual audited financial statements and management letters from its independent auditors; and reviews and evaluates all management responses to audits and examination reports. The internal audit function will be performed by Mauldin & Jenkins beginning in 1999. This Committee met five times during 1998 and is currently composed of Messrs. Albea, Heath and Shelley.

     The Bank's Loan Committee reviews all aggregate credits of $100,000 or more and identifies potential losses; monitors problem loan classifications; enforces loan policies set by the Board of Directors; and approves loans that exceed officer approval limits up to $100,000 for unsecured and up to $200,000 for secured loans. Loans in excess of those amounts require full Board approval. The Loan Committee met 31 times during 1998 and is currently composed of Messrs. Cummings, Forsyth, LeGrande, Lester, Nelson and Albea.

     The Bank's Building Committee administers all renovations, additions and new construction. This Committee reports to the full Board and must receive approval before any type of construction can begin. This Committee, which did not meet during 1998, is composed of Messrs. Albea, Cummings and Forsyth.

     The Bank's Investment Committee reviews purchases and sales of securities to ensure that established policies are followed and reviews asset/liability reports to ensure that proper "GAP," dependency and liquidity ratios are maintained. This Committee did not meet during 1998, and is currently composed of Messrs. Albea, Shelley, Simon and Nelson.

     The Bank's EDP Steering Committee reviews the Bank's system software and equipment purchasing and maintenance, and is currently reviewing "Year 2000" issues. This Committee met two times during 1998 and is currently composed of Messrs. LeGrande, Lester, Nelson and Heath.

Ownership of Common Stock by Certain Beneficial Owners and Management

     The following table lists the name and address of each person believed by the Company to beneficially own more than 5% of the Common Stock as of March 4, 1999, together with the number of shares and percentage of outstanding shares beneficially owned. The following table also reflects the number of shares of Common Stock beneficially owned by each director and nominee and all directors and officers of the Company as a group. Management of the Company is informed that all such shares were held individually by each such shareholder with sole voting and investment power, except as noted herein.



                                  Amount and Nature
   Name and Address                of Beneficial                 Percent
   of Beneficial Owner              Ownership(1)                of Class
- -------------------                 ------------                --------
Ray Sewell Estate                      36,275                     8.5%
P.O. Box 518
Bremen, Georgia 30110

James L. Lester*                       28,335(2)                  6.6%
129 East Elm Street
Rockmart, Georgia 30153

Bruce B. Albea*                        10,350(3)                  2.4%

David Lee Cummings*                     9,130                     2.1%

Dan Forsyth*                            8,450(4)                  2.0%

     William D. Heath, Jr.*             6,728                     1.6%

     J. W. LeGrande*                   15,950(5)                  3.7%

     William L. Lundy, Jr.              2,400(6)                  0.5%

     Sumter R. Nelson*                  2,550                     0.6%

     William Frank Shelley*            13,100(7)                  3.1%

     Elmo Peppers*                      9,500                     2.2%

     Daniel B. Simon III*               9,200(8)                  2.1%

     All current directors and
     principal officers as a group
     (12 persons)                     116,942                    27.4%

     --------------------
     * Nominee for election as a director.

(1) Information relating to beneficial ownership of Common Stock is based upon information furnished by each person using "beneficial ownership" concepts as set forth in the rules of the Securities and Exchange Commissions (ASEC@). Under those rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or direct the voting of such security, or "investment power," which includes the power to dispose of or direct the disposition of such security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under those rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial interest. Accordingly, directors are named as beneficial owners of shares as to which they may disclaim any beneficial interest.

(2) Includes 20,000 shares owned directly by J. L. Lester & Son, as to which Mr. Lester shares the power to direct voting and disposition, and 8,335 shares that are held jointly by Mr. Lester and his wife, with whom he shares voting.

(5) Includes 3,000 shares held by Mr. Albea's wife as to which Mr. Albea shares voting and investment power.

(4) The indicated shares are held jointly by Mr. Forsyth and his wife, with whom he shares voting and investment control.

(5)  Includes   1,800  shares  held  by  Mr.   LeGrande  as  custodian  for  his
     grandchildren and as to which he disclaims beneficial ownership.

(6) The indicated shares are held jointly by Mr. Lundy and his wife, with whom he shares voting and investment control.

(7) Includes 550 shares held by his wife as custodian and 1,040 shares held jointly with his wife as to which Mr. Shelley shares voting and investment power.

(8) Includes 2,375 shares owned jointly with his wife and as to which Mr. Simon shares voting and investment power.

Executive Compensation and Benefits

     The following sets forth certain information concerning the compensation of the Company's chief executive officer during fiscal years 1998, 1997 and 1996. No other executive officer received annual compensation in excess of $100,000.

                          Summary Compensation Table


                                  Annual                                          Long Term
                               Compensation                                  Compensation Awards
                               ------------                                  -------------------

                                                    Other Annual           Securities
Name and             Fiscal    Salary      Bonus    Compensation          Underlying(#)     All Other
Principal Position    Year       ($)        ($)        ($)(1)               Options        Compensation
- ------------------   ------    ------      -----    ------------         ------------     ------------

Sumter R. Nelson,     1998    $79,745     $ 2,000       1,762                 -                 -
President and Chief   1997     79,304       1,500       2,422                 -                 -
Executive  Officer    1996     67,554       2,000       3,917                 -                 -

(1) Other than a car allowance in the above amounts paid to Mr. Nelson, compensation does not include any perquisites and other personal benefits that in the aggregate exceeded 10% of the total annual salary and bonus paid to Mr. Nelson.

Certain Transactions

     The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with certain of its directors, executive officers, five percent shareholders, and their associates. All loans included in such transactions have been made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time such loans were made for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other features unfavorable to the Bank. It is not anticipated that the amount of credit extended to any director, nominee for director, five percent shareholder or principal officer, together with amounts extended to their affiliates, will at any time exceed 15% of the Bank's capital (exclusive of amounts guaranteed by the United States government or an agency thereof).

     There were no officers, directors or five percent shareholders of the Bank who, together with his affiliates, had loans or were otherwise indebted to the Bank during 1998 in an amount that exceeded ten percent of the Bank's capital. All of the Bank's executive officers and directors as a group, and including persons and certain entities affiliated with them, owed the Bank or had guaranteed an aggregate of $1,535,968 as of December 31, 1998, and the highest aggregate amount owed to or guaranteed by such persons during 1998 was $1,535,968. Those amounts equaled 30.99%, of the Bank's capital as of December 31, 1998.

     Daniel B. Simon III, a sole practitioner and a director of the Company and the Bank, performs legal services for the Bank on a regular basis.

Compliance with Section 16(a)

     Section 16(a) of the Securities Exchange Act of 1934 and implementing regulations promulgated by the SEC require the directors, principal officers and 10% shareholders of the Company to file with the SEC reports with respect to their ownership and changes in their ownership of the Common Stock.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, during the fiscal year ended December 31, 1998, all officers, directors and 10% or more stockholders complied with all Section 16(a) filing requirements.

Recommendation and Required Vote

     The vote of a plurality of the shares of Common Stock voted at the Annual Meeting, if a quorum has been established, is required to elect directors. Abstentions are counted toward the calculation of a quorum but are not treated as either a vote for or against the election of a director. Any unvoted position in a brokerage account will be considered as not voted and will not be counted toward fulfillment of quorum requirements. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION OF THE ELEVEN NOMINEES SET FORTH ABOVE.


                                 PROPOSAL TWO
         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, upon the recommendation of its Audit Committee, has appointed the firm of Mauldin & Jenkins, LLC to serve as independent public accountants of the Company for the fiscal year ending December 31, 1999. Although stockholder ratification is not required, the Board of Directors has directed that such appointment be submitted to the stockholders of the Company for ratification at the Annual Meeting. Mauldin & Jenkins, LLC has served as independent public accountants of the Company with respect to the Company's consolidated financial statements for the year ended December 31, 1998 and is considered by management of the Company to be well qualified. If the stockholders do not ratify the appointment of Mauldin & Jenkins, LLC, the Board of Directors may reconsider the appointment.

     Representatives of Mauldin & Jenkins, LLC will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

     Prior to completion of its reorganization on September 1, 1998, the Bank had retained KPMG Peat Marwick LLP, Atlanta, Georgia ("KPMG"), as its certifying accountants with respect to its financial statements for the period from its organization and through December 31, 1997. After approval by the Company's Board of Directors, on September 24, 1998 the Company retained Mauldin &
Jenkins, LLC and dismissed KPMG as the certifying accountant for the Company's and the Bank's financial statements. The reports of KPMG on the financial statements of the Company as of and for the years ended December 31, 1997 and 1996 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audits for the two years ended December 31, 1997, and the subsequent interim period through September 24, 1998, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference thereto in their report on the financial statements for such period. KPMG has furnished the Company with a letter addressed to the Commission stating whether or not it agrees with the above statements. A copy of such letter, dated October 1, 1998, was filed as Exhibit 16 to the Company's Current Report on Form 8-K filed on October 6, 1998.

     The Company had not previously retained or consulted Mauldin & Jenkins, LLC with respect to the application of accounting principles to any transaction, the type of audit opinion that might be rendered on the Company's financial statements, or as to any matter that was either the subject of a disagreement on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, or a reportable event (as described in paragraph (a)(1)(iv) of Item 304 of Regulation S-B).

     Assuming the presence of a quorum, ratification of the appointment of Mauldin & Jenkins, LLC requires the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will not be considered as a vote for or against the proposal and therefore will have no effect on the outcome of the proposal. Proxies will be voted for or against such approval in accordance with specifications marked thereon, and if no specification is made, the proxies will be voted for such approval. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF MAULDIN & JENKINS, LLC AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.


                                 OTHER MATTERS

     Management of the Company does not know of any matters to be brought before the Annual Meeting other than those described above. If any other matters properly come before the Annual Meeting, the persons designated as proxies will vote on such matters in accordance with their best judgment.


                             AVAILABLE INFORMATION

     Copies of the Company's 1998 Annual Report to Shareholders, which contains audited financial statements and footnote disclosures, are being mailed to all shareholders of record together with this Proxy Statement. Additional copies may be obtained from the Secretary, UB&T Financial Services Corporation, P.O. Box 485, Rockmart, Georgia 30153. A copy of the Company's 1998 Annual Report on Form 10-KSB as filed with the Securities and Exchange Commission is available at no charge (except the Company's cost of copying any requested exhibits) upon written or telephonic request to: Ms. Melissa Y. Deems, Vice President and Chief Financial Officer, UB&T Financial Services Corporation, P.O. Box 485, Rockmart, Georgia 30153, (770) 684-8888.

                 SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     Any shareholder proposal intended to be presented at the 2000 Annual Meeting of Shareholders must be received at the principal offices of the Company not later than December 23, 1999, to be included in the Company's Proxy Statement for the 2000 Annual Meeting of Shareholders.

REVOCABLE PROXY

                      UB&T Financial Services Corporation
   Revocable Proxy Solicited by and on Behalf of the Board of Directors for the Annual Meeting of Shareholders to Be Held on May 20, 1999

The undersigned hereby appoints Dan Forsyth and Sumter R. Nelson, or either of them, with individual power of substitution, as proxies, to vote all shares of the $5.00 par value common stock of UB&T Financial Services Corporation (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Thursday, May 20, 1999, at 5:00 p.m., local time, at the offices of United Bank & Trust Company located at 129 East Elm Street, Rockmart, Georgia, and at any postponement or adjournment thereof (the "Annual Meeting").

SAID PROXIES WILL VOTE ON THE PROPOSALS SET FORTH IN THE NOTICE OF ANNUAL MEETING AND ACCOMPANYING PROXY STATEMENT/OFFERING CIRCULAR AS SPECIFIED ON THIS PROXY AND ARE AUTHORIZED TO VOTE IN THEIR DISCRETION AS TO ANY OTHER BUSINESS WHICH MAY COME PROPERLY BEFORE THE MEETING. IF A VOTE IS NOT SPECIFIED, SAID PROXIES WILL VOTE FOR APPROVAL OF THE PROPOSALS.

The Board of Directors Recommends a Vote "For" the Following Proposals:

1. Authority for the election of Bruce B. Albea, Lee Cummings, Dan Forsyth, William D. (Bill) Heath, Jr., J.W. LeGrande, James L. Lester, William L. Lundy, Jr., Sumter R. Nelson, Elmo Peppers, William Frank Shelley and Daniel B. Simon, III until the Annual Meeting of Shareholders in 2000 and until their respective successors are elected and qualified or their earlier death, resignation or removal.

  FOR all nominees listed above [ ] WITHHOLD AUTHORITY [ ] except as marked to the contrary below. to vote for all nominees listed above.

     (INSTRUCTION: To withhold authority to vote for any individual nominee(s), write the name(s) of the nominee(s) on the space provided below):

     --------------------------------------------------------------------------

2. To ratify the appointment of Mauldin & Jenkins, LLC as the Company's independent accountants for the year ending December 31, 1999.

                    FOR [ ]     AGAINST  [ ]   ABSTAIN [ ]

Please sign exactly as name appears on the label below. When shares are held by joint tenants both should sign. When signing as attorney, executor, administrator, trustee, or guardian please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

SHARES: __________________________________    DATED:__________________,1999
------------------------------------------
Signature
                                                        [LABEL]
-------------------------------------------
Signature if held jointly

             PLEASE MARK, SIGN ABOVE, DATE, AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE FURNISHED.

                                   APPENDIX C

              GB&T Bancshares, Inc. Form 10-KSB for the year ended
December 31, 1998, and Form 10-QSB for the nine months ended September 30, 1999

                    SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                                FORM 10-KSB
               FOR ANNUAL AND TRANSITION REPORTS PURSUANT TO
        SECTIONS 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                 (Mark One)
            ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                For the Fiscal Year Ended December 31, 1998
          TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

           For the transition period from __________ to __________

                      Commission file number 000-24203

                            GB&T Bancshares, Inc.
            (Exact name of Registrant as specified in its Charter)

               Georgia                           58-2400756
       (State of Incorporation)    (I.R.S. Employer Identification No.)

                       500 Jesse Jewell Parkway, S.E.
                        Gainesville, Georgia  30501
             (Address of principal office, including zip code)

                                  (770) 532-1212
             (Registrant's telephone number, including area code)

     Securities Registered pursuant to Section 12(b) of the Act; None Securities Registered pursuant to Section 12(g) of the Act: Common
                              Stock, par value $5.00

     Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90
days.  YES    X    NO
            ----      ----

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statement incorporated by reference in
Part III of this Form 10-KSB or any amendment to this Form 10-KSB.  [ X ]

     The total revenues for the year ended December 31, 1998 was $16,908,000.

     The aggregate market value of the voting stock and non-voting common equity held by nonaffiliates of the Registrant at March 1, 1999, was $31,996,000 based on $25 per share, the average of the bid and asked prices for the Registrant's Common Stock on The Nasdaq National Market on March 1, 1999.

     The number of shares of the Registrant's Common Stock outstanding at March 11, 1999, was 2,105,537 shares.

DOCUMENTS INCORPORATED BY REFERENCE

     Portions of the Annual Report to Shareholders for the year ended December 31, 1998, are incorporated by reference into Parts I and II of this report.

     Portions of the Proxy Statement for the 1999 Annual Meeting of Shareholders to be filed with the Securities and Exchange Commission within 120 days of the Registrant's 1998 fiscal year end are incorporated by reference into Part III of this report.

                          TABLE OF CONTENTS
                           -----------------


ITEM NO.       CAPTION
----------------------

PART I
           1.  Description of Business


           2.  Description of Properties

           3.  Legal Proceedings


           4.  Submission of Matters to a Vote of Security Holders

PART II

           5.  Market for Common Equity and Related Stockholder Matters

           6. Management's Discussion and Analysis of Financial Condition and Results of Operations


           7.  Financial Statements

           8. Changes in and Disagreements with Accountants on Accounting and Financial Disclosures


PART III

           9.  Directors and Executive Officers

           10. Executive Compensation


           11. Security Ownership of Certain Beneficial Owners and Management

           12. Certain Relationships and Related Transactions


           13. Exhibits and Reports on Form 8-K

                                  PART I
                                   -----

ITEM 1. BUSINESS


THE COMPANY

        GB&T Bancshares, Inc. (the "Company") was formed in 1998 as a bank holding company existing under the laws of the State of Georgia. On April 24, 1998, GB&T Bancshares, Inc. acquired all of the outstanding common stock of Gainesville Bank & Trust in exchange for 1,676,160 shares of $5 par value common stock. The acquisition was accounted for as a pooling of interests, and, accordingly, all prior financial statements reflect the combination. At December 31, 1998, the Company had one wholly-owned subsidiary, Gainesville Bank & Trust (the "Bank").

        The Company operates as a one bank holding company.  At
December 31, 1998 there were no other investments held by the Company. The Company's plans include investments in de novo banks in Georgia and exploring opportunities through mergers and acquisitions.
Currently, there are no employees of the Company.

        The Company's principal executive offices are located at 500 Jesse Jewell Parkway, S.E., Gainesville, Georgia 30501, and its telephone number is (770) 532-1212.

GAINESVILLE BANK & TRUST

        Gainesville Bank & Trust, located in Gainesville, Georgia, was incorporated under the laws of the State of Georgia on July 20, 1987 and commenced operations as a Georgia State-Chartered Bank on February 1, 1988.

        The Bank conducts business from its main office facility at 500 Jesse Jewell Parkway, Gainesville, Hall County, Georgia, which is owned equally by the Bank and one of its directors. The Bank currently occupies sixty-five percent of this facility. The remainder of this facility is available for lease and approximately 10,000 square feet in the building is currently under lease to five tenants unrelated to the Bank. The Bank currently operates three branches in Gainesville, Georgia and one branch in Oakwood, Georgia.

        The Bank provides a full range of banking services to customers within its primary market area of Hall County. It offers checking accounts, money market accounts, savings and time deposits, commercial, small business, real estate mortgage, consumer, home equity, automobile and credit card loans. The Bank also offers a variety of other traditional banking services to its customers, including drive-up and night depository facilities, 24-hour automated teller machines, PC banking, and limited trust services.

        The Bank has grown from its initial capital base of $7 million to a total asset base of approximately $196 million. The continued growth in total assets and loans was generated almost exclusively from deposits obtained from the Hall County market area. The loan portfolio of $138 million as of year end is comprised of commercial and industrial loans ($17 million), loans secured by real estate ($107 million), and consumer and other loans ($14 million). The Bank is not currently engaged in any nonbanking activities.

MARKET AREA AND COMPETITION

        The Bank competes primarily with ten other commercial banks, NationsBank, N.A, Regions Bank, Georgia First Bank, Lanier National Bank, Community Bank & Trust-Habersham, Premier Bank, Trust Company Bank of Northeast Georgia, SouthTrust Bank, NBC Bank, FSB, and Wachovia Bank, N.A. In addition, the Bank competes with other financial institutions, including two credit unions. The banking business is very competitive in the Gainesville, Hall County market. The banking industry continues to experience increased competition for deposits from brokerage firms and money market funds.

        As a whole, the banking industry in Georgia is highly competitive. The Bank competes with institutions which have much greater financial resources than the Bank, and which may be able to offer more services to their customers. In recent years, intense market demands, economic pressures, and increased customer awareness of products, services, and the availability of electronic services have forced banks to diversify their services and become more cost effective. The Bank faces strong competition in attracting and retaining deposits and loans.

        The most direct competition for deposits comes from other commercial banks, savings banks, credit unions and issuers of securities such as shares in money market funds. Interest rates, convenience, availability of products and services, and marketing are all significant factors in the Bank's competition for deposits.

        Competition for loans comes from other commercial banks, savings banks, insurance companies, consumer finance companies, credit unions and other institutional lenders. The Bank competes for loan originations through the interest rates, loan fees they charge, efficiency in closing and handling of loans, and the overall quality of service. Competition is affected by the general availability of lendable funds, general and local economic conditions, current interest rates, and other factors that are not readily predictable.

        Management expects that competition will continue to increase in the future due to the fully phased-in statewide branching laws that became effective in 1998 and the entry of additional bank and nonbank competitors.

                          LENDING ACTIVITIES
                          ------------------

        The Bank originates loans primarily secured by single family real estate, residential construction, owner-occupied commercial buildings, and other loans to small businesses and individuals. In addition, loans are made to small- and medium-sized commercial businesses, as well as to consumers for a variety of purposes.

        The Bank originates secured and unsecured commercial and consumer loans, principally to smaller business enterprises. The Bank also lends to a limited number of residential contractors and developers in the Hall County area.

        The Bank's commercial lending includes loans to smaller business ventures, credit lines for working capital and short-term seasonal or inventory financing, as well as occasional letters of credit. Commercial borrowers typically secure their loans with assets of the business as well as personal guaranties of their principals, often secured by second mortgages on their personal residences.

        The Bank provides commercial and consumer installment loans to its customers. Such loans are typically of multiple-year duration, secured by the property financed and, if not variable rate, bear interest at a rate tied to the Bank's cost of funds of equivalent maturity. Commercial installment loans generally finance commercial equipment, while consumer installment loans typically finance automobiles, consumer products, or home improvements.

        Risks associated with loans made by the Bank include, but are not limited to, the real estate market in Hall County, fraud, deteriorating or non-existing collateral, general economic conditions, and deteriorating customer financial conditions.

        The Bank's Board of Directors establishes and periodically reviews the Bank's lending policies and procedures. State banking regulations provide that no secured loan relationship may exceed 25% of the Bank's statutory capital and no unsecured loan relationship may exceed 15% of the Bank's statutory capital, except in very limited circumstances. The Bank occasionally sells participation interests in loans to other lenders, primarily when a loan exceeds the Bank's legal lending limits.

        In addition, the Bank originates loans to small businesses secured by real estate and other collateral, which loans are in part (up to 75% of each loan) guaranteed by the U.S. Small Business
Administration ("SBA").


                               DEPOSITS
                               --------

        Checking, savings, money market accounts, and other time deposit accounts are the primary sources of funds for investing in loans and securities. The Bank obtains most of its deposits from individuals and businesses in its market area.

        The Bank does not solicit new or maturing deposits by offering depositors rates of interest on certificates of deposit or money market accounts significantly above rates paid by other local competitors. The Bank does not solicit brokered deposits.


                         INVESTMENT ACTIVITIES
                         ---------------------

        After establishing necessary cash reserves and funding loans, the Bank invests its remaining liquid assets in securities allowed under banking laws and regulations. The Bank invests primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States, other taxable securities and in certain obligations of states and municipalities. The Bank also invests excess funds in Federal funds with its correspondents and primarily acts as a net seller of such funds. The sale of Federal funds amounts to a short term loan from the Bank to another bank. Risks associated with securities include, but are not limited to, interest rate fluctuation, maturity, and concentration.

                    ASSET/LIABILITY MANAGEMENT
                    --------------------------

        It is the objective of the Bank to manage its assets and liabilities to provide a satisfactory and consistent level of profitability within the framework of established cash, loan, investment, borrowing and capital policies. Certain officers of the Bank are charged with the responsibility for developing and monitoring policies and procedures that are designed to insure acceptable composition of the asset/liability mix. It is the overall philosophy of management to support asset growth primarily through growth of core deposits, which include deposits of all categories from individuals and businesses. Management of the Bank seeks to invest the largest portion of the Bank's assets in loans.

        The Bank's asset-liability mix is monitored on a periodic basis with a report reflecting interest-sensitive assets and interest-sensitive liabilities being prepared and presented to the Bank's Board of Directors on a monthly basis. The objective of this policy is to manage interest-sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on the Bank's earnings.

EMPLOYEES

        As of December 31, 1998, the Bank had 79 full-time equivalent employees. The Bank is not a party to any collective bargaining agreement and, in the opinion of management, the Bank enjoys satisfactory relations with its employees.


                      SUPERVISION AND REGULATION

        The following discussion sets forth the material elements of the regulatory framework applicable to banks and provides certain specific information related to the Company.

GENERAL

        The Company is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve') and the Georgia Department of Banking and Finance (the "Georgia Department") under the Bank Holding Company Act of 1956 ( the "BHC Act") and the Georgia BHC Act, respectively. As such, the Company is subject to the supervision, examination, and reporting requirements of the BHC Act and the regulations of the Federal Reserve, and the Georgia BHC Act.

        The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before: (i) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5% of the voting shares of the bank; (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or (iii) it may merge or consolidate with any other bank holding company.

        The BHC Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the communities to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks involved and the convenience and needs of the communities to be served. Consideration of financial resources generally focuses on capital adequacy, and consideration of convenience and needs issues generally focuses on the parties' performance under the Community Reinvestment Act of 1977.

        The BHC Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"), which became effective on September 29, 1995, repealed the prior statutory restrictions on interstate acquisitions of banks by bank holding companies, such that the Company and any other bank holding company located in Georgia, may now acquire a bank located in any other state, and any bank holding company located outside Georgia may lawfully acquire any Georgia-based bank, regardless of state law to the contrary, in either case subject to certain deposit-percentage, aging requirements, and other restrictions. The Interstate Banking Act also generally provides that, as of June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states.

        In response to the Interstate Banking Act, the Georgia General Assembly adopted the Georgia Interstate Banking Act which became effective on July 1, 1995. The Georgia Interstate Banking Act provides that (i) interstate acquisitions by institutions located in Georgia will be permitted in states which also allow national interstate acquisitions, and (ii) interstate acquisitions of institutions located in Georgia will be permitted by institutions located in states which allow national interstate acquisitions.

        Additionally, on January 26, 1996, the Georgia General Assembly adopted the Georgia Interstate Branching Act which permits Georgia-based banks and bank holding companies owning or acquiring banks outside of Georgia and all non-Georgia banks and bank holding companies owning or acquiring banks in Georgia the right to merge any lawfully acquired bank into an interstate branch network. The Georgia Interstate Branching Act also allows banks to establish de novo branches on a limited basis beginning July 1, 1996. Beginning July 1, 1998, the number of de novo branches which may be established was no longer limited.

        The BHC Act generally prohibits a bank holding company from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, and performing certain insurance underwriting activities all have been determined by the Federal Reserve to be permissible activities of bank holding companies. The BHC Act does not place territorial limitations on permissible non-banking activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order a bank holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company.

        The Bank is a member of the Federal Deposit Insurance Corporation ("FDIC"), and as such, its deposits are insured by the FDIC to the maximum extent provided by law. The Bank is also subject to numerous state and federal statutes and regulations that affect its business, activities, and operations, and it is supervised and examined by one or more state or federal bank regulatory agencies.

        The Bank is subject to regulation, supervision, and examination by the FDIC and the Georgia Department. The FDIC and the Georgia Department regularly examine the operations of the Bank, and are given authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. The FDIC and the Georgia Department also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

PAYMENT OF DIVIDENDS

        The Company is a legal entity separate and distinct from its banking subsidiary. The principal source of cash flow of the Company, including cash flow to pay dividends to its stockholders, is dividends from the Bank. There are statutory and regulatory limitations on the payment of dividends by the Bank to the Company, as well as by the Company to its stockholders.

        If, in the opinion of the federal banking regulators, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such authority may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "--Prompt Corrective Action." Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

        The payment of dividends by the Company and the Bank may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

CAPITAL ADEQUACY

        The Company and the Bank are required to comply with the capital adequacy standards established by the Federal Reserve in the case of the Company, and the FDIC in the case of the Bank. There are two basic measures of capital adequacy for bank holding companies that have been promulgated by the Federal Reserve: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

        The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

        The minimum guideline for the ratio (the "Total Risk-Based Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8%. At least half of Total Capital must be comprised of common stock, undivided profits, minority interests in the equity accounts of consolidated subsidiaries and noncumulative perpetual preferred stock, less goodwill and certain other intangible assets (''Tier 1 Capital''). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital"). At December 31, 1998, the Company's consolidated Total Risk-Based Capital Ratio and its Tier 1 Risk-Based Capital Ratio (i.e., the ratio of Tier 1 Capital to risk-weighted assets) were 11.76% and 10.52%, respectively.

        In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio (the "Leverage Ratio") of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3% for bank holding companies that meet certain specified criteria, including those having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3%, plus an additional one or two percent. The Company's Leverage Ratio at December 31, 1998 was 7.89%. The guidelines also provide that banks and bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier 1 Capital Leverage Ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

        The Bank is subject to risk-based and leverage capital requirements adopted by the FDIC, which are substantially similar to those adopted by the Federal Reserve for bank holding companies. The Bank was in compliance with applicable minimum capital requirements as of December 31, 1998. Neither the Company nor the Bank have been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it.

        Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "--Prompt Corrective Action."

        The federal bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. In this regard, the Federal Reserve and the FDIC have, pursuant to FDICIA, recently adopted final regulations requiring regulators to consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off balance-sheet position) in the evaluation of a bank's capital adequacy. The bank regulatory agencies have concurrently proposed a methodology for evaluating interest rate risk which would require banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures.

SUPPORT OF SUBSIDIARY INSTITUTION

        Under Federal Reserve policy, the Company is expected to act as a source of financial strength for, and to commit resources to support, the Bank. This support may be required at times when, absent such Federal Reserve policy, the Company may not be inclined to provide such support. In addition, any capital loans by a bank holding company to its banking subsidiary are subordinate in right of payment to deposits and to certain other indebtedness of such bank.
In the event of a bank holding company's bankruptcy, any commitment by a bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

PROMPT CORRECTIVE ACTION

        FDICIA establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, which became effective in December 1992, the federal banking regulators are required to establish five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized) and to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, FDICIA requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

        Under the final agency rules implementing the prompt corrective action provisions, an institution that (i) has a Total Risk-Based Capital Ratio of 10% or greater, a Tier 1 Risk-Based Capital Ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater and (ii) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the appropriate federal banking agency is deemed to be well capitalized. An institution with a Total Risk-Based Capital Ratio of 8.0% or greater, a Tier 1 Risk-Based Capital Ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater is considered to be adequately capitalized. A depository institution that has a Total Risk-Based Capital Ratio of less than 8.0%, a Tier 1 Risk-Based Capital Ratio of less than 4.0%, or a Leverage Ratio of less than 4.0% is considered to be undercapitalized. A depository institution that has a Total Risk-Based Capital Ratio of less than 6.0%, a Tier 1 Risk-Based Capital Ratio of less than 3.0%, or a Leverage Ratio of less than 3.0% is considered to be significantly undercapitalized, and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be critically undercapitalized. For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards, plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

        An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. Under FDICIA, a bank holding company must guarantee that a subsidiary depository institution will meet its capital restoration plan, subject to certain limitations.
The obligation of a controlling bank holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking regulator is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of FDICIA.

        For those institutions that are significantly undercapitalized or undercapitalized and either fail to submit an acceptable capital restoration plan or fail to implement an approved capital restoration plan, the appropriate federal banking agency must require the institution to take one or more of the following actions: (i) sell enough shares, including voting shares, to become adequately capitalized; (ii) merge with (or be sold to) another institution (or holding company), but only if grounds exist for appointing a conservator or receiver; (iii) restrict certain transactions with banking affiliates as if the "sister bank" exception to the requirements of Section 23A of the Federal Reserve Act did not exist; (iv) otherwise restrict transactions with Bank or non-Bank affiliates; (v) restrict interest rates that the institution pays on deposits to "prevailing rates" in the institution's "region;" (vi) restrict asset growth or reduce total assets; (vii) alter, reduce, or terminate activities; (viii) hold a new election of directors; (ix) dismiss any director or senior executive officer who held office for more than 180 days immediately before the institution became undercapitalized, provided that in requiring dismissal of a director or senior executive officer, the regulator must comply with certain procedural requirements, including the opportunity for an appeal in which the director or officer will have the burden of proving his or her value to the institution; (x) employ "qualified" senior executive officers; (xi) cease accepting deposits from correspondent depository institutions; (xii) divest certain nondepository affiliates which pose a danger to the institution; or (xiii) be divested by a parent holding company. In addition, without the prior approval of the appropriate federal banking regulator, a significantly undercapitalized institution may not pay any bonus to any senior executive officer or increase the rate of compensation for such an officer, without regulatory approval.

        At December 31, 1998, the Bank had the requisite capital levels to qualify as "well capitalized."

SAFETY AND SOUNDNESS STANDARDS


        The FDIA, as amended by the FDICIA and the Riegle Community Development and Regulatory Improvement Act of 1994, requires the federal bank regulatory agencies to prescribe standards, by regulations or guidelines, relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings, stock valuation and compensation, fees and benefits, and such other operational and managerial standards as the agencies deem appropriate. The federal bank regulatory agencies adopted, effective August 9, 1995, a set of guidelines prescribing safety and soundness standards pursuant to FDICIA, as amended. The guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation and fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director, or principal shareholder. In addition, the agencies adopted regulations that authorize, but do not require, an agency to order an institution that has been given notice by an agency that it is not satisfying any of such safety and soundness standards to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan or fails in any material respect to implement an acceptable compliance plan, the agency must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized institution is subject under the "prompt corrective action" provisions of FDICIA. See " Prompt Corrective Action." If an institution fails to comply with such an order, the agency may seek to enforce such order in judicial proceedings and to impose civil money penalties. The federal regulatory agencies also proposed guidelines for asset quality and earnings standards.

ITEM 2. PROPERTIES

        The Bank's main office is owned jointly by the Bank and Director Donald J. Carter. The three story building is located in downtown Gainesville at the intersection of Jesse Jewell Parkway and Race Street. The Bank occupies over two-thirds of the building, with remaining space presently leased to other tenants. The Bank's main office also has a drive-in automated teller machine.

        The Bank has a branch banking facility in Oakwood, Georgia, a Hall County town seven miles south of Gainesville. This branch also has an automated teller machine.

        The Bank has three branch locations in Gainesville, Georgia, the first located in a leased shopping center facility at 2412 Old Cornelia Highway, which is in a small community north of Gainesville, the second located in a leased shopping center facility at 1210 Thompson Bridge Road, and the third located in a leased shopping center facility at 475 Dawsonville Highway, all of which have an automated teller machine.

        The Bank operates automated teller machines in a Gainesville-based retail shopping center at 975 Dawsonville Road, at 6800 Aqualand Marina, in Flowery Branch, Georgia and in a hospital atrium at 675 White Sulphur Road in Gainesville, Georgia.

ITEM 3.   LEGAL PROCEEDINGS

        The Company is not a party to, nor is any of its property the subject of, any material pending legal proceedings, other than ordinary routine proceedings incidental to the business of the Bank, nor to the knowledge of the management of the Company are any such proceedings contemplated or threatened against the Company.

ITEM 4.   SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

        Not applicable.

                                PART II

ITEM 5.   MARKET FOR THE COMMON STOCK AND RELATED SECURITY HOLDER
          MATTERS

(a) The common stock of the Company and its predecessor entity was traded on the electronic bulletin board market under the symbol "GVLG" from September 26, 1996 through January 5, 1999. Effective January 5, 1999, the Company began listing their stock
     on The NASDAQ Stock Market under the symbol "GBTB."   Prior to
     that date, the common stock was not traded on an established trading market. The following table sets forth, for the indicated periods, the high and low closing sale prices for the Company's common stock, as reported on the electronic bulletin board market. Historical stock prices have been adjusted to reflect the two-for-one common stock split in the form of a dividend declared July 14, 1997 and the five-for-four common stock split in the form of a dividend declared August 29, 1998. The sales prices indicated reflect inter-dealer prices, without mark-up, mark-down or commission, and may not represent actual transactions.

                                                 SALES PRICE

                  CALENDAR PERIOD              LOW        HIGH
                 ----------------------------------------------

                 1997


                 First Quarter             $   8.70   $   9.40
                 Second Quarter                9.00       9.50
                 Third Quarter                 9.65      11.40
                 Fourth Quarter               11.40      16.00


                 1998


                 First Quarter             $  17.59   $  18.80
                 Second Quarter               18.80      21.59
                 Third Quarter                18.80      21.59
                 Fourth Quarter               21.50      23.00

(b) As of March 11, 1999, there were approximately 569 holders of record of the Company's common stock.

(c) The Company paid a $.16 and $.18 per share cash dividend on its common stock for the years ended December 31, 1998 and 1997, respectively. The Company anticipates paying a quarterly dividend in the future. Any declaration and payment of dividends will be based on the Company's earnings, economic conditions, and the Board of Directors' evaluation of other relevant factors.
     The Company's ability to pay dividends will also be dependent on cash dividends paid to it by the Bank. The ability of the Bank to pay dividends to the Company is restricted by applicable regulatory requirements. See "Supervision and Regulation - Payment of Dividends."

ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


GENERAL

        The purpose of this discussion is to focus on information about the Company's financial condition and results of operations which is not otherwise apparent from the financial statements included in this Annual Report. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis. Historical results of operations and any trends which may appear, are not necessarily indicative of the results to be expected in future years.

FORWARD-LOOKING STATEMENTS

        This annual report contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies, and our expectations. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations include, but are not limited to, changes in interest rates, general economic conditions, legislation and regulation, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of our loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area and accounting principles and guidelines. You should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We will not publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

SUMMARY

        During 1998 and 1997, the Company continued to experience significant growth in interest-earning and total assets which was funded by increases in deposits and the retention of net profits. The Company had net income of approximately $1,673,000 and $1,703,000 for the years ended December 31, 1998 and 1997, respectively, increasing total equity to approximately $15,306,000 at December 31, 1998.

BALANCE SHEETS

        Total assets of the Company increased approximately $23 million or 13.4% for the year ended December 31, 1998 compared to $41 million or 31.1% during 1997. The increase in total assets consists primarily of an increase in interest-earning assets of $22.4 million or 14.3% compared to an increase of $37.0 million or 30.8% during 1997.

        The Company's primary focus is to maximize earnings through lending activities. Any excess funds are invested according to the Company's investment policy. Total loans increased 14.0% or $17.0 million during the year ended December 31, 1998. This compares to an increase of 30.2% or $28.0 million during 1997. The 1998 increase in loans included a 15.5% increase in real estate loans, or $14.3 million, an increase in commercial loans of $1.0 million, and an increase in consumer loans of $1.7 million. Securities and federal funds sold increased $5.5 million during 1998 compared to an overall increase during 1997 of $8.9 million. The continued growth in loans and assets was consistent with management's expectations for 1998. As of December 31, 1998 and 1997, the Company's loan-to-deposit ratio was 78%. The economy in Gainesville, and Georgia as a whole, continues to be strong.

        During 1998, total deposits grew by $20.8 million, or 13.4%. This increase consists of an increase in time deposits of $4.0 million or 4.2%, an increase in savings and interest-bearing deposits of $9.4 million or 21.8%, and an increase of $7.5 million or 41.8% in non-interest bearing accounts. During 1997, the majority of the increase was in higher yielding time deposits which increased $24.8 million. The significant increase in time deposits in 1997 was due to more competitive rates offered by the Company in 1997 and the movement of deposits from regional banks in the Gainesville area. In 1996 and 1997, acquisitions of local community banks by regional banks contributed to the significant growth in both deposits and loans. The 1998 growth in non-interest bearing demand, interest-bearing demand, and savings accounts is related to the decreasing interest rates offered on longer term deposit accounts.

        The specific economic and credit risks associated with the Company's loan portfolio, especially the real estate portfolio, include, but are not limited to, a general downturn in the economy which could affect unemployment rates in the Company's market area, general real estate market deterioration, interest rate fluctuations, deteriorated collateral, title defects, inaccurate appraisals, and financial deterioration of borrowers. Construction and development lending can also present other specific risks to the lender such as whether developers can find builders to buy lots for home construction, whether the builders can obtain financing for the construction, whether the builders can sell the home to a buyer, and whether the buyer can obtain permanent financing. Currently, real estate values and employment trends in the Company's market area are stable with no indications of a significant downturn in the general economy. Additionally, the Company has risks associated with its loan portfolio as it relates to the Year 2000 issue. (See Year 2000 Disclosures.)

The Company attempts to reduce these economic and credit risks not only by adherence to loan to value guidelines, but also by investigating the creditworthiness of the borrower and monitoring the borrower's financial position. Also, the Company establishes and periodically reviews its lending policies and procedures. State banking regulations limit exposure by prohibiting secured loan relationships that exceed 25% of the Bank's statutory capital and unsecured loan relationships that exceed 15% of the Bank's statutory capital.

LIQUIDITY AND CAPITAL RESOURCES

        Liquidity management involves the matching of cash flow requirements of customers who may be either depositors desiring to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs and the ability of the Company to meet those needs. The Company seeks to meet liquidity requirements primarily through management of short-term investments (principally Federal funds sold), monthly amortizing loans, maturing single payment loans, and maturities of prepayments and securities. Also, the Company maintains relationships with correspondent banks which could provide funds on short notice.

        The liquidity and capital resources of the Company are monitored on a periodic basis by management and state and Federal regulatory authorities. At December 31, 1998, the Company's liquidity ratio was 26.54% which was within the Company's target ratio of 25 to 30%. Management reviews liquidity on a periodic basis to monitor and adjust liquidity as necessary. Management has the ability to adjust liquidity by selling securities available-for-sale, selling participations in loans generated by the Company and accessing available funds through various borrowing arrangements. The
Company's short-term investments are adequate to cover any reasonably anticipated immediate need for funds.

        At December 31, 1998, the Company's capital to asset ratios were considered adequate based on guidelines established by the regulatory authorities. During 1998, the Company increased its capital by retaining net earnings of approximately $1.3 million. The unrealized gains on securities available-for-sale increased by $92,000 as a result of a continued improvement in the bond market combined with investment strategies employed by the Company. At December 31, 1998, total capital of the Company amounted to approximately $15,306,000 and is considered well-capitalized based on regulatory requirements. At December 31, 1998, the Company did not have any significant amounts of commitments of capital for future expansion.

        Except for uncertainties related to the Year 2000 issue (see Year 2000 Disclosures), management is not aware of any other known trends, events or uncertainties that will have or that are reasonably likely to have a material effect on its liquidity, capital resources, or operations. Management is also not aware of any current recommendations by the regulatory authorities which, if they were implemented, would have such an effect.

EFFECTS OF INFLATION

        The impact of inflation on banks differs from its impact on non-financial institutions. Banks, as financial intermediaries, have assets which are primarily monetary in nature and which tend to fluctuate in concert with inflation. A bank can reduce the impact of inflation if it can manage its rate sensitivity gap. This gap represents the difference between rate sensitive assets and rate sensitive liabilities. The Company, through its asset-liability committee, attempts to structure the assets and liabilities and manage the rate sensitivity gap, thereby seeking to minimize the potential effects of inflation. For information on the management of the Company's interest rate sensitive assets and liabilities, see the "Asset/Liability Management" section.

RESULTS OF OPERATIONS - FOR THE YEAR ENDED DECEMBER 31, 1998

        The Company's profitability is determined by its ability to effectively manage interest income and expense, to minimize loan and security losses, to generate noninterest income, and to control operating expenses. Since interest rates are determined by market forces and economic conditions beyond the control of the Company, the Company's ability to generate net interest income is dependent upon its ability to obtain an adequate net interest spread between the rate paid on interest-bearing liabilities and the rate earned on interest-earning assets. The net yield on average interest-earning assets, or net interest margin, decreased from 4.91% in 1997 to 4.65% in 1998. This 26 basis point decrease is attributable primarily to the decrease in the interest earned on average interest-earning assets. Interest-earning assets and interest-bearing liabilities grew $27.7 million and $24.4 million, respectively, for the year ended December 31, 1998. In 1998, the average yield on interest-earning assets decreased from 9.61% in 1997 to 9.26% while the average yield on interest-bearing liabilities decreased from 5.44% in 1997 to 5.32% in 1998. Although interest-earning assets increased in 1998 more than $3.3 million than interest-bearing liabilities, the yield on interest-earning assets decreased by 35 basis points compared to only a decrease of 12 basis points in interest-bearing liabilities. The spread between yields on assets and rates paid on liabilities decreased by 23 basis points.

        Net interest income increased by $928,000 to $7,735,000 in 1998. This is compared to an increase of $1,078,000 in 1997. The increase in both years is directly related to the increase in interest-earning assets. As shown in Table 1 and Table 2 which follow, the change in net interest income for 1998 is primarily the result of the increases in volume, net of a 35 basis point decrease in the yield on interest-earning assets.

        Provisions for loan losses increased by $30,000 during 1998 compared to an increase of $198,000 during 1997. The provision for loan losses is the charge to operations which management feels is necessary to fund the allowance for loan losses. This provision is based on the growth of the loan portfolio, the amount of net charge-offs incurred and the general economy as well as the local economy. The allowance for loan loss was $1,773,000 or 1.28% of total loans at December 31, 1998 compared to $1,433,000 or 1.18% of total loans at December 31, 1997. The Company incurred net charge-offs of $38,000 and $61,000 for the years ended December 31, 1998 and 1997, respectively. The percentage of net charge-offs to average loans outstanding, .03% and .06%, respectively, is considered by management as an acceptable level for both 1998 and 1997. Due to the insignificant level of net charge-offs for the year ended December 31, 1998, the increased provision for loan losses in 1998 is primarily attributable to the increased volume in loans combined with increases in nonaccrual and past due loans of $90,000 and $227,000, respectively. The Company's coverage ratio, the allowance for loan loss as a percentage of nonaccrual loans, decreased during 1998 which was the result of the increase in nonaccrual loans. Nonaccrual loans were $93,000 at December 31, 1998 compared to $3,000 at December 31, 1997. The increase in non-accrual and past due loans is not concentrated in any one type or group of borrowers. In most instances, the collateral securing these loans will prevent any significant losses. Based on management's evaluations, the allowance for loan losses is adequate to absorb possible losses on existing loans that may become uncollectible.

        Other income increased during 1998 by $547,000 or 57.6% compared to an increase of $135,000 or 16.6% during 1997. The major component of other income is service charges on deposit accounts which increased only $15,000 during 1998 compared to an increase of $50,000 during 1997. Changes in service charge income are primarily due to changes in the volume of deposit transaction accounts and changes in the fee structure for these accounts. During 1998 and 1997, there was both an increase in the volume of deposit transaction accounts due to the opening of the new branches as well as an increase in NSF fees charged by the Company. The two major components of other income in 1998 were increases of $168,000 and $247,000 in mortgage origination fees and gain on sale of loans, respectively. The increase in mortgage origination fees is due to the Company's development and growth of the mortgage department coupled with the declining mortgage rates in 1998. The gain on sale of loans is primarily the gains recognized from the sale of small business loans during 1998. Other operating income increased $132,000 during 1998 compared to $24,000 during 1997. The two largest increases were an increase of $42,000 in trust fees and an increase in cash surrender value of life insurance of $37,000. Trust services were first offered in 1997.

        Other expenses of the Company increased $1.6 million or 33.4% during 1998 compared to an increase of $1.1 million or 31.0% during 1997. The majority of the increase is due to an increase in salaries and employee benefits of $741,000 or 27.2%. Base salaries increased $592,000, related payroll taxes increased $41,000, and group insurance increased $45,000 for the year ended December 31, 1998. As discussed earlier, a new branch was opened during 1997, the trust department was staffed in 1997, and mortgage department personnel have increased with the level of business in 1998. Other changes include an increase in equipment and occupancy expenses of $182,000 which is due to the opening of two branches in the past two years.

        Income tax expense decreased $133,000 from $886,000 in 1997 to $753,000 in 1998. The effective tax rate decreased to 31% in 1998 from 34% in 1997. The decrease in income taxes is due to a decrease in operating income and an increase in non-taxable income.

        Net income decreased slightly in 1998 by $30,000 as compared to a decrease of $35,000 for the year ended December 31, 1997. The return on average assets was .93% in 1998 compared to 1.14% in 1997. The decrease in net income can be attributed to the opening of new branches in 1997, shrinking interest margins, and costs related to the formation of the holding company. Management does not believe this trend will continue in 1999.

             SELECTED FINANCIAL INFORMATION AND STATISTICAL DATA

        The tables and schedules on the following pages set forth certain financial information and statistical data with respect to: the distribution of assets, liabilities and stockholders' equity; interest rates and interest differentials; interest rate sensitivity gap ratios; the investment portfolio; the loan portfolio; including types of loans, maturities and sensitivities to changes in interest rates and information on nonperforming loans; summary of the loan loss experience and allowance for loan losses; types of deposits; and the return on equity and assets.

        The following table sets forth the amount of the Company's interest income or interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest yield/rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets.

TABLE 1 -  DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS'
           EQUITY INTEREST RATES AND INTEREST DIFFERENTIALS

                                                       1998                                          1997
                                                      ---------------------------------------------------
                                         Average       Income/         Yields/       Average       Income/    Yields/
                                       Balances <F1>   Expense          Rates      Balances <F1>   Expense     Rates
                                        --------       -------------------------------------      -------------------
                                                                        (Dollars in Thousands)
Taxable securities                        27,192        1,707           6.28          23,268        1,504      6.46
Nontaxable securities <F5>                 2,902          130           4.48           1,218           58      4.76
Unrealized gains (losses)
   on securities                             159            -              -             (86)           -         -
Federal funds sold                        10,601          569           5.37           6,048          327      5.41
Loans <F2> <F4>                          125,769       13,006          10.34         108,203       11,449     10.58
Allowance for loan losses                 (1,644)           -                         (1,271)           -

Cash and due from banks                    5,653            -                          4,782            -
Other assets                               9,216            -                          7,420            -
                                         ----------------------------------------------------------------

     Total                               179,848       15,412                        149,582       13,338
                                         ================================================================

Total interest-earning assets            166,464                        9.26%        138,737                   9.61%
                                         ===================================         ==============================

Noninterest-bearing demand                18,913            -           -             14,615            -      -
Interest-bearing demand & savings         46,513        1,643           3.53          34,845        1,243      3.57
Time                                      95,388        5,916           6.20          83,669        5,221      6.24
                                         -------------------------------             --------------------------
     Total deposits                      160,814        7,559           4.70         133,129        6,464      4.86
Borrowings                                 2,437          118           4.84           1,470           67      4.56
Other liabilities                          2,111            -                          1,873           -
Stockholders' equity <F3>                 14,486            -                         13,110           -
                                         ----------------------------------------------------------------------

     Total                               179,848        7,677                        149,582        6,531
                                         ======================================================================

Total interest-bearing liabilities       144,338                        5.32%        119,982                   5.44%
                                         ===================================         ===============================
Net interest income                            -        7,735           -                           6,807
                                                        ================                            =============
Net interest spread                                                     3.94%                                  4.17%
                                                                        ====                                   ====
Net yield on average interest-earning assets                            4.65%                                  4.91%
                                                                        ====                                    ====

___________
[FN]
<F1> Average balances were determined using daily average balances.
<F2> Average balances of loans include nonaccrual loans and are net of deferred interest and fees.
<F3> Average unrealized gains (losses) on securities available-for-sale, net of tax, have been included in stockholders' equity at $94,000 and $(54,000) for 1998 and 1997, respectively.
<F4> Interest and fees on loans include $1,146,000 and $976,000 of loan fee income for the years ended December 31, 1998 and 1997, respectively.
<F5> Yields on nontaxable securities are not presented on a tax-equivalent basis.

TABLE 2 - RATE AND VOLUME ANALYSIS

        The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and expense during the year indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) change in volume (change in volume multiplied by old rate); (2) change in rate (change in rate multiplied by old volume); and (3) a combination of change in rate and change in volume. The changes in interest income and interest expense attributable to both volume and rate have been allocated proportionately to the change due to volume and the change due to rate.

                                                 Year Ended December 31,
                                               ---------------------------
                                                      1998 to 1997
                                               ---------------------------
                                                   Increase (decrease)
                                                    due to change in
                                                 Rate     Volume    Total
                                               -------- --------- --------
                                                 (Dollars in Thousands)
                                               ---------------------------
  Income from interest-earning assets:

   Interest and fees on loans                  $ (265)   $ 1,822   $ 1,557
   Interest on taxable securities                 (43)       246       203
   Interest on nontaxable securities               (3)        75        72
   Interest on Federal funds sold                  (2)       244       242
                                                -----     ------    ------
       Total interest income                     (313)     2,387     2,074
                                                -----     ------    ------

  Expense from interest-bearing
   liabilities:
   Interest on interest-bearing demand
     deposits and savings deposits                (16)       416       400
   Interest on time deposits                      (33)       728       695
   Interest on other borrowings                     4         47        51
                                                -----     ------    ------
       Total interest expense                     (45)     1,191     1,146
                                                -----     ------    ------

       Net interest income                     $ (268)   $ 1,196   $   928
                                                =====     ======     =====


ASSET/LIABILITY MANAGEMENT

        The Company's objective is to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, borrowing and capital policies. Certain officers are charged with the responsibility for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix. It is the overall philosophy of management to support asset growth primarily through growth of core deposits of all categories deposited by individuals, partnerships and corporations in the Company's primary market area.

        The Company's asset/liability mix is monitored on a regular basis and a report evaluating the interest rate sensitive assets and interest rate sensitive liabilities is prepared and presented to the Board of Directors on a quarterly basis. The objective of this policy is to monitor interest rate sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on earnings. An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If the Bank's assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

        A simple interest rate "gap" analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, the Company also evaluates how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as "interest rate caps and floors") which limit the amount of changes in interest rates. Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease during periods of rising interest rates.

        Changes in interest rates also affect the Company's liquidity position. The Company currently prices deposits in response to market rates and it is management's intention to continue this policy. If deposits are not priced in response to market rates, a loss of deposits could occur which would negatively affect the Company's liquidity position.

        At December 31, 1998 the Company's cumulative one year interest rate sensitivity gap ratio was 87%. The Company's targeted ratio is 80% to 120% in this time horizon. This indicates that the Company's interest-earning assets will reprice during this period at a rate slower than the Company's interest-bearing liabilities.

        The following table sets forth the distribution of the repricing of the Company's interest-earning assets and interest-bearing liabilities as of December 31, 1998, the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate sensitivity gap, the interest rate sensitivity gap ratio (i.e., interest rate sensitive assets divided by interest rate sensitive liabilities) and the cumulative interest rate sensitivity gap ratio.

        The table also sets forth the time periods in which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of the Company's customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact reprice at different times within such period and at different rates.

                                                                   After
                                                                   Three         After
                                                                   Months       One Year
                                                     Within          But           But
                                                     Three         Within         Within         After
                                                     Months       One Year      Five Years     Five Years       Total
                                                   ----------    ----------   -------------   ------------    --------
                                                                            (Dollars in Thousands)
                                                   ---------------------------------------------------------------------
Interest-earning assets:
   Interest-bearing deposits                        $      254    $               $            $              $      254
   Federal funds sold                                    9,693                                                     9,693
   Securities                                            1,524        3,538          22,547          3,635        31,244
   Loans                                                60,503       36,064          41,656              -       138,223
                                                      --------      -------         -------        -------      --------

            Total interest earning assets               71,974       39,602          64,203          3,635       179,414
                                                      --------      -------         -------        -------      --------

Interest-bearing liabilities:
   Interest-bearing demand                              48,740                                                    48,740
   Savings                                               3,815                                                     3,815
   Time deposits                                        34,737       39,268          24,514                       98,519
   Other borrowings                                      2,212           52             154                        2,418
                                                      --------      -------         -------        -------      --------

            Total interest-bearing liabilities          89,504       39,320          24,668              -       153,492
                                                      --------      -------         -------        -------      --------

Interest rate sensitivity gap                       $  (17,530)   $     282       $  39,535    $     3,635    $   25,922
                                                      ========      =======         =======        =======      ========

Cumulative interest rate sensitivity gap            $  (17,530)   $ (17,248)      $  22,287    $    25,922
                                                      ========      =======         =======        =======

Interest rate sensitivity gap ratio                       0.80         1.01            2.60              -
                                                      ========      =======         =======        =======

Cumulative interest rate sensitivity gap ratio            0.08         0.87            1.15           1.17
                                                      ========      =======         =======        =======

        The Company actively manages the mix of asset and liability maturities to control the effects of changes in the general level of interest rates on net interest income. Except for its effect on the general level of interest rates, inflation does not have a material impact on the Company due to the rate variability and short-term maturities of its earning assets. In particular, approximately 58% of the loan portfolio is comprised of loans which have variable rate terms or mature within one year. Most mortgage loans are made on a variable rate basis with rates being adjusted every one to five years.

                            SECURITIES PORTFOLIO

        The carrying value of securities at the dates indicated are as follows:

                                                         December 31,
                                                   -----------------------
                                                      1998         1997
                                                   ---------     ---------
                                                    (Dollars in Thousands)
                                                   -----------------------

    U. S. Treasury and U. S. government agencies $ 23,691 $ 16,960 and corporations
    Mortgage-backed securities                         3,426        5,376
    State and municipal securities                     3,608        2,173

    Equity securities <F1>                               519          396
                                                    --------     --------
                                                   $  31,244    $  24,905
                                                    ========     ========
[FN]
<F1> Equity securities consist of Federal Home Loan Bank stock.  For presentation purposes, the Federal Home Loan Bank stock is not included in the maturity table below because it has no contractual maturity date.
[FN]

MATURITIES

     The amounts of securities as of December 31, 1998 are shown in the following table according to contractual maturities classified as; (1) one year or less; (2) after one year through five years; (3) after five years through ten years; and (4) after ten years.

                                   U. S. Treasury
                                     and U. S.
                                 Government Agencies          State and
                                   and Corporations     Municipal Securities

                                          Yield                     Yield
                                Amount     <F1>      Amount        <F1><F2>
                               --------  -------   ----------   --------------
                                            (Dollars in Thousands)
                               -----------------------------------------------
MATURITY:
  One year or less             $   1,361   6.12 %   $      -          - %
  After one year through five     22,331   6.06        1,839       4.19
  After five years through ten     2,400   6.16        1,769       4.93
  After ten years                  1,025   5.90            -          -
                                 -------              ------
                               $  27,117   6.07 %   $  3,608       4.55 %
                                 =======              ======

[FN]
<F1> Yields were computed using coupon interest rates, including discount accretion and premium amortization. The weighted average yield for each maturity range was computed using the carrying value of each security in that range.
<F2> Yields on municipal securities are not stated on a tax-equivalent basis.

                               LOAN PORTFOLIO

TYPES OF LOANS

        Loans by type of collateral are presented below:

                                                        December 31,
                                                  ----------------------
                                                      1998        1997
                                                  -----------------------
                                                   (Dollars in Thousands)

    Commercial                                     $  16,880   $  15,884
    Real estate - construction                        27,200      25,447
    Real estate - mortgage <F1>                       79,478      66,895
    Consumer                                          12,935      10,934
    Other                                              1,730       2,050
                                                    --------    --------
                                                     138,223     121,210
    Less allowance for loan losses                   (1,773)     (1,433)
                                                    --------    --------
           Net loans                               $ 136,450   $ 119,777
                                                    --------    --------

<F1> Real estate-mortgage loans are net of $22,000 and $25,000, of deferred loan fees for the years ended December 31, 1998 and 1997, respectively.

MATURITIES AND SENSITIVITIES TO CHANGES IN INTEREST RATES

        Total loans as of December 31, 1998 are shown in the following table according to repricing opportunities (1) one year or less, (2) after one year through five years, and (3) after five years.
                                                             (Dollars in
                                                              Thousands)
                                                            -------------
Maturity:
  One year or less                                          $    80,052
  After one year through five years                              50,975
  After five years                                                7,196
                                                              ---------
                                                            $   138,223
                                                              =========

        The following table summarizes loans at December 31, 1998 with the due dates after one year for predetermined and floating or adjustable interest rates.

                                                             (Dollars in
                                                              Thousands)
                                                            -------------

Predetermined interest rates                                $   16,900
Floating or adjustable interest rates                           41,271
                                                             ---------
                                                            $   58,171
                                                             =========

        Records were not available to present the above two tables by category and could not be reconstructed without undue burden or cost to the Company.

RISK ELEMENTS

        The following table presents the aggregate of nonperforming loans for the categories indicated.

                                                        December 31,
                                                   ----------------------
                                                      1998        1997
                                                   ----------  ----------

                                                   (Dollars in Thousands)
                                                   ----------------------

    Loans accounted for on a nonaccrual basis       $     93    $     3


    Installment loans and term loans contractually
    Loans, the term of which have been
    Loans now current about which there are
                                                         408        181


        The reduction in interest income associated with nonaccrual loans as of December 31, 1998 is as follows:



                                                          (ACTUAL DOLLARS)

     Interest income that would have been recorded
     on nonaccrual loans under original terms                $  20,615
                                                              ========

     Interest income that was recorded on                    $   9,873
                                                              ========


        As of December 31, 1998 and 1997, management included nonaccrual loans as impaired loans as determined by Financial Accounting Standards Board Statement Numbers 114 and 118.

        The Company's policy is to discontinue the accrual of interest income when, in the opinion of management, collection of such interest becomes doubtful. This status is determined when; (1) there is a significant deterioration in the financial condition of the borrower and full repayment of principal and interest is not expected; and (2) the principal or interest is more than ninety days past due, unless the loan is both well-secured and in the process of collection. Accrual of interest on such loans is resumed when, in management's judgment, the collection of interest and principal becomes probable. Loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been included in the table above do not represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources. These classified loans do not represent material credits about which management is aware and which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms. In the event of non-performance by the borrower, these loans have collateral pledged which would prevent the recognition of substantial losses.

COMMITMENTS AND LINES OF CREDIT


        The Company will, in the normal course of business, commit to extend credit in the form of letters of credit or lines of credit. The amount of outstanding loan commitments and letters of credit at December 31, 1998 and 1997 was $38,195,000 and $25,754,000, respectively. These commitments are recorded in the financial statements when funds are disbursed or the financial instruments become payable. The Company uses the same credit and collateral policies for these off balance sheet commitments as it does for financial instruments that are recorded in the financial statements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitment amounts expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

                       SUMMARY OF LOAN LOSS EXPERIENCE

        The following table summarizes average loan balances for each year determined using the daily average balances during the year; changes in the allowance for loan losses arising from loans charged off and recoveries on loans previously charged off; additions to the allowance which have been charged to expense; and the ratio of net charge-offs during the year to average loans.

                                                                                    December 31,
                                                                          ---------------------------------
                                                                              1998                1997
                                                                          -------------        ------------
                                                                                (Dollars in Thousands)
                                                                          ---------------------------------
   Average amount of loans outstanding                                     $   125,769        $    108,203
                                                                              ========           =========
   Balance of allowance for loan losses at beginning
     of year                                                               $     1,433        $      1,146
                                                                              --------           ---------
   Loans charged off:
     Real estate                                                                   (39)                  -
     Commercial                                                                     (6)                (37)
     Installment                                                                   (19)                (48)
     Credit cards                                                                   (6)                 (3)
                                                                              --------           ---------
                                                                                   (70)                (88)
                                                                              --------           ---------
   Recoveries of loans previously charged off:
     Real estate                                                                     8                   -
     Installment                                                                    13                  26
     Commercial                                                                     11                   1
                                                                                    32                  27
                                                                              --------           ---------

     Net loans charged off during the year                                         (38)                (61)
                                                                              --------           ---------

     Additions to allowance charged to expense during year                         378                 348
                                                                              --------           ---------

     Balance of allowance for loan losses at end of year                   $     1,773        $      1,433
                                                                              ========           =========

     Ratio on net loans charged off during the year to average
       loans outstanding                                                          0.03%               0.06%
                                                                              ========           =========

ALLOWANCE FOR LOAN LOSSES

        The allowance for loan losses is created by direct charges to income. Losses on loans are charged against the allowance in the year in which such loans, in management's opinion, become uncollectible. Recoveries during the year are credited to this allowance. The factors that influence management's judgment in determining the amount charged to income are past loan loss experience, composition of the loan portfolio, evaluation of trends and possible losses, current economic conditions and other relevant factors. The Company's allowance for loan losses was approximately $1,773,000 at December 31, 1998, representing 1.28% of total loans, compared with $1,433,000 at December 31, 1997, which represented 1.18% of total loans. The allowance for loan losses is evaluated and adjusted periodically based on management's evaluation of current risk characteristics of the loan portfolio, as well as the impact of prevailing and expected economic business conditions. Management considers the allowance for loan losses adequate to cover possible losses at December 31, 1998.


                               DEPOSITS

        Average amounts of deposits and average rates paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand and savings deposits and time deposits, are presented below. <F1>

                                                           Year Ended December 31,
                                                  ----------------------------------------
                                                            1998              1997
                                                  -------------------  -------------------
                                                     Amount    Rate      Amount     Rate
                                                  ---------- --------  ---------- --------
                                                            (Dollars in Thousands)
                                                  ----------------------------------------
Noninterest-bearing demand deposits                $  18,913      - %    $ 14,615      - %

Interest-bearing demand and savings deposits          46,513   3.53        34,845   3.57

Time deposits                                         95,388   6.20        83,669   6.24
                                                     -------              -------
       Total deposits                              $  160,81             $ 133,12

[FN]
<F1>  Average balances were determined using the daily average balances.

        The amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 1998 are shown below by category, which is based on time remaining until maturity or repricing of (1) three months or less, (2) over three through twelve months, and
(3) over twelve months.
                                                           (Dollars in
                                                            Thousands)
                                                           ------------
      Three months or less                                  $    4,055

      Over three through twelve months                          11,198

      Over  twelve months                                        5,101
                                                              --------
             Total                                          $   20,354
                                                              ========

                      RETURN ON EQUITY AND ASSETS

        The following rate of return information for the periods indicated is presented below.

                                            Year Ended December
                                          -----------------------
                                              1998       1997
                                          ----------  -----------

      Return on assets <F1>                   0.93 %     1.14 %

      Return on equity <F2>                  11.55      12.99

      Dividend payout ratio <F3>             21.33      22.22

      Equity to assets ratio (4)              8.05       8.76

[FN]
<F1>    Net income divided by average total assets.
<F2>    Net income divided by average equity.
<F3>    Dividends declared per share divided by diluted earnings per share.
<F4>    Average equity divided by average total assets.


CAPABILITY OF THE COMPANY'S PROCESSING SOFTWARE TO ACCOMMODATE THE
YEAR 2000

The Situation:  As the end of this century draws near, there is
-------------
worldwide concern that the year 2000 technology problems may wreak havoc on global economies. No country, government, business or person is immune from the potential effects of year 2000 problems. The year 2000 problem arose because many existing computer systems and software programs use a two-digit year field. Because of this, some computers will not properly recognize the turn of the century. A computer with a two-digit year field may recognize the year 2000 as 1900. If not corrected, many computer applications could fail or miscalculate data creating erroneous results.

For a bank, year 2000 problems could be devastating if loan or deposit interest accruals are not calculated properly. A year 2000 caused system crash could result in a disruption of business, which in turn could cause the bank to lose a significant portion of its customer base. Either of these situations could result in material adverse consequences for the bank.

To address the year 2000 problem, the Company formed a "Year 2000 Committee" made up of key employees and directors. This Committee has been charged with the responsibility of assessing the problem and overseeing corrective action, as well as testing the year 2000 readiness of all equipment, software and applications after upgrades have been made.

Readiness:  Critical systems, hardware and software have received
---------
priority attention. As of February 28, 1999, all critical systems have been upgraded or replaced. The related software has been upgraded to meet year 2000 standards and has been tested to ensure proper functioning in a year 2000 environment. These critical systems include the Bank's core bank processing hardware and software and its automated new accounts and loan document preparation software as well as its document retrieval system. The Bank has upgraded its personal computers with year 2000 compliant hardware and software to bring this area up to year 2000 standards. Several other software systems have been upgraded to be year 2000 compliant. The Company believes that there are no remaining key information technology systems to be upgraded. The Company has also evaluated its non-information technology systems, which include microcontrollers and other embedded computers, and notes no significant issues to date.

Since the Bank is heavily reliant on outside vendors for many services such as electricity, phone service, water, gas, ATM processing, bond accounting and bank related forms, the Bank has developed a year 2000 questionnaire to help it determine a vendors' state of year 2000 readiness. All critical vendors contacted by the Bank have responded. Responses to date have indicated adequate readiness. No significant weaknesses in a critical vendor have been discovered. Major borrowers of the Bank also have been required to complete a questionnaire to assess year 2000 readiness. Approximately 75% of such borrowers have responded, and the Bank notes no significant issues to date.

Cost:  After the Bank's assessment phase to determine the extent of
----
its year 2000 problem, the Board of Directors approved a budget in the amount of $274,000 to address the year 2000 issue and to purchase new equipment upgrades which included new item processing equipment. In order to ensure that adequate funds are provided to resolve year 2000 issues, including those that may not be presently known, the Company's year 2000 budget is subject to continuous review and amendment. Management does not expect the cost of remediation to vary significantly from the present budget, although there can be no assurances in this regard.

As of February 28, 1999, the Company has incurred $270,000 in year 2000 expenditures. The capitalized expenditures included $243,000 for hardware (the majority consisting of item processing equipment and new personal computers) and $17,000 for software. Expensed items included $8,000 to service providers for assessment and testing and approximately $2,000 on customer awareness and education. No other significant expenditures are expected.

The Company does not anticipate that the related overall costs will be material to the financial condition of the Company for any single year or quarter. The Company has not used any independent verification and validation processes to assure the reliability of year 2000 cost estimates.

Risks of the Bank's Year 2000 Issues:  The Company believes that all
------------------------------------
significant remediations with respect to the Company's information technology and non-information technology systems are complete. However, no assurance can be given that the Company will not be exposed to potential losses resulting from system problems associated with the change in date. There can also be no assurance that the Company's systems that have been designed to be year 2000 compliant contain all of the necessary date code changes and that systems have been correctly modified, or will be correctly modified in contemplation of the year 2000.

        In addition to year 2000 compliance in the Bank's internal systems, the impact of year 2000 non-compliance by outside parties with whom the Bank may transact business cannot be accurately gauged. The year 2000 issue may have a material impact on the financial condition of the Bank if borrowers of the Bank become insolvent and are, therefore, unable to repay loans as they become due as a result of the borrowers' year 2000 non-compliance.

        The Company is not aware of any critical third party relationships whose year 2000 non-compliance could result in a material adverse effect on the Company's results of operations, liquidity and financial condition due to the date change.

The Bank's Contingency Plans:  The Company believes that at worst,
----------------------------
the Company's computer software and hardware would not contain the necessary date code change and, therefore, would cease operating or malfunction when the date change occurs. In that case, the Company's contingency plan contemplates conversion to a manual entry system. Management of the Company believes that the Company would be able to continue to operate in that manner without significant loss. However, the Company believes that its computer software and hardware systems are substantially year 2000 compliant.

        If the "worst case scenario" includes extended loss of power and telecommunications or did not provide for continued external transaction processing and limited hours of operation, revenue will be impacted by reduction in generation of service charges and other product and service fees as well as reduced investment revenue due to the inability to properly manage liquidity, although the Company cannot quantify any such potential losses.

Long Term Projects:  Year 2000 projects have not caused the Company to
------------------
defer other long term projects.

ITEM 7.   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     Consolidated Balance Sheets - December 31, 1998 and 1997

     Consolidated Statements of Income - Years Ended December
       31, 1998 and 1997

     Consolidated Statements of Comprehensive Income - Years
       Ended December 31, 1998 and 1997

     Consolidated Statements of Stockholders' Equity - Years
       Ended December 31, 1998  and 1997

     Consolidated Statements of Cash Flows - Years Ended
       December 31, 1998 and 1997

     Notes to Consolidated Financial Statements


ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     Not applicable.

                               PART III


ITEM 9.   DIRECTORS AND EXECUTIVE OFFICERS

     The information set forth under the caption "Election of Directors" and "Executive Officers" in the Proxy Statement used in connection with the Company's 1999 Annual Shareholders Meeting is incorporated herein by reference.


ITEM 10.  EXECUTIVE COMPENSATION

     The information set forth under the caption "Executive
Compensation" in the Proxy Statement used in connection with the Company's 1999 Annual Shareholders Meeting is incorporated herein by reference.


ITEM 11.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
          MANAGEMENT

     The information set forth under the caption "Security
Ownership of Certain Beneficial Owners and Management" in the Proxy Statement used in connection with the Company's 1999 Annual
Shareholders Meeting is incorporated herein by reference.


ITEM 12.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The information set forth under the caption "Certain
Transactions" in the Proxy Statement used in connection with the Company's 1999 Annual Shareholders Meeting is incorporated herein by reference.


ITEM 13.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORT ON
          FORM 8-K

     (a)  Contents:

          1.   Consolidated financial statements:

               (a)  GB&T Bancshares, Inc. and Subsidiary

                    (i)    Consolidated Balance Sheets - December 31,
                             1998 and 1997

                    (ii)   Consolidated Statements of Income - Years Ended
                             December 31,1998 and 1997

                    (iii)  Consolidated Statements of Comprehensive Income -
                             Years Ended December 31, 1998 and 1997

                    (iv)   Consolidated Statements of Stockholders' Equity -
                             Years Ended December 31, 1998 and 1997

                    (v)    Consolidated Statements of Cash Flows - Years Ended
                             December 31, 1998 and 1997

                    (v)    Notes to Consolidated Financial Statements

          2.   Financial statement schedules:

               All schedules are omitted as the required information is inapplicable or the information is presented in the financial statements or related notes.

     (b)  Reports of Form 8-K:


          The Company did not file a report on Form 8-K during the last quarter of 1998.

     (c)  Exhibits:


          Exhibit
            No.                          Description
          -------      ---------------------------------------------------------

            3.1 Articles of Incorporation of the Registrant (incorporated herein by reference to the Registrant's Registration Statement on Form S-3, filed on September 24, 1998).

            3.2 By-Laws of the Registrant (incorporated herein by reference to the Registrant's Registration Statement on Form S-3, filed on September 24, 1998).

            4.1 See Exhibits 3.1 and 3.2 herein for provisions of the Registrant's Articles of Incorporation and By-Laws which define the rights of the holders of Common Stock of the Registrant.

           10.1 Dividend Reinvestment and Share Purchase Plan of the Registrant (incorporated herein by reference to the Registrant's Registration Statement on Form S-3, filed on September 24, 1998).

           21.1        Subsidiary of the Registrant.

           23.1        Consent of Mauldin & Jenkins, LLC.

           27.1        Financial Data Schedule (for SEC use only).

                             GB&T BANCSHARES, INC.
                                AND SUBSIDIARY

                         CONSOLIDATED FINANCIAL REPORT
                               DECEMBER 31, 1998
------------------------------------------------------------------------------

                               TABLE OF CONTENTS
                               -----------------

INDEPENDENT AUDITOR'S REPORT........................       1

CONSOLIDATED FINANCIAL STATEMENTS

  Consolidated balance sheets.......................       2
  Consolidated statements of income.................       3
  Consolidated statements of comprehensive income...       4
  Consolidated statements of stockholders' equity...       5
  Consolidated statements of cash flows............. 6 and 7
  Notes to consolidated financial statements........    8-32

                         INDEPENDENT AUDITOR'S REPORT
------------------------------------------------------------------------------


To the Board of Directors
GB&T Bancshares, Inc. and Subsidiary
Gainesville, Georgia


          We have audited the accompanying consolidated balance sheets of GB&T Bancshares, Inc. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GB&T Bancshares, Inc. and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                         /s/ MAULDIN & JENKINS, LLC.



Atlanta, Georgia
February 12, 1999

                             GB&T BANCSHARES, INC.
                                AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                          DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------

                       Assets                            1998            1997
                                                     ------------   ------------

Cash and due from banks                              $  9,406,508   $  9,087,972
Interest-bearing deposits in banks                        254,060        338,665
Securities available-for-sale                          31,244,047     24,904,865
Federal funds sold                                      9,693,000     10,525,000

Loans                                                 138,223,283    121,210,035
Less allowance for loan losses                          1,773,187      1,432,957
                                                     ------------   ------------
          Loans, net                                  136,450,096    119,777,078
                                                     ------------   ------------

Premises and equipment                                  4,521,824      4,331,237
Other assets                                            4,592,051      4,033,257
                                                     ------------   ------------

          Total assets                               $196,161,586   $172,998,074
                                                     ============   ============

        Liabilities and Stockholders' Equity

Deposits
    Noninterest-bearing demand                       $ 25,374,358   $ 17,892,024
    Interest-bearing demand                            48,739,521     40,174,853
    Savings                                             3,814,887      2,979,325
    Time, $100,000 and over                            20,354,310     19,921,815
    Other time                                         78,164,269     74,642,968
                                                     ------------   ------------
          Total deposits                              176,447,345    155,610,985
Other borrowings                                        2,417,784      1,429,630
Other liabilities                                       1,990,794      2,156,516
                                                     ------------   ------------
          Total liabilities                           180,855,923    159,197,131
                                                     ------------   ------------

Commitments and contingent liabilities

Stockholders' equity
    Common stock, par value $5; 10,000,000 shares
        authorized, 2,099,148 and 1,676,160 shares
        issued and outstanding, respectively           10,495,740      8,380,800
    Capital surplus                                        64,559      2,002,750
    Retained earnings                                   4,594,107      3,357,703
    Accumulated other comprehensive income                151,257         59,690
                                                     ------------   ------------

          Total stockholders' equity                   15,305,663     13,800,943
                                                     ------------   ------------

          Total liabilities and stockholders'
              equity                                 $196,161,586   $172,998,074
                                                     ============   ============

See Notes to Consolidated Financial Statements.

                             GB&T BANCSHARES, INC.
                                AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                    YEARS ENDED DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------
                                                     1998             1997
                                                 -----------      -----------
Interest income
    Loans                                        $13,006,457      $11,449,287
    Taxable securities                             1,652,410        1,457,573
    Nontaxable securities                            129,773           57,724
    Federal funds sold                               568,761          327,279
    Deposits in banks                                 54,876           46,156
                                                 -----------      -----------
          Total interest income                  $15,412,277       13,338,019
                                                 -----------      -----------

Interest expense
    Deposits                                       7,558,396        6,463,793
    Other borrowings                                 118,361           67,108
                                                 -----------      -----------
          Total interest expense                   7,676,757        6,530,901
                                                 -----------      -----------

          Net interest income                      7,735,520        6,807,118
Provision for loan losses                            378,000          348,000
                                                 -----------      -----------
          Net interest income after provision
              for loan losses                      7,357,520        6,459,118
                                                 -----------      -----------

Other income
    Service charges on deposit accounts              492,680          507,654
    Other service charges and fees                    22,525           22,023
    Security transactions, net                            -           (15,657)
    Mortgage origination fees                        304,754          137,200
    Gain on sale of loans                            276,001           29,255
    Other operating income                           400,009          268,347
                                                 -----------      -----------
          Total other income                       1,495,969          948,822
                                                 -----------      -----------

Other expense
    Salaries and employee benefits                 3,463,700        2,722,259
    Equipment expenses                               480,422          396,535
    Occupancy expenses                               461,764          363,262
    Other operating expenses                       2,022,151        1,337,091
                                                 -----------      -----------
          Total other expenses                     6,428,037        4,819,147
                                                 -----------      -----------

          Income before income taxes               2,425,452        2,588,793

Income tax expense                                   752,517          885,500
                                                 -----------      -----------

          Net income                             $ 1,672,935      $ 1,703,293
                                                 ===========      ===========

Basic earnings per common share                  $      0.80      $      0.81
                                                 ===========      ===========

Diluted earnings per common share                $      0.75             0.81
                                                 ===========      ===========



See Notes to Consolidated Financial Statements.

                             GB&T BANCSHARES, INC.
                                AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                    YEARS ENDED DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------

                                                                 1998         1997
                                                             -----------   -----------
Net income                                                   $ 1,672,935   $ 1,703,293
                                                             -----------   -----------
Other comprehensive income:

    Unrealized gains on securities available-for-sale:

        Unrealized holding gains arising during period,
            net of tax of $56,122 and $68,694, respectively       91,567       112,079

         Reclassification adjustment for losses realized
            in net income, net of tax of $- and $5,950,
            respectively                                              -          9,707
                                                             -----------   -----------

Other comprehensive income                                        91,567       121,786
                                                             -----------   -----------

Comprehensive income                                         $ 1,764,502   $ 1,825,079
                                                             ===========   ===========

See Notes to Consolidated Financial Statements.

                             GB&T BANCSHARES, INC.
                                AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    YEARS ENDED DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------

                                                                                              Accumulated
                                       Common Stock                                             Other            Total
                                  ------------------------       Capital        Retained     Comprehensive    Stockholders'
                                    Shares       Par Value       Surplus        Earnings     Income (Loss)       Equity
                                  ----------     ---------      ---------      ---------     -------------    ------------
Balance, December 31, 1996          836,980      4,184,900      4,185,050      4,039,684      (62,096)        12,347,538
    Net income                            -              -              -      1,703,293            -          1,703,293
    Options exercised                 2,100         10,500          3,100              -            -             13,600
    Transfer to capital surplus           -              -      2,000,000     (2,000,000)           -                  -
    Stock dividend                  837,080      4,185,400     (4,185,400)             -            -                  -
    Dividends declared,
        $.18 per share                    -              -              -       (385,274)           -           (385,274)
    Other comprehensive income            -              -              -              -      121,786            121,786
                                   ---------   -----------     ----------     ----------     --------        -----------
Balance, December 31, 1997        1,676,160      8,380,800      2,002,750      3,357,703       59,690         13,800,943
    Net income                            -              -              -      1,672,935            -          1,672,935
    Options exercised                    13             65             75              -            -                140
    Stock dividend                  419,011      2,095,055     (2,002,750)       (92,920)           -               (615)
    Dividends reinvested              3,964         19,820         64,484              -            -             84,304
    Dividends declared,
        $.16 per share                    -              -              -       (343,611)           -           (343,611)
    Other comprehensive income            -              -              -              -       91,567             91,567
                                   ---------     ---------      ---------      -----------   --------        -----------
Balance, December 31, 1998         2,099,148   $10,495,740      $  64,559     $4,594,107     $151,257        $15,305,663
                                   =========   ===========      =========     ==========     ========        ===========

See Notes to Consolidated Financial Statements.

                              GB&T BANCSHARES, INC.
                                AND SUBSIDIARY

                     CONSOLDIATED STATEMENTS OF CASH FLOWS
                    YEARS ENDED DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------

                                                               1998           1997
                                                           ------------   ------------
OPERATING ACTIVITIES
    Net income                                             $  1,672,935   $  1,703,293
    Adjustments to reconcile net income to
        net cash provided by operating activities:
        Depreciation                                            411,359        324,226
        Provision for loan losses                               378,000        348,000
        Provision for other real estate owned                   289,000             -
        Loss on sale of securities available-for-sale                -          15,657
        Loss on sale of other real estate owned                   8,224          2,049
        Deferred income taxes                                  (246,827)      (126,944)
        Increase in interest receivable                         (55,285)      (274,467)
        Increase (decrease) in interest payable                (208,447)       510,824
        Other operating activities                             (297,339)      (310,161)
                                                           ------------   ------------

           Net cash provided by operating activities          1,951,620      2,192,477
                                                           ------------   ------------

INVESTING ACTIVITIES
    Decrease in interest-bearing deposits in banks               84,606         36,501
    Purchases of securities available-for-sale              (21,551,745)   (10,558,936)
    Proceeds from maturities of securities
        available-for-sale                                   14,460,252      6,267,593
    Proceeds from sales of securities available-for-sale        900,000      3,282,109
    Net (increase) decrease in Federal funds sold               832,000     (7,725,000)
    Net increase in loans                                   (17,783,403)   (28,177,505)
    Purchase of premises and equipment                         (601,946)    (1,406,558)
    Proceeds from sale of other real estate owned               462,421          5,184
                                                           ------------   ------------

           Net cash used in investing activities            (23,197,815)   (38,276,612)
                                                           ------------   ------------

FINANCING ACTIVITIES
    Net increase in deposits                                 20,836,359     38,604,035
    Net increase in other borrowings                            988,154        553,500
    Options exercised                                               140         13,600
    Dividends reinvested                                         84,304             -
    Dividends paid                                             (344,226)      (452,100)
                                                           ------------   ------------

         Net cash provided by financing activities           21,564,731     38,719,035
                                                           ------------   ------------

                             GB&T BANCSHARES, INC.
                                AND SUBSIDIARY

                   CONSOLDIATED STATEMENTS OF CASH FLOWS
                   YEARS ENDED DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------

                                                      1998            1997
                                                   ------------    -----------

Net increase in cash and due from banks            $   318,536     $ 2,634,900

Cash and due from banks at beginning of year         9,087,972       6,453,072
                                                   ------------    -----------

Cash and due from banks at end of year             $ 9,406,508     $ 9,087,972
                                                   ===========     ===========

SUPPLEMENTAL DISCLOSURES
    Cash paid for:
        Interest                                   $ 7,885,204     $ 6,020,077

        Income taxes                               $   968,718     $ 1,146,220

NONCASH TRANSACTIONS
    Unrealized gains on securities
        available-for-sale                         $  (147,689)    $  (196,430)

    Principal balances of loans transferred
        to other real estate                       $   732,385     $        -



See Notes to Consolidated Financial Statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Nature of Business

           GB&T Bancshares, Inc. (the "Company") is a bank holding company whose business is conducted by its wholly-owned subsidiary, Gainesville Bank & Trust (the "Bank"). The Bank is a commercial bank located in Gainesville, Hall County, Georgia with three branches located in Gainesville, Georgia and one branch located in Oakwood, Georgia. The Bank provides a full range of banking services to individual and corporate customers in its primary market area of Hall County and surrounding counties.

          Basis of Presentation

           The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and accounts are eliminated in consolidation.

           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          Cash and Due from Banks

           Cash on hand, cash items in process of collection and amounts due from banks are included in cash and due from banks.

           The Company maintains amounts due from banks which, at times, may exceed Federally insured limits. The Company has not experienced any losses in such accounts.

          Securities

           Securities are classified based on management's intention on the date of purchase. Securities which management has the intent and ability to hold to maturity would be classified as held-to-maturity and reported at amortized cost. All other securities are classified as available-for-sale and carried at fair value with net unrealized gains and losses included in stockholders' equity net of tax. Equity securities without a readily determinable fair value are included in securities available-for-sale and carried at cost.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Securities (Continued)

           Interest and dividends on securities, including amortization of premiums and accretion of discounts, are included in interest income. Realized gains and losses from the sales of securities are determined using the specific identification method.

          Loans

           Loans are carried at their principal amounts outstanding less unearned income and the allowance for loan losses. Interest income on loans is credited to income based on the principal amount outstanding.

           Loan origination fees and costs incurred in origination of loans are recognized at the time the loan is recorded. Because net origination loan fees and costs are not material, the results of operations are not materially different than the results which would be obtained by accounting for loan fees and costs in accordance with generally accepted accounting principles.

           The allowance for loan losses is maintained at a level that management believes to be adequate to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth, composition of the loan portfolio, and other risks inherent in the portfolio. This evaluation is inherently subjective as it requires material estimates that are susceptible to significant change including the amounts and timing of future cash flows expected to be received on impaired loans. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to record additions to the allowance based on their judgment about information available to them at the time of their examinations.

           The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When accrual of interest is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Loans (Continued)

           A loan is considered to be impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the terms of the loan agreement. Individually identified impaired loans are measured based on the present value of payments expected to be received, using the contractual loan rate as the discount rate. Alternatively, measurement may be based on observable market prices or, for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

          Other Real Estate Owned

           Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is recorded at the lower of the recorded amount of the loan or fair value of the properties less estimated selling costs. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Subsequent gains or losses on sale and any subsequent adjustments to the value are recorded in current income from operations.

          Premises and Equipment

           Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

          Sale of Loans

           The Company originates and sells participations in certain loans. Gains are recognized at the time the sale is consummated. The amount of gain recognized on the sale of a specific loan is equal to the percentage resulting from determining the fair value of the portion of the loan sold relative to the fair value of the entire loan. Losses are recognized at the time the loan is identified as held for sale and the loan's carrying value exceeds its fair value.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Income Taxes

           Income tax expense consists of current and deferred taxes. Current income tax provisions approximate taxes to be paid or refunded for the applicable year. Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

           Recognition of deferred tax balance sheet amounts is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards and tax credits will be realized. A valuation allowance would be recorded for those deferred tax items for which it is more likely than not that realization would not occur.

           The Company and the Bank file a consolidated income tax return. Each entity provides for income taxes based on its contribution to income taxes (benefits) of the consolidated group.

          Earnings Per Common Share

           Basic earnings per common share are computed by dividing net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Comprehensive Income

           In 1998, the Company adopted Statement of Financial Standards ("SFAS") No. 130, "Reporting Comprehensive Income". This statement establishes standards for reporting and display of comprehensive income and its components in the financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed in equal prominence with the other financial statements. The Company has elected to report comprehensive income in a separate financial statement titled "Consolidated Statements of Comprehensive Income". SFAS No. 130 describes comprehensive income as the total of all components of comprehensive income including net income. This statement uses other comprehensive income to refer to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but excluded from net income. Currently, the Company's other comprehensive income consists of items previously reported directly in equity under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". As required by SFAS No. 130, the financial statements for the prior year have been reclassified to reflect application of the provisions of this statement. The adoption of this statement did not affect the Company's financial position, results of operations or cash flows.

          Recent Accounting Pronouncements

           In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement is required to be adopted for fiscal years beginning after June 15, 1999. However, the statement permits early adoption as of the beginning of any fiscal quarter after its issuance. The Company expects to adopt this statement effective January 1, 2000. SFAS No. 133 requires the Company to recognize all derivatives as either assets or liabilities in the balance sheet at fair value. For derivatives that are not designated as hedges, the gain or loss must be recognized in earnings in the period of change. For derivatives that are designated as hedges, changes in the fair value of the hedged assets, liabilities, or firm commitments must be recognized in earnings or recognized in other comprehensive income until the hedged item is recognized in earnings, depending on the nature of the hedge. The ineffective portion of a derivative's change in fair value must be recognized in earnings immediately. Management has not yet determined what effect the adoption of SFAS No. 133 will have on the Company's earnings or financial position.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 2.  SECURITIES

         The amortized cost and fair value of securities are summarized as follows:

                                                                  Gross            Gross
                                                 Amortized      Unrealized       Unrealized        Fair
                                                    Cost           Gains            Losses         Value
                                                -----------     ----------      -----------     -----------
          Securities Available-for-Sale
            December 31, 1998:
            U. S. Government and agency
              securities                        $23,559,084      $160,353         $(28,611)      $23,690,826
            State and municipal securities        3,512,190        96,111             (284)        3,608,017
            Mortgage-backed securities            3,409,908        33,993          (17,597)        3,426,304
            Equity securities                       518,900            -                -            518,900
                                                -----------      --------         --------       -----------
                                                $31,000,082      $290,457         $(46,492)      $31,244,047
                                                ===========      ========         ========       ===========

           December 31, 1997:
           U. S. Government and agency
             securities                        $16,893,069        $ 76,988        $  (9,801)     $16,960,256
           State and municipal securities        2,139,005          34,476             (512)       2,172,969
           Mortgage-backed securities            5,380,418          46,554          (51,432)       5,375,540
           Equity securities                       396,100              -                -           396,100
                                               -----------        --------         --------      -----------
                                               $24,808,592        $158,018         $(61,745)     $24,904,865
                                               ===========        ========         ========      ===========

         The amortized cost and fair value of securities as of December 31, 1998 by contractual maturity are shown below. Maturities may differ from contractual maturities of mortgage-backed securities because the mortgages underlying the securities may be called or prepaid without penalty. Therefore, these securities and equity securities are not included in the maturity categories in the following summary.

                                             Securities Available-for-Sale
                                             -----------------------------
                                              Amortized           Fair
                                                Cost              Value
                                             -----------       -----------
         Due within one year                $   998,445        $ 1,007,500
         Due from one year to five years     23,370,995         23,519,192
         Due from five years to ten years     2,701,834          2,772,151
         Mortgage-backed securities           3,409,908          3,426,304
         Equity securities                      518,900            518,900
                                            -----------        -----------
                                            $31,000,082        $31,244,047
                                            ===========        ===========


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 2.  SECURITIES (Continued)

         Securities with a carrying value of $7,332,475 and $9,605,176 at December 31, 1998 and 1997, respectively, were pledged to secure public deposits and for other purposes.

         The Company incurred gross losses of $15,657 on sales of securities for the year ended December 31, 1997. There were no sales of securities for the year ended December 31, 1998.


NOTE 3.  LOANS AND ALLOWANCE FOR LOAN LOSSES

         The composition of loans is summarized as follows:

                                                       December 31,
                                               ---------------------------
                                                    1998          1997
                                               ------------   ------------

         Commercial                            $ 16,880,000   $ 15,884,000
         Real estate - construction              27,200,000     25,447,000
         Real estate - mortgage                  79,500,000     66,920,000
         Consumer                                12,935,000     10,934,000
         Other                                    1,730,166      2,049,703
                                               ------------   ------------
                                                138,245,166    121,234,703
         Unearned income                            (21,883)       (24,668)
         Allowance for loan losses               (1,773,187)    (1,432,957)
                                               ------------   ------------
         Loans, net                            $136,450,096   $119,777,078
                                               ============   ============

         Changes in the allowance for loan losses for the years ended December 31 are as follows:

                                                    1998             1997
                                                ----------       ----------

         Balance, beginning of year             $1,432,957       $1,146,284
         Provision for loan losses                 378,000          348,000
         Loans charged off                         (69,015)         (88,323)
         Recoveries                                 31,245           26,996
                                                ----------       ----------
         Balance, end of year                   $1,773,187       $1,432,957
                                                ==========       ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 3.  LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

         The total recorded investment in impaired loans was $92,804 and $3,000 at December 31, 1998 and 1997, respectively. There were no impaired loans at December 31, 1998 or 1997 in which there had been a specific reserve determined in accordance with generally accepted accounting principles. The average recorded investment in impaired loans for 1998 and 1997 was $262,938 and $1,194, respectively. Interest income of $9,873 was recognized on impaired loans for the year ended December 1998. No interest income was recognized on impaired loans for the year ended 1997.

         The Company has granted loans to certain related parties, including executive officers, directors and their related entities. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan involved. Changes in related party loans for the year ended December 31, 1998 are as follows:

         Balance, beginning of year                       $ 3,634,485
           Advances                                         2,535,601
           Repayments                                      (2,521,653)
           Transactions due to change in related parties       (4,130)
                                                          -----------
         Balance, end of year                             $ 3,644,303
                                                          ===========

NOTE 4.  PREMISES AND EQUIPMENT

         Premises and equipment are summarized as follows:

                                                                  December 31,
                                                           -------------------------
                                                               1998         1997
                                                           ------------  -----------
         Land                                               $  770,228   $   770,228
         Buildings                                           1,348,871     1,335,554
         Leasehold improvements                              1,698,040     1,529,370
         Furniture and equipment                             3,006,264     2,679,678
         Computer installation/construction in progress        215,720       152,622
                                                           -----------   -----------
                                                             7,039,123     6,467,452
         Accumulated depreciation                           (2,517,299)   (2,136,215)
                                                           -----------   -----------
                                                           $ 4,521,824   $ 4,331,237
                                                           ===========   ===========


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 4.  PREMISES AND EQUIPMENT (Continued)

         At December 31, 1998, the Company's 50% interest in the main office banking facility with a carrying value (including land) of $1,714,284 was pledged to a bank to secure a $1,200,000 borrowing of a director who is the owner of the remaining 50% interest in the building.

         At December 31, 1998, in progress consisted of equipment related to a new imaging system and network. Total estimated costs to complete the imaging system and network were approximately $200,000. At December 31, 1997, in progress consisted of costs incurred in constructing a fifth branch. Total estimated costs to complete the project were approximately $150,000.

NOTE 5.  DEPOSITS

         Aggregate maturities of time deposits at December 31, 1998 are as follows:

                          1999               $74,004,426
                          2000                19,085,820
                          2001                 3,687,022
                          2002                 1,741,311
                                             -----------
                                             $98,518,579
                                             ===========

NOTE 6.  OTHER BORROWINGS

         Other borrowings consist of the following:

                                                                                    December 31,
                                                                             -------------------------
                                                                                 1998          1997
                                                                             -----------   -----------
         FHLB advance, interest payable semi-annually at 6.33%,
           principal due in semi-annual instalments of $25,714.
           Advance matures on November 13, 2002.  Advances
           are secured by securities with a carrying value of $505,155.       $  205,714   $  257,143
         Securities sold under repurchase agreements                           1,234,984      362,200
         Treasury, tax and loan note option account due on demand,
           bearing interest equal to the 90 day Treasury bill rate.              977,086      810,287
                                                                              ----------   ----------
                                                                              $2,417,784   $1,429,630
                                                                              ==========   ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 6.  OTHER BORROWINGS (Continued)

         Aggregate maturities required on FHLB advances at December 31, 1998 are as follows:

                 1999                           $ 51,428
                 2000                             51,428
                 2001                             51,428
                 2002                             51,430
                                                --------
                                                $205,714
                                                ========


NOTE 7.  EMPLOYEE BENEFIT PLAN

         Profit Sharing Plan

         The Company has a 401(k) Employee Profit-Sharing Plan available to all eligible employees, subject to certain minimum age and service requirements. The contributions expensed were $69,154 and $56,590 for the years ended December 31, 1998 and 1997, respectively.

         Deferred Compensation Plan

         The Company has a deferred compensation plan providing for death and retirement benefits for certain officers. The estimated amounts to be paid under the compensation plan are being funded through the purchase of life insurance policies on the officers. Accrued deferred compensation of $33,456 and $- is included in other liabilities as of December 31, 1998 and 1997, respectively. Cash surrender values of $1,680,562 and $1,604,459 on the insurance policies is included in other assets at December 31, 1998 and 1997, respectively.

         Dividend Reinvestment and Share Purchase Plan

         In 1998, the Company adopted a dividend reinvestment and share purchase plan. Under the plan, all holders of record of common stock are eligible to participate in the plan. Participants in the plan may direct to the plan administrator to invest cash dividends declared with respect to all or any portion of the stock dividend. Participants may also make optional cash payments which will be invested through the plan. All cash dividends paid to the plan administrator are invested within 30 days of cash dividend payment date. Cash dividends and optional cash payments will be used to purchase common stock of the Company in the open market, from newly-issued shares, from shares held in treasury, in negotiated transactions, or in any combination of the foregoing. The purchase price of the shares of common stock is based on the average market price. All administrative costs are borne by the Company. For the year ended December 31, 1998, 3,964 shares were purchased under the plan.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 8.  LEASES

         The Company leases its main office banking facility under a noncancelable operating lease agreement from 400 Church Street Properties, a partnership that is 50% owned by the Bank and 50% owned by a director. The lease has an initial lease term of 10 years with four five-year renewal options.

         The Company also leases its Thompson Bridge and East Hall branches under noncancelable operating leases with an initial lease term of 5 years with three five year renewal options and its Dawsonville Highway branch under a noncancelable operating lease with an initial term of 10 years with three five-year renewal options.

         Rental expense under all operating leases amounted to $364,470 and $309,298, for the years ended December 31, 1998 and 1997, respectively.

         Future minimum lease payments on noncancelable operating leases are summarized as follows:

                        1999                          $248,289
                        2000                            89,750
                        2001                            80,688
                        2002                            46,250
                        2003                            52,320
                        Thereafter                     219,399
                                                      --------
                                                      $736,696
                                                      ========

NOTE 9.  STOCK OPTIONS

         The Company has a 1992 stock option plan for key employees. Option prices reflect the fair market value of the Company's common stock on the dates the options are granted. These options expire five years from the grant date.

         In 1997, the Board of Directors approved a stock option plan reserving 325,000 shares of common stock for the granting of options to directors, officers, and employees. Option prices reflect the fair market value of the Company's common stock on the dates the options are granted. The options may be exercised over a period of ten years in accordance with a ten year vesting schedule.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 9.  STOCK OPTIONS (Continued)

                                                   1998                      1997
                                        -----------------------     -----------------------
                                                     Weighted-                    Weighted-
                                                     Average                       Average
                                                     Exercise                     Exercise
                                        Number        Price          Number         Price
                                       --------     -----------     --------     ----------
     Under option, beginning of year   270,250        $10.38          10,000       $ 6.05
       Granted                               -                       264,250        10.58
       Exercised                           (13)        10.80          (2,750)        4.94
       Terminated                       (5,625)         9.02          (1,250)       10.80
                                       -------                       -------
     Under option, end of year         264,612         10.64         270,250        10.38
                                       =======                       =======
                                                                    Weighted-          Weighted-
                                                      Range          Average            Average
                                                       of           Exercise           Remaining
                                       Number        Prices           Price         Contractual Life
                                      --------    ------------     ------------     ----------------
     Under option, end of year          12,250     $6.40-9.00         $ 7.38               2.5
                                       252,362          10.80          10.80               8.8
                                       -------
                                       264,612
                                       =======

     Exercisable, end of year            4,600     $6.40-9.00           6.94               2.1
                                         2,524          10.80          10.80               8.8
                                      --------
                                         7,124
                                      ========

           As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation", the Company recognizes compensation cost for stock-based employee compensation awards in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees". The Company recognized no compensation cost for stock-based employee compensation awards for the years ended December 31, 1998 and 1997. If the Company had recognized compensation cost in accordance with SFAS No. 123, net income and earnings per share would have been reduced as follows:

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 9.  STOCK OPTIONS (Continued)

                                                      December 31,
                                   ---------------------------------------------------
                                            1998                      1997
                                   -----------------------   -------------------------
                                                  Diluted                     Diluted
                                                  Earnings                    Earnings
                                                    Per                         Per
                                   Net Income      Share      Net Income       Share
                                   ----------   ----------    ----------     ----------

     As reported                   $1,672,935    $ 0.75       $1,703,293       $0.81
     Stock-based compensation,
      net of related tax effect       (21,405)    (0.01)          (9,308)         -
                                   ----------    ------       ----------       -----
     As adjusted                   $1,651,530    $ 0.74       $1,693,985       $0.81
                                   ==========    ======       ==========       =====

         The per share weighted-average value of stock options granted during 1997 was $3.57 using the Black Scholes option pricing model and the following assumptions:

                                                                               1997
                                                                              ------
         Risk-free interest rate                                               5.97%
         Expected life of the options                                            10
         Expected dividends (as a percent of the fair value of the stock)      1.40%
         Volatility                                                           12.96%

NOTE 10. INCOME TAXES

         The components of income tax expense are as follows:

                                 Year Ended December 31,
                                -------------------------
                                    1998          1997
                                ----------    -----------
         Current                $ 999,344     $1,012,444
         Deferred                (246,827)      (126,944)
                                ---------     ----------
            Income tax expense  $ 752,517     $  885,500
                                =========     ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 10. INCOME TAXES (Continued)

         The Company's income tax expense differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                                          December 31,
                                          -----------------------------------------
                                                 1998                   1997
                                          -------------------    ------------------
                                           Amount     Percent     Amount    Percent
                                          --------    -------    --------   -------
         Tax provision at statutory rate  $824,654      34 %     $880,190     34 %
           Tax-exempt interest             (43,618)     (2)       (19,595)    (1)
           Disallowed interest               8,313       -          3,563      -
           Life insurance                  (26,745)     (1)       (14,224)     -
           State income taxes                5,594       -         37,928      1
           Other                           (15,681)      -         (2,362)     -
                                          --------      --       --------     --
         Income tax expense               $752,517      31 %     $885,500     34 %
                                          ========      ==       ========     ==

         The components of deferred income taxes are as follows:

                                                    1998        1997
                                                 --------     --------
         Deferred tax assets:
            Loan loss reserves                   $593,575     $445,560
            Other real estate write-down          141,568       21,248
            Other                                   1,153        1,153
                                                 --------     --------
                                                  736,296      467,961
                                                 --------     --------

          Deferred tax liabilities:
            Depreciation                           83,122       59,714
            Accretion of discount on securities     5,531        7,431
            Securities available-for-sale          92,706       36,584
                                                 --------     --------
                                                  181,359      103,729
                                                 --------     --------

          Net deferred tax assets                $554,937     $364,232
                                                 ========     ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 11. EARNINGS PER COMMON SHARE

         Presented below is a summary of the components used to calculate basic and diluted earnings per share for the years ended December 31, 1998 and 1997.

                                                                      Year Ended December 31,
                                                                     ------------------------
                                                                        1998           1997
                                                                     ----------    ----------
         Basic Earnings Per Share:
           Weighted average common shares outstanding                 2,095,661     2,093,489
                                                                     ==========    ==========

           Net income                                                $1,672,935    $1,703,293
                                                                     ==========    ==========

           Basic earnings per share                                  $     0.80    $     0.81
                                                                     ==========    ==========
         Diluted Earnings Per Share:
           Weighted average common shares outstanding                 2,095,661     2,093,489
           Net effect of the assumed exercise of stock
            options based on the treasury stock method
            using average market price for the year                     127,937         4,896
                                                                     ----------    ----------
           Total weighted average common shares and
            common stock equivalents outstanding                      2,223,598     2,098,385
                                                                     ==========    ==========

           Net income                                                $1,672,935    $1,703,293
                                                                     ==========    ==========

           Diluted earnings per share                                $     0.75    $     0.81
                                                                     ==========    ==========

NOTE 12. COMMITMENTS AND CONTINGENT LIABILITIES

         In the normal course of business, the Company has entered into off-balance-sheet financial instruments which are not reflected in the financial statements. These financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are included in the financial statements when funds are disbursed or the instruments become payable. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 12. COMMITMENTS AND CONTINGENT LIABILITIES (Continued)

         The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. A summary of the Company's commitments is as follows:

                                               December 31,
                                         ------------------------
                                            1998          1997
                                         -----------  -----------

         Commitments to extend credit    $32,552,000  $21,098,000
         Standby letters of credit         2,257,348    2,458,148
         Credit card commitments           3,386,000    2,198,000
                                         -----------  -----------
                                         $38,195,348  $25,754,148
                                         ===========  ===========

         Commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include real estate and improvements, marketable securities, accounts receivable, inventory, equipment and personal property.

         Credit card commitments are granted on an unsecured basis.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 12. COMMITMENTS AND CONTINGENT LIABILITIES (Continued)

         Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary.

         In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.

         Year 2000

         The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Systems that do not properly recognize the year "2000" could generate erroneous data or cause systems to fail. The Company is heavily dependent on computer processing and telecommunication systems in the daily conduct of business activities. In addition, the Company must rely on intermediaries, vendors and customers to appropriately modify their systems in order that all may continue normal operations and operate without significant disruptions. The Company has conducted a review of its computer systems to identify the systems that could be affected by the Year 2000 issue. The Company presently believes that, with modifications to its computer systems and conversions to new systems, the Year 2000 issue will not pose significant operational problems for the Company or have a material adverse effect on future operating results. However, absolute assurance cannot be given that;
         (1) the modifications and conversions will remedy all deficiencies, (2) failure of any of the Company's systems will not have a material impact on operations, or (3) failure of any other companies' systems with whom the Company conducts business will not have a material impact on operations.


NOTE 13. CONCENTRATIONS OF CREDIT

         The Company originates primarily commercial, residential and consumer loans to customers in Hall County and surrounding counties. The ability of the majority of the Bank's customers to honor their contractual obligations is dependent on the local and metropolitan Atlanta, Georgia economies.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 13.  CONCENTRATIONS OF CREDIT (Continued)

          Seventy-seven percent of the Company's loan portfolio is concentrated in loans secured by real estate. A substantial portion of these loans are in the Company's primary market area. In addition, a substantial portion of the other real estate owned is located in those same markets. Accordingly, the ultimate collectibility of the Company's loan portfolio and recovery of the carrying amount of other real estate owned are susceptible to changes in market conditions in the Company's market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

          The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $2,596,000.


NOTE 14.  REGULATORY MATTERS

          The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 1998, approximately $874,000 of retained earnings were available for dividend declaration without regulatory approval.

          The Company and the Bank are subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

          Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 1998, the Company and the Bank meet all capital adequacy requirements to which they are subject.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



NOTE 14.  REGULATORY MATTERS (Continued)

          As of December 31, 1998, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

          The Company and Bank's actual capital amounts and ratios are presented in the following table.

                                                                                                                To Be Well
                                                                                    For Capital             Capitalized Under
                                                                                     Adequacy               Prompt Corrective
                                                           Actual                    Purposes               Action Provisions
                                                    -------------------         -------------------         -----------------
                                                    Amount        Ratio         Amount        Ratio         Amount      Ratio
                                                    ------        -----         ------        -----         ------      -----
                                                                               (Dollars in Thousands)
     As of December 31, 1998:
     Total Capital (to Risk Weighted Assets):
       Consolidated                                 $16,928       11.76%          $11,516      8%            $14,394     10%
       Bank                                         $16,421       11.42%          $11,505      8%            $14,381     10%
     Tier I Capital (to Risk Weighted Assets):
       Consolidated                                 $15,154       10.52%          $ 5,762      4%            $ 8,643      6%
       Bank                                         $14,648       10.19%          $ 5,753      4%            $ 8,629      6%
     Tier I Capital (to Average Assets):
       Consolidated                                 $15,154        7.89%          $ 7,683      4%            $ 9,603      5%
       Bank                                         $14,648        7.65%          $ 7,662      4%            $ 9,578      5%

     As of December 31, 1997:
       Total Capital (to Risk Weighted Assets)      $15,174       11.92%          $10,178      8%            $12,722     10%
       Tier I Capital (to Risk Weighted Assets)     $13,741       10.80%          $ 5,089      4%            $ 7,633      6%
       Tier I Capital (to Average Assets)           $13,741        8.25%          $ 6,656      4%            $ 8,320      5%

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 15.  FAIR VALUE OF FINANCIAL INSTRUMENTS

          The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow models. Those models are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to management as of December 31, 1998 and 1997. Such amounts have not been revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

          Cash, Due From Banks, Interest-Bearing Deposits in Banks and Federal Funds Sold:

           The carrying amounts of cash, due from banks, interest-bearing deposits in banks and Federal funds sold approximate their fair value.

          Securities:

           Fair values for securities are based on available quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair values.

          Loans:

           For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow models, using current market interest rates offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow models or based on the fair value of the underlying collateral.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



NOTE 15.  FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

          Deposits:

           The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using discounted cash flow models, using current market interest rates offered on certificates with similar remaining maturities.

          Other Borrowings:

           The fair values of the Company's fixed rate other borrowings are estimated using discounted cash flow models based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. The carrying amounts of all other variable rate borrowings approximate their fair values.

          Accrued Interest:

           The carrying amounts of accrued interest approximate their fair values.

          Off-Balance Sheet Instruments:

           Fair values of the Company's off-balance sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit and standby letters of credit do not represent a significant value to the Company until such commitments are funded. The Company has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



NOTE 15.  FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

          The carrying value and estimated fair value of the Company's financial instruments were as follows:

                                               December 31, 1998                   December 31, 1997

                                            Carrying              Fair           Carrying             Fair
                                             Amount              Value            Amount             Value
                                          -------------      -------------    -------------      ------------
     Financial assets:
     Cash, due from banks,
     interest-bearing deposits in
     banks and Federal funds
     sold                                 $ 19,353,568       $ 19,353,568     $ 19,951,637       $ 19,951,637
     Securities                             31,244,047         31,244,047       24,904,865         24,904,865
     Loans                                 136,450,096        138,403,535      119,777,078        119,467,618
     Accrued interest receivable             1,316,439          1,316,439        1,261,154          1,261,154

     Financial liabilities:
     Deposits                              176,447,345        176,953,478      155,610,985        156,628,222
     Other borrowings                        2,417,784          2,420,969        1,429,630          1,432,471
     Accrued interest payable                1,659,099          1,659,099        1,867,546          1,867,546

NOTE 16.  STOCK DIVIDEND

          On July 14, 1997 and August 29, 1998, the Company effected a two-for-one and a five-for-four stock split, respectively, both in the form of a stock dividend. Stockholders of record as of July 25, 1997 and August 31, 1998 received one additional share of common stock for every share they owned and one additional share of common stock for every four shares they owned on those dates, respectively. Share and per share data for all periods presented herein have been adjusted to give effect to both splits.

NOTE 17.  BUSINESS COMBINATION

          On April 24, 1998, GB&T Bancshares, Inc. acquired all of the outstanding common stock of Gainesville Bank & Trust in exchange for 1,676,160 shares of $5 par value common stock. The acquisition has been accounted for as a pooling of interests, and, accordingly, all prior financial statements have been restated to reflect the combination. Income of the subsidiary prior to acquisition on April 24, 1998 was $523,580, which was included in the consolidated statement of income.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 18. SUPPLEMENTAL FINANCIAL DATA

         Components of other operating expenses in excess of 1% of total revenue are as follows:

                                               December 31,
                                            ------------------
                                              1998      1997
                                            --------  --------
         Advertising                        $195,904  $121,245
         Stationery, forms, and supplies     157,209   174,115

NOTE 19. PARENT COMPANY FINANCIAL INFORMATION

         The following information presents the condensed balance sheet, statement of income and cash flows of GB&T Bancshares, Inc. as of and for the period ended December 31, 1998:

                               CONDENSED BALANCE SHEET

                                                     1998
                                                 -----------
         Assets
           Cash                                  $   423,937
           Investment in subsidiary               14,798,707
           Other assets                               83,019
                                                 -----------
            Total assets                         $15,305,663
                                                 ===========

         Stockholders' equity                    $15,305,663
                                                 ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 19. PARENT COMPANY FINANCIAL INFORMATION (Continued)



                        CONDENSED STATEMENTS OF INCOME


                                                                       1998
                                                                    ----------
         Income
           Dividends from subsidiary                                $  742,207

         Expenses, other                                               122,643

           Income before income tax benefit and equity
             in undistributed income of subsidiary                     619,564

         Income tax benefit                                            (46,604)

           Income before equity in undistributed income
             of subsidiary                                             666,168

         Equity in undistributed income of subsidiary                  483,187

           Net income                                               $1,149,355

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 19. PARENT COMPANY FINANCIAL INFORMATION (Continued)

                      CONDENSED STATEMENTS OF CASH FLOWS

                                                                   1998
                                                                ----------
         OPERATING ACTIVITIES
           Net income                                           $1,149,355
           Adjustments to reconcile net income to net
             cash provided by operating activities:
             Undistributed income of subsidiary                   (483,187)
             Amortization                                            6,426
             Other operating activities                            (89,446)

              Net cash provided by operating activities            583,148

         FINANCING ACTIVITIES
           Dividends paid                                         (243,655)
           Proceeds from issuance of common stock                      140
           Dividends reinvested                                     84,304

              Net cash used in financing activities               (159,211)

         Net increase in cash                                      423,937

         Cash at beginning of period                                     -

         Cash at end of year                                    $  423,937

                                 SIGNATURES


        Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


GB&T BANCSHARES, INC.


/s/ Richard A. Hunt                            DATE   3/29/99
______________________________________
Richard A. Hunt, President, Chief
  Executive Officer and Director


/s/ Gregory L. Hamby                          DATE    3/29/99
______________________________________
Gregory L. Hamby, Senior Vice President
  and Senior Operations Officer


/s/ F. Abit Massey                            DATE    3/29/99
________________________________________
F. Abit Massey, Chairman and Director


________________________________________      DATE ____________________
Philip A. Wilheit, Vice-Chairman and
  Director


/s/ Samuel L. Oliver
________________________________________      DATE    3/29/99
Samuel L. Oliver, Secretary and Director


________________________________________      DATE ____________________
Donald J. Carter, Director


/s/ J. Grady Coleman
________________________________________      DATE    3/29/99
J. Grady Coleman, Director


/s/ Dr. John W. Darden
________________________________________      DATE    3/29/99
Dr. John W. Darden, Director

/s/ Bennie E. Hewett
________________________________________      DATE    3/29/99
Bennie E. Hewett, Director



_______________________________________      DATE ____________________
John E. Mansfield, Sr., Director


/s/ Alan A. Wayne
_______________________________________      DATE     3/29/99
Alan A. Wayne, Director

                             Exhibit 21.1

                     SUBSIDIARY OF THE REGISTRANT


Gainesville Bank & Trust


                             Exhibit 23.1

                    CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the use of our report, dated February 12, 1999, relating to the consolidated financial statements of GB&T Bancshares,Inc. and subsidiary for the two years ended December 31, 1998, included in this Annual Report on Form 10-KSB and incorporated by reference in the previously filed Registration Statement of GB&T Bancshares, Inc. on Form S-3D (File Number 333-674197).


                                 /s/ Mauldin & Jenkins, LLc

Atlanta, Georgia
March 31, 1999

[PERIOD-TYPE]                   YEAR
[FISCAL-YEAR-END]                          DEC-31-1998
[PERIOD-START]                             JAN-01-1998
[PERIOD-END]                               DEC-31-1998
[CASH]                                           9,407
[INT-BEARING-DEPOSITS]                             254
[FED-FUNDS-SOLD]                                 9,693
[TRADING-ASSETS]                                     0
[INVESTMENTS-HELD-FOR-SALE]                     31,244
[INVESTMENTS-CARRYING]                               0
[INVESTMENTS-MARKET]                                 0
[LOANS]                                        138,223
[ALLOWANCE]                                      1,773
[TOTAL-ASSETS]                                 196,161
[DEPOSITS]                                     176,447
[SHORT-TERM]                                     2,263
[LIABILITIES-OTHER]                              1,991
[LONG-TERM]                                        154
[PREFERRED-MANDATORY]                                0
[PREFERRED]                                          0
[COMMON]                                        10,496
[OTHER-SE]                                       4,810
[TOTAL-LIABILITIES-AND-EQUITY]                 196,161
[INTEREST-LOAN]                                 13,006
[INTEREST-INVEST]                                1,782
[INTEREST-OTHER]                                   624
[INTEREST-TOTAL]                                15,412
[INTEREST-DEPOSIT]                               7,558
[INTEREST-EXPENSE]                               7,677
[INTEREST-INCOME-NET]                            7,735
[LOAN-LOSSES]                                      378
[SECURITIES-GAINS]                                   0
[EXPENSE-OTHER]                                  6,428
[INCOME-PRETAX]                                  2,425
[INCOME-PRE-EXTRAORDINARY]                       2,425
[EXTRAORDINARY]                                      0
[CHANGES]                                            0
[NET-INCOME]                                     1,673
[EPS-BASIC]                                      .80
[EPS-DILUTED]                                      .75
[YIELD-ACTUAL]                                    4.65
[LOANS-NON]                                         93
[LOANS-PAST]                                       408
[LOANS-TROUBLED]                                     0
[LOANS-PROBLEM]                                      0
[ALLOWANCE-OPEN]                                 1,433
[CHARGE-OFFS]                                       69
[RECOVERIES]                                        31
[ALLOWANCE-CLOSE]                                1,773
[ALLOWANCE-DOMESTIC]                             1,773
[ALLOWANCE-FOREIGN]                                  0
[ALLOWANCE-UNALLOCATED]                          1,773

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 10-QSB
Mark One

[ X ]   QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES
            EXCHANGE ACT OF 1934

             For the quarterly period ended      September 30, 1999
                                            ---------------------------

[   ]   TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE EXCHANGE ACT

             For the transition period from __________ to __________

                        Commission File Number: 000-24203


                              GB&T Bancshares, Inc.
      ---------------------------------------------------------------------
        (Exact name of small business issuer as specified in its charter)

             Georgia                                           58-2400756
----------------------------------                         -------------------
(State or other jurisdiction of                                (IRS Employer
incorporation or organization)                               Identification No.)

                         500 Jesse Jewell Parkway, S.E.
                           Gainesville, Georgia 30501
                    (Address of principal executive offices)

                                 (770) 532-1212
                           (Issuer's telephone number)

                                       N/A
              ------------------------------------------------------
              (Former name, former address and former fiscal year,
                         if changed since last report)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days. Yes /X/ No / /

                      APPLICABLE ONLY TO CORPORATE ISSUERS

State the number of shares outstanding of each of the issuer's classes of common equity, as of November 1, 1999: 2,117,146 shares; $5 par value

Transitional Small Business Disclosure Format (Check One)    Yes   / /  No /X/

                      GB&T BANCSHARES, INC. AND SUBSIDIARY


                                      INDEX
                                      -----

                                                                                            Page No.
                                                                                            --------

PART I.   FINANCIAL INFORMATION

          Item 1.  FINANCIAL STATEMENTS

              Consolidated Balance Sheet - September 30, 1999....................................1

              Consolidated Statements of Income and Comprehensive Income -
                 Three months ended September 30, 1999 and 1998 and Nine months
                 Ended September 30, 1999 and 1998 ..............................................2

              Consolidated Statements of Cash Flows - Nine Months Ended
                 September 30, 1999 and 1998.....................................................3

              Notes to Consolidated Financial Statements.......................................4-6

          Item 2.  Management's Discussion and Analysis of
                         Financial Condition and Results of Operations........................7-13

PART II.  OTHER INFORMATION


          Item 6.  Exhibits and Reports on Form 8-K.............................................14

          Signatures............................................................................15

                                      PART 1 - FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS

                      GB&T BANCSHARES, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1999
                                   (Unaudited)
                             (Dollars in Thousands)

Assets

Cash and due from banks                                               $  10,274
Interest-bearing deposits in banks                                          302
Federal funds sold                                                        2,845
Securities available-for-sale, at fair value                             36,067

Loans                                                                   180,681
Less allowance for loan losses                                            2,043
                                                                      ---------
     Loans, Net                                                         178,638
                                                                      ---------

Premises and equipment                                                    4,736
Other assets                                                              4,935

                                                                      =========
     Total Assets                                                     $ 237,797
                                                                      =========

Liabilities and Stockholders' Equity

Deposits
   Demand                                                             $  24,264
   Interest-bearing demand                                               17,939
   Savings                                                               36,218
   Time deposits                                                        113,306
                                                                      ---------
     Total deposits                                                     191,727

Federal Home Loan Bank Advances                                          19,180
Other borrowings                                                          8,223
Other liabilities                                                         2,301
                                                                      ---------
     Total liabilities                                                  221,431
                                                                      ---------

Stockholders' Equity
   Common Stock, par value $5; 10,000,000
       shares authorized; 2,116,926 shares
       issued and outstanding                                            10,585
   Capital surplus                                                          338
   Retained earnings                                                      5,831
   Accumulated other comprehensive
       loss, net of tax                                                    (388)
                                                                      ---------
     Total stockholders' equity                                          16,366
                                                                      ---------

     Total liabilities and stockholders' equity                       $ 237,797
                                                                      =========

The accompanying notes are an integral part of these financial statements.

                                      GB&T BANCSHARES, INC. AND SUBSIDIARY

                           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                               THREE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 AND
                                 NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

                                                  (Unaudited)
                                (Dollars in Thousands, except per share amounts)

                                                               Three Months Ended           Nine Months Ended
                                                                  September 30,               September 30,
                                                             ----------------------     -----------------------
                                                                1999          1998       1999            1998
                                                             --------      --------     --------      --------
 Interest income
   Loans                                                        4,203         3,342       11,518         9,566
   Taxable securities                                             483           446        1,377         1,253
   Nontaxable securities                                           41            36          118            93
   Federal funds sold                                              16           142          139           459
   Interest-bearing deposits in banks                               4             7           10            17
                                                             --------      --------     --------      --------
     Total interest income                                      4,747         3,973       13,162        11,388
                                                             --------      --------     --------      --------

Interest expense
   Deposits                                                     2,016         1,934        5,746         5,639
   Other borrowings                                               325            37          550            84
                                                             --------      --------     --------      --------
     Total interest expense                                     2,341         1,971        6,296         5,723
                                                             --------      --------     --------      --------

     Net interest income                                        2,406         2,002        6,866         5,665
Provision for loan losses                                         105           126          315           378
                                                             --------      --------     --------      --------
     Net interest income after
      provision for loan losses                                 2,301         1,876        6,551         5,287
                                                             --------      --------     --------      --------

Other income
   Service charges on deposit accounts                            164           147          493           432
   Mortgage origination fees                                       50            64          184           251
   Gain on sale of loans                                           22            46           56           197
   Other operating income                                         112            86          351           249
                                                             --------      --------     --------      --------
     Total other income                                           348           343        1,084         1,129
                                                             --------      --------     --------      --------

Other expenses
   Salaries and other employee benefits                           992           877        2,888         2,562
   Occupancy expenses                                             123           121          370           368
   Equipment expenses                                             174           144          468           419
   Marketing expenses                                              42            59          149           158
   Other operating expenses                                       416           351        1,340         1,047
                                                             --------      --------     --------      --------
     Total other expenses                                       1,747         1,552        5,215         4,554
                                                             --------      --------     --------      --------

     Income before income taxes                                   902           667        2,420         1,862

Income tax expense                                                297           213          793           602
                                                             --------      --------     --------      --------

    Net Income                                                    605           454        1,627         1,260
                                                             --------      --------     --------      --------

Other comprehensive income:
   Unrealized gains (losses) on securities
    available-for-sale arising during period, net of tax         (161)          124         (539)          121

                                                             ========      ========     ========      ========
     Comprehensive income                                    $    444      $    578     $  1,088      $  1,381
                                                             ========      ========     ========      ========

Basic earnings per common share                              $   0.29      $   0.22     $   0.77      $   0.60
                                                             ========      ========     ========      ========

Diluted earnings per common share                            $   0.27      $   0.21     $   0.72      $   0.57
                                                             ========      ========     ========      ========

Cash dividends per common share                              $   0.06      $   0.06     $   0.12      $   0.10
                                                             ========      ========     ========      ========

The accompanying notes are an integral part of these financial statements.

                                      GB&T BANCSHARES, INC. AND SUBSIDIARY

                                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998
                                                  (Unaudited)
                                             (Dollars in Thousands)

                                                                       1999         1998
                                                                    --------      --------
OPERATING ACTIVITIES
  Net income                                                        $  1,627      $  1,260
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation                                                        325           312
     Provision for loan losses                                           315           378
     Other operating activities                                         (570)         (862)

                                                                    --------      --------
          Net cash provided by operating activities                    1,697         1,088
                                                                    --------      --------

INVESTING ACTIVITIES
   Purchases of securities available-for-sale                        (20,285)      (16,134)
   Proceeds from maturities of securities available-for-sale          15,460         9,137
   Net (increase)decrease in interest-bearing deposits in banks          (48)           85
   Net (increase) decrease in Federal funds sold                       6,848        (5,035)
   Net increase in loans                                             (42,503)       (8,191)
   Purchase of premises and equipment                                   (539)         (371)

                                                                    --------      --------
          Net cash used in investing activities                      (41,067)      (20,509)
                                                                    --------      --------

FINANCING ACTIVITIES
   Net increase in deposits                                           15,280        16,668
   Net increase (decrease)  in FHLB advances                          18,975           (25)
   Net increase in other borrowings                                    6,010         1,923
   Issuance of stock                                                     362          --
   Dividends paid                                                       (390)         (217)
                                                                    --------      --------
          Net cash provided by financing activities                   40,237        18,349
                                                                    --------      --------

Net increase (decrease) in cash and due from banks                       867        (1,072)

Cash and due from banks at beginning of period                         9,407         9,088

                                                                    ========      ========
Cash and due from banks at end of period                            $ 10,274      $  8,016
                                                                    ========      ========

The accompanying notes are an integral part of these financial statements.

                      GB&T BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)



NOTE 1.                   BASIS OF PRESENTATION

                   The consolidated financial information included herein is unaudited; however, such information reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of results for the interim periods.

                   The  results  of  operations  for the  three  and nine  month
                   periods  ended   September  30,  1999  are  not   necessarily
                   indicative of the results to be expected for the full year.


NOTE 2.         CURRENT ACCOUNTING DEVELOPMENTS

                   In June of 1998  the  Financial  Accounting  Standards  Board
                   (FASB)  issued  Statement of Financial  Accounting  Standards
                   (SFAS) No. 133, " Accounting for Derivative Instruments and Hedging Activities." The effective date of this statement has been deferred by Statement of Financial Accounting Standards
                   (SFAS) No. 137, until fiscal years beginning after June 15, 2000. However, the statement permits early adoption as of the beginning of any fiscal quarter after its issuance. The Company expects to adopt this statement effective January 1, 2001. SFAS No. 133 requires the Company to recognize all derivatives as either assets or liabilities in the balance sheet at fair value. For derivatives that are not designated as hedges, the gain or loss must be recognized in earnings in the period of change. For derivatives that are designated as hedges, changes in the fair value of the hedged assets, liabilities, or firm commitments must be recognized in earnings, depending on the nature of the hedge. The ineffective portion of a derivative's change in fair value must be recognized in earnings immediately. Management has not yet determined what effect the adoption of SFAS No. 133 will have on the Company's earnings or financial position.

NOTE 3.           EARNINGS PER COMMON SHARE

                           The following is a  reconciliation  of net income and
                  weighted-average shares outstanding used in determining basic and diluted earnings per common share (EPS):

                                      Three Months Ended September 30, 1999
                                 ----------------------------------------------
                                     Net          Weighted-
                                   Income          Average           Per share
                                                    Shares            Amount
                                 -----------   -----------------   ------------

Basic EPS                         $ 605,000        2,113,219          $   0.29
                                                                      =========

Effect of Dilutive Securities
   Stock options                       --           142,550
                                  ---------       ---------
Diluted EPS                       $ 605,000       2,255,769           $   0.27
                                  =========       =========           =========

                                      Three Months Ended September 30, 1998
                                ----------------------------------------------
                                     Net          Weighted-
                                   Income          Average           Per share
                                                    Shares            Amount
                                -----------   -----------------   ------------

Basic EPS                         $ 454,000       2,095,171           $    0.22
                                                                      =========
Effect of Dilutive Securities
  Stock options                           -        104,478
                                  ----------      ---------
Diluted EPS                       $  454,000      2,199,649           $    0.21
                                  ==========      =========           =========

                                      Nine Months Ended September 30, 1999
                                ----------------------------------------------
                                     Net          Weighted-
                                   Income          Average           Per share
                                                    Shares            Amount
                                -----------   -----------------   ------------


Basic EPS                        $1,627,000        2,108,281          $    0.77
                                                                      ==========

Effect of Dilutive Securities
   Stock options                          -          150,959
                                 ----------       ----------
Diluted EPS                      $1,627,000        2,259,240          $    0.72
                                 ==========       ==========          =========

                                      Nine Months Ended September 30, 1998
                                ----------------------------------------------
                                     Net          Weighted-
                                   Income          Average           Per share
                                                    Shares            Amount
                                -----------   -----------------   ------------


 Basic EPS                       $1,260,000        2,095,171           $   0.60
                                                                       ========
 Effect of Dilutive Securities
    Stock options                         -           99,629
                                 -----------       ---------
 Diluted EPS                     $1,260,000        2,194,800           $   0.57
                                 ==========        =========           ========

NOTE 3.           EARNINGS PER COMMON SHARE, (Continued)

                  GB&T Bancshares, Inc. declared a stock split in the form of a stock dividend on August 29, 1998, paid on September 21, 1998 to stockholder's of record August 31, 1998. All per share amounts have been restated to reflect the split.

 NOTE 4 On October 14, 1999, GB&T Bancshares, Inc. signed an Agreement and Plan of Reorganization with UB&T Financial Services Corporation ("UB&T"). This agreement provides for the merger of UB&T with and into GB&T, with GB&T being the surviving corporation of the merger.

                      GB&T BANCSHARES, INC. AND SUBSIDIARY

Item 2.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
           CONDITION AND RESULTS OF OPERATIONS



The following is management's discussion and analysis of certain significant factors which have affected the financial position and operating results of the Company and its bank subsidiary, Gainesville Bank & Trust, during the periods included in the accompanying consolidated financial statements.

FORWARD-LOOKING STATEMENTS

         This quarterly report contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies, and our expectations. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations include, but are not limited to, changes in interest rates, general economic conditions, legislation and regulation, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of our loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area and accounting principles and guidelines. You should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We will not publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL CONDITION

The Company's total assets increased $41,635,000 or 21.2%, for the nine months ended September 30, 1999. Total loans increased by $42,458,000 or 30.7% for the nine months ended September 30, 1999. The loan to deposit ratio as of September 30, 1999 was 94.24%, over the Company's target range of 75% to 80%, as compared to 75.09% at September 30, 1998, reflecting continued strong loan demand. In order to satisfy this growing loan demand, the Company obtained Federal Home Loan Bank advances and utilized growth in repurchase agreements along with growth in deposits. The increase in the Company's loan to deposit ratio over the targeted range is also a result of an increase of approximately $19 million in Federal Home Loan Bank advances. These advances allowed the Company to continue to focus on growth in core deposits versus higher yielding certificates of deposit. These strategies also allowed the Company to satisfy strong loan demand while maintaining adequate liquidity. The Company continues to face increasing competitive pressures in its growing deposit market. Total deposits increased by $15,280,000 or 8.66%, for the nine months ended September 30, 1999. The Company's overall growth is the result of an aggressive strategic growth plan.

LIQUIDITY

As of September 30, 1999, the Bank's liquidity ratio was 21.29% compared to 29.70% at September 30, 1998. This ratio exceeded the Bank's target ratio of 20%. Liquidity is measured by the ratio of net cash, Federal funds sold and securities to net deposits and short-term liabilities. The decrease in the liquidity ratio is related to the strong increase in loan demand since December 31, 1998. The Bank has lines of credit available to meet any unforeseen liquidity needs. Also, the Bank has a relationship with the Federal Home Loan Bank of Atlanta which provides funding for loan growth on an as needed basis.

CAPITAL

The minimum capital requirements for banks and bank holding companies require a leverage capital to total assets ratio of at least 3%, core capital to risk-weighted assets ratio of at least 4% and total capital to risk-weighted assets of at least 8%.

At September 30, 1999, the capital ratios at the Company and the Bank were adequate based on regulatory minimum capital requirements. The actual capital ratios of the Company are as follows:

      Leverage capital ratio                               7.23 %
      Risk-based capital ratios:
         Core capital                                      9.29 %
         Total capital                                    10.42 %

RESULTS OF OPERATIONS

Net interest income increased $404,000 or 20.2% for the three months ended September 30, 1999 compared to the same period in 1998. The net increase consists of an increase in interest income of $774,000 or 19.5% less an increase in interest expense of $370,000 or 18.8% for the three month period. Net interest income increased $1,201,000 or 21.2% for the nine months ended September 30, 1999 compared to the same period in 1998. The net increase consists of an increase in interest income of $1,774,000 or 15.6% less an increase in interest expense of $573,000 or 10% for the nine month period. The increase in interest income is due primarily to the growth in total interest-earning assets of $43 million from September 30, 1998 to September 30, 1999. Total interest-bearing liabilities increased during the same period by $39 million. The net interest margin was 4.69% and 4.68% for the nine months ended September 30, 1999 and 1998, respectively.

The Bank's provision for loan losses decreased by $21,000 or 17% during the three months ended September 30, 1999 as compared to the same period in 1998. The Bank's provision for loan losses decreased by $63,000 or 17% during the nine months ended September 30, 1999 as compared to the same period in 1998. The allowance for loan losses at September 30, 1999 was $2,043,000 or 1.13% of total loans compared to 1.37% at September 30, 1998. Based on management's evaluation, the allowance is adequate to absorb any potential loan losses at September 30, 1999.

The decrease in the provision for loan losses for the nine month period ended September 30, 1999 as compared to 1998 is based on a strong economy, minimal increases in net charge-offs and a decline in non-accrued and past due loans. The analysis below indicates only a slight increase in net charge-offs in the nine months ended September 30, 1999 as compared to the same period in 1998. The allowance for loan losses is evaluated monthly and adjusted to reflect the risk in the portfolio. The following table summarizes the allowance for loan losses for the nine month periods ended September 30, 1999 and 1998.

                                                                              1999            1998
                                                                           ---------       ---------
                                                                             (Dollars in Thousands)
                                                                           -------------------------

               Average amount of loans outstanding                         $ 159,038       $ 122,563
                                                                           =========       =========

               Allowance  for loan losses balance, beginning of period     $   1,773       $   1,433
                                                                           ---------       ---------

               Less charge-offs
                  Commercial loans                                               (18)            (42)
                  Consumer  loans                                                (38)            (24)

               Plus recoveries
                  Commercial loans
                                                                                   2              19
                  Consumer loans                                                   9              10
                                                                           ---------       ---------
                  Net charge-offs                                                (45)            (37)
                                                                           ---------       ---------

               Plus provision for loan losses                                    315             378
                                                                           ---------       ---------

               Allowance  for loan losses balance, end of period           $   2,043       $   1,774
                                                                           =========       =========

               Ratio of net charge-offs to average loans outstanding             .03%            .03%
                                                                           =========       =========

The following table is a summary of nonaccrual, past due and restructured debt. The numbers indicate decreases of $250,000 in nonaccrual loans and decreases of $225,000 in past due loans over 90 days. The decrease in nonaccrual was due to payoffs on the nonaccrual loans. There are minimal or no losses anticipated on nonaccrual or past due loans.

                                                                            September 30,1999
                                                          --------------------------------------------------------

                                                                                 Past Due
                                                             Nonaccural          90 Days           Restructured
                                                                Loans             Still                Debt
                                                                                 Accruing
                                                          ----------------   ---------------    ------------------
                                                                          (Dollars in Thousands)
                                                          --------------------------------------------------------

                      Real estate loans                   $             -    $           61     $               -
                      Commercial loans                                109                13                     -
                      Consumer loans                                    -                18                     -
                                                          ----------------   ---------------    ------------------
                              Total                       $           109    $           92     $               -
                                                          ================   ===============    ==================

                                                                            September 30, 1998
                                                          --------------------------------------------------------

                                                                                 Past Due
                                                             Nonaccural          90 Days           Restructured
                                                                Loans             Still                Debt
                                                                                 Accruing
                                                          ----------------   ---------------    ------------------
                                                                          (Dollars in Thousands)
                                                          --------------------------------------------------------
                      Real estate loans                   $           339    $          317     $               -
                      Commercial loans                                  -                 -                     -
                      Consumer loans                                   20                 -                     -
                                                          ----------------   ---------------    ------------------
                              Total                       $           359    $          317     $               -
                                                          ================   ===============    ==================

The Company's policy is to discontinue the accrual of interest income when, in the opinion of management, collection of such interest becomes doubtful. This status is determined when; (1) there is a significant deterioration in the financial condition of the borrower and full repayment of principal and interest is not expected; and (2) the principal or interest is more than 90 days past due, unless the loan is both well-secured and in the process of collection. Accrual of interest on such loans is resumed when, in management's judgment, the collection of interest and principal becomes probable.

Loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been included in the table above do not represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity or capital resources. These classified loans do not represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with their loan repayment terms.

Other income for the three months ended September 30, 1999 increased by $5,000 or 1.5% compared to the same period in 1998. Service charges increased $17,000 and other operating income increased by $26,000. These increases in other income were offset by decreases in gain on sale of loans of $24,000, and mortgage origination fees of $14,000. Other income for the nine months ended September 30, 1999 decreased by $45,000 or 4% compared to the same period in 1998. The decrease in other income is primarily due to, decreases in gain on sale of loans of $141,000 and decreases in mortgage origination fees of $67,000. The decline in mortgage origination fees resulted from a decline in refinancing activity and increases in interest rates. Service charges increased by $61,000, Trust fees increased by $47,000 and other operating income increased by $55,000.

Other expenses increased by approximately $195,000 or 12.6% for the three months ended September 30, 1999 compared to the same period in 1998. The increase is due primarily to an increase in salaries and employee benefits of $115,000. The increase in salaries and employee benefits is due to additional employees in the loan area, in addition to normal increases. The remainder of the increase in other expenses is not related to any one significant item, but includes normal increases in operating expenses. Other expenses increased by approximately $661,000 or 14.5% for the nine months ended September 30, 1999 compared to the same period in 1998. The increase is due partially to an increase in salaries and employee benefits of $326,000. The increase in salaries and employee benefits is due to additional employees in the loan area, in addition to normal increases. The remainder of the increase in other expenses is not related to any one significant item, but includes normal increases in operating expenses.

Income tax expense increased by $84,000 for the three months ended September 30, 1999 compared to the three months ended September 30, 1998. Income tax expense increased by $191,000 for the nine months ended September 30, 1999 compared to the nine months ended September 30, 1998. The effective tax rate for the three and nine month periods in 1999, was 33%, compared to 32% for the same periods in 1998.

Net income increased by $151,000 for the three months ended September 30, 1999 compared to the same period in 1998. Net income increased by $367,000 for the nine months ended September 30, 1999 compared to the same period in 1998. The increase in net income is attributable to growth in interest earning assets.


The Company is not aware of any other known trends, events or uncertainties, other than the effect of events as described above, that will have or that are reasonably likely to have a material effect on its liquidity, capital resources or operations. The Company is also not aware of any current recommendations by the regulatory authorities which, if they were implemented, would have such an effect.

CAPABILITY OF THE COMPANY'S PROCESSING SOFTWARE TO ACCOMMODATE THE YEAR 2000

The Situation: As the end of this century draws near, there is worldwide concern
-------------
that the year 2000 technology problems may wreak havoc on global economies. No country, government, business or person is immune from the potential effects of year 2000 problems. The year 2000 problem arose because many existing computer systems and software programs use a two-digit year field. Because of this, some computers will not properly recognize the turn of the century. A computer with a two-digit year field may recognize the year 2000 as 1900. If not corrected, many computer applications could fail or miscalculate data creating erroneous results.

For a bank, year 2000 problems could be devastating if loan or deposit interest accruals are not calculated properly. A year 2000 caused system crash could result in a disruption of business, which in turn could cause the bank to lose a significant portion of its customer base. Either of these situations could result in material adverse consequences for the bank.

To address the year 2000 problem, the Company formed a "Year 2000 Committee" made up of key employees and directors. This Committee has been charged with the responsibility of assessing the problem and overseeing corrective action, as well as testing the year 2000 readiness of all equipment, software and applications after upgrades have been made.

Readiness:  Critical  systems,  hardware and  software  have  received  priority
---------
attention. As of September 30, 1999, all critical systems have been upgraded or replaced. The related software has been upgraded to meet year 2000 standards and has been tested to ensure proper functioning in a year 2000 environment. Upon completion of testing the Company has identified no critical hardware or software systems that are non-compliant. These critical systems include the Company's core bank processing hardware and software and its automated new accounts and loan document preparation hardware and software as well as its document retrieval system. The Bank has upgraded its personal computers with year 2000 compliant hardware and software to bring this area up to year 2000 standards. Several other software systems have been upgraded to be year 2000 compliant. Any new critical systems purchased will be tested for compliance. The Company believes that there are no remaining key information technology systems to be upgraded. The Company has also evaluated its non-information technology systems, which include microcontrollers and other embedded computers, and notes no significant issues to date.

Since the Bank is heavily reliant on outside vendors for many services such as electricity, phone service, water, gas, ATM processing, bond accounting and bank related forms, the Bank has developed a year 2000 questionnaire to help it determine a vendors' state of year 2000 readiness. All critical vendors contacted by the Bank have responded. Responses to date have indicated adequate readiness. No significant weaknesses in a critical vendor have been discovered. Major borrowers of the Bank also have been required to complete a questionnaire to assess year 2000 readiness. Approximately 90% of such borrowers have responded, and the Bank notes no significant issues to date.

Cost: After the Bank's assessment phase to determine the extent of its year 2000
----
problem, its Board of Directors approved a budget in the amount of $274,000 to address the year 2000 issue and to purchase new equipment upgrades which included new item processing equipment. In order to ensure adequate funds are provided to resolve year 2000 issues, including those that may not be presently known, the Company's year 2000 budget is subject to continuous review and amendment. Management does not expect the cost of remediation to vary significantly from the Company's present budget, although there can be no assurances in this regard.

As of September 30, 1999, the Company has recognized $273,000 in year 2000 expenditures. The capitalized expenditures included $243,000 for hardware (the majority being item processing equipment and new personal computers) and $17,000 for software. Expensed items included $8,000 to service providers for assessment and testing and approximately $5,000 on customer awareness and education.
No other significant expenditures are expected.

The Company does not anticipate that the related overall costs will be material to the financial condition of the Company for any single year or quarter. The Company has not used any independent verification and validation processes to assure the reliability of year 2000 cost estimates.

Risks of the Bank's Year 2000 Issues:  The Company believes that all significant
------------------------------------
remediations with respect to the Company's information technology and non-information technology systems are complete. However, no assurance can be given that the Company will not be exposed to potential losses resulting from system problems associated with the change in date. There can also be no assurance that the Company's systems that have been designed to be year 2000 compliant contain all of the necessary date code changes and that systems have been correctly modified, or will be correctly modified in contemplation of the year 2000.

In addition to year 2000 compliance in the Bank's internal systems, the impact of year 2000 non-compliance by outside parties with whom the Bank may transact business cannot be accurately gauged. The year 2000 issue may have a material impact on the financial condition of the Bank if borrowers of the Bank become insolvent and are, therefore, unable to repay loans as they become due as a result of the borrowers' year 2000 non-compliance.

The Company is not aware of any critical third party relationships whose year 2000 non-compliance could result in a material adverse effect on the Company's results of operations, liquidity and financial condition due to the date change.

The Bank's  Contingency Plans: The Company believes that at worst, the Company's
-----------------------------
computer software and hardware would not contain the necessary date code change and, therefore, would cease operating or malfunction when the date change occurs. In that case, the Company's contingency plan contemplates conversion to a manual system. Management of the Company believes that the Company would be able to continue to operate in that manner without significant loss. However, the Company believes that its computer software and hardware systems are substantially year 2000 compliant.

If the "worst case scenario" includes extended loss of power and telecommunications or did not provide for continued external transaction processing and limited hours of operation, revenue will be impacted by reduction in generation of service charges and other product and service fees as well as reduced investment revenue due to the inability to properly manage liquidity, although the Company cannot quantify any such potential losses.

Long Term  Projects:  Year 2000  projects  have not caused the  Company to defer
-------------------
other long term projects.

                           PART II - OTHER INFORMATION


ITEM 6.    Exhibits and Reports on Form 8-K.

           (a)     Exhibits.

                   27. Financial Data Schedule

           (b)     Reports on Form 8-K.

                   None

                                   SIGNATURES




In accordance with the requirements of the Exchange Act, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.




GB&T BANCSHARES, INC.



DATE: 11/13/99                           BY: /s/ Richard A. Hunt
                                             ----------------------------------
                                                 Richard A. Hunt
                                                 President and Chief Executive
                                                   Officer


DATE: 11/13/99                           BY: /s/ Gregory L. Hamby
                                             ----------------------------------
                                                 Gregory L. Hamby
                                                 Chief Financial Officer

                       SCHEDULE 14A INFORMATION
              Proxy  Statement Pursuant to Section 14(a)
                of the Securities Exchange Act of 1934


                            ___
Filed by the Registrant    |_x_|
                                                 ___
Filed by a Party other than the Registrant      |___|

Check the appropriate box:
 ___
|___|    Preliminary Proxy Statement
 ___
|___| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(6)(2)
 ___
|___|    Definitive Proxy Statement
 ___
|___|    Definitive Additional Materials
 ___
|___|    Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12


                         GB&T BANCSHARES, INC.
                     ----------------------------
           (Name of Registrant as Specified in Its Charter)

                     ----------------------------
              (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
 ___
|___|    No fee required.
 ___
|___| Fee computed on table below per Exchange Act Rules 14a-6(i)(1)(4) and 0-11.

         (1)  Title of each class of securities to which transaction applies:

              _______________________________________________________________

         (2) Aggregate number of class of securities to which transaction applies:

              _______________________________________________________________

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
 ___
|___| Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)   Amount Previously Paid:

              _______________________________________________________________


         2)   Form, Schedule or Registration Statement No.:

              _______________________________________________________________

         3)   Filing Party:

              _______________________________________________________________

         4)   Date Filed:

              _______________________________________________________________

                         GB&T BANCSHARES, INC.






                                        April 12, 1999



Dear Fellow Stockholder:

The annual meeting of stockholders of GB&T Bancshares, Inc. will be held at 4:30 p.m. on Monday, May 10, 1999 at the main office of Gainesville Bank & Trust, Gainesville, Georgia for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

GB&T Bancshares, Inc. is subject to the rules and regulations of the Securities Exchange Act of 1934, including those relating to the solicitation of proxies.

In order to ensure that your shares are voted at the meeting, please complete, date, sign and return the Proxy in the enclosed postage-paid envelope at your earliest convenience. Every stockholder's vote is important, no matter how many shares you own.

We encourage you to attend this annual meeting of stockholders. We look forward to your continued support and another good year in 1999.

                                        Very truly yours,


                                         /s/ F. Abit Massey
                                        F. Abit Massey
                                        Chairman of the Board


PAGE>
                          GB&T BANCSHARES, INC.
                              P.O. Box 2760
                       Gainesville, Georgia  30503

                NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       To Be Held on May 10, 1999





The annual meeting of stockholders of GB&T Bancshares, Inc. (the "Company") will be held on Monday, May 10, 1999, at 4:30 p.m. at the main office of Gainesville Bank & Trust, 500 Jesse Jewell Parkway, S.E., Gainesville, Georgia, for the purposes of considering and voting upon:

1. The election of ten directors to constitute the Board of Directors to serve until the next annual meeting and until their successors are elected and qualified and

2. Such other matters as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on March 22, 1999 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

A Proxy Statement and a Proxy solicited by the Board of Directors are enclosed herewith. Please sign, date, and return the Proxy promptly in the enclosed business reply envelope. If you attend the meeting, you may, if you wish, withdraw your Proxy and vote in person.

Also enclosed is the GB&T Bancshares, Inc. 1998 Annual Report to
Stockholders, which contains financial data and other information about the Company.

                                        By Order of the Board of Directors,


                                         /s/ Richard A. Hunt
                                        Richard A. Hunt
                                        President and Chief Executive Officer



PAGE>
                             PROXY STATEMENT

                                  for

                    ANNUAL MEETING OF STOCKHOLDERS

                              TO BE HELD

                             May 10, 1999

                         GB&T BANCSHARES, INC.
                            P. O. BOX 2760
                      GAINESVILLE, GEORGIA  30503

                            PROXY STATEMENT
                                  FOR
                    ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD May 10, 1999

                        SOLICITATION OF PROXIES

     This Proxy Statement and the accompanying form of proxy are furnished to the stockholders of GB&T Bancshares, Inc. (the "Company") in connection with the solicitation of proxies for the purposes stated herein, by and on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the main office of Gainesville Bank & Trust (the "Bank") at 500 Jesse Jewell Parkway, S.E., Gainesville, Georgia, on Monday, May 10, 1999, at 4:30 p.m., or any adjournment or postponement thereof. THE COST OF THIS SOLICITATION OF PROXIES WILL BE BORNE BY THE COMPANY.

     Copies of solicitation materials may be furnished to banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding to beneficial owners of shares of the Company's Common Stock, and normal handling charges may be paid for such forwarding service. In addition to solicitations by mail, directors and regular employees of the Company may solicit Proxies in person or by telephone.

     The approximate date of the mailing of this Proxy Statement to stockholders is April 12, 1999.

                          REVOCATION OF PROXY

     The Board of Directors encourages the personal attendance of stockholders at the Annual Meeting, and the giving of the proxy does not preclude the right to vote in person should the person giving the proxy so desire. The person giving the proxy has the power to revoke the proxy at any time before the shares represented by it are voted at the Annual Meeting. The person giving the proxy may revoke it prior to the Annual Meeting by delivering either a written revocation or a duly executed proxy bearing a later date to Mr. Samuel L. Oliver, Secretary, P.O. Box 2760, Gainesville, Georgia 30503, or by hand-delivery to the Bank's main office at 500 Jesse Jewell Parkway, S.E., Gainesville, Georgia to the attention of Samuel L. Oliver, Secretary. The proxy may also be revoked by voting in person at the Annual Meeting. Anyone revoking a proxy will be given the opportunity to vote in person by ballot at the meeting. All shares represented by a properly executed, unrevoked proxy will be voted on all matters presented at the Annual Meeting on which the shares are entitled to vote, unless the stockholder attends the Annual Meeting and votes in person. Proxies solicited will be voted in accordance with the instructions given on the enclosed form of proxy. UNLESS AUTHORITY IS WITHHELD IN THE MANNER INDICATED ON THE ENCLOSED FORM OF PROXY, IT IS INTENDED THAT PROXIES IN THE ACCOMPANYING FORM WILL BE VOTED FOR THE ELECTION AS A DIRECTOR OF EACH OF THE NOMINEES NAMED HEREIN AND ANY OTHER PROPOSALS SET FORTH BELOW.

                     VOTING AND OUTSTANDING STOCK

     Only stockholders of record at the close of business on March 22, 1999 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, the Company had issued and outstanding 2,105,537 shares of common stock, par value $5.00 per share (the "Common Stock"). All holders of Common Stock are entitled to one (1) vote per share. The Common Stock is the only class of securities issued by the Company. Cumulative voting is not permitted.

    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table provides the numbers of shares and percentage of outstanding shares of the Common Stock which were beneficially owned as of March 22, 1999, by (i) "persons" (as that term is defined by the Securities and Exchange Commission) who are known to the Company to be the beneficial owners of more than 5% of the Common Stock; (ii) the directors of the Company; (iii) the named executive officers of the Company and (iv) all directors and executive officers of the Company as a group.

           Name and Address                               Number of Shares                          Percent
         of Beneficial Owner<F1>                         Owned Beneficially                        of Class
         -----------------------                         ------------------                        --------
         Donald J. Carter                                      74,305 <F2>                           3.52%
         J. Grady Coleman                                      31,250 <F3>                           1.48%
         Dr. John W. Darden                                   133,922 <F4>                           6.34%
         Bennie E. Hewett                                      60,669 <F5>                           2.87%
         Richard A. Hunt, Jr.                                  37,995 <F6>                           1.80%
         John E. Mansfield, Sr.                               136,938 <F3>                           6.48%
         F. Abit Massey                                       141,374 <F7>                           6.69%
         Samuel L. Oliver                                      71,975 <F8>                           3.41%
         Alan A. Wayne                                         12,009 <F9>                           0.57%
         Philip A. Wilheit                                    163,308<F10>                           7.73%

All Directors and Executive
Officers as a Group (11 persons)                              864,870<F11>                          39.98%

<F1>      The address for each of the persons named above is P.O. Box
          2760, Gainesville, Georgia 30503.

<F2>      Includes 1,500 shares owned by Mr. Carter's wife and 4,718 shares held in Carter Land Profit Sharing Plan. Also includes options to purchase 6,250 shares, which are currently exercisable under the Company's Stock Option Plan of 1997.

<F3>      Includes options to purchase 6,250 shares, which are
          currently exercisable under the Company's Stock Option Plan of 1997.

<F4>      Includes 8,750 shares owned by Dr. Darden's wife and 17,500 shares held by Dr. Darden's children, for all of which shares Dr. Darden has investment and voting power. Also includes options to purchase 6,250 shares, which are currently exercisable under the Company's Stock Option Plan of 1997.

<F5>      Includes 1,255 shares held by Mr. Hewett's children, 7,275 shares held by Mr. Hewett's IRA and 45,595 shares held by Citizens Family Partnership, for all of which shares Mr. Hewett has investment and voting power. Also includes options to purchase 6,250 shares, which are currently exercisable under the Company's Stock Option Plan of 1997.

<F6>      Includes 625 shares held by Mr. Hunt's mother, for all of
          which shares Mr. Hunt has investment and voting power. Also includes options to purchase 500 shares, which are currently exercisable under the Company's Stock Option Plan of 1997.

<F7>      Includes 3,770 shares owned by Mr. Massey's wife and 67,374 shares held by Georgia Poultry Federation Special Account,

          for all of which shares Mr. Massey has investment and voting power. Also includes options to purchase 6,250 shares, which are currently exercisable under the Company's Stock Option Plan of 1997.


                                    2

<F8>      Includes 13,125 shares owned by Mr. Oliver's wife, 1,757
          shares held by Mr. Oliver's children and 40,543 shares held by the Hulsey, Oliver & Mahar 401(K) Plan for the benefit of Mr. Oliver. Mr. Oliver has investment and voting power over all of such shares. Also includes options to purchase 6,250 shares, which are currently exercisable under the Company's Stock Option Plan of 1997.

<F9>      Includes 1,433 shares owned by Mr. Wayne's wife.  Mr. Wayne has investment and voting power over all of such shares. Also includes options to purchase 6,250 shares, which are currently exercisable under the Company's Stock Option Plan of 1997.

<F10>     Includes 10,055 shares owned by Mr. Wilheit's wife, 22,626 shares held by Mr. Wilheit's children and 1,822 shares held by the Wilheit Family Partnership. Mr. Wilheit has investment and voting power over all of such shares. Also includes options to purchase 6,250 shares, which are currently exercisable under the Company's Stock Option Plan of 1997.

<F11>     The total number of shares beneficially owned by all
          directors and executive officers as a group includes options to purchase 875 shares which are currently exercisable by executive officers, not separately listed above, under the Company's Stock Option Plan of 1997.

                         ELECTION OF DIRECTORS
                               (Item 1)

     The By-Laws of the Company provide that "the Board shall consist of not less than five nor more than twenty-five persons, the exact number within such minimum and maximum limits to be fixed and determined from time-to-time by resolution of a majority of the Board of Directors. The Board may increase or decrease the number of directors by not more than two in any one year so long as such increase or decrease does not place the number of directors at less than five nor more than twenty-five."

     For purposes of the annual meeting of stockholders, the Directors shall be elected by the affirmative vote of a majority of the shares represented at the annual meeting of stockholders.

     THE BOARD OF DIRECTORS HAS NOMINATED AND RECOMMENDS TO THE STOCKHOLDERS THE ELECTION OF EACH OF THE NOMINEES SET FORTH BELOW AS A DIRECTOR OF THE COMPANY UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS OR UNTIL HIS SUCCESSOR IS DULY ELECTED AND QUALIFIED. ALL OF THE NOMINEES ARE CURRENTLY DIRECTORS OF THE COMPANY. IF ANY NOMINEE IS UNABLE TO SERVE AS A DIRECTOR, SHARES WILL BE VOTED IN FAVOR OF A NOMINEE THE BOARD MAY ADOPT AS A SUBSTITUTE BY MAJORITY VOTE OF THE BOARD. AT THIS TIME, THE BOARD KNOWS OF NO REASON ANY NOMINEE WILL BE UNABLE TO SERVE AS A DIRECTOR.

     Directors are elected by a majority of the votes cast by the holders of the shares entitled to vote in the election at a meeting at which a quorum is present. A quorum is present when the holders of a majority of the shares outstanding on the record date are present at a meeting in person or by proxy. An abstention would not be considered to be one of the "votes cast" for purposes of the first sentence of this paragraph, but would be included in determining whether a majority of the outstanding shares is represented for determining whether a quorum is present at a meeting.

     The ten (10) persons listed below as director nominees will be nominated to serve until the 2000 Annual Meeting of Stockholders. It is the intention of the persons named in the Proxy to vote for the election of the Nominees listed below.

          Donald J. Carter              John E. Mansfield, Sr.
          J. Grady Coleman              F. Abit Massey
          Dr. John W. Darden            Samuel L. Oliver
          Bennie E. Hewett              Alan A. Wayne
          Richard A. Hunt, Jr.          Philip A. Wilheit

     The following are the names and ages of the nominees, his or her age at December 31, 1998, the year each individual began continuous service as director of the Company and the business experience of each, including principal occupations, at present and for at least the past five (5) years.

             Name, Age and Term as Director                      Principal Occupation for Last Five Years
                                                                         and other Directorships
--------------------------------------------------------------------------------------------------------------
 Donald J. Carter, age 66                                 Mr. Carter is Vice-President of Don Carter Realty
 Director since 1987                                      Co., a real estate brokerage firm.

 J. Grady Coleman, age 69                                 Mr. Coleman is a retired banker.  For many years he
 Director since 1987
                                                          was the President and Chief Executive Officer of
                                                          Gwinnett Bank & Trust. He retired in January 1987.

 Dr. John W. Darden, age 53                               Dr. Darden is a medical doctor whose practice is
 Director since 1987                                      limited to surgery.  He is a partner in Northeast
                                                          Georgia Surgical Associates.

 Bennie E. Hewett, age 60                                 Mr. Hewett is President of Capital Loan Company of
 Director since 1987                                      Gainesville, Inc. and Chairman of the Board of Delta
                                                          Management Company, which operates a chain of consumer
                                                          finance companies located in Georgia, South Carolina,
                                                          Texas and Louisiana.

 Richard A. Hunt, Jr., age 54                             Mr. Hunt is President and Chief Executive Officer of
 Director since 1987                                      Gainesville Bank & Trust, a position he has held
                                                          since July 1987.

 John E. Mansfield, age 66                                Mr. Mansfield is Chairman of the Board of Mother
 Director since 1987                                      Environmental Systems, Inc., a manufacturer of oil
                                                          remediation products.  Prior to 1998, Mr. Mansfield
                                                          was Chairman of the Board of Mansfield Oil Company, a
                                                          petroleum distributor, and President of Kangaroo,
                                                          Inc., a convenience store chain.

 F. Abit Massey, age 71                                   Mr. Massey is Chairman of the Board of GB&T
 Director since 1987                                      Bancshares, Inc.  He serves as Executive Director of
                                                          Georgia Poultry Federation, a trade association for
                                                          the poultry industry.  Mr. Massey also is a Director
                                                          of Cotton States Life Insurance Company.

                                    4

 Samuel L. Oliver, age 56                                 Mr. Oliver is Secretary of GB&T Bancshares, Inc.  He
 Director since 1987                                      is a practicing attorney and partner in the law firm
                                                          of Hulsey, Oliver & Mahar, which has served as legal
                                                          counsel to the Bank since its organization.

 Alan A. Wayne, age 56                                    Mr. Wayne is a partner in Wayne Co. Development, the
 Director since 1992                                      President of Wayne Brothers, Inc. and the President
                                                          of Chattahoochee Parks, Inc.  All are commercial real
                                                          estate development companies.

 Philip A. Wilheit, age 54                                Mr. Wilheit is Vice Chairman of the Board of
 Director since 1987                                      Directors of GB&T Bancshares, Inc.  He serves as
                                                          President of Wilheit Packaging Materials
                                                          Company/Unisource, a distributor of packaging
                                                          materials and other paper-related products.

     There are no family relationships between any director, executive officer or nominee for director of the Company or any of its subsidiaries.

                                MEETINGS AND COMMITTEES
                               OF THE BOARD OF DIRECTORS
                                     OF THE COMPANY

      The Board of Directors has a standing Audit Committee, composed of Messrs. Oliver, Carter, Coleman, Hewett and Wilheit, which held four quarterly meetings during 1998. The Audit Committee recommends to the Board of Directors the engagement of the independent accountants of the Company and reviews the scope and results of the audits and the internal accounting controls of the Bank.

     The Board does not have a standing nominating or compensation committee. The Executive Committee serves as a compensation committee from time to time as appropriate. During 1998, the Executive Committee met nine times. The members of the Executive Committee are Directors Massey, Wilheit, Oliver and Hunt.

     The Board of Directors of the Company held four (4) regular meetings during the year ended December 31, 1998.

     All directors attended at least 75% of the aggregate of all meetings of the Board of Directors and committees of which the director is a member.

     The members of the Board of Directors of the Company do not receive fees for Company meetings. The Board of Directors of the Bank has a Director Fee Policy which provides for payments to directors for their service as directors and committee members in the amount of $500 per regular meeting and $200 for each committee meeting actually attended. The Chairman of the Board of the Bank is paid $1,000 for each regular meeting of the Board of Directors and $200 for each committee meeting actually attended.

                           EXECUTIVE OFFICERS

     The table below sets forth each executive officer of the Bank by name, his or her age at December 31, 1998, the year he or she was first elected as an officer of the Bank, his or her position with the Bank and his or her business experience for the past five years.

                                                   Year
                                                   First
         Name                     Age              Elected                  Business Experience
         --------------------------------------------------                 -------------------
         Richard A. Hunt, Jr.     54               1987             President and Chief Executive Officer
                                                                    of Gainesville Bank & Trust

         Gregory L. Hamby         44               1996             Senior Vice President and Chief Financial
                                                                    Officer of Gainesville Bank & Trust.  From
                                                                    1995 to 1996, he served as Vice President and
                                                                    Accounting Manager of the Bank.  From 1991 to 1995,
                                                                    Mr. Hamby was an audit manager with Alexander,
                                                                    Almond & Tillman, an accounting firm.

                        EXECUTIVE COMPENSATION

     The table below sets forth certain summary information concerning compensation paid or accrued by the Company for services in all capacities with respect to the fiscal years indicated, to its Chief Executive Officer. There were no other executive officers of the Company which earned over $100,000 in salary, bonus and directors' fees during the fiscal year ended December 31, 1998.

                                        SUMMARY COMPENSATION TABLE

                                Annual Compensation                               Long-Term Compensation
                       ------------------------------------     -----------------------------------------------------
                                                                         Awards                       Payouts
                                                                -----------------------    ---------------------------
                                                      Other                  Securities
     Name and                                         Annual     Restricted  Underlying
    Principal                                         Compen-      Stock      Options/       LTIP         All Other
     Position           Year    Salary     Bonus<F1>  sation       Awards       SAR's       Payouts      Compensation
   ----------           ----    ------     --------   -------    ----------  ----------     -------      ------------
Richard A. Hunt, Jr.,   1998    $109,500   $58,883         0         0              0            0        $25,618 <F2>
President and           1997    $ 97,500   $58,911         0         0         50,000            0        $25,895 <F3>
Chief Executive         1996    $ 97,500   $58,496         0         0              0            0        $25,549 <F4>
Officer

<F1>      The principal officers of the Company participate in an incentive compensation plan that provides for discretionary annual bonuses. Under Mr. Hunt's incentive compensation arrangement, the amount of the discretionary annual bonus is determined by a pre-set formula established by the Board of Directors based upon the pre-tax profit of the Bank for the preceding year.

<F2>      Includes $7,200 401(k) match, $1,218 auto allowance, $2,700 social club dues and $14,500 in director's fees.

<F3>      Includes $9,424 401(k) match, $1,511 auto allowance, $1,610 social club dues and $13,350 in director's fees.

                                    6

<F4>      Includes $5,344 401(k) match, $1,651 auto allowance, $1,980 social club dues and $12,450 in director's fees.

                                OPTION GRANTS

     No stock options were granted in 1998 to Named Executive Officers of the Company.

     The following chart shows the value of unexercised options held by the Named Executive Officers. No options were exercised during 1998.

                                          FY-End Options/SAR Values

                             Number of Securities Underlying        Value of Unexercised In-The-Money
                           Unexercised Options/SARs at FY-End            Options/SARs at FY-End
                              (Exercisable/Unexercisable)           (Exercisable/Unexercisable)<F1>
------------------------------------------------------------------------------------------------------
Richard A. Hunt, Jr.                  500/49,500                         $5,600/$554,400
President and CEO

<F1>  Based on a price per share of $22.00, the last sales price for
Common Stock in 1998.

                    CHANGE IN CONTROL ARRANGEMENTS

     In August 1996, the Bank and Richard A. Hunt, the Bank's President and Chief Executive Officer, entered into an Employment Agreement. The Employment Agreement becomes effective only upon a Change in Control of the Bank (as defined below), and continues for a term of two years thereafter. During the term of the Employment Agreement, Mr. Hunt would be entitled to receive, among other benefits, an annual salary equal to at least the average of the base compensation (base salary and incentive bonus) paid to Mr. Hunt by the Bank for the three calendar years preceding the Change in Control. Upon a Change in Control, the Employment Agreement may be terminated by the Bank for cause. If the Employment Agreement is terminated by the Bank other than for cause, the Bank would be required to pay Mr. Hunt a sum equal to the base salary he would otherwise be entitled to receive for the remaining term of the Employment Agreement. Upon a Change in Control, Mr. Hunt may terminate the Employment Agreement with two weeks notice to the Bank.

     A "Change in Control" of the Bank is defined in the Employment Agreement to include, with certain exceptions, (i) the closing of any transaction, whether by merger, consolidation, asset sale, tender offer, reverse stock split or otherwise, which results in the acquisition of beneficial ownership by any person, entity or group (other than members of the board of directors of the Bank serving as of August 12, 1996) or other persons or entities acting in concert, of at least 50% of the outstanding shares of Common Stock or (ii) the closing of the sale of all or substantially all of the assets of the Bank.

                         CERTAIN TRANSACTIONS

     In the ordinary course of business, the Bank has and anticipates that it will continue to have transactions with various directors, officers, principal stockholders and their associates on substantially the same terms (including price, interest rates, collateral, and repayment terms) as those prevailing at the time for comparable transactions with unrelated parties. None of such banking transactions involve more than the normal risk of collectibility and do not present other unfavorable features to the Bank.

     The Bank's main office is owned jointly by the Bank and Mr. Carter. This joint ownership is the result of the purchase by the Bank of the undivided half-interest of a non-affiliated third party on January 5, 1989. The cost of this purchase was $390,000, which included $250,000 for a half-interest in the land, $135,500 for one-half of actual expenses incurred on the project as of the date of purchase for fees, site preparation and interest paid to banks, and the amounts paid to the seller for interest on his funds invested in the project to the date of purchase. The Bank and Mr. Carter entered into a partnership agreement under which they shared equally in the cost of construction and all income and expenses arising from the operation of the building. The total cost to the Bank of its interest in the land and building is approximately $1.8 million, including the Bank's leasehold improvements. The price of the land was determined by an independent, professional appraisal to be the approximate fair market value of the land. Construction of the building was substantially completed and occupied by the Bank in January 1990.

     Mr. Samuel L. Oliver, a director of the Company, is a partner in the law firm of Hulsey, Oliver & Mahar, Gainesville, Georgia, which firm served as legal counsel to the Company in 1998. It is anticipated that this firm will also provide legal services to the Company and the Bank during 1999.

                          CERTAIN LITIGATION

     The Company is not aware of any material pending legal proceedings to which the Company or the Bank is a party or to which any of their property is subject.

                    INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed Mauldin & Jenkins, LLC as the Company's independent public accountants for the fiscal year ending December 31, 1999. Mauldin & Jenkins also acted in such capacity during the fiscal year ended December 31, 1998. Representatives of Mauldin & Jenkins will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions by stockholders.

            INTEREST OF PERSONS IN MATTERS TO BE ACTED UPON

     No officer or director has any substantial interest in any matter to be acted upon at the Annual Meeting, other than the election of directors.

        SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and to furnish the Company with copies of all Section 16(a) forms they file with the SEC.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representation that no other reports were required, during the two fiscal years ended December 31, 1998, all of the Company's officers, directors and persons who own more than ten percent of the Common Stock complied with all applicable Section 16(a) filing requirements.

                            OTHER BUSINESS

     Action will be taken on whatever other business may properly come before the Annual Meeting. Management is not aware of any other business matters to be considered at the Annual Meeting, except the Report of Management and the presentation of financial statements. If other matters properly come before the meeting, the persons named in the Proxy will have discretionary authority to vote proxies with respect to such matters and in accordance with the recommendations of management.

     The minutes of the 1998 Annual Meeting are available for inspection at the Company during normal business hours, and will be presented at the meeting for approval. It is not intended that approval of those minutes will constitute ratification of matters referred to therein.

                      ANNUAL DISCLOSURE STATEMENT

     Financial information about the Company is available to customers, stockholders and the general public on request.

     THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO EACH STOCKHOLDER FROM WHOM A PROXY IS SOLICITED, UPON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE BANK'S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO REQUIRED TO BE FILED. SUCH WRITTEN REQUEST SHOULD BE ADDRESSED TO MR. GREGORY L. HAMBY, SENIOR VICE PRESIDENT, P.O. BOX 2760, GAINESVILLE, GEORGIA 30503.

                         STOCKHOLDER PROPOSALS

     Any stockholder proposal intended to be presented at the 2000 Annual Meeting of the stockholders and to be included in the Company's proxy statement and form of proxy for that meeting must be received by the Company, directed to the attention of Samuel L. Oliver, Secretary, not later than December 13, 1999.

     Management urges you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the meeting in person. IF YOU DO ATTEND, YOU MAY THEN WITHDRAW YOUR PROXY.

                         GB&T BANCSHARES, INC.
  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE
                                COMPANY

     The undersigned, being a stockholder of the Common Shares of GB&T Bancshares, Inc. (the "Company"), acknowledges receipt of the notice of the annual meeting of stockholders of the Company to be held on May 10, 1999, and the within proxy statement, and appoints Alan A. Wayne and Philip A. Wilheit, and either of them, the attorneys of the undersigned, with power of substitution, for and in the name of the undersigned, to vote as proxies for the undersigned to the number of shares of Common Stock the undersigned would be entitled to vote if personally present at the annual meeting of the Company, as stated, and at any adjournment and adjournments thereof, and to vote all shares of Common Stock held by the undersigned and entitled to be voted upon the following matters (Management recommends a "For" vote on each item):

1.   Election of Directors.

     For all nominees listed below (except as marked to the contrary
     below)                                                               [  ]

     Withhold authority to vote on all nominees listed below              [  ]

Donald J. Carter, J. Grady Coleman, Dr. John W. Darden, Bennie E.
Hewett, Richard A. Hunt, Jr., John E. Mansfield, Sr., F. Abit Massey, Samuel L. Oliver, Alan A. Wayne and Philip A. Wilheit.


(INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominee's name(s) in the space provided below.)

2.  Other Matters to Come Before the Meeting



Please See Other Side

     The shares covered by this proxy will be voted in accordance with the selection indicated. IF NO SELECTION IS MADE, THEY
     WILL BE VOTED IN FAVOR OF THE ABOVE ITEMS.



                          Date:__________________________________________



                          _________________________________________(SEAL)
                          Signature


                          _________________________________________(SEAL)
                          Signature

     Please sign exactly as your name appears on the stock certificate. When signing as attorney, executor, administrator, trustee or guardian, give full title as such. If signer is a corporation, sign full corporate name by duly authorized officer. If shares are held in the name of two or more persons, all should sign.

                                   APPENDIX D

                       GEORGIA DISSENTER'S RIGHTS STATUTES


14-2-1301.  DEFINITIONS.

As used in this article, the term:

         (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

         (2) "Corporate action" means the transaction or other action by the corporation that creates dissenter's rights under Code Section 14-2-1302.

         (3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

         (4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

         (5) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

         (6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

         (7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

         (8) "Shareholder" means the record shareholder or the beneficial shareholder. (Code 1981, ss. 14-2-1301, enacted by Ga. L. 1988, p. 1070, ss. 1;
Ga. L. 1993, p. 1231, ss. 16.)


14-2-1302.  RIGHT TO DISSENT.

         (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

         (1) Consummation of a plan of merger to which the corporation is a party:

                  (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or 14-2-1104 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

                  (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

         (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

         (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

         (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

                  (A)  Alters or abolishes a preferential right of the shares;

                  (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

                  (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

                  (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

                  (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

                  (F) Cancels, redeems, or repurchases all or part of the shares of the class; or

         (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

         (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

         (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

         (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

         (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise. (Code 1981, ss. 14-2-1302, enacted by Ga. L. 1988, p. 1070, ss. 1; Ga. L.
         1989, p. 946, ss. 58; Ga. L. 1999, p. 405, ss. 11.)


14-2-1303.  DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

         A record shareholder may assert dissenter's rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders. (Code 1981, ss. 14-2-1303, enacted by Ga. L. 1988, p. 1070, ss. 1.)


14-2-1320.  NOTICE OF DISSENTER'S RIGHTS.

         (a) If proposed corporate action creating dissenter's rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenter's rights under this article and be accompanied by a copy of this article.

         (b) If corporate action creating dissenter's rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenter's rights that the action was taken and send them the dissenter's notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken. (Code 1981, ss. 14-2-1320, enacted by Ga. L. 1988, p.
1070, ss. 1; Ga. L. 1993, p. 1231, ss. 17.)


14-2-1321.  NOTICE OF INTENT TO DEMAND PAYMENT.

         (a) If proposed corporate action creating dissenter's rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenter's rights:

         (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

         (2) Must not vote his shares in favor of the proposed action.

         (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article. (Code 1981, ss. 14-2-1321, enacted by Ga. L.
1988, p. 1070, ss. 1.)

14-2-1322.  DISSENTER'S NOTICE.

         (a) If proposed corporate action creating dissenter's rights under Code
Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenter's notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

         (b) The dissenter's notice must be sent no later than ten days after the corporate action was taken and must:

         (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

         (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

         (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

         (4) Be accompanied by a copy of this article. (Code 1981, ss. 14-2-1322, enacted by Ga. L. 1988, p. 1070, ss. 1.)


14-2-1323.  DUTY TO DEMAND PAYMENT.

         (a) A record  shareholder  sent a dissenter's  notice described in Code
Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

         (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

         (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenter's notice, is not entitled to payment for his shares under this article. (Code 1981, ss. 14-2-1323, enacted by Ga. L. 1988, p. 1070, ss. 1.)


14-2-1324.  HARE RESTRICTIONS.

         (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

         (b) The person for whom dissenter's rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action. (Code 1981, ss. 14-2-1324, enacted by Ga. L. 1988, p. 1070, ss. 1.)

14-2-1325.  OFFER OF PAYMENT.

         (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

         (b) The offer of payment must be accompanied by:

         (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

         (2) A statement of the corporation's estimate of the fair value of the shares;

         (3) An explanation of how the interest was calculated;

         (4) A statement of the  dissenter's  right to demand payment under Code
Section 14-2-1327; and

         (5) A copy of this article.

         (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later. (Code 1981, ss. 14-2-1325, enacted by Ga. L. 1988, p. 1070, ss. 1; Ga. L. 1989,
p. 946, ss. 59; Ga. L. 1993, p. 1231, ss. 18.)


14-2-1326.  FAILURE TO TAKE ACTION.

         (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

         (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenter's notice under Code Section 14-2-1322 and repeat the payment demand procedure. (Code 1981, ss. 14-2-1326, enacted by Ga. L. 1988, p. 1070, ss. 1;
Ga. L. 1990, p. 257, SS. 20.)


14-2-1327. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

         (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

         (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

         (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

         (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection
(a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

         (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

         (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

         (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due. (Code 1981, ss. 14-2-1327, enacted by Ga. L. 1988, p. 1070, ss. 1; Ga. L. 1989, p. 946, ss. 60; Ga. L. 1990, p. 257, SS. 21;
         Ga. L. 1993, p. 1231, ss. 19.)

14-2-1330.  COURT ACTION.

         (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

         (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or by publication, or in any other manner permitted by law.

         (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenter's rights under this chapter.

         (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment. (Code 1981, ss. 14-2-1330, enacted by Ga. L. 1988, p. 1070, ss. 1; Ga. L. 1989, p. 946, ss. 61; Ga. L.
1993, p. 1231, ss. 20.)

14-2-1331.  COURT COSTS AND COUNSEL FEES.

         (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

         (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable;

         (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

         (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

         (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. (Code 1981, ss. 14-2-1331, enacted by Ga. L. 1988, p. 1070, ss. 1.)

14-2-1332.  LIMITATION OF ACTIONS.

         No action by any dissenter to enforce dissenter's rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322. (Code 1981, ss. 14-2-1332, enacted by Ga. L. 1988,
p. 1070, ss. 1.)

                                   APPENDIX E

                   OPINION OF T. STEPHEN JOHNSON & ASSOCIATES


December 15, 1999

Board of Directors
UB&T Financial Services Corporation
129 E. Elm Street
Rockmart, Georgia 30153

Dear Directors:

T. Stephen Johnson & Associates, Inc., Roswell, Georgia ("TSJ&A") has been asked to render an opinion as to the fairness from a financial point of view of the consideration to be received by the shareholders of UB&T Financial Services Corporation ("UB&T") in connection with the proposed merger of UB&T with and into GB&T Bancshares, Inc. ("GB&T"), pursuant to an Agreement and Plan of Reorganization dated as of October 14, 1999 (the "Merger Agreement"). The Merger Agreement states that UB&T shareholders will receive, for each share of UB&T common stock they own, that multiple of a share of GB&T common stock equal to $30.00 divided by a base period trading price equal to average daily last sale price for GB&T common stock for the sixty consecutive calendar days preceding the closing of the merger on which the GB&T shares were traded. However, if the base period trading price is greater than $30.00 it will be $30.00 for the purpose of the conversion, and if it is less than $18.00, the base period trading price will be $18.00 for the purpose of conversion. GB&T trades on the NASQAQ National Market under the ticker symbol, GBTB. GB&T last traded on December 13, 1999 with a closing price of $21.625.

TSJ&A is an investment banking and consulting firm that specializes in the valuation of closely-held corporations and provides fairness opinions as part of its practice. Because of its prior experience in the appraisal of southeastern financial institutions involved in mergers, it has developed an expertise in fairness opinions related to the securities of southeastern financial institutions. UB&T retained TSJ&A to serve as financial advisor to provide a fairness opinion for which compensation will be received.

In performing its analysis, TSJ&A relied upon and assumed without independent verification, the accuracy and completeness of all information provided to it. TSJ&A has not performed any independent appraisal or evaluation of the assets of UB&T or of GB&T or any of its subsidiaries. As such, TSJ&A does not express an opinion as to the fair market value of UB&T. The opinion of financial fairness expressed herein is necessarily based on market, economic and other relevant considerations as they exist and can be evaluated as of December 8, 1999. UB&T Financial Services Corporation December 15, 1999 Page 2

In arriving at its opinion, TSJ&A reviewed and analyzed audited and unaudited financial information regarding UB&T and GB&T, the merger, the Merger Agreement, a draft of SEC filings, as well as publicly available information and actual comparable transactions.

UB&T Financial Services Corporation
December 15, 1999
Page 2


The merger consideration to be received by UB&T Shareholders is based on the defined Exchange Ratio for GB&T common shares. The value of the shares to be received is the Average closing price during the last sixty calendar days of GB&T common shares. During the sixty days from October 10, 1999 to December 8, 1999, GB&T traded on eight days with an average closing price of $20.00. Based on this average closing price the transaction value would equal $30.00 per share. This transaction value equals 2.545 times September 30, 1999 book value and 38.297 times last twelve months earnings per share. The purchase price was calculated to equal 28.35 percent of assets and 35.56 percent of deposits as of September 30, 1999.

TSJ&A reviewed the Merger as of November 8, 1999, for the purpose of determining purchase premiums that could be used in comparing the Merger with other announced transactions. TSJ&A reviewed the purchase premiums paid in all twelve transactions that were announced since September 30,1998 involving selling institutions with total assets less that $200 million, headquartered in Georgia. A listing of these transactions is included with the Fairness Opinion. On average, the comparable transactions reported an announced deal price to book value of 2.5845 times, an announced deal price to earnings of 20.25 times, a purchase as a percent of assets of 31.60 percent and a purchase price as a percent of deposits of 35.04 percent. The Merger ranks well within the range of the comparable transactions.

TSJ&A reviewed the historical dividend payouts at UB&T in an effort to equate such payouts to the current dividend payout at GB&T. The UB&T shareholders received $.25 per common share during 1999. Assuming the current GB&T dividend payout of $0.065 per quarter or $0.26 per share, the UB&T shareholders would receive the equivalent of $0.38 per current UB&T share, based on the Exchange Ratio of 1.50 to 1.

Therefore, in consideration of the above, it is the opinion of TSJ&A that, based on the structure of the Merger and the analyses that have been performed, the consideration to be received by the shareholders of UB&T is fair from a financial point of view.

Sincerely,



T. Stephen Johnson & Associates, Inc.

                                      PROXY

                              GB&T BANCSHARES, INC.
                              GAINESVILLE, GEORGIA

              THIS PROXY IS SOLICITED BY GB&T'S BOARD OF DIRECTORS


         WHEN THIS PROXY IS PROPERLY EXECUTED AND RETURNED, AND NOT REVOKED, THE SHARES OF COMMON STOCK IT REPRESENTS WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE CHOICE SPECIFIED BELOW, AND IF NO CHOICE IS SPECIFIED, IT WILL BE VOTED FOR APPROVAL OF THE AGREEMENT AND PLAN OF REORGANIZATION BETWEEN GB&T BANCSHARES, INC. AND UB&T FINANCIAL SERVICES CORPORATION, DATED OCTOBER 14, 1999.

          The undersigned shareholder of GB&T Bancshares, Inc. hereby appoints Alan A. Wayne or Philap A. Wilheit, or either of them, with full power of substitution to each, the proxies of the undersigned to vote, as designated below, the shares of the undersigned at the special meeting of shareholders of GB&T Bancshares, Inc. to be held on February 14, 2000, and at any adjournments thereof;

         (a) PROPOSAL TO APPROVE THE ISSUANCE OF GB&T COMMON STOCK in connection with the Agreement and Plan of Reorganization providing for the merger of UB&T Financial Services Corporation with and into GB&T, pursuant to which GB&T will issue sufficient shares of its common stock to convert each outstanding share of common stock of UB&T Financial Services Corporation, subject to certain terms, conditions, and adjustments as described in the merger agreement, into that multiple of a share of GB&T common stock equal to $30.00 divided by the average daily last sale prices for GB&T common stock on the days on which the stock actually traded during the 60 consecutive calendar days ending on the fifth trading day prior to consummation of the merger, but in no event greater than $30,00 or less than $18.00, and instead of the issuance of fractional shares of GB&T, GB&T will pay cash in an amount equal to the fraction multiplied by $30.00.

         FOR      |_|            AGAINST  |_|               ABSTAIN |_|

         (b) IN ACCORDANCE WITH THEIR BEST JUDGMENT with respect to any other matters which may properly come before the meeting and any adjournment thereof.

Please date and sign this Proxy exactly as your name appears below:

                                                Dated: _______________  , 2000

[LABEL]                                         ______________________________

                                                ______________________________

NOTE: When signing as attorney, trustee, administrator, executor, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. In the case of joint tenants, each joint owner must sign.

                                      PROXY

                       UB&T FINANCIAL SERVICES CORPORATION
                                ROCKMART, GEORGIA

              THIS PROXY IS SOLICITED BY UB&T'S BOARD OF DIRECTORS


         WHEN THIS PROXY IS PROPERLY EXECUTED AND RETURNED, AND NOT REVOKED, THE SHARES OF COMMON STOCK IT REPRESENTS WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE CHOICE SPECIFIED BELOW, AND IF NO CHOICE IS SPECIFIED, IT WILL BE VOTED FOR APPROVAL OF THE AGREEMENT AND PLAN OF REORGANIZATION BETWEEN GB&T BANCSHARES, INC. AND UB&T FINANCIAL SERVICES CORPORATION, DATED OCTOBER 14, 1999.

         The undersigned shareholder of UB&T Financial Services Corporation hereby appoints Dan Forsyth or J. Steven Walraven, or either of them, with full power of substitution to each, the proxies of the undersigned to vote, as designated below, the shares of the undersigned at the special meeting of shareholders of UB&T Financial Services Corporation to be held on February 15, 2000, and at any adjournments thereof;

         (a) PROPOSAL TO APPROVE THE MERGER AGREEMENT, providing for the merger of UB&T Financial Services Corporation with and into GB&T, pursuant to which each outstanding share of common stock of UB&T Financial Services Corporation will be converted, subject to certain terms, conditions, and adjustments as described in the merger agreement, into that multiple of a share of GB&T common stock equal to $30.00 divided by the average daily last sale prices for GB&T common stock on the days on which the stock actually traded during the 60 consecutive calendar days ending on the fifth trading day prior to consummation of the merger, but in no event greater than $30.00 or less than $18.00, and instead of the issuance of fractional shares of GB&T, GB&T will pay cash in an amount equal to the fraction multiplied by $30.00.

         FOR    |_|               AGAINST  |_|           ABSTAIN |_|

         (b) IN ACCORDANCE WITH THEIR BEST JUDGMENT with respect to any other matters which may properly come before the meeting and any adjournment thereof.


Please date and sign this Proxy exactly as your name appears below:

                                               Dated: _______________  , 2000

[LABEL]                                         ______________________________

                                                ______________________________


NOTE: When signing as attorney, trustee, administrator, executor, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. In the case of joint tenants, each joint owner must sign.

                                                 TABLE OF CONTENTS

                                                                                                               PAGE



Where You Can Find More Information...............................................................................i

Incorporation of Certain Documents by Reference...................................................................i

A Warning about Forward-Looking Statements........................................................................i

Questions and Answers about the Merger..........................................................................iii

Summary ......................................................................................................... 1
         The Companies............................................................................................1
         The Terms of the Merger..................................................................................2
         The Reasons Management of Both Companies Support the Merger..............................................2
         The Special Meeting of Shareholders......................................................................2
         Record Date..............................................................................................2
         Vote Required............................................................................................2
         Fairness Opinion to Shareholders of UB&T.................................................................2
         Conditions, Termination, and Effective Date..............................................................3
         Rights of Dissenting Shareholders........................................................................3
         Federal Income Tax Consequences..........................................................................3
         Accounting Treatment.....................................................................................3
         Markets for Capital Stock................................................................................3
         Dividends................................................................................................4
         There are Some Differences in Shareholders'Rights Between UB&T and GB&T..................................5
         Interests of Directors and Officers of UB&T in the Merger................................................5
         Recent Developments of GB&T..............................................................................5
         Recent Developments of UB&T..............................................................................5

Risk Factors......................................................................................................6

Comparative Share Data............................................................................................8

Summary Consolidated Financial Information........................................................................9

Selected Pro Forma Financial Data................................................................................12

Pro Forma Consolidated Financial Information.....................................................................13

The Proposed Merger..............................................................................................21
         Background of and Reasons for the Merger................................................................21
         The Agreement and Plan of Reorganization................................................................23
         Required Shareholder Approval...........................................................................25
         Expenses................................................................................................25

                                                        -i-

         Fairness Opinion........................................................................................25
         Conduct of Business of UB&T Pending Closing.............................................................27
         Interest of Management in the Transaction; Conduct of Business After the Merger.........................28
         Comparison of the Rights of UB&T and GB&T Shareholders..................................................28
         Accounting Treatment....................................................................................29
         Resales of GB&T Stock by Directors and Officers of UB&T.................................................30
         Regulatory Approvals....................................................................................30
         Rights of Dissenting Shareholders.......................................................................30
         Material Federal Income Tax Consequences of the Merger and Opinion of Tax Counsel.......................32

Information about UB&T Financial Services Corporation............................................................32
         Description of Business.................................................................................32
         Recent Developments.....................................................................................33
         Competition.............................................................................................33
         Voting Securities and Principal Shareholders............................................................34

Information About GB&T Bancshares, Inc...........................................................................35
         Description of Business.................................................................................35
         Recent Developments.....................................................................................35
         Description of Securities...............................................................................35

Legal Opinions...................................................................................................36

Experts..........................................................................................................36

Other Matters....................................................................................................36

Appendices
    Agreement and Plan of Reorganization.................................................................Appendix A
    UB&T Financial Services Corporation Form 10-KSB for the year ended December 31, 1998,
    Form 10-QSB for the 9 months ended September 30, 1999, and Form 14A dated April 29, 1999.............Appendix B
    GB&T Bancshares, Inc. Form 10-KSB for the year ended December 31, 1998, Form 10-QSB for the 9 months ended September 30, 1999, and Form 14A dated April 14, 1999.........................Appendix C
    Georgia Dissenter's Rights Statutes (O.C.G.A. ss. 14-2-1301 et seq.).................................Appendix D
    Opinion of T. Stephen Johnson & Associates...........................................................Appendix E


                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Under Article Nine of GB&T's Bylaws, GB&T is required to indemnify and hold harmless its directors, officers and agents against judgments, fines, penalties, amounts paid in settlement, and expenses, including attorney's fees, resulting from various types of legal actions or proceedings if the actions of the party being indemnified meet the standards of conduct specified therein. Determination concerning whether or not the applicable standard of conduct has been met can be made by (a) a disinterested majority of the Board of Directors,
(b) independent legal counsel, or (c) an affirmative vote of a majority of shares held by the shareholders. No indemnification may be made to or on behalf of a corporate director, officer, employee or agent (a) in connection with a proceeding by or in the right of the corporation in which such person was adjudged liable to the corporation or (b) in connection with any other proceeding in which such person was adjudged liable on the basis that personal benefit was improperly received by him. As provided under Georgia law, the liability of a director may not be eliminated or limited (a) for any appropriation, in violation of his duties, of any business opportunity of GB&T,
(b) for acts or omissions which involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions or (d) for any transaction from which the director received an improper benefit.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         GB&T's directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)      EXHIBITS.                         DESCRIPTION OF EXHIBIT

         2.1       --      Agreement and Plan of  Reorganization by and  between
                           GB&T  Community  Banks,   Inc.  and  UB&T   Financial
                           Services Corporation, dated as of  October 14, 1999.

         3.1       --      Articles of  Incorporation  of GB&T, dated August 14,
                           1997 (incorporated herein  by reference  from GB&T's
                           Registration  Statement  on  Form  S-3,  filed   on
                           September 24, 1998).

         3.2       --      Articles of  Amendment of GB&T,  dated July 8, 1998
                           (incorporated   herein  by   reference   from  GB&T's
                           Registration   Statement   on  Form  S-3,   filed  on
                           September 24, 1998).

         3.3       --      Bylaws  of  GB&T,  as amended (incorporated herein by
                           reference from GB&T's Registration  Statement on Form
                           S-3, filed on September 24, 1998).

         4.1       --      See Exhibits 3.1 and 3.2 for  provisions of Articles
                           of Incorporation and Bylaws, as amended, which define the rights of the Shareholders.

         4.2       --      Form of certificate for GB&T Common Stock.

         5         --      Opinion and Consent of Hulsey Oliver & Mahar.

         8         --      Opinion and  Consent of Hulsey  Oliver & Mahar as to
                           the federal income tax consequences to the merger.*

         10.1      --      Dividend  Reinvestment  and Share  Purchase  Plan of
                           GB&T  (incorporated  herein by reference  from GB&T's
                           Registration   Statement   on  Form  S-3,   filed  on
                           September 24, 1998).

         21        --      Subsidiaries of GB&T.*

         23.1      --      Consent of Mauldin & Jenkins, LLC.

         23.2      --      Consent of KPMG LLP.*

         23.3      --      Consent of T. Stephen Johnson & Associates, Inc.*

         23.4      --      Consent of Hulsey  Oliver & Mahar  (included as part
                           of Exhibits 5 and 8).

         24        --      Power of Attorney (included on the Signature Page to
                           the Registration Statement).*

---------------
* Previously filed.

(b)      FINANCIAL STATEMENT SCHEDULES.

         No financial statements schedules are required to be filed as part of this Registration Statement.

ITEM 22.  UNDERTAKINGS

         (a) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (b) The undersigned  registrant hereby undertakes that every prospectus
(i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, GB&T BANCSHARES, INC. HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF GAINESVILLE, STATE OF GEORGIA, ON JANUARY 11, 2000.


                                            GB&T BANCSHARES, INC.



                                            By:       /s/ Richard A. Hunt
                                                -------------------------------
                                                      Richard A. Hunt
                                                      President


         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON JANUARY 11, 2000.


     SIGNATURE                                        TITLE
     ---------                                        -----


     *                             Chairman of the Board of Directors
----------------------------
     F. Abit Massey


     /s/ Richard A. Hunt           President and Director (Principal Executive
----------------------------       Officer
     Richard A. Hunt


     /s/ Gregory L. Hamby          Chief Financial Officer (Principal
----------------------------       Financial and Accounting Officer)
     Gregory L. Hamby


     *                             Vice Chairman and Director
----------------------------
     Philip A. Wilheit


     *                             Director
----------------------------
     Donald J. Carter


                    [SIGNATURES CONTINUED ON FOLLOWING PAGE]

                   [SIGNATURES CONTINUED FROM PREVIOUS PAGE]


     *                             Director
----------------------------
     J. Grady Coleman


     *                             Director
----------------------------
     Dr. John W. Darden


     *                             Director
----------------------------
     Bernie E. Hewett


     *                             Director
----------------------------
     John E. Mansfield, Sr.


     *                             Director
----------------------------
     Samuel L. Oliver


     *                             Director
----------------------------
     Alan A. Wayne


By    /s/ Richard A. Hunt                        /s/ Gregory L. Hamby
   ------------------------------              --------------------------------
    Richard A. Hunt                            Gregory L. Hamby
    as attorney-in-fact                        as attorney-in-fact

                               INDEX OF EXHIBITS

EXHIBITS.                         DESCRIPTION OF EXHIBIT

4.2               --      Form of certificate for GB&T Common Stock.

5                 --      Opinion and Consent of Hulsey Oliver & Mahar.

23.1              --      Consent of Mauldin & Jenkins, LLC